As filed with the Securities and Exchange Commission on May 2, 2025.

Registration Statement No. 333-282004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rezolve AI plc

(formerly Rezolve AI Limited)

(Exact name of registrant as specified in its charter)

United Kingdom	7370	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

21 Sackville Street

London, W1S 3DN

United Kingdom
(+44 204 625 9700)

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, N.Y. 10016
Tel: +1 (212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gerry Williams
Penny Minna
DLA Piper LLP
1201 W Peachtree St NE #2800
Atlanta, GA 30309
(404) 736-7800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On September 9, 2024, the registrant filed a Registration Statement on Form F-1 (Registration No. 333-282004), which was amended on October 29, 2024, and declared effective by the United States Securities and Exchange Commission on November 27, 2024 (as amended and supplemented, the “Registration Statement”).

This Post-Effective Amendment No. 1 to Form F-1 (the “Post-Effective Amendment”) is being filed to update the Registration Statement to include information contained in the registrant’s Annual Report on Form 20-F for the year ended December 31, 2024 and certain other information in the Registration Statement.

No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. No securities may be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 2, 2025

PRELIMINARY PROSPECTUS

Up to 7,499,994 Ordinary Shares (for issuance)

Up to 156,515,540 Ordinary Shares (for resale)

This prospectus relates to the issuance by us of up to 7,499,994 ordinary shares, par value £0.0001 (“Ordinary Shares”), issuable upon the exercise of public warrants to purchase Ordinary Shares at a price of $11.50 per share (“Public Warrants”).

We are also registering for resale by certain selling securityholders named herein (the “Selling Holders”) an aggregate of up to 156,515,540 Ordinary Shares, consisting of (i) up to 121,156,424 Ordinary Shares; (ii) up to 544,982 Ordinary Shares issuable upon the exercise of private warrants to purchase Ordinary Shares at a price of $8.00 per share (“Private Warrants” and together with the Public Warrants, the "Warrants"); (iii) 19,079,139 Ordinary Shares issuable upon the conversion of the Convertible Notes (as defined herein); (iv) 15,207,479 Ordinary Shares issuable pursuant to the advanced subscription agreements; (v) 527,516 Ordinary Shares issuable upon the conversion of the Promissory Notes (as defined herein).

Certain of the Selling Holders may have acquired the securities registered hereunder at prices substantially below current market prices and may therefore have incentive to sell their securities in this offering. Public securityholders who purchased their Rezolve securities at higher prices than the Selling Holders may experience lower rates of return (if any) than the Selling Holders, due to differences in purchase prices and the potential trading price at which they may be able to sell (see “Risk Factors —  Risks Related to Ownership of Ordinary Shares and Rezolve Operating as a Public Company —  The trading price of Ordinary Shares could be volatile, and the value of Ordinary Shares may decline.”). The Ordinary Shares being offered for resale pursuant to this prospectus by the Selling Holders represent approximately 64.23% of the outstanding Ordinary Shares as of the date of this prospectus, assuming the exercise of all Warrants. Given the substantial number of Ordinary Shares being registered for potential resale by Selling Holders pursuant to this prospectus, the sale of shares by the Selling Holders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of the Ordinary Shares or result in a significant decline in the public trading price of the Ordinary Shares.

This prospectus provides you with a general description of such securities and the general manner in which the Selling Holders may offer or sell the securities. More specific terms of any securities that the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Holders pursuant to this prospectus. We also will not receive any proceeds from the issuance of the Ordinary Shares by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. However, as of the date of this prospectus, the Public Warrants are “out-of-the money,” which means that the trading price of Ordinary Shares underlying the Public Warrants is below the $11.50 exercise price of the Public Warrants. For so long as the Public Warrants remain “out-of-the money,” we do not expect warrant holders to exercise their Public Warrants and, therefore, we do not expect to receive cash proceeds from any such exercise. See the risk factor entitled “There can be no assurance that the Public Warrants will ever be in the money at the time they become exercisable or otherwise, and they may expire worthless” for more information. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus. Our registration of the securities covered by this prospectus does not mean that either the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

The Ordinary Shares and the Public Warrants are traded on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “RZLV” and “RZLVW,” respectively. On May 1, 2025, the closing price of the Ordinary Shares was $2.19 per share and the closing price of the Public Warrants was $0.5501 per warrant.

Given the substantial amount of redemptions in connection with the Business Combination, and the relative lack of liquidity in our stock, sales of the Ordinary Shares under the registration statement of which this prospectus is a part could result in a significant decline in the market price of our securities.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 and in any applicable prospectus supplement.

None of the U.S. Securities and Exchange Commission or any state securities commission has approved or disapproved of the securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2025.

TABLE OF CONTENTS

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-l that we filed with the SEC using a “shelf’ registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 7,499,994 Ordinary Shares upon exercise of the Public Warrants. The Selling Holders may use the shelf registration statement to sell up to an aggregate of 185,068,790 Ordinary Shares from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Ordinary Shares and/or warrants being offered and the terms of the offering the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents.

Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On August 15, 2024 (the “Closing Date”) Armada Acquisition Corp. I, a Delaware corporation (“Armada”), Rezolve AI Limited, a private limited company registered under the laws of England and Wales with registration number 14573691 (the “Company” or “Rezolve”) and Rezolve Merger Sub, Inc., a Delaware corporation (“Rezolve Merger Sub”), consummated the business combination pursuant to the terms of the Business Combination Agreement, dated as of December 17, 2021 (as amended or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (i) on July 4, 2024, Rezolve Limited, a private limited company organized under the laws of England and Wales ("Rezolve Limited") effected a pre-Closing demerger (the “Pre-Closing Demerger”) pursuant to UK legislation under which (x) part of Rezolve Limited’s business and assets (being all of its business and assets except for certain shares in Rezolve Information Technology (Shanghai) Co Ltd and its wholly owned subsidiary Nine Stone (Shanghai) Ltd and Rezolve Information Technology (Shanghai) Co Ltd Beijing Branch) were transferred to the Company in exchange for the issue by the Company of shares of the same classes as in Rezolve Limited for distribution among the original shareholders of Rezolve Limited in proportion to their holdings of shares of each class in Rezolve Limited as at immediately prior to the Pre-Closing Demerger, (y) the Company assumed the secured convertible notes issued by Rezolve Limited and (z) Rezolve Limited was wound up, (ii) on the Closing Date, the Company effected a company reorganization whereby the Company’s series A shares were reclassified as Ordinary Shares and (iii) on the Closing Date, Armada merged with and into Rezolve Merger Sub, with Armada surviving as a wholly owned subsidiary of Rezolve, with shareholders of Armada receiving Ordinary Shares in exchange for their existing Armada common stock and Armada warrant holders having their warrants automatically exchanged for warrants of Rezolve. Upon the closing of the Business Combination, the Company became the direct parent of Armada.

The directors of the Company have taken all reasonable care to ensure that the facts stated in this prospectus are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in the document, whether or facts or of opinion. The directors accept responsibility accordingly.

It should be remembered that the price of securities and the income from them can go down as well as up.

If you are in any doubt about the contents of this prospectus, you should consult your stockbroker, bank manager, solicitor, accountant or financial adviser.

Unless the context indicates otherwise, references to the “Company,” “Rezolve,” “we,” “us” and “our”, prior to the Pre-Closing Demerger, refer to Rezolve Limited and after the Pre-Closing Demerger, Rezolve AI plc (formerly Rezolve AI Limited), including its subsidiaries.

iii

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Market and Industry Data

This prospectus contains industry, market and competitive position data that are based on general and industry publications, surveys and studies conducted by third parties, some of which may not be publicly available, and our own internal estimates and research. Third-party publications, surveys and studies generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. These data involve a number of assumptions and limitations and contain projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

iv

SELECTED DEFINITIONS

Terms defined in the body of this document shall have the meanings attributed to them therein and in addition the following terms shall have the following meanings:

•“Armada” means Armada Acquisition Corp. I, a Delaware corporation;

•“Armada Common Stock” means, prior to the Business Combination, an issued and outstanding share of common stock of Armada;

•“Armada Unit” means, prior to the Business Combination, an issued and outstanding unit of Armada;

•“Armada Warrant” means, prior to the Business Combination, an issued and outstanding warrant of Armada;

•“Articles” means Rezolve’s articles of association;

•“Business Combination Agreement” means the business combination agreement dated as of December 17, 2021, as amended on November 10, 2022 and as further amended and restated on June 16, 2023, as amended on August 4, 2023, and as may be amended from time to time, by and among Armada, Rezolve Limited, Rezolve and Rezolve Merger Sub;

•“Channels” means the Rezolve’s distribution partners who distribute Rezolve’s offerings and services;

•“Closing” has the meaning given to it in the Business Combination Agreement;

•“Closing Date” has the meaning given to it in the Business Combination Agreement;;

•“Convertible Notes” means the convertible loan notes issued on the terms of the Loan Note Instrument and the JVB Note;

•“Founder Shares” means, collectively, the shares of Armada Common Stock held by the Sponsor, the chief executive officer of Armada, the president of Armada and independent directors of Armada;

•“GeoZone” means a location-based marketing tool which is a feature of Rezolve’s platform;

•“Investor Rights Agreement” means the amended form investor rights agreements entered into by Rezolve, Armada, the Sponsor and certain stockholders of Rezolve;

•“JVB Note” means the convertible note issued by Rezolve to J.V.B. Financial Group, LLC, a registered broker-dealer,on August 14, 2024.

•“Loan Note Instrument” means the secured convertible loan note instrument dated December 16, 2021, as amended and restated on November 21, 2022 and May 23, 2023 and further amended on and on December 18, 2023, December 29, 2023 and January 26, 2024, to which Rezolve is party;

•“Major Investor” has the meaning given to it in the Loan Note Instrument.

•“Nasdaq” means The Nasdaq Stock Market LLC;

•“Noteholder Majority” means the prior consent of holders of more than two-thirds of the aggregate principal amount of the Convertible Notes outstanding from time to time;

•“Pre-Closing Demerger” means the demerger effected pursuant to UK legislation under which (x) part of Rezolve Limited’s business and assets (being all of its business and assets except for certain shares in Rezolve Information Technology (Shanghai) Co Ltd and its wholly owned subsidiary Nine Stone (Shanghai) Ltd and Rezolve Information Technology (Shanghai) Co Ltd Beijing Branch) were transferred to the Company in exchange for the issue by the Company of shares of the same classes as in Rezolve Limited for distribution among the original shareholders of Rezolve Limited in proportion to their holdings of shares of each class in Rezolve Limited as at immediately prior to the Pre-Closing Demerger, (y) the Company assumed the secured convertible notes issued by Rezolve Limited and (z) Rezolve Limited was wound up.

•“Registerable Securities” has the meaning given to it in the Investor Rights Agreement.

•“Rezolve” and the “Company” means Rezolve AI Limited, a private limited liability company registered under the laws of England and Wales with registration number 14573691 and, following its re-registration as a public limited company, Rezolve AI plc;

•“Rezolve Founder” means Daniel Wagner;

•“Rezolve Incentive Equity Plan” means the incentive equity plan adopted by Rezolve;

•“Rezolve Limited” means Rezolve Limited, a private limited company organized under the laws of England and Wales;

•“Rezolve Merger Sub” means Rezolve Merger Sub, Inc., a Delaware corporation;

•“Ordinary Shares” means the ordinary shares of Rezolve, par value £0.0001;

•“Rezolve Options” means options to subscribe for Ordinary Shares;

•“Rezolve Shareholder” means a holder of shares of stock in the capital of Rezolve;

•“Private Warrant” means a private warrant to purchase one Ordinary Share;

•“Public Warrant” means a public warrant to purchase one Ordinary Share

•“Warrant” mean, collectively, the Private Warrants and the Public Warrants;

•“Selling Holders” means the selling security holders named in this Registration Statement on Form F-1;

•“SMBs” means small and medium-sized businesses;

•“Sponsor” means Armada Sponsor LLC;

•“UK” means the United Kingdom;

•“UK Companies Act” means the UK Companies Act 2006 (as amended from time to time);

•“U.S.” refers to the United States of America; and

•“USD” refers to the U.S. Dollar.

Unless otherwise stated in this prospectus or the context otherwise requires, all references in this prospectus to the Warrants include such Ordinary Shares underlying the Warrants.

vi

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We believe that certain of the information in this prospectus constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “possible,” “potential,” “anticipate,” “contemplate,” “believe,” “estimate,” “plan,” “predict,” “project,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•
discuss future expectations;

•
contain projections of future results of operations or financial condition; or

•
state other “forward-looking” information.

We believe it is important to communicate our expectations to our security holders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this prospectus, including in the section titled “Risk Factors,” provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations we described in such forward-looking statements, including among other things:

•
our ability to recognize the anticipated benefits of the transactions with Armada;

•
our ability to continue to meet Nasdaq’s listing standards;

•
changes adversely affecting our business;

•
the effect of the COVID-19 pandemic on our business;

•
the outcome of any legal proceedings that may be instituted against us following the consummation of the Business Combination and the transactions contemplated thereby

•
general economic conditions;

•
the effect of the conflict in Ukraine or other hostilities;

•
changes in applicable law or regulations;

•
our business strategy and plans

•
the result of future financing efforts; and

•
other factors detailed in the section entitled “Risk Factors.”

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Rezolve undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

The forward-looking statements contained in this prospectus and in any document incorporated by reference in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” beginning on page 12 of this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult.

For additional information, please see the section of this prospectus titled “Where You Can Find More Information.”

vii

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities.

Overview

Rezolve

We are recognized1 to stand at the vanguard of the mobile commerce industry, providing an engagement platform, powered by cutting-edge artificial intelligence and machine learning. This platform empowers retailers, brands, and manufacturers to create robust, dynamic connections with consumers, transcending barriers of location and device, whether they are mobile or desktop. Harnessing the potential of AI, our platform fosters unprecedented mobile engagement, aiding businesses in their quest to reach their consumers in innovative ways. By leveraging the capabilities of mobile devices and personal computers-from cameras and microphones to location services and wireless connectivity-we bring the commercial experience directly into consumers’ hands. The hallmark of our platform is the integration of AI-driven systems, which simplify and enhance the purchasing process. Our technology enables merchants to understand their customers intent, provide the most relevant and helpful information to assist with their product selection and then enables them to complete transactions, access information, or contribute donations with a single tap on their device screen, depending on the context. This streamlined, seamless interaction, facilitated by the power of artificial intelligence, ensures an effortless and intuitive consumer experience. Since, the launch of our pilot platform, we believe we have harnessed the transformative potential of artificial intelligence, redefining the landscape of mobile commerce and engagement. As we continue to innovate, we remain committed to driving forward the digital commerce industry, shaping a future where technology and commerce intersect seamlessly for the benefit of both businesses and consumers.

Our platform allows for mobile engagement with merchants using our software to extend their business to consumers’ mobile devices and computers in innovative ways. By using a mobile device’s camera, microphone, location awareness, Bluetooth or Wi-Fi capabilities, our platform enables a user to make purchases, request information or make donations with only one tap on their screen, in certain circumstances. We deployed our pilot platform (which was developed prior to the Pre-Closing Demerger) in 2017.

We expect to commercialize the Rezolve platform in quarter 2 of 2025, initially in Europe and the USA. Revenues from braincommerce are also forecast to begin in Q2 2025, increasing significantly in Q3 and Q4 2025. We also expect to generate revenues in Q4 2025 in South America and the Asia. We expect revenues to increase in 2026 through our signed partner agreements with Microsoft, Google and others. For additional information regarding the partner agreements see “Business of Rezolve-Partner Agreements”

Rezolve was incorporated in England and Wales as a private limited company on January 5, 2023 under the name Rezolve Group Limited with company number 14573691 and changed its name on June 5, 2023 to Rezolve AI Limited. Rezolve Limited was incorporated in England and Wales as a private limited company on September 11, 2015 under the name Soul Seeker Limited with company number 09773823. On March 28, 2025, Rezolve AI Limited altered its legal status under English law from a private limited company and re-registered as a public limited company. In connection with the re-registration as a public limited company in England and Wales, the Company changed its name from Rezolve AI Limited to Rezolve AI plc (the “Company” or “Rezolve”).

The mailing address of Rezolve AI plc’s registered office is 21 Sackville Street, London, W1S 3DN, United Kingdom, +44 204 625 9700 and its principal executive office is 21 Sackville Street, London, W1S 3DN, United Kingdom.

Business Combination

On the Closing Date, we consummated the previously announced Business Combination with Armada.

On July 4, 2024, prior to the Closing Date, Rezolve Limited effected the Pre-Closing Demerger pursuant to UK legislation under which (x) part of Rezolve Limited’s business and assets (being all of its business and assets except for certain shares in Rezolve Information Technology (Shanghai) Co Ltd and its wholly owned subsidiary Nine Stone (Shanghai) Ltd and Rezolve Information

1 Please see Rezolve Press Release dated July 25, 2023, available at https://www.rezolve.com/investors/britains- brain-heralds-new-era-of-commerce-enabled-ai/

Technology (Shanghai) Co Ltd Beijing Branch) were transferred to the Company in exchange for the issue by the Company of shares of the same classes as in Rezolve Limited for distribution among the original shareholders of Rezolve Limited in proportion to their holdings of shares of each class in Rezolve Limited as at immediately prior to the Pre-Closing Demerger, (y) the Company assumed the secured convertible notes issued by Rezolve Limited and (z) Rezolve Limited was wound up.

Pursuant to the terms of the Business Combination Agreement, on the Closing Date (i) the Company effected a company reorganization whereby the Company’s series A shares were reclassified as Ordinary Shares and (ii) Armada merged with and into Rezolve Merger Sub, with Armada surviving as a wholly owned subsidiary of Rezolve, with shareholders of Armada receiving Ordinary Shares in exchange for their existing Armada common stock and Armada warrant holders having their warrants automatically exchanged for warrants of Rezolve. The foregoing description of the Business Combination does not purport to be complete and is qualified in its entirety by the full text of the Business Combination Agreement, which is incorporated by reference hereto as Exhibit 2.1.

In connection with the closing of the Business Combination, holders of an aggregate of 1,300,391 shares of Armada Common Stock exercised their right to redeem such shares for a pro rata portion of the funds in Armada’s Trust Account. Following redemptions and the payment of transaction expenses, Armada delivered an aggregate of approximately $14.8 million to the Company on the Closing Date.

Investor Rights Agreement

At the Closing, the Company entered into that certain Investor Rights Agreement with certain directors and officers and certain other parties identified therein (such persons, the “Holders”) (the “Investor Rights Agreement”). Pursuant to the terms of the Investor Rights Agreement, the Holders are entitled to certain piggyback registration rights and customary registration rights.

Pursuant to terms of the Investor Rights Agreement, subject to certain exceptions, the Holders agreed to not transfer or make any announcement of any intention to effect a transfer, in respect of the shares beneficially owned or otherwise held by the Holders prior to the termination of the applicable lock-up period, subject to certain customary exceptions, including (i) transfers to permitted transferees, such as a member of a person’s immediate family or to a trust, the beneficiary of which is a member of a person’s immediate family or an affiliate of such person.

Convertible Notes

In connection with the Business Combination Agreement, on December 16, 2021, Rezolve Limited entered into a secured convertible loan note instrument, as amended and restated on November 21, 2022 and May 23, 2023 and as further amended on December 18, 2023, December 29, 2023 and January 26, 2024 (the “Loan Note Instrument”). Upon the closing of the Pre-Closing Demerger, the Loan Note Instrument was novated to Rezolve and was secured by a debenture over the assets of Rezolve. As of December 5, 2024, there was outstanding an aggregate amount of approximately $49 million of convertible notes (the "Convertible Notes") outstanding under the Loan Note Instrument.

On December 5, 2024, pursuant to the terms of the Loan Note Instrument, one of the holders of the Convertible Notes converted all of his approximately $8 million of outstanding Convertible Notes at a conversion price of $7 per ordinary share.

On December 17, 2024, the Company, Apeiron Investment Group Ltd. and Bradley Wickens, the beneficial holders of the majority of Convertible Notes entered into an agreement (the “Agreement”) to amend the Loan Note Instrument (the “Amendment”) and that the beneficial holders shall procure that the registered nominees holding their Convertible Notes provide the necessary consents to the Amendment. Pursuant to the Amendment, the conversion price with respect to approximately $41 million of outstanding Convertible Notes was revised to equal $2 per ordinary share.

In December 2024, all of the remaining Convertible Note holders elected to convert. As of December 31, 2024, $0.4 million of the Convertible Notes remained outstanding under the Loan Note Instrument.

Yorkville Convertible Promissory Note and Capital Commitment

On February 23, 2023, Rezolve Limited entered into a $250 million standby equity purchase agreement with YA II PN, LTD (“YA”), a Cayman Islands exempt limited company, which was amended and restated on February 2, 2024 to provide for, inter alia, Rezolve AI Limited joining as a party to the agreement (“YA Agreement”). Pursuant to the YA Agreement, Rezolve has the right to sell to YA up to $250,000,000 Ordinary Shares, subject to certain limitations and conditions set forth in the YA Agreement, from time to time during the term of the YA Agreement.

In connection with the amendment and restatement of the YA Agreement, on February 2, 2024, Rezolve Limited and Rezolve issued a convertible note with a total principal amount of $2.5 million (the “YA Note”) to YA, pursuant to the terms of a convertible promissory note instrument entered into by Rezolve Limited and Rezolve (“YA Note Instrument”).

On September 6, 2024, YA and Rezolve amended and restated the YA Agreement (the “Second A&R YA Agreement”) to incorporate an additional prepaid advance arrangement pursuant to which YA committed to provide Rezolve with prepaid advances in an aggregate original principal amount of an additional Seven Million Five Hundred Thousand Dollars ($7,500,000), payable in three tranches, with the first tranche in an original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) that was funded as part of the Second YA Note (as defined below), the second tranche in an original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) that was funded as part of the Second YA Note and the third tranche in an original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) that was funded as part of the Third YA Note (as defined below). The Second A&R YA Agreement superseded the original agreement.

In connection with the execution of the Second A&R YA Agreement, YA and Rezolve also entered into a second amendment to convertible promissory note and acknowledgement (the “YA Note Amendment” and the YA Note, as amended by the YA Note Amendment, the “Amended YA Note”) whereby certain terms of the YA Note were amended. In particular, the YA Note Amendment extended the Maturity Date of the YA Note to September 11, 2025, provides that for purposes of determining the Triggered Principal Amount, the term “Other Notes” will not include the additional promissory notes issuable pursuant to the Second A&R YA Agreement, and reduced the floor price to $0.25 per share.

Also in connection with the Second A&R YA Agreement, on September 9, 2024, Rezolve issued YA a promissory note in the principal amount of $5,000,000 (the “Second YA Note”), reflecting the first and second tranche of the prepaid advances, and on November 29, 2024, upon effectiveness of the F-1 Registration Statement originally filed with the U.S. Securities and Exchange Commission on September 6, 2024, and declared effective on November 27, 2024, Rezolve issued YA a promissory note in the principal amount of $2,500,000 (the "Third YA Note", and together with the Amended YA Note and Second YA Note, the "YA Notes").

In December 2024, the Company received the Noteholder's request to convert of all of the principal and interest outstanding under the YA Notes. In connection therewith, the Company issued an aggregate of 4,310,208 Ordinary Shares (including in payment of a fee to YA) in December 2024. A loss on extinguishment of $4,175,791 was recognized. As of December 31, 2024, $2,705,929 in principal and interest was outstanding, which was subsequently settled in 1,413,946 Ordinary Shares on February 5, 2025, and no further amounts remain outstanding.

Pursuant to the Second A&R YA Agreement, we have the right to sell to YA up to $250 million ordinary shares of Rezolve, subject to certain limitations and conditions set forth in the Second A&R YA Agreement, from time to time during the term of the Second A&R YA Agreement. Sales of ordinary shares YA under the Second A&R YA Agreement, and the timing of any such sales, are at our option, and we are under no obligation to sell any securities to YA under the Second A&R YA Agreement. In accordance with our obligations under the Second A&R YA Agreement, we have filed the registration statement of which this prospectus forms a part with the Securities and Exchange Commission (the “SEC”) to register under the Securities Act the resale by YA of up to 4,838,779 ordinary shares that we may elect, in our sole discretion, to issue and sell to YA, from time to time under the Second A&R YA Agreement. From time to time at our discretion until August 23, 2027, upon the satisfaction of the conditions to YA’s purchase obligation set forth in the Second A&R YA Agreement, including that the registration statement of which this prospectus forms a part be declared effective by the SEC and the final form of this prospectus is filed with the SEC, we will have the right, but not the obligation to direct YA to purchase a specified number of ordinary shares (each such sale, an “Advance”) by delivering written notice to YA (each, an “Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not to exceed the greater of (i) 2,000,000; or (ii) 100.0% of the average of the daily trading volume of the ordinary shares on the five consecutive trading days immediately preceding an Advance Notice. The per share purchase price for the ordinary shares, if any, that we elect to sell to YA in an Advance pursuant to the Second A&R YA Agreement will be determined by reference to the volume weighted average price of our ordinary shares (the “VWAP”) and calculated in accordance with the Second A&R YA Agreement; provided, however, that the Company may establish a minimum acceptable price in certain Advance Notices, as specified in the Second A&R YA Agreement, below which it shall not be obligated to make any sales to YA. There is no upper limit on the price per share that YA could be obligated to pay for the ordinary shares we may elect to sell to it in any Advance. We will control the timing and amount of any sales of ordinary shares to YA. Actual sales of shares of our ordinary shares to YA under the Second A&R YA Agreement will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our ordinary shares, and determinations by us as to the appropriate sources of funding for our business and its operations.

Under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), in no event may we issue to YA under the Second A&R YA Agreement more than 34,419,336 ordinary shares, which number of shares is equal to 19.99% of the aggregate number of shares of ordinary shares issued and outstanding as of the "Effective Date", as such term is defined in the Second A&R YA Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue ordinary shares in excess of the Exchange Cap in accordance with applicable Nasdaq rules, (ii) all applicable sales of ordinary shares under the Second A&R YA Agreement equal or exceed the “Minimum Price” (as such term is defined in Nasdaq Rule 5635), or (iii) as to any Advance, the issuance of ordinary shares pursuant to an Advance Notice would be excluded from the Exchange Cap under Nasdaq rules (or interpretive guidance provided by Nasdaq with respect thereto). Moreover, we may not issue or sell any ordinary shares to YA under the Second A&R YA Agreement which, when aggregated with all other ordinary shares then beneficially owned by YA and its affiliates (as calculated pursuant to Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 promulgated thereunder), would result in YA beneficially owning more than 4.99% of the then outstanding voting power or number of ordinary shares (the “Ownership Limitation”).

Pursuant to the terms of the Second A&R YA Agreement, the Exchange Cap will not apply if the Company is permitted to follow its home country practices instead of the stockholder approval requirements of Nasdaq Rule 5635, and has made such election to follow home country practice in accordance with the Nasdaq Rules. On December 18, 2024, we notified Nasdaq that we intend to follow our home country practice in lieu of following Nasdaq rule Rule 5635, which requires that a listed company obtain shareholder approval prior to an issuance of securities in connection with: (i) the acquisition of the stock or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) private placements of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

The net proceeds from sales, if any, under the Second A&R YA Agreement to us will depend on the frequency and prices at which we sell shares to YA. We expect that any proceeds received by us from such sales to YA will be used for working capital and general corporate purposes, including the repayment of debt. YA has agreed that it and its affiliates will not engage in any short sales of the ordinary shares nor enter into any transaction that establishes a net short position in the ordinary shares during the term of the Second A&R YA Agreement. The Second A&R YA Agreement will automatically terminate on the earlier to occur of (i) August 23, 2027 and (ii) the date on which YA shall have purchased from us under the Second A&R YA Agreement ordinary shares for an aggregate gross purchase price of $250 million. We have the right to terminate the Second A&R YA Agreement at no cost or penalty upon five trading days’ prior written notice to YA; provided that there are no outstanding Advance Notices and all outstanding amounts the Company owes to YA pursuant to the Second A&R YA Agreement are repaid. We and YA may also agree to terminate the Second A&R YA Agreement by mutual written consent. Neither we nor YA may assign or transfer our respective rights and obligations under the Second A&R YA Agreement, and no provision of the Second A&R YA Agreement may be modified or waived by us or YA other than by an instrument in writing signed by both parties.

The Second A&R YA Agreement contains customary representations, warranties, conditions, and indemnification obligations of the parties. The representations, warranties, and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

Other Convertible Promissory Notes and Warrants

In February 2024, certain persons (including Apeiron Investment Group Ltd and certain related parties of Rezolve) entered into subscription agreements (all on substantially the same terms) with Rezolve Limited and Rezolve (“Subscription Agreements”) to subscribe for convertible promissory notes with a total principal amount of $2,849,906 (the “Promissory Notes”) in consideration for an advance by each subscriber to Rezolve Limited of an amount equal to 80% of the principal amount subscribed (such amount being the “Net Investment Amount”).

The Promissory Notes were issued during the course of February, 2024 pursuant to the terms of convertible promissory note instruments entered into by Rezolve Limited and Rezolve (all on substantially the same terms) in favour of the subscribers (“Promissory Note Instruments”).

With effect from the completion of the Pre-Closing Demerger, the rights and obligations of Rezolve Limited under the Subscription Agreements and the Promissory Note Instruments were novated to Rezolve AI Limited.

Pursuant to the Promissory Note Instruments, the Promissory Notes will mature on the date falling 6 months from the date of their issue (or as extended at the option of the noteholder) unless an event of default occurs that triggers an acceleration of the repayment obligation, and bears interest of 10% per annum (save where an event of default has occurred and is continuing, an 18%

interest rate will apply). The Promissory Notes are freely transferrable in whole or in part, subject to the terms of the Promissory Notes Instrument.

The Promissory Notes are convertible into Ordinary Shares pursuant to their terms. The noteholders may elect to convert all or part of the amount outstanding under their Promissory Note into Ordinary Shares at the “Promissory Note Conversion Price” (being the lower of (i) $10 per share (the “Promissory Note Conversion Fixed Price”) or (ii) 90% of the lowest daily VWAP during the ten (10) consecutive trading days immediately preceding the conversion date or other date of determination (the “Variable Price”) but which Variable Price shall not be lower than the “Promissory Note Conversion Floor Price” (being $2.00 per share unless reduced by Rezolve) then in effect), however subject to the conversion limitation whereby the issue of Ordinary Shares upon conversion would not exceed the number of Ordinary Shares that Rezolve AI Limited may issue in a transaction in compliance with its obligations under rules or regulations of Nasdaq (the “Promissory Note Exchange Cap”) (unless Rezolve AI Limited shareholders have approved such issuances, or if Rezolve AI Limited is permitted to follow (and has elected to do so) its home country practices instead of the stockholder approval requirements of Nasdaq Rule 5635).

Rezolve AI Limited has the right to redeem early a portion or all amounts outstanding under the Promissory Notes pursuant to a Redemption Notice, provided that on the date of the Redemption Notice the VWAP of the ordinary shares in Rezolve AI Limited is less than the Promissory Note Conversion Fixed Price. Upon such early redemption of a Promissory Note, and in addition to the principal and interest outstanding, a redemption premium of 10% of the principal amount being redeemed is payable to the noteholder. Upon receipt of a Redemption Notice, the noteholder shall have 10 trading days to elect to convert all or any portion of the Promissory Note.

If a Trigger Event occurs (being where (i) the daily VWAP is less than the Floor Price for five (5) trading days during a period of seven (7) consecutive trading days (the “Promissory Note Conversion Floor Price Trigger”), or (ii) Rezolve AI Limited has issued in excess of 99% of the Ordinary Shares available under the Promissory Note Exchange Cap unless Rezolve AI Limited shareholders have approved such issuances, or if Rezolve AI Limited is permitted to follow (and has elected to do so) its home country practices instead of the stockholder approval requirements of Nasdaq Rule 5635) (the “Promissory Note Conversion Exchange Cap Trigger”)), then Rezolve AI Limited shall make monthly payments equal to 25% of the original principal of such Promissory Note per month (or, if lesser, the then outstanding principal of the Promissory Note) plus a payment premium of 10% of the principal amount being paid, plus any accrued and unpaid interest as of each payment date, with such monthly payment obligation to cease if any time after the date of a Promissory Note Trigger Event, (i) in the event of a Promissory Note Floor Price Trigger, the daily VWAP is greater than 110% of the Floor Price for any 5 of 7 consecutive trading days, or the date Rezolve AI Limited reduces the Promissory Note Floor Price (in accordance with its rights to do so under the Promissory Note Instruments), or (ii) in the event of a Promissory Note Exchange Cap Trigger, the date Rezolve AI Limited has obtained stockholder approval to increase the number of Ordinary Shares under the Promissory Note Exchange Cap (or if the Promissory Note Exchange Cap no longer applies), unless a subsequent Trigger Event occurs.

On December 30, 2024, the Company repaid $1,472,231 of principal and interest to noteholders and related persons. As at December 31, 2024, certain noteholders and related parties have agreed to convert an aggregate of $1,189,096 of principal and interest into 425,288 Ordinary Shares. The outstanding balance at December 31, 2024 is $406,238, which the Company intends to settle by conversion into Ordinary Shares.

On August 14, 2024, Armada issued a promissory note to J.V.B. Financial Group, LLC (“JVB”) for an amount of $7,500,000 and agreed to pay interest on the principal amount outstanding from time to time from August 14, 2024, until the note is fully paid, at the rate of 4.95% per annum. The note is to be repaid in installments of $625,000 (the “JVB Amortization Payment”) beginning on January 31, 2025, and on each month end thereafter until December 31, 2025. Armada may, in its sole discretion, elect to pay all or any portion of the Amortization Payment or any interest due and payable on the maturity date in Ordinary Shares, with the number of such shares determined by dividing the JVB Amortization Payment by a price per Ordinary Share equal to 95% of the arithmetic average of the daily VWAP for the 5 days ending on the day immediately preceding the due date of the JVB Amortization Payment. All of Armada’s obligations under the Note were guaranteed by the Company and Rezolve Limited. On February 26, 2025, the Company issued 778,165 ordinary shares to settle $2,000,000 of principle outstanding to the JVB promissory note.

On August 14, 2024 Armada issued a promissory note to pay to Cohen & Company Financial Management LLC (“Cohen”) as an agent for the Sponsor, in the principal sum of $3,144,883.06 (the “Original Cohen Amount”), with the Original Cohen Amount, the accrued interest thereon and other amounts due and payable (unless prepaid earlier or converted into shares of common stock) on August 14, 2027 (the “Maturity Date’). The note bears interest at 4.95% per annum. Starting from January 31, 2025, upon Cohen’s request, the Company shall pay Cohen the principal amount plus all of the accrued interest in increments of 1/18 of the outstanding principal amount (the “Cohen Amortization Payment”) on a date determined by Cohen (a “Payment Date”) until the Original Cohen Amount has been paid in full prior to or on the Maturity Date or, if earlier, upon acceleration, of prepayment of the note in accordance with the terms of the note. At the option of the Company, the Cohen Amortization Payments shall be made in cash or in shares of ordinary shares of the Company, based on the price described in the promissory note. From and after January 15, 2025, Cohen shall have the right, at Cohen’s sole option, on any business day, to convert at the conversion price described in the note all or any portion of the outstanding principal amount of the note up to an amount described in the note. The promissory note was settled on February 10, 2025 by issuing ordinary shares, and no further amounts remain outstanding.

Corporate Information

The Company was incorporated in England and Wales as a private limited company on January 5, 2023 under the name Rezolve Group Limited with company number 14573691 and changed its name on June 5, 2023 to Rezolve AI Limited. Rezolve Limited was incorporated in England and Wales as a private limited company on September 11, 2015 under the name Soul Seeker Limited with company number 09773823. On March 28, 2025, Rezolve AI Limited altered its legal status under English law from a private limited company and re-registered as a public limited company. In connection with the re-registration as a public limited company in England and Wales, the Company changed its name from Rezolve AI Limited to Rezolve AI plc (the “Company” or “Rezolve”).

The Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “RZLV” and “RZLVW,” respectively. The mailing address of the Company’s registered office is 21 Sackville Street, London, W1S 3DN, United Kingdom, +44 204 625 9700 and its principal executive office is 21 Sackville Street, London, W1S 3DN, United Kingdom. Our website address is www.rezolve.com. Our website and the information contained on, or that can be accessed through, our website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the closing of the IPO of Armada, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our outstanding Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

We qualify as a “foreign private issuer” under U.S. securities laws. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from compliance with certain laws and regulations of the Exchange Act including, but not limited to, those related to the solicitations of proxies, consents or authorizations, those related to the public reporting of insider stock ownership and trading activities, and those requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K.

We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards. Because we are a foreign private issuer, our officers, directors and principal shareholders are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

We may utilize these exemptions until such time as we are longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are not emerging growth companies and will continue to be permitted to follow our home country practice on such matters.

Risk Factors

You should consider carefully the risks and uncertainties described in this prospectus before investing in our securities. These risks are discussed more fully in the section titled “Risk Factors” following this summary. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. These risks include, but are not limited to, the following:

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Rezolve has generated limited revenues from existing Channels and there is no guarantee that it will be able to attract and retain new merchants and increase sales to new merchants.
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Rezolve is an early-stage company with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future.
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The impact of worldwide economic conditions, including the resulting effect on spending by small and medium-sized businesses (“SMBs”) and spending on technology, may adversely affect Rezolve’s business, operating results and financial condition.
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Uneven economic growth or downturns or international trade and other global disruptions, geopolitical tensions, or disputes could adversely affect our business and operating results.
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Rezolve’s limited operating history in a new and developing market makes it difficult to evaluate its current business and future prospects and may increase the risk that it will not be successful.
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Rezolve’s growth depends in part on the success of its strategic relationships with third parties.
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The markets for Rezolve’s offerings are new and evolving and may develop more slowly or differently than we expect. Rezolve’s future success is dependent on the growth and expansion of these markets, its ability to adapt and respond effectively to evolving market conditions and its relationship with its business partners.
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Non-performance under, termination, non-renewal or material modification of agreements with Rezolve’s business partners could have a material adverse effect on Rezolve’s business, financial condition and/or results of operations.
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Rezolve’s business could be harmed if it fails to manage its growth effectively.
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Rezolve does not have the history with its solutions or pricing models necessary to accurately predict optimal pricing necessary to attract new merchants and retain existing merchants.
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As a result of Rezolve’s business model, it may not be able to accurately assess its financial position and results of operations.
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Rezolve’s business is susceptible to risks associated with international sales and the use of its platform in various countries.
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As Rezolve and its channels and merchants adopt its proprietary machine learning systems, it may be exposed to risks related to systems efficiency and disclosure and changes to the political and regulatory framework for AI technology, which can adversely affect Rezolve’s business, financial condition and results of operations.
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Exchange rate fluctuations may negatively affect Rezolve’s results of operations.
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Rezolve’s operating results are expected to be subject to seasonal fluctuations.
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If Rezolve fails to improve and enhance the functionality, performance, reliability, design, security and scalability of its platform in a manner that responds to merchants’ evolving needs, its business may be adversely affected.

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Rezolve may not be able to compete successfully against current and future competitors.
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Payment transactions on Rezolve’s platform may be subject to regulatory requirements and other risks that could be costly and difficult to comply with or that could harm Rezolve’s business.
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Rezolve has in the past made and in the future may make acquisitions and investments, which could divert management’s attention, result in operating difficulties and dilution to Rezolve’s shareholders and otherwise disrupt Rezolve’s operations and adversely affect its business, operating results or financial position.
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Rezolve may need to raise additional funds to pursue its growth strategy or continue its operations, and Rezolve may be unable to raise capital when needed or on acceptable terms.
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Failure to effectively develop and expand Rezolve’s marketing, sales, customer service, and content management capabilities could harm its ability to increase Rezolve’s customer base and achieve broader market acceptance of Rezolve’s platform.
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If the availability of Rezolve’s platform does not meet its service-level commitments to customers, Rezolve’s current and future revenues may be negatively impacted.
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Rezolve does not intend to pay dividends for the foreseeable future.
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Expansion into geographies such as the U.S., Latin America, India, and China in the future, is important to the growth of Rezolve’s business, and if Rezolve does not manage the business and economic risks of international expansion effectively, it could materially and adversely affect Rezolve’s business, financial condition and results of operations.
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A regional or global health pandemic, including the global COVID-19 pandemic, may adversely impact Rezolve’s business, results of operations and financial performance.
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If Rezolve is unable to hire, retain and motivate qualified personnel, its business will be adversely affected.
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Rezolve is dependent on the continued services and performance of its senior management and other key employees, the loss of any of whom could adversely affect Rezolve’s business, operating results and financial condition.
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Rezolve expects to be dependent upon consumers’ and merchants’ willingness to use the internet and internet-enabled mobile devices for commerce.
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If Rezolve’s software or platform contains serious errors or defects, Rezolve may lose revenues and market acceptance and may incur costs to defend or settle claims with its merchants.
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A denial of service attack or security breach or incident could delay or interrupt service to Rezolve’s merchants and their customers, harm Rezolve’s reputation and subject Rezolve to significant liability.
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Rezolve uses a limited number of data centers to deliver its services. Any disruption of service at these facilities could harm Rezolve’s business.
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Rezolve’s business and prospects would be harmed if changes to technologies used in Rezolve’s platform or new versions or upgrades of operating systems and internet browsers adversely impact the process by which merchants and consumers interface with Rezolve’s platform.
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Rezolve relies on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to provide its solutions and run its business.
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If Rezolve does not or cannot maintain the compatibility of its platform with third-party applications that its customers use in their businesses, Rezolve’s revenues will decline.
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Mobile devices are increasingly being used to conduct commerce, and if Rezolve’s solutions do not operate as effectively when accessed through these devices, Rezolve’s merchants and their customers may not be satisfied with Rezolve’s services, which could harm Rezolve’s business.
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Rezolve may store and process personal data of its merchants and their customers. If the security of this information is compromised or otherwise subjected to unauthorized access, Rezolve’s reputation may be harmed and Rezolve may be exposed to liability.
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Rezolve’s brand is important to its success. If Rezolve fails to effectively maintain, promote and enhance Rezolve’s brand, Rezolve’s business and competitive advantage may be harmed.
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Activities of merchants or the content of their shops could damage Rezolve’s brand, subject Rezolve to liability and harm its business and financial results.

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If Rezolve fails to maintain a consistently high level of customer service, Rezolve’s brand, business and financial results may be harmed.
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Rezolve may be unable to maintain or protect its intellectual property rights and proprietary information, or obtain registrations in such rights or information, or otherwise prevent third parties from making unauthorized use of the foregoing, including its technology.
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Rezolve may be subject to claims by third parties of intellectual property infringement.
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Rezolve’s use of “open source” software could negatively affect its ability to sell its solutions and subject Rezolve to possible litigation.
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Claims for indemnification by Rezolve’s directors and officers may reduce Rezolve’s available funds to satisfy successful third-party claims against Rezolve and may reduce the amount of money available to Rezolve.
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Rezolve is subject to anti-corruption and anti-bribery laws and similar laws, and non-compliance with such laws can subject Rezolve to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect its business, prospects, financial condition, results of operations and reputation.
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Enhanced trade tariffs, import restrictions, export restrictions, United States regulations or other trade barriers may materially harm Rezolve’s business.
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From time to time, Rezolve may be involved in legal proceedings and commercial or contractual disputes, which could have an adverse impact on Rezolve’s profitability and consolidated financial position.
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Certain provisions of the Articles and English law could deter takeover attempts.
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The trading price of Ordinary Shares could be volatile, and the value of Ordinary Shares may decline.
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There can be no assurance that the Public Warrants will ever be in the money at the time they become exercisable or otherwise, and they may expire worthless.
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A market for our securities may not be sustained, which would adversely affect the liquidity and price of Ordinary Shares.
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There can be no assurance that Rezolve will be able to comply with the continued listing standards of Nasdaq.
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If securities or industry analysts publish reports that are interpreted negatively by the investment community or publish negative research reports about our business, our share price and trading volume could decline.
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We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our Ordinary Shares less attractive to investors.
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Rezolve is a “foreign private issuer” and, as a result, we are permitted to rely on exemptions from certain stock exchange corporate governance standards applicable to U.S. issuers. This may afford less protection to holders of Ordinary Shares.
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We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.
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Our issuance of additional Ordinary Shares in connection with financings, acquisitions, investments, our stock incentive plans, or otherwise will dilute all other shareholders.
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We incur increased costs as a result of operating as a public company, and our management is required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
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U.S. holders that directly or indirectly own 10% or more of our equity interests may be subject to adverse U.S. federal income tax consequences under rules applicable to U.S. shareholders of controlled foreign corporations.
•
Our U.S. shareholders may suffer adverse tax consequences if we are classified as a “passive foreign investment company.”
•
The Internal Revenue Service may not agree that Rezolve should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

THE OFFERING

We are registering the issuance by us of up to 7,499,994 Ordinary Shares that may be issued upon the exercise of Public Warrants.

We are also registering the resale by the Selling Holders or their permitted transferees of up to 185,068,790 Ordinary Shares. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 12 of this prospectus.

The following information is as of April 30, 2025 and does not give effect to issuances of Ordinary Shares or Warrants after such date, or the exercise of Warrants after such date.

Issuance of Ordinary Shares

Ordinary Shares to be issued upon exercise of all Public Warrants	7,499,994 Ordinary Shares.
Ordinary Shares outstanding prior to exercise of all Public Warrants	172,182,769 Ordinary Shares.
Use of proceeds

We will receive up to an aggregate of approximately $86 million from the exercise of all Public Warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, to the extent we elect the exercise of such warrants for cash, we intend to use the net proceeds from such exercise for general corporate purposes. To the extent the warrants are exercised on a “cashless” basis, we will receive no proceeds.

Resale of Ordinary Shares

Ordinary Shares offered by the Selling Holders

156,515,540 Ordinary Shares, consisting of (i) 121,156,424 Ordinary Shares; (ii) 544,982 Ordinary Shares underlying Private Warrants; (iii) 19,079,139 Ordinary Shares issuable upon conversion of the Convertible Notes; (iv) 15,207,479 Ordinary Shares issuable pursuant to the advanced subscription agreements; (v) and 527,516 Ordinary Shares issuable upon the conversion of the Promissory Notes.

Use of proceeds

We will not receive any proceeds from the sale of the Ordinary Shares and Public Warrants to be offered by the Selling Holders. With respect to Ordinary Shares underlying the Private Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Private Warrants to the extent such Warrants are exercised for cash. The Private Warrants are currently out- of-the money. We do not expect warrant holders to exercise their Private Warrants and, therefore, we do not expect to receive cash proceeds from any such exercise, for so long as the Private Warrants remain out-of-the money. See the risk factor entitled “There can be no assurance that the Public Warrants will ever be in the money at the time they become exercisable or otherwise, and they may expire worthless” for more information.

Lock-up agreements

Certain securities that are owned by the Selling Holders are subject to the lock-up provisions pursuant to the Investor Rights Agreement, which provide for certain restrictions on transfer until the termination of applicable lock-up periods. See the Investor Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Risk factors

See the section titled “Risk Factors” beginning on page 12 of this prospectus and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in Ordinary Shares and Warrants.

Nasdaq symbol for Ordinary Shares	“RZLV.”
Nasdaq symbol for our warrants	“RZLVW.”

RISK FACTORS

An investment in the Ordinary Shares and Warrants involves a high degree of risk. You should consider carefully the following risks, together with the financial and other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before you decide to purchase Ordinary Shares or Warrants. If any of the following risks actually occur, our business, financial condition and operating results could be materially and adversely affected. In that case, the market price of the Ordinary Shares and Warrants could decline and you may lose all or a part of your investment. The risks discussed below are not the only risks we face. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, financial condition and operating results. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

Rezolve has generated limited revenues from existing channels and there is no guarantee that it will be able to attract and retain new merchants and increase sales to new merchants.

Rezolve expects to generate revenues principally through subscription fees and one-time transaction fees. Rezolve expects to be dependent on agreements with certain business partners to service merchants and remit subscription fees to Rezolve, including Microsoft, Google and ACI in North America and Europe, and Grupo Carso in Latin America. While we expect to generate revenues from these partners, these partnerships are currently pre-revenue. There is no guarantee that Rezolve will be able to renew existing agreements on similar terms or at all when they expire or that they will not be terminated at an earlier time. As a result, there can be no assurance that Rezolve will be able to retain these partnerships. Rezolve’s costs associated with subscription renewals are substantially lower than costs associated with generating revenues from new merchant relationships associated with new partners or costs associated with generating sales of additional solutions to merchants associated with existing partners. Therefore, if Rezolve is unable to retain partners, even if such losses are offset by an increase in new merchants associated with new partners or an increase in other revenues, Rezolve’s operating results could be adversely impacted.

Rezolve may also fail to attract new partners and retain existing partners as a result of a number of other factors, including

A.
competitive factors affecting the software as a service, or SaaS, business software applications market, including the introduction of competing platforms, discount pricing and other strategies that may be implemented by Rezolve’s competitors;
B.
Rezolve’s ability to execute on Rezolve’s growth strategy and operating plans;
C.
a decline in Rezolve’s partners’ level of satisfaction with Rezolve’s platform and usage of Rezolve’s platform;
D.
changes in Rezolve’s relationships with third parties, including Rezolve’s partners, app developers, theme designers, referral sources and payment processors;
E.
the timeliness and success of Rezolve’s solutions;
F.
the frequency and severity of any system outages
G.
technological change; and
H.
Rezolve’s focus on long-term value over short-term results, meaning that Rezolve may make strategic decisions that may not maximize Rezolve’s short-term revenues or profitability if Rezolve believes that the decisions are consistent with its mission and will improve its long-term financial performance.

Rezolve is an early-stage company with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future.

Rezolve incurred a net loss of $172.6 million in the year ended December 31, 2024 and $30.7 million in the year ended December 31, 2023, respectively. At December 31, 2024, Rezolve had a total shareholders’ deficit of $38.0 million. These losses and accumulated deficit are a result of the substantial investments Rezolve made to grow its business, and Rezolve expects to make significant expenditures to expand its business in the future. Rezolve expects to increase its investment in sales and marketing as it continues to spend on marketing activities and expand its partner referral programs. Rezolve also plans to increase its investment in research and development as it continues to introduce new offerings and services to extend the functionality of its platform. Rezolve intends to invest in its merchant service and support operations, which it considers critical for its continued success. To support the continued growth of its business and to comply with continuously changing security and operational requirements, Rezolve plans to continue investing in its technical infrastructure, marketing and payroll systems. Rezolve expects that these increased expenditures will make it harder for Rezolve to achieve profitability, and Rezolve cannot predict if it will achieve profitability in the near-term or at all. Historically, Rezolve’s costs have increased each year due to these factors and Rezolve expects to continue to incur increasing costs to support its anticipated future growth. Rezolve also expects to incur additional general and administrative expenses as a result of both its growth and the increased costs associated with being a public company. Rezolve’s expenses may be greater than it anticipates, and Rezolve’s investments to improve the efficiency of its business, technical infrastructure, marketing and payroll systems may not be successful. Increases in costs may adversely affect Rezolve’s business and results of operations.

The impact of worldwide economic conditions, including the resulting effect on spending by SMBs and spending on technology, may adversely affect Rezolve’s business, operating results and financial condition.

Rezolve’s performance is subject to worldwide economic conditions and overall demand for technology and the impact of these factors on the economic performance of Rezolve’s current and prospective Channels and the levels of spending of their customers. In general, worldwide economic conditions may remain unstable, including inflation, and these conditions would make it difficult for Rezolve’s Channels, prospective Channels and merchants and Rezolve to forecast and plan future business activities accurately, and they could cause Rezolve’s Channels or prospective Channels and merchants to reevaluate their decision to purchase Rezolve’s solutions. Weak global economic conditions, changes in consumer behavior or a reduction in technology spending even if economic conditions stabilize, could adversely impact Rezolve’s business and results of operations in a number of ways, including longer sales cycles, lower demand or prices for Rezolve’s platform, fewer subscriptions and lower or no growth. For example, recent increased inflation, the residual effects of the collapse of Silicon Valley Bank and other financial institutions in March and April 2023, and resultant instability in global financial markets, may cause Rezolve’s customers to reduce spending, including on Rezolve’s services. Merchants and Channels may be disproportionately affected by economic downturns. Merchants and Channels frequently have limited budgets and may choose to allocate their spending to items other than Rezolve’s platform, especially in times of economic uncertainty or recessions.

Prolonged economic uncertainties or downturns could adversely affect Rezolve’s business, financial condition, and results of operations. Negative conditions in the global economy, including conditions resulting from financial and credit market fluctuations, heightened interest rates, changes in economic policy, trade uncertainty, including changes in tariffs, sanctions, international treaties and other trade restrictions, the occurrence of a natural disaster or global public health crisis, such as the COVID-19 pandemic, or armed conflicts, such as the conflict in Ukraine, and resulting sanctions imposed by countries, and retaliatory actions taken by Russia in response to such sanctions, could negatively affect the growth of Rezolve’s business.

Economic downturns may also adversely impact retail sales, which could result in merchants who use Rezolve’s platform going out of business or deciding to stop using Rezolve’s services in order to conserve cash. Weakening economic conditions may also adversely affect third-parties with whom Rezolve has entered into relationships and upon which Rezolve depends in order to grow its business. Uncertain and adverse economic conditions may also lead to increased refunds and chargebacks or reduced transaction fees, any of which could adversely affect Rezolve’s business.

Uneven economic growth or downturns or international trade and other global disruptions, geopolitical tensions, or disputes could adversely affect our business and operating results.

Trade and other global disputes and interruptions, including related to tariffs, trade protection measures, import or export licensing requirements, the imposition of trade sanctions or similar restrictions by the U.S. or other governments, international tension and conflicts, as well as economic stagnation, cost inflation, strains on global transportation, manufacturing, and labor markets, and public health outbreaks, epidemics, or pandemics affect our ability to do business. Among other risks, the use of tariffs and other trade restrictions increase costs and may impact or otherwise complicate aspects of our business.

Rezolve’s limited operating history in a new and developing market makes it difficult to evaluate its current business and future prospects and may increase the risk that it will not be successful.

Rezolve is constantly evolving with new offerings and services such as Instant Checkout. This evolving platform makes it difficult to accurately assess Rezolve’s future prospects. Rezolve also operates in developing markets that may not develop as it expects. You should consider Rezolve’s future prospects in light of the challenges and uncertainties that it faces, including the fact that it may not be possible to discern fully the trends that Rezolve is subject to, that Rezolve operates in developing markets, and that elements of its business strategy are new and subject to ongoing development. Rezolve has encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including, among other factors, increasing and unforeseen expenses as Rezolve continues to grow its business, undercapitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. If Rezolve does not manage these risks successfully, its business, results of operations and prospects will be harmed.

Rezolve’s growth depends in part on the success of its strategic relationships with third parties.

Rezolve anticipates that the growth of its business will continue to depend on third-party relationships, including relationships with its referral sources, resellers, payment processors and other partners. Identifying, negotiating and documenting relationships with third parties requires significant time and resources as does integrating third-party content and technology. Rezolve’s agreements with providers of cloud hosting, technology, content and consulting services are typically non-exclusive and do not prohibit such service providers from working with competitors or from offering competing services. These third-party providers may choose to terminate their relationship with Rezolve or to make material changes to their businesses, offerings or services. Rezolve’s competitors may be effective in providing incentives to third parties to favor their offerings or services or to prevent or reduce subscriptions to Rezolve’s platform. In addition, these providers may not perform as expected under Rezolve’s agreements or under their agreements with Rezolve’s merchants, and Rezolve or its merchants may in the future have disagreements or disputes with such providers. If Rezolve loses access to products, offerings or services from a particular supplier, or experiences a significant disruption in the supply of products, offerings or services from a current supplier, including any single-source supplier, it could have an adverse effect on Rezolve’s business and operating results.

The markets for Rezolve’s offerings are new and evolving and may develop more slowly or differently than we expect. Rezolve’s future success is dependent on the growth and expansion of these markets, its ability to adapt and respond effectively to evolving market conditions and its relationship with its business partners.

The markets for Rezolve’s offerings are relatively new, rapidly evolving and unproven. Accordingly, it is difficult to predict customer adoption and renewals, demand for Rezolve’s platform and Rezolve’s offerings, the entry of competitive offerings, the success of existing competitive offerings, or the future growth rate, expansion, longevity and the size of Rezolve’s target markets. The expansion of, and Rezolve’s ability to penetrate, these new and evolving markets depends on a number of factors, including widespread awareness among key organizational decision makers of, and the cost, performance, effectiveness and perceived value associated with, digital adoption platforms and technologies. If we or other software and SaaS providers experience security incidents, loss or unauthorized acquisition or other processing of customer data, or disruptions in delivery or service, the market for these applications as a whole, including our platform and offerings, may be negatively affected. If digital adoption technologies and software do not continue to achieve market acceptance, or if there is a reduction in demand caused by decreased customer or user acceptance, technological challenges, weakening economic conditions (including in connection with international conflicts, economic downturns, and global pandemics like the COVID-19 pandemic), privacy, data protection, and cybersecurity concerns, governmental regulation, competing technologies and offerings, decreases in information technology spending or otherwise, or if software providers begin to implement digital adoption solutions natively within their existing products, the markets for our platform and offerings might not continue to develop or might develop more slowly than we expect, which could adversely affect our business, financial condition and results of operations.

Non-performance under, termination, non-renewal or material modification of agreements with Rezolve’s business partners could have a material adverse effect on Rezolve’s business, financial condition and/or results of operations.

Rezolve expects to be dependent on its business partners to service its existing customers and ensure that subscription payments from expected merchant customers are subsequently remitted to Rezolve. Rezolve’s business partners may fail to meet their settlement obligations on a timely basis or at all. Such failures to pay, payment delays or other non-performance may be due to their insolvency or bankruptcy, a downturn in the economic cycle or factors specific to the relevant business partner. The failure of Rezolve’s business partners to meet their settlement obligations and/or Rezolve’s inability to find new business partners in a timely manner could have a material adverse effect on Rezolve’s financial condition and/or results of operations.

No assurance can be given that business partners will renew their agreements upon expiration of those agreements or that they will not request unfavorable amendments to existing agreements. Also, no assurance can be given that Rezolve will be successful in negotiating favorable terms with these business partners. Any failure to obtain renewals of existing agreements or failure to successfully negotiate favorable terms for such renewals of or amendments to existing agreements could result in a reduction in revenues and, accordingly, have a material adverse effect on Rezolve’s business, prospects, financial condition and/or results of operations.

Rezolve’s business could be harmed if it fails to manage its growth effectively.

Rezolve’s plans to grow in Germany, Latin America, U.S. and India and to expand into new geographies places significant demands on its operational infrastructure. The scalability and flexibility of its platform depends on the functionality of its technology and network infrastructure and its ability to handle increased traffic and demand. As merchant numbers grow and merchants increase their use of Rezolve’s platform, the number of orders processed through Rezolve’s platform and the amount of data and requests that it processes will increase. Any problems with the transmission of increased data and requests could result in harm to Rezolve’s brand or reputation. Moreover, as Rezolve’s business grows, Rezolve will need to devote additional resources to improving its operational infrastructure and continuing to enhance its scalability to maintain the performance of its platform.

Rezolve’s growth will likely continue to place, a significant strain on its managerial, administrative, operational, financial and other resources. Rezolve has grown from 21 employees at December 31, 2019 to 26 employees at December 31, 2024. Rezolve intends to further expand its overall business, including headcount, with no assurance that its revenues will grow. As Rezolve grows, it will be required to continue to improve its operational and financial controls and reporting procedures and it may not be able to do so effectively. As such, Rezolve may be unable to manage its expenses effectively in the future, which may negatively impact its gross profit or operating expenses.

In addition, Rezolve believes that an important contributor to its success has been its corporate culture, which it believes fosters innovation, teamwork, passion for its merchants and a focus on attractive designs and technologically advanced and well-crafted software. Most of Rezolve’s employees have been with Rezolve or Rezolve Limited for fewer than two years as a result of its rapid growth. As Rezolve continues to grow, Rezolve must effectively integrate, develop and motivate a growing number of new employees. As a result, Rezolve may find it difficult to maintain its corporate culture, which could limit its ability to innovate and operate effectively. Any failure to preserve Rezolve’s culture could also negatively affect its ability to retain and recruit personnel, continue to perform at current levels or execute its business strategy.

Rezolve does not have the history with its solutions or pricing models necessary to accurately predict optimal pricing necessary to attract new merchants and retain existing merchants.

Rezolve has limited experience determining the optimal prices for its solutions. Rezolve has changed its pricing model from time to time and expects to do so in the future. Given Rezolve’s limited experience with selling new solutions, Rezolve may not offer new solutions at the optimal price, which may result in Rezolve’s solutions not being profitable or not gaining market share. As competitors introduce new solutions that compete with Rezolve’s, especially in the payments space where Rezolve faces significant competition, Rezolve may be unable to attract new merchants at competitive pricing models. Pricing decisions may also impact the mix of adoption among Rezolve’s plans and negatively impact Rezolve’s overall revenues. Moreover, SMBs, which are generally sensitive to price and are expected to comprise a portion of the merchants using Rezolve’s platform, may be quite sensitive to price increases or prices offered by competitors. As a result, in the future, Rezolve may be forced to reduce its prices, which could adversely affect its financial results.

As a result of Rezolve’s business model, it may not be able to accurately assess its financial position and results of operations.

Rezolve intends to offer its platform primarily through a mix of monthly and single-year subscription agreements and is expected to recognize revenue ratably over the related subscription period. As a result, a large percentage of the revenues Rezolve expects to report each quarter may be derived from agreements entered into during prior months or years. In addition, Rezolve does not and will not record deferred revenues beyond amounts invoiced as a liability on its balance sheet. Such declines may negatively affect its revenues and deferred revenues balances in future periods, and the effect of significant downturns in sales and market acceptance of its platform, and potential changes in Rezolve’s rate of renewals, may not be fully reflected in Rezolve’s results of operations until future periods. Rezolve’s subscription model also may make it difficult for Rezolve to rapidly increase its total revenues and deferred revenues balance through additional sales in any period, as revenues from new customers must be recognized over the applicable subscription term. These factors may have an adverse effect on Rezolve’s business, results of operations and financial condition.

Rezolve’s business is susceptible to risks associated with international sales and the use of its platform in various countries.

Rezolve’s international sales and the use of its platform in various countries subject Rezolve to risks that include, but are not limited to:

A.
lack of familiarity and burdens and complexity involved with complying with multiple, conflicting and changing foreign laws, standards, regulatory requirements, tariffs, export controls and other barriers;
B.
difficulties in ensuring compliance with countries’ multiple, conflicting and changing international trade, customs and sanctions laws;
C.
difficulties in complying with laws relating to privacy, data protection, and cybersecurity, including the UK General Data Protection Regulation, some of which may require that merchant and customer data be stored and processed in a designated territory;
D.
difficulties in managing systems integrators and technology partners;
E.
differing technology standards;
F.
potentially adverse tax consequences, including the complexities of foreign value added tax (or other tax) systems and restrictions on the repatriation of earnings;

G.
greater difficulty in enforcing contracts, including Rezolve’s universal terms of service and other agreements;
H.
uncertain political and economic climates, including the economic impact of inflation, the possibility of a global economic recession, the COVID-19 pandemic and other geopolitical uncertainty and instability, such as the ongoing conflict in Ukraine, resulting sanctions imposed by countries, and retaliatory actions taken by Russia in response to such sanctions;
I.
currency exchange rates;
J.
reduced or uncertain protection for intellectual property rights in some countries; and
K.
new and different sources of competition.

These factors may cause Rezolve’s international costs of doing business to increase and may also require significant management attention and financial resources. Any negative impact from Rezolve’s international business efforts could adversely affect Rezolve’s business, results of operations and financial condition.

As Rezolve and its channels and merchants adopt its proprietary machine learning systems, it may be exposed to risks related to systems efficiency and disclosure and changes to the political and regulatory framework for AI technology, which can adversely affect Rezolve’s business, financial condition and results of operations.

Rezolve’s future success will depend in large part on establishing and growing a market for its solutions and systems, which proprietary machine learning algorithm processes vast amounts of data collected from user interactions. Rezolve’s AI capabilities analyze user behavior and preferences, and identify patterns and trends that inform the creation of personalized experiences for each user, which allows merchants to deliver marketing campaigns, content, offers, and promotions that cater specifically to individual users, leading to higher engagement and conversion rates. Rezolve’s machine learning systems may inadvertently reduce the efficiency of Rezolve’s systems, or may cause unintentional or unexpected outputs that are incorrect, do not match Rezolve’s business goals, do not comply with Rezolve’s policies, or otherwise are inconsistent with Rezolve’s brand. Any errors or vulnerabilities discovered in our code could also result in damage to its reputation, loss of its channels and merchants, unauthorized disclosure of personal and confidential information, loss of revenues or liability for damages, any of which could adversely affect Rezolve’s growth prospects and its business.

The political and regulatory framework for AI technology and machine learning is evolving and remains uncertain. It is possible that new laws and regulations will be adopted in the countries in which Rezolve operates, or existing laws and regulations may be interpreted in new ways, that would affect the operation of Rezolve’s network and the way in which Rezolve uses AI technology and machine learning, including with respect to laws related to privacy, data protection, cybersecurity and processing customer information. The cost to comply with such laws or regulations could be significant and would increase Rezolve’s operating expenses, which could adversely affect its business, financial condition and results of operations.

Exchange rate fluctuations may negatively affect Rezolve’s results of operations.

Exchange rate fluctuations may affect Rezolve’s merchant solutions as Rezolve may generate revenues in different currencies. For example, if in the future Rezolve generates revenues through Instant Buy in the local currency of the country in which the applicable merchant is located, Rezolve will be exposed to currency fluctuations to the extent revenues in foreign currencies from Instant Buy payments increase. Fluctuations in these foreign currencies could adversely affect Rezolve’s growth prospects and its business.

Rezolve’s operating results are expected to be subject to seasonal fluctuations.

Rezolve’s merchant transaction-based revenues are expected to be correlated with the number of transactions that Rezolve’s merchants process through its platform. Certain of its merchants are expected to be subject to seasonal fluctuations as a result of holidays in the countries in which they operate resulting in increased or decreased consumer spending. If Rezolve grows its merchant solutions offerings, Rezolve cannot guarantee that its business will not become more seasonal in the future, and historical patterns in its business may not be a reliable indicator of Rezolve’s future sales activity or performance.

If Rezolve fails to improve and enhance the functionality, performance, reliability, design, security and scalability of its platform in a manner that responds to merchants’ evolving needs, its business may be adversely affected.

The markets in which Rezolve competes are characterized by constant change and innovation, and Rezolve expects them to continue to evolve rapidly. Rezolve’s ability to attract new merchants and increase sales to new merchants will depend in large part on its ability to continue to improve and enhance the functionality, performance, reliability, design, security and scalability of its platform as well as introduce new features, capabilities and offerings to its platform.

Rezolve may experience difficulties with software development that could delay or prevent the development, introduction or implementation of new solutions and enhancements. Software development involves a significant amount of time for Rezolve’s research and development team, as it can take Rezolve’s developers months to update, code and test new and upgraded solutions and integrate them into its platform. Rezolve must also continually update, test and enhance its software platform. For example, Rezolve’s design team spends a significant amount of time and resources incorporating various design enhancements, such as customized colors, fonts, content and other features, into its platform. The continual improvement and enhancement of Rezolve’s platform requires significant investment and Rezolve may not have the resources to make such investment. To the extent Rezolve is not able to improve and enhance the functionality, performance, reliability, design, security and scalability of its platform in a manner that responds to Rezolve’s merchants’ evolving needs, Rezolve’s business, operating results and financial condition will be adversely affected.

Rezolve may not be able to compete successfully against current and future competitors.

Rezolve faces competition in various aspects of its business, and Rezolve expects such competition to grow in the future. Rezolve has competitors with longer operating histories, larger customer bases, greater brand recognition, more experience and more extensive commercial relationships in certain jurisdictions, and greater financial, technical, marketing and other resources than Rezolve. As a result, Rezolve’s current and potential competitors may be able to develop products, offerings and services better received by merchants or may be able to respond more quickly and effectively than Rezolve can to new or changing opportunities, technologies, regulations or merchant requirements. In addition, certain of Rezolve’s larger competitors may be able to leverage a larger installed customer base and distribution network to adopt more aggressive pricing policies and offer more attractive sales terms, which could cause Rezolve to lose potential sales or to sell Rezolve’s solutions at lower prices.

Competition may intensify as Rezolve’s competitors enter into business combinations or alliances or raise additional capital, or as established companies in other market segments or geographic markets expand into Rezolve’s market segments or geographic markets. For example, certain competitors could use strong or dominant positions in one or more markets to gain a competitive advantage against Rezolve in areas where Rezolve operates including: by integrating competing platforms or features into products or offerings they control such as search engines, web browsers, mobile device operating systems or social networks; by making acquisitions; or by making access to Rezolve’s platform more difficult. Further, current and future competitors could choose to offer a different pricing model or to undercut prices in an effort to increase their market share. If Rezolve cannot compete successfully against current and future competitors, Rezolve’s business, results of operations and financial condition could be negatively impacted.

Payment transactions on Rezolve’s platform may be subject to regulatory requirements and other risks that could be costly and difficult to comply with or that could harm Rezolve’s business.

Rezolve may become subject to a number of risks related to payments processed through Instant Buy, including:

1.
the payment of interchange and other fees, which may increase Rezolve’s operating expenses;
2.
if Rezolve is unable to maintain its chargeback rate at acceptable levels, its credit card fees may increase or credit card issuers may terminate their relationship with Rezolve;
3.
increased costs and diversion of management time and effort and other resources to deal with fraudulent transactions or chargeback disputes;
4.
potential fraudulent or otherwise illegal activity by merchants, their customers, developers, employees or third parties;
5.
restrictions on funds or required reserves related to payments; and
6.
additional disclosure and other requirements, including new reporting regulations and new credit card association rules.

Rezolve is required by its payment processors to comply with payment card network operating rules. The payment card networks set and interpret the card rules. Rezolve faces the risk that one or more payment card networks or other processors may, at any time, assess penalties against Rezolve or terminate its ability to accept credit card payments or other forms of online payments from customers, which would have an adverse effect on Rezolve’s business, financial condition and operating results.

If Rezolve fails to comply with the rules and regulations adopted by the payment card networks, including the Payment Card Industry Data Security Standard, or PCI DSS, Rezolve would be in breach of its contractual obligations to its payment processors, financial institutions, partners and merchants. Such failure to comply may subject Rezolve to fines, penalties, damages, higher transaction fees and civil liability, and could eventually prevent Rezolve from processing or accepting payment cards or could lead to a loss of payment processor partners, even if there is no compromise of customer information.

Rezolve is currently subject to a variety of laws and regulations in the U.S., Mexico, the UK, Europe, India and elsewhere related to payment processing, including those governing cross-border and domestic money transmission, electronic funds transfers, foreign exchange, anti-money laundering, counter-terrorist financing, banking and import and export restrictions. Depending on how Instant Buy and Rezolve’s other merchant solutions evolve, Rezolve may be subject to additional laws in the U.S., Mexico, China, the UK, Europe, India and elsewhere. In certain jurisdictions, the application or interpretation of these laws and regulations is not clear. Rezolve’s efforts to comply with these laws and regulations could be costly and result in diversion of management time and effort and may still not guarantee compliance. In the event that Rezolve is alleged to be in violation of any such legal or regulatory requirements, it may be subject to claims, demands, and litigation by private parties, and governmental investigations and other proceedings, which may result in Rezolve being subject to cease and desist orders, monetary fines or other penalties or liabilities, or being required to make changes to its platform or other aspects of its operations, any of which could have an adverse effect on its business, financial condition and results of operations.

Rezolve has in the past made and in the future may make acquisitions and investments, which could divert management’s attention, result in operating difficulties and dilution to Rezolve’s shareholders and otherwise disrupt Rezolve’s operations and adversely affect its business, operating results or financial position.

From time to time, Rezolve evaluates potential strategic acquisition or investment opportunities. Any transactions that Rezolve enters into could be material to its financial condition and results of operations. The process of acquiring and integrating another company or technology could create unforeseen operating difficulties and expenditures. Acquisitions and investments involve a number of risks, such as:

1.
diversion of management time and focus from operating Rezolve’s business;
2.
use of resources that are needed in other areas of Rezolve’s business;
3.
in the case of an acquisition, implementation or remediation of controls, procedures and policies of the acquired company;
4.
in the case of an acquisition, difficulty integrating the accounting systems and operations of the acquired company, including potential risks to Rezolve’s corporate culture;
5.
in the case of an acquisition, coordination of product, engineering and selling and marketing functions, including difficulties and additional expenses associated with supporting legacy services and offerings and hosting infrastructure of the acquired company and difficulty converting the customers of the acquired company onto Rezolve’s platform and contract terms, including disparities in the revenues, licensing, support or professional services model of the acquired company;
6.
in the case of an acquisition, retention and integration of employees from the acquired company;
7.
unforeseen costs or liabilities;
8.
adverse effects to Rezolve’s existing business relationships with partners and merchants as a result of the acquisition or investment;
9.
the possibility of adverse tax consequences;
10.
litigation or other claims arising in connection with the acquired company or investment; and
11.
in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries.

In addition, a significant portion of the purchase price of companies that Rezolve acquires may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment on at least an annual basis. In the future, if Rezolve’s acquisitions do not yield expected returns, Rezolve may be required to take charges to its operating results based on this impairment assessment process, which could adversely affect Rezolve’s results of operations.

Acquisitions and investments may also result in dilutive issuances of equity securities, which could adversely affect Rezolve’s share price, or result in issuances of securities with superior rights and preferences to the Ordinary Shares or the incurrence of debt with restrictive covenants that limit Rezolve’s future uses of capital in pursuit of business opportunities.

Rezolve may not be able to identify acquisition or investment opportunities that meet Rezolve’s strategic objectives, or to the extent such opportunities are identified, Rezolve may not be able to negotiate terms with respect to the acquisition or investment that are acceptable to Rezolve.

Rezolve may need to raise additional funds to pursue its growth strategy or continue its operations, and Rezolve may be unable to raise capital when needed or on acceptable terms.

From time to time, Rezolve may seek additional equity or debt financing to fund its growth, enhance its platform, respond to competitive pressures or make acquisitions or other investments. Rezolve’s business plans may change, general economic, financial or political conditions in its markets may deteriorate or other circumstances may arise, in each case that have a material adverse effect on Rezolve’s cash flows and the anticipated cash needs of Rezolve’s business. Any of these events or circumstances could result in significant additional funding needs, requiring Rezolve to raise additional capital. Rezolve cannot predict the timing or amount of any such capital requirements at this time. If financing is not available on satisfactory terms, or at all, Rezolve may be unable to expand Rezolve’s business at the rate desired and Rezolve’s results of operations may suffer. Financing through issuances of equity securities would be dilutive to holders of Rezolve’s shares.

Failure to effectively develop and expand Rezolve’s marketing, sales, customer service, and content management capabilities could harm its ability to increase Rezolve’s customer base and achieve broader market acceptance of Rezolve’s platform.

Rezolve’s sales cycle, from initial contact to contract execution and implementation can take significant time. Rezolve’s sales efforts involve educating its clients about the use, technical capabilities and benefits of Rezolve’s platform. Certain of Rezolve’s clients undertake an evaluation process that frequently involves not only its platform but also the offerings of Rezolve’s competitors. As a result, it is difficult to predict when Rezolve will obtain new clients and begin generating revenues from new clients. Even if Rezolve’s sales efforts result in obtaining a new client, under Rezolve’s usage-based pricing model, to a large degree the client controls when and to what extent it uses Rezolve’s platform. As a result, Rezolve may not be able to add clients or generate revenues as quickly as Rezolve may expect, which could harm Rezolve’s revenue growth rates.

If the availability of Rezolve’s platform does not meet its service-level commitments to customers, Rezolve’s current and future revenues may be negatively impacted.

Rezolve typically commits to its customers that its platform will maintain a minimum service-level of availability. If Rezolve is unable to meet these commitments, Rezolve may be obligated to provide customers with additional capacity, which could significantly affect its revenues. Further, any failure to meet its service-level commitments could damage its reputation and adoption of its platform, and Rezolve could face loss of revenues from reduced future consumption of its platform. Any service-level failures could adversely affect Rezolve’s business, financial condition, and results of operations.

Rezolve does not intend to pay dividends for the foreseeable future.

Rezolve may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. As a result of Rezolve’s current dividend policy, you may not receive any return on an investment in Ordinary Shares unless you sell Ordinary Shares for a price greater than that which you paid for them. Any future determination to declare and pay cash dividends will be at the discretion of Rezolve’s board of directors and will depend on, among other things, Rezolve’s financial condition, results of operations, cash requirements, contractual restrictions and such other factors as Rezolve’s board of directors deems relevant.

Expansion into geographies such as the U.S., Latin America, India, and China in the future, is important to the growth of Rezolve’s business, and if Rezolve does not manage the business and economic risks of international expansion effectively, it could materially and adversely affect Rezolve’s business, financial condition and results of operations.

Rezolve’s future success depends, in part, on Rezolve’s ability to expand its penetration of the international markets in which it currently operates and to expand into additional international markets. Rezolve’s ability to expand internationally will depend upon its ability to deliver functionality and other features that reflect the needs and preferences of the international customers that we target and to successfully navigate the risks inherent in operating a business internationally. Any new geographic market could have different characteristics from the markets in which Rezolve currently operates, and Rezolve’s success in such markets will depend on its ability to adapt properly to these differences. These differences may include limited or unfavorable intellectual property protection, international political or economic conditions, restrictions on the repatriation of earnings, longer sales cycles, warranty expectations, differing regulatory requirements, tax laws, trade laws, labor regulations, corporate formation laws and requirements and tariffs. In addition, expanding into new geographic markets will increase Rezolve’s exposure to presently existing risks, such as fluctuations in the value of foreign currencies and difficulties and increased expenses in complying with U.S. and foreign laws, regulations and trade standards.

A regional or global health pandemic, including the global COVID-19 pandemic, may adversely impact Rezolve’s business, results of operations and financial performance.

A regional or global health pandemic, depending upon its duration and severity, could have a material adverse effect on our business. For example, in March 2020, the World Health Organization characterized COVID-19 as a global pandemic, which has had numerous effects on the global economy. The COVID-19 pandemic and efforts to control its spread significantly curtailed the movement of people, goods and services, including in most or all of the regions in which Rezolve sells its offerings and services and conducts its business operations. While Rezolve has so far been able to mitigate the impacts of the COVID-19 pandemic on its business, Rezolve cannot guarantee that this will continue to be the case or that a pandemic in the future will have the same outcome.

Although Rezolve’s results have not been materially affected by COVID-19 to date, Rezolve is unable to accurately predict the impact that other global health crises will have on Rezolve’s or its business partners’ or customers’ operations.

To the extent the COVID-19 pandemic, or any similar future pandemic or related events could have a material adverse effect on Rezolve’s or Rezolve’s customers’ and business partners’ business, financial condition, results of operations and/or liquidity, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

If Rezolve is unable to hire, retain and motivate qualified personnel, its business will be adversely affected.

Rezolve’s future success depends, in part, on its ability to continue to attract and retain highly skilled personnel. The inability to attract or retain qualified personnel or delays in hiring required personnel may seriously harm Rezolve’s business, financial condition and operating results. Rezolve’s ability to continue to attract and retain highly skilled personnel, specifically employees with technical and engineering skills and employees with high levels of experience in designing and developing software and internet-related services, will be critical to Rezolve’s future success. Competition for highly skilled personnel can be intense due in part to the more limited pool of qualified personnel as compared to other types of employees. In addition, to the extent Rezolve hires personnel from competitors, Rezolve may be subject to allegations that such personnel have been improperly solicited or divulged proprietary or other confidential information. While Rezolve intends to issue stock options or other equity awards as key components of its overall compensation and employee attraction and retention efforts, it is required under U.S. GAAP to recognize compensation expense in its operating results for employee stock-based compensation under its equity grant programs which may increase the pressure to limit stock-based compensation.

Rezolve is dependent on the continued services and performance of its senior management and other key employees, the loss of any of whom could adversely affect Rezolve’s business, operating results and financial condition.

Rezolve’s future performance depends on the continued services and contributions of Rezolve’s senior management, including Rezolve’s Chief Executive Officer, Daniel Wagner, Chief Financial Officer, Richard Burchill, Chief Technology Officer, Salman Ahmad, and Chief Executive Officer for Technology, Product and Digital Services, Sauvik Banerjjee, and other key employees to execute its business plan and to identify and pursue new opportunities and offering innovations. The loss of services of senior management or other key employees could significantly delay or prevent the achievement of Rezolve’s strategic objectives. In addition, certain of the members of Rezolve’s current senior management team have only been working together for a short period of time, which could adversely impact Rezolve’s ability to achieve its goals. From time to time, there may be changes in Rezolve’s senior management team resulting from the hiring or departure of executives, which could disrupt Rezolve’s business. Rezolve does not maintain key person life insurance policies on any of its employees other than a policy providing limited coverage on the life of its Chief Executive Officer. The loss of the services of one or more of Rezolve’s senior management or other key employees for any reason could adversely affect Rezolve’s business, financial condition and operating results and require significant amounts of time, training and resources to find suitable replacements and integrate them within Rezolve’s business, and could affect Rezolve’s corporate culture.

Rezolve expects to be dependent upon consumers’ and merchants’ willingness to use the internet and internet-enabled mobile devices for commerce.

Rezolve’s success depends upon the general public’s continued willingness to use the internet and internet-enabled mobile devices as a means to pay for purchases, communicate, access social media, research and conduct commercial transactions, including through mobile devices. If consumers or merchants become unwilling or less willing to use the internet or internet-enabled mobile devices for commerce for any reason, including lack of access to high-speed communications equipment, congestion of traffic on the internet, internet outages or delays, disruptions or other damage to merchants’ and consumers’ computers, increases in the cost of accessing the internet and cybersecurity, data protection, and privacy risks or the perception of such risks, Rezolve’s business could be adversely affected.

Risks related to Rezolve’s Software, Platform, and Security

If Rezolve’s software or platform contains serious errors or defects, Rezolve may lose revenues and market acceptance and may incur costs to defend or settle claims with its merchants.

Software or platforms such as Rezolve’s may contain errors, defects, security vulnerabilities or bugs that are difficult to detect and correct, particularly when first introduced or when new versions or enhancements are released. Despite internal testing, Rezolve’s software or platform may contain serious errors or defects, security vulnerabilities or bugs that Rezolve may be unable to successfully detect, correct or otherwise address in a timely manner or at all, which could result in security breaches or incidents, interruptions, lost revenues, significant expenditures of capital, a delay or loss in market acceptance, damage to Rezolve’s reputation and brand, and other harm, any of which could have an adverse effect on its business, financial condition, and operations. Furthermore, Rezolve’s software and platform is a multi-tenant cloud-based system that allows Rezolve to deploy new versions and enhancements to all of its merchants simultaneously. To the extent Rezolve deploys new versions or enhancements that contain errors, defects, security vulnerabilities or bugs to all of its merchants simultaneously, the consequences would be more severe than if such versions or enhancements were only deployed to a smaller number of its merchants.

Since Rezolve expects its merchants will use its software or platform for processes that are critical to their businesses, errors, defects, security vulnerabilities, service interruptions or bugs, or security breaches or incidents of, Rezolve’s software or platform could result in losses to its merchants. Rezolve’s merchants may seek significant compensation from Rezolve for any losses they suffer or believe they may have suffered or cease conducting business with Rezolve altogether. Further, merchants could share negative information about their experiences with Rezolve on social media or in other channels or forums, which could result in damage to Rezolve’s reputation and loss of future sales. There can be no assurance that provisions typically included in Rezolve’s agreements with its merchants that attempt to limit its exposure to claims would be enforceable or adequate or would otherwise protect Rezolve from liabilities or damages with respect to any particular claim. Even if not successful, a claim brought against Rezolve by any of its merchants would likely be time-consuming and costly to defend against and could seriously damage Rezolve’s reputation and brand, making it harder for Rezolve to sell its offerings and services.

A denial of service attack or security breach or incident could delay or interrupt service to Rezolve’s merchants and their customers, harm Rezolve’s reputation and subject Rezolve to significant liability.

Rezolve’s platform and systems may be subject to distributed denial-of-service (“DDoS”) attacks and other sources of disruption or interruption, or security breaches or incidents, including catastrophic events, error or malfeasance by employees, contractors, or other third parties, equipment malfunction or constraints, software defects or deficiencies, bugs, vulnerabilities, computer viruses, ransomware, and other malware, phishing attacks, and cyberattacks. Rezolve cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures or measures are or will be adequate to identify, detect, prevent or mitigate any such events. Techniques used to obtain unauthorized access to systems and data change frequently and the size of DDoS attacks is increasing while other threats, including ransomware, increasingly are prevalent in Rezolve’s industry. Such threats also may be heightened as a result of many of Rezolve’s employees and contractors working remotely. Rezolve may be unable to identify or implement adequate preventative measures for any cyberattack, disruption, interruption or other security breach or incident, cease or mitigate attacks or other sources of system disruptions or security breaches or incidents, or remediate them in a timely manner or at all. A DDoS attack or security breach or incident could delay or interrupt service to Rezolve’s merchants and their customers and may deter consumers from visiting Rezolve’s merchants’ shops. In addition, any actual or perceived DDoS attack or other source of system interruption or disruption, or security breach or incident, could result in a loss of or unauthorized use, alteration, unavailability, disclosure or other processing or compromise of personal data, intellectual property or confidential data of Rezolve and its customers, damage Rezolve’s reputation and brand, result in a loss of business, expose Rezolve to a risk of claims, demands and litigation by private parties, and investigations or other proceedings by governmental authorities, possible fines, penalties and other liabilities, and require Rezolve to expend significant capital and other resources in efforts to alleviate problems caused by the interruption, disruption or security breach or incident. Rezolve also may be required to incur significant costs in an effort to prevent and mitigate system and network disruptions and cyberattacks and other sources of security breaches and incidents. Rezolve engages third-party service providers to store and otherwise process certain of its data, including confidential information and personal and other data relating to individuals. Its service providers may also be the targets of cyberattacks and other malicious activity and other sources of security breaches and incidents, which create similar risks for Rezolve.

Certain jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data and Rezolve’s agreements with certain customers require Rezolve to notify them in the event of a security incident. Such mandatory disclosures or any other disclosures regarding any such event could lead to negative publicity and may cause Rezolve’s merchants to lose confidence in the effectiveness of its data security measures. Moreover, if a high-profile security breach or incident occurs with respect to another SaaS provider, merchants may lose trust in the security of the SaaS business model generally, which could adversely impact Rezolve’s ability to retain existing merchants or attract new ones. Any of these circumstances could have an adverse effect on Rezolve’s business, financial condition and results of operations.

Rezolve uses a limited number of data centers to deliver its services. Any disruption of service at these facilities could harm Rezolve’s business.

Rezolve currently manages its services and serves all of its merchants from third-party data center facilities. While Rezolve owns the hardware on which its platform runs and deploys this hardware to the data center facilities, Rezolve does not control the operation of these facilities. Rezolve has experienced, and may in the future experience, failures at the third-party data centers where its hardware is deployed. Data centers are vulnerable to damage or interruption from human error, intentional bad acts, earthquakes, hurricanes, floods, fires, conflicts (including the conflict in Ukraine), terrorist attacks, power losses, hardware failures, systems failures, outages, telecommunications failures, and other events. Any of these events could result in lengthy interruptions in Rezolve’s services. Changes in law or regulations applicable to data centers in various jurisdictions, or in their interpretation or enforcement, could also cause a disruption in service. Certain jurisdictions may also impose data localization requirements, which mandate information to be stored in the jurisdiction of origin. These regulations may inhibit Rezolve’s ability to expand into those markets or prohibit Rezolve from offering services in those markets without significant additional costs. Interruptions in Rezolve’s services would reduce its revenues, subject Rezolve to potential liability and adversely affect its ability to retain its merchants or attract new merchants. The performance, reliability and availability of Rezolve’s platform are critical to its reputation and ability to attract merchants. Merchants could share negative information about experiences with Rezolve on social media and in other forums, which could result in damage to Rezolve’s reputation and loss of future sales. Any of the risks above, if realized, could have an adverse effect on Rezolve’s business, financial condition and results of operations.

Rezolve’s business and prospects would be harmed if changes to technologies used in Rezolve’s platform or new versions or upgrades of operating systems and internet browsers adversely impact the process by which merchants and consumers interface with Rezolve’s platform.

Providers of internet browsers may from time to time introduce new features that could make it difficult for merchants to use Rezolve’s platform. In addition, internet browsers for desktop or mobile devices could introduce new features or change existing browser specifications, which could result in them being incompatible with Rezolve’s platform, or preventing consumers from accessing Rezolve’s merchants’ shops. Any changes to technologies used in Rezolve’s platform, to existing features that Rezolve relies on, or to operating systems or internet browsers, that make it difficult for merchants to access Rezolve’s platform or consumers to access Rezolve’s merchants’ shops, could adversely impact Rezolve’s business, financial condition, results of operations, and prospects.

Rezolve relies on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to provide its solutions and run its business.

Rezolve relies on computer hardware, purchased or leased, and software licensed from and services rendered by third parties to provide its solutions and run its business. Third-party hardware, software and services may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use or any failures of third-party hardware, software or services, particularly when such third-party is a sole source supplier to Rezolve, could result in delays in Rezolve’s ability to provide its solutions or run its business until equivalent hardware, software or services are developed by Rezolve or, if available, identified, obtained and integrated, which could be costly and time-consuming and may not result in an equivalent solution, any of which could have an adverse effect on Rezolve’s business, financial condition and operating results. Further, merchants could assert claims against Rezolve in connection with such service disruptions or cease conducting business with Rezolve completely. Even if not successful, a claim brought against Rezolve by any of Rezolve’s merchants would likely be time-consuming and costly to defend and could seriously damage Rezolve’s reputation and brand, making it harder for Rezolve to sell its solutions.

If Rezolve does not or cannot maintain the compatibility of its platform with third-party applications that its customers use in their businesses, Rezolve’s revenues will decline.

Rezolve’s technologies that allow its platform to interoperate with various third-party applications are critically important to its business. Third-party systems are constantly evolving, and it is difficult to predict the challenges that Rezolve may encounter in developing its platform for use with such third-party systems, and Rezolve may not be able to modify its platform to assure its compatibility with the systems of other third parties following any changes to their systems. Without a convenient way for customers that Rezolve expects to have to integrate with Rezolve’s offerings and services, customers may be less likely to renew or upgrade their subscriptions or prospective customers may be less likely to acquire subscriptions, at current prices or at all.

Mobile devices are increasingly being used to conduct commerce, and if Rezolve’s solutions do not operate as effectively when accessed through these devices, Rezolve’s merchants and their customers may not be satisfied with Rezolve’s services, which could harm Rezolve’s business.

Rezolve is dependent on the interoperability of its platform with third-party mobile devices and mobile operating systems as well as web browsers that Rezolve does not control. Any changes in such devices, systems or web browsers that degrade the functionality of its platform or give preferential treatment to competitive services could adversely affect usage of its platform.

Effective mobile functionality is integral to Rezolve’s current business and long-term development and growth strategy. In the event that Rezolve’s merchants and their customers have difficulty accessing and using Rezolve’s platform on mobile devices, its business, financial condition, and operating results could be adversely affected.

Rezolve may store and process personal data of its merchants and their customers. If the security of this information is compromised or otherwise subjected to unauthorized access, Rezolve’s reputation may be harmed and Rezolve may be exposed to liability.

Rezolve may in the future store and otherwise processes data, including personal data, credit card information, and other confidential information, of its merchants and their customers. Rezolve does not expect to regularly monitor or review the content of data that its merchants upload and store and, therefore, does not control the substance of the content on its servers, which may include personal data. Rezolve may experience successful attempts by third parties to obtain unauthorized access to, or to exfiltrate, alter, or otherwise process without authorization, data of its merchants and their customers. This data could also be lost, used, altered, rendered unavailable, disclosed or otherwise processed or compromised through human error or malfeasance. The unauthorized access to, or loss, unauthorized use, alteration, unavailability, disclosure, processing or other compromise of, this data could have an adverse effect on Rezolve’s business, financial condition and results of operations.

Rezolve is also subject to laws and regulations regarding privacy, data protection, and cybersecurity, including the EU General Data Protection Regulation, the UK General Data Protection Regulation, and the ePrivacy Directive (collectively, “European Data Protection Laws”). European Data Protection Laws regulate the collection, use and other processing of personal data, and impose requirements in connection with such processing that often are more restrictive than in other jurisdictions. For example, European Data Protection Laws may, for example, require companies processing personal data on behalf of customers to cooperate with data protection authorities, implement security measures, enter into data processing agreements, execute standard contractual clauses to effectuate data transfers to third countries, and keep records of data processing activities. Numerous other jurisdictions have also proposed or enacted laws and regulations addressing these matters.

European Data Protection Laws and other laws, regulations and other actual and asserted obligations applicable to privacy, data protection and cybersecurity evolve rapidly and are subject to varying interpretations, and Rezolve may not be or have been, and may face allegations that its activities are not or have not been, compliant with such applicable laws, regulation, or obligations. Certain jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data and Rezolve’s agreements with certain merchants require Rezolve to notify them in the event of a security incident. Rezolve posts on its website its privacy policy and terms of service, which describe its practices concerning the use, transmission and disclosure of merchant data and certain other data relating to their customers. In addition, the interpretation of laws, regulations, and obligations in certain jurisdictions, and their application to Rezolve, are unclear and in a state of flux. There is a risk that these laws, regulations, and obligations may be interpreted and applied in conflicting ways, and in manners inconsistent with Rezolve’s practices. Changes to laws, regulations, and other obligations applicable or alleged to be applicable to Rezolve, including certain industry standards and contractual obligations, such as the Payment Card Industry Data Security Standard, may impose more stringent requirements for compliance and impose significant penalties for non-compliance or provide for significant damages in the event of breach or violation. Rezolve expects that there will continue to be new proposed laws, regulations, and obligations relating to privacy, data protection, and cybersecurity, including in the European Economic Area, the United Kingdom and other jurisdictions, and Rezolve cannot yet determine the impact such future laws, regulations, and obligations may have on its business. Any such new laws, regulations, or other actual or asserted obligations relating to privacy, data protection or cybersecurity, or changing interpretations of such laws, regulations, or obligations, may cause Rezolve to modify its policies and practices, which may involve expending substantial costs and require substantial time and effort from management and technical personnel, in efforts to comply with them. Because Rezolve’s services are accessible worldwide, certain foreign jurisdictions may claim that Rezolve is required to comply with their laws, regulations, and obligations, including in jurisdictions where Rezolve has no local entity, employees or infrastructure.

Rezolve’s failure or perceived failure to comply with federal, state, provincial, and foreign laws, regulations, or other actual and asserted obligations regarding privacy, data protection or cybersecurity could lead to investigations, inquiries, and other proceedings by governmental authorities, significant fines, penalties and other liabilities imposed by regulators, as well as claims, demands and litigation by Rezolve’s merchants or their customers or other private actors. These matters could force Rezolve to spend money in efforts to defend or settle proceedings, result in the imposition of monetary and other liabilities, including orders to modify or cease certain practices and other obligations, divert management’s time and attention, increase Rezolve’s costs of doing business, and adversely affect Rezolve’s reputation and market position and the demand for Rezolve’s solutions. For example, noncompliance with the UK General Data Protection Regulation can trigger fines of up to GBP 17.5 million or 4% of global annual revenues, whichever is higher. If Rezolve’s efforts to comply with laws, regulations, and obligations are not or are not perceived to be successful, Rezolve may be subject to penalties and fines that could adversely impact its business, financial condition, and operating results, and could face significant impairment of its ability to conduct business in the United Kingdom, the European Economic Area, and other jurisdictions. In addition, if Rezolve’s security measures fail to protect credit card information adequately, Rezolve could be liable to both its merchants and their customers for their losses, as well as Rezolve’s payments processing partners under its agreements with them. As a result, Rezolve could be subject to fines and higher transaction fees, Rezolve could lose its ability to accept certain types of payments, Rezolve could face regulatory and private action, and Rezolve’s merchants could end their relationships with it. There can be no assurance that the limitations of liability in Rezolve’s contracts would be enforceable or adequate or would otherwise protect Rezolve from any such liabilities or damages with respect to any particular claim. The successful assertion of one or more large claims against Rezolve could have an adverse effect on Rezolve’s business, financial condition and results of operations.

Risks related to Rezolve’s Brand

Rezolve’s brand is important to its success. If Rezolve fails to effectively maintain, promote and enhance Rezolve’s brand, Rezolve’s business and competitive advantage may be harmed.

Rezolve believes that maintaining, promoting and enhancing the Rezolve brand is important to expanding its business. Maintaining and enhancing Rezolve’s brand will depend largely on Rezolve’s ability to provide high-quality, well-designed, useful, reliable and innovative solutions, which Rezolve may not do successfully.

Errors, defects, disruptions or other performance problems with Rezolve’s platform may harm Rezolve’s reputation and brand. Rezolve may introduce new solutions or terms of service that its merchants and their customers do not like, which may negatively affect Rezolve’s brand. Additionally, if Rezolve’s merchants or their customers have a negative experience using Rezolve’s solutions such an experience may affect Rezolve’s brand.

Rezolve believes that the importance of brand recognition will increase as competition in its market increases. In addition to Rezolve’s ability to provide reliable and useful solutions at competitive prices, successful promotion of its brand will depend on the effectiveness of its marketing efforts. While Rezolve markets its platform primarily through advertisements, targeted media campaigns and social networking and media sites, Rezolve’s platform is also marketed through a number of free-traffic sources, including customer referrals and word-of-mouth. Rezolve’s efforts to market its brand have involved significant expenses, which Rezolve intends to increase. Rezolve’s marketing spend may not yield increased revenues, and even if it does, any increased revenues may not offset the expenses Rezolve incurs in building and maintaining its brand.

Activities of merchants or the content of their shops could damage Rezolve’s brand, subject Rezolve to liability and harm its business and financial results.

Rezolve’s terms of service prohibit Rezolve’s merchants from using Rezolve’s platform to engage in illegal activities and Rezolve’s terms of service permit Rezolve to take down a merchant’s shop if Rezolve becomes aware of such illegal use. Merchants may nonetheless engage in prohibited or illegal activities or upload store content in violation of applicable laws, which could subject Rezolve to liability. Furthermore, Rezolve’s brand may be negatively impacted by the actions of merchants that are deemed to be hostile, offensive, inappropriate or illegal. Rezolve does not proactively monitor or review the appropriateness of the content of Rezolve’s merchants’ shops and Rezolve does not have control over merchant activities. The safeguards Rezolve has in place, including deep-learning tools which analyze text, URLs, images, audio and video for unwanted material (including, but not limited to, profanity, mature or adult material, content depicting violence, hate speech, depictions of illegal drugs and data or internet locations recognized as spam), may not be sufficient for Rezolve to avoid liability or avoid harm to Rezolve’s brand, especially if such hostile, offensive, inappropriate or illegal use is high profile, which could adversely affect Rezolve’s business and financial results.

If Rezolve fails to maintain a consistently high level of customer service, Rezolve’s brand, business and financial results may be harmed.

Rezolve believes its focus on customer service and support is critical to onboarding new merchants and growing its business. As a result, Rezolve has invested heavily in the quality and training of its support team along with the tools used to provide this service. If

Rezolve is unable to maintain a consistently high level of customer service, Rezolve may lose customers. In addition, Rezolve’s ability to attract new merchants is highly dependent on its reputation and on positive recommendations from its existing merchants. If Rezolve fails to achieve and maintain a consistently high level of customer service, or there is a market perception that Rezolve does not maintain high-quality customer service, such failure or perception could adversely affect Rezolve’s reputation and the number of positive merchant referrals that it receives.

Risks Relating to Rezolve’s Intellectual Property

Rezolve may be unable to maintain or protect its intellectual property rights and proprietary information, or obtain registrations in such rights or information, or otherwise prevent third parties from making unauthorized use of the foregoing, including its technology.

Rezolve’s intellectual property rights are important to its business. Rezolve relies on the rights and protections afforded by a combination of confidentiality clauses with employees and third parties, trade secrets, copyrights, patents and trademarks to protect its intellectual property, all of which offer only limited protection. The steps Rezolve takes to protect its intellectual property require significant resources and may be inadequate. Rezolve will not be able to protect its intellectual property if Rezolve is unable to enforce its rights or if Rezolve does not detect or is otherwise not made aware of unauthorized use of its intellectual property. Rezolve may be required to use significant resources to monitor and protect these rights. Despite Rezolve’s precautions, it may be possible for unauthorized third parties to copy its platform and use information that Rezolve regards as proprietary to create services that compete with, or otherwise undermine, Rezolve’s. Certain license provisions protecting against unauthorized use, copying, transfer and disclosure of Rezolve’s intellectual property and/or proprietary information may be unenforceable under the laws of certain jurisdictions and foreign countries, or, if legally enforceable, may otherwise be difficult to enforce for other business and legal reasons.

Rezolve enters into confidentiality and invention assignment agreements with its employees and consultants and enters into confidentiality agreements with the parties with whom it has strategic relationships and business alliances. No assurance can be given that these agreements will be effective in controlling access to Rezolve’s proprietary information and trade secrets. The confidentiality agreements on which Rezolve relies to protect certain technologies may be breached, may not be adequate to protect Rezolve’s confidential information, trade secrets and proprietary technologies and may not provide an adequate remedy in the event of unauthorized use or disclosure of its confidential information, trade secrets or proprietary technology. Further, these agreements do not prevent Rezolve’s competitors or others from independently developing software that is substantially equivalent or superior to Rezolve’s software. In addition, others may independently discover Rezolve’s trade secrets and confidential information, and in such cases, Rezolve likely would not be able to assert any trade secret rights against such parties. Additionally, Rezolve may from time to time be subject to opposition or similar proceedings with respect to applications for registrations of its intellectual property, including its patents and trademarks. While Rezolve aims to acquire adequate protection of its brand through trademark registrations in key markets, occasionally third parties may have already registered or otherwise acquired rights to identical or similar marks for similar, related, or complimentary services. Rezolve relies on its brand and trademarks to identify its platform and to differentiate its platform and services from those of its competitors, and if Rezolve is unable to adequately protect its trademarks, third parties may use its brand names or trademarks similar to Rezolve’s in a manner that may cause confusion in the market, which could decrease the value of Rezolve’s brand and adversely affect Rezolve’s business and competitive advantages.

Policing unauthorized use of Rezolve’s intellectual property and misappropriation of Rezolve’s technology and trade secrets is difficult and Rezolve may not always be aware of such unauthorized use or misappropriation. Despite Rezolve’s efforts to protect its intellectual property rights, unauthorized third parties may attempt to use, copy or otherwise obtain and market or distribute its intellectual property rights or technology or otherwise develop services with the same or similar functionality as Rezolve’s platform. If Rezolve’s competitors infringe, misappropriate or otherwise misuse Rezolve’s intellectual property rights and Rezolve is not adequately protected, or if Rezolve’s competitors are able to develop a platform with the same or similar functionality as Rezolve’s without infringing Rezolve’s intellectual property, Rezolve’s competitive advantage and results of operations could be harmed. Litigation brought to protect and enforce Rezolve’s intellectual property rights could be costly, time consuming and distracting to management and could result in the impairment, dilution, or loss of portions of Rezolve’s intellectual property rights. As a result, Rezolve may be aware of infringement by its competitors but may choose not to bring litigation to enforce its intellectual property rights due to the strategic considerations, cost, time and distraction of bringing such litigation. Furthermore, if Rezolve does decide to bring litigation, its efforts to enforce its intellectual property rights may be met with defenses, counterclaims or countersuits challenging or opposing Rezolve’s right to use and otherwise exploit particular intellectual property rights, services and technology or the enforceability of Rezolve’s intellectual property rights. Rezolve’s inability to protect its proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of Rezolve’s management’s attention and resources, could delay further sales or the implementation of Rezolve’s services and offerings, impair the functionality of Rezolve’s platform, prevent or delay introductions of new or enhanced services or offerings, result in Rezolve substituting inferior or more costly technologies into Rezolve’s platform or injure Rezolve’s reputation. Furthermore, many of Rezolve’s current and potential competitors have the ability to dedicate substantially greater resources to developing and protecting their technology or intellectual property rights than Rezolve does.

Rezolve may be subject to claims by third parties of intellectual property infringement.

The software industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patents and other intellectual property rights. Third parties may have in the past asserted, and may in the future assert, that Rezolve’s platform, solutions, technology, methods or practices infringe, misappropriate or otherwise violate their intellectual property or other proprietary rights. Such claims may be made by Rezolve’s competitors seeking to obtain a competitive advantage or by other parties. Additionally, in recent years, non-practicing entities have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements from companies like Rezolve. The risk of claims may increase as the number of solutions that Rezolve offers and competitors in Rezolve’s market increases and overlaps occur. In addition, to the extent that Rezolve gains greater visibility and market exposure, Rezolve faces a higher risk of being the subject of intellectual property infringement claims.

Any such claims, regardless of merit, that result in litigation could result in substantial expenses, divert the attention of management, cause significant delays in introducing new or enhanced services or technology, materially disrupt the conduct of Rezolve’s business and have a material and adverse effect on Rezolve’s brand, business, financial condition and results of operations. It is possible that patents have been issued to third parties that cover all or a portion of Rezolve’s business. As a consequence of any patent or other intellectual property claims, Rezolve could be required to pay substantial damages, develop non-infringing technology, enter into royalty-bearing licensing agreements, stop selling or marketing some or all of Rezolve’s solutions or re-brand its solutions. Rezolve may also be obligated to indemnify its merchants or partners or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. If it appears necessary, Rezolve may seek to secure license rights to intellectual property that Rezolve is alleged to infringe at a significant cost, potentially even if Rezolve believes such claims to be without merit. If required licenses cannot be obtained, or if existing licenses are not renewed, litigation could result. Litigation is inherently uncertain and can cause Rezolve to expend significant resources, time and attention to it, even if Rezolve is ultimately successful. Any adverse decision could result in a loss of Rezolve’s proprietary rights, subject Rezolve to significant liabilities, require Rezolve to seek licenses for alternative technologies from third parties, prevent Rezolve from offering all or a portion of its solutions and otherwise negatively affect its business and operating results.

Rezolve’s use of “open source” software could negatively affect its ability to sell its solutions and subject Rezolve to possible litigation.

Rezolve’s solutions incorporate and are significantly dependent on the use and development of “open source” software and Rezolve intends to continue the use and development of open source software in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses and is typically freely accessible, usable and modifiable. Pursuant to such open source licenses, Rezolve may be subject to certain conditions, including requirements that Rezolve offers its proprietary software that incorporates the open source software for no cost, that Rezolve makes available source code for modifications or derivative works it creates based upon, incorporating or using the open source software and that Rezolve licenses such modifications or derivative works under the terms of the particular open source license. If an author or other third party that uses or distributes such open source software were to allege that Rezolve had not complied with the conditions of one or more of these licenses, Rezolve could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of Rezolve’s solutions that contained or are dependent upon the open-source software and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of Rezolve’s solutions. Litigation related to the use of open-source software could be costly for Rezolve to defend, have a negative effect on its operating results and financial condition or require it to devote additional research and development resources to change its platform. The terms of many open-source licenses to which Rezolve is subject have not been interpreted by U.S. or foreign courts. As there is little or no legal precedent governing the interpretation of many of the terms of certain of these licenses, the potential impact of these terms on Rezolve’s business is uncertain and may result in unanticipated obligations regarding Rezolve’s solutions and technologies. It is Rezolve’s view that it does not distribute its software, since no installation of software is necessary and its platform is accessible solely through the “cloud.” Nevertheless, this position could be challenged. Any requirement to disclose Rezolve’s proprietary source code, termination of open-source license rights or payments of damages for breach of contract could be harmful to Rezolve’s business, results of operations or financial condition, and could help Rezolve’s competitors develop products, offerings and services that are similar to or better than Rezolve’s.

In addition to risks related to license requirements, usage of open-source software can lead to greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties, controls on the origin or development of the software, or remedies against the licensors. Many of the risks associated with usage of open source software cannot be eliminated and could adversely affect Rezolve’s business.

Although Rezolve believes that it has complied with its obligations under the various applicable licenses for open source software, it is possible that Rezolve may not be aware of all instances where open-source software has been incorporated into its proprietary software or used in connection with its solutions or its corresponding obligations under open-source licenses. Rezolve has open-source software usage policies or monitoring procedures in place but cannot assure that such policies and procedures will be effective in avoiding improper use of open-source software. To the extent that Rezolve has failed to comply with its obligations under particular licenses for open-source software, Rezolve may lose the right to continue to use and exploit such open-source software in connection with its operations and solutions, which could disrupt and adversely affect its business.

Risks Relating to Legal and Regulatory Compliance

Claims for indemnification by Rezolve’s directors and officers may reduce Rezolve’s available funds to satisfy successful third-party claims against Rezolve and may reduce the amount of money available to Rezolve.

Rezolve’s Memorandum and Articles of Association provide that Rezolve will indemnify its directors and officers, in each case to the fullest extent permitted by English law. More particularly, as permitted by English law, Rezolve’s Memorandum and Articles of Association and its indemnification agreements entered into with its directors and officers provide that, subject to the exceptions and limitations listed below, every person who is, or has been, a director or officer of Rezolve or a direct or indirect subsidiary of Rezolve shall be indemnified by Rezolve to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding which he or she becomes involved as a party or otherwise by virtue of his or her being or having been such director or officer and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” include all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened, and the words “liability” and “expenses” include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. However, no indemnification shall be provided to any director or officer of Rezolve or a direct or indirect subsidiary of Rezolve (i) by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of a director or officer, (ii) with respect to any matter as to which any director or officer has been finally adjudicated to have acted in bad faith and against the interest of Rezolve, or (iii) in the event of a settlement, unless approved by a court or the board of directors. Rezolve may, to the fullest extent permitted by law, purchase and maintain insurance or furnish similar protection or make other arrangements, against any liability asserted against a director or officer or incurred by or on behalf of him or her in his or her capacity as a director or officer of Rezolve or a direct or indirect subsidiary of Rezolve. The right of indemnification will be severable, will not affect any other rights to which any director or officer of Rezolve or a direct or indirect subsidiary of Rezolve may now or in the future be entitled, will continue as to a person who has ceased to be such director or officer and will inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification is not exclusive and will not affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding will be advanced by Rezolve prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he or she is not entitled to indemnification.

Rezolve is subject to anti-corruption and anti-bribery laws and similar laws, and non-compliance with such laws can subject Rezolve to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect its business, prospects, financial condition, results of operations and reputation.

Rezolve is subject to the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, and possibly other anti-bribery and anti-corruption laws and anti-money laundering laws in countries outside of the United States where Rezolve conducts its activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, agents, representatives, business partners, and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector.

Rezolve may leverage third parties to sell its offerings and conduct its business abroad. Rezolve, its employees, agents, representatives, business partners and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities, and Rezolve may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if Rezolve does not explicitly authorize such activities. Rezolve cannot assure you that all of its employees and agents will not take actions in violation of applicable law, for which Rezolve may be ultimately held responsible. As Rezolve increases its international sales and business, Rezolve’s risks under these laws may increase.

These laws also require that Rezolve keeps accurate books and records and maintains internal controls and compliance procedures designed to prevent any such actions. While Rezolve has policies and procedures to address compliance with such laws,

Rezolve cannot assure you that none of its employees, agents, representatives, business partners or third-party intermediaries will take actions in violation of Rezolve’s policies and applicable law, for which Rezolve may be ultimately held responsible.

Any allegations or violation of anti-corruption and anti-bribery laws could subject Rezolve to whistleblower complaints, adverse media coverage, investigations, severe civil and criminal sanctions, settlements, prosecution, enforcement actions, fines, damages, loss of export privileges, suspension or debarment from government contracts and other collateral consequences and remedial measures, all of which could adversely affect Rezolve’s business, prospects, financial condition, results of operations and reputation. Responding to any investigation or action will likely result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Enhanced trade tariffs, import restrictions, export restrictions, United States regulations or other trade barriers may materially harm Rezolve’s business.

Rezolve is continuing to expand its international operations and sales as part of its strategy which may present various risks to its business. Countries have imposed tariffs on imports from various jurisdictions, including on imports from jurisdictions where Rezolve sources products, which could increase the prices that Rezolve pays for certain products. Furthermore, governments have, and may continue to, impose tariffs and other trade restrictions that could increase the costs of Rezolve’s offerings in certain jurisdictions. The increased cost of Rezolve’s offerings may result in Rezolve losing Channels or merchants, which, in turn, could reduce Rezolve’s sales and harm Rezolve’s business and financial condition. Rezolve’s business also may be adversely impacted by retaliatory trade measures taken by the U.S. government or non-U.S. governments, which could materially harm Rezolve’s business, financial condition and operations. Rezolve’s business also could be adversely impacted by new economic sanctions, trade sanctions, and export controls. The imposition of economic sanctions, trade sanctions, or export controls could limit Rezolve’s ability to make sales in certain jurisdictions or to source products from certain jurisdictions, which could harm Rezolve’s business and its financial condition. Further, the continued threats of tariffs, trade restrictions (including sanctions and export controls) and trade barriers may have a disruptive impact on the global economy. Any such changes could directly and adversely impact Rezolve’s business and financial condition.

From time to time, Rezolve may be involved in legal proceedings and commercial or contractual disputes, which could have an adverse impact on Rezolve’s profitability and consolidated financial position.

Rezolve may be involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. Such claims may include, without limitation, commercial or contractual disputes, including disputes with merchants, intellectual property matters, personal injury claims, tax matters, and employment matters. Efforts to defend against such claims may entail significant costs and harm Rezolve’s reputation, all of which could adversely affect Rezolve’s business, financial condition and results of operations.

Certain provisions of the Articles and English law could deter takeover attempts.

Certain provisions in the Articles and the application of the UK Takeover Code to Rezolve could delay, prevent or make more difficult a merger, tender offer, proxy contest or change of control. Rezolve’s shareholders might view any transaction of this type as being in their best interest since the transaction could result in a higher stock price than the then-current market price for Ordinary Shares.

Risks Related to Ownership of Ordinary Shares and Rezolve Operating as a Public Company

The trading price of Ordinary Shares could be volatile, and the value of Ordinary Shares may decline.

We cannot predict the prices at which Ordinary Shares will trade. The price of Ordinary Shares s is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in Ordinary Shares as you might be unable to sell your shares at or above the price you paid. Factors that could cause fluctuations in the trading price of Ordinary Shares include the following:

(a)
price and volume fluctuations in the overall stock market from time to time;
(b)
volatility in the market prices and trading volumes of technology company stocks;
(c)
changes in operating performance and stock market valuations of other technology companies generally, or those in Rezolve’s industry in particular;
(d)
sales of shares of Ordinary Shares by shareholders;
(e)
failure of securities analysts to initiate or maintain coverage of Rezolve, changes in financial estimates by securities analysts who follow Rezolve, or Rezolve’s failure to meet these estimates or the expectations of investors;

(f)
the financial projections Rezolve may provide to the public, any changes in those projections, or Rezolve’s failure to meet those projections;
(g)
announcements by Rezolve or its competitors of new offerings or contracts;
(h)
the public’s reaction to Rezolve’s press releases, other public announcements, and filings with the SEC;
(i)
changes in how customers perceive the benefits of Rezolve’s offerings and services, and future offerings;
(j)
changes in the structure of payment systems;
(k)
rumors and market speculation involving Rezolve or other companies in the same or similar industry;
(l)
actual or anticipated changes in Rezolve’s results of operations or fluctuations in Rezolve’s results of operations;
(m)
actual or anticipated developments in Rezolve’s business, Rezolve’s competitors’ businesses, or the competitive landscape generally;
(n)
litigation involving Rezolve, Rezolve’s industry or both, or investigations by regulators into Rezolve’s operations or those of Rezolve’s competitors;
(o)
developments or disputes concerning Rezolve’s intellectual property or other proprietary rights;
(p)
any security breach or incident involving our offerings, services or site or data stored or processed by us or on our behalf;
(q)
announced or completed acquisitions of businesses, commercial relationships, offerings, services, or technologies by Rezolve or its competitors;
(r)
new laws or regulations or new interpretations of existing laws or regulations applicable to Rezolve’s business;
(s)
changes in accounting standards, policies, guidelines, interpretations, or principles;
(t)
any adverse consequences related to the Rezolve Founder weighted voting capital structure, such as stock index providers excluding companies with weighted voting capital structures from certain indices;
(u)
any significant change in Rezolve’s management; and
(v)
general economic conditions and slow or negative growth of Rezolve’s markets and war or other hostilities.

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of Ordinary Shares could decline for reasons unrelated to our business, financial condition or results of operations. The trading price of Ordinary Shares might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has often been brought against that company. If our share price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have an adverse effect on our business, financial condition and results of operations.

There can be no assurance that the Public Warrants will ever be in the money at the time they become exercisable or otherwise, and they may expire worthless.

The exercise price for the Public Warrants is $11.50 per Ordinary Share. There is no guarantee that such Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

A market for our securities may not be sustained, which would adversely affect the liquidity and price of Ordinary Shares.

An active trading market for our securities may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, Rezolve’s general business condition and the release of Rezolve’s financial reports. Additionally, if our securities become delisted from the Nasdaq and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange) or Rezolve’s securities are not listed on the Nasdaq and are quoted on the OTC Bulletin Board, the liquidity and price of our securities may be more limited than if we were quoted or listed on the New York Stock Exchange, Nasdaq or another national securities exchange. The lack of an active market may impair your ability to sell your Rezolve securities at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling securities and may impair our ability to acquire other businesses or technologies using our shares as consideration, which, in turn, could materially adversely affect our business.

There can be no assurance that Rezolve will be able to comply with the continued listing standards of Nasdaq.

If Nasdaq delists Rezolve’s securities from trading on its exchange for failure to continue to comply with its listing standards, Rezolve and its stockholders could face significant material adverse consequences including:

1.
limited availability of market quotations for Rezolve’s securities;
2.
a determination that the Ordinary Shares are a “penny stock” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Ordinary Shares;
3.
a limited amount of analyst coverage; and
4.
a decreased ability to issue additional securities or obtain additional financing in the future.

If securities or industry analysts publish reports that are interpreted negatively by the investment community or publish negative research reports about our business, our share price and trading volume could decline.

The trading market for our Ordinary Shares depends, to some extent, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts or the information contained in their reports. If one or more analysts publish research reports that are interpreted negatively by the investment community, or have a negative tone regarding our business, financial condition or results of operations, industry or end-markets, our share price could decline. In addition, if a majority of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our Ordinary Shares less attractive to investors.

We are an “emerging growth company” as that term is used in the JOBS Act, and we may remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of the closing of the IPO of Armada, (B) in which we have total annual gross revenue of at least $1.07 billion, or (C) in which we are deemed to be a large accelerated filer, which means the market value of our outstanding Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may choose to take advantage of some, but not all, of these reduced reporting burdens. Accordingly, the information we provide to our shareholders may be different than the information you receive from other public companies in which you hold stock.

Rezolve is a “foreign private issuer” and, as a result, we are permitted to rely on exemptions from certain stock exchange corporate governance standards applicable to U.S. issuers. This may afford less protection to holders of Ordinary Shares.

As a foreign private issuer whose ordinary shares are listed on the Nasdaq, we are permitted to follow certain home country corporate governance practices in lieu of requirements under U.S. securities laws that apply to U.S. domestic public companies, provided that we disclose the requirements we are not following and describe the home country practices we are following. Certain of the requirements that we are permitted to not comply with as a foreign private issuer include:

1.
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;
2.
the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;
3.
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and
4.
Nasdaq Rule 5635 requiring that a listed company obtain shareholder approval prior to an issuance of securities, including for acquisitions, equity-based compensation, changes of control, and private placements.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-yearly basis as press releases, distributed pursuant to the Nasdaq rules. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

In addition, as a foreign private issuer we will be exempt from the provisions of Regulation Fair Disclosure (“Regulation FD”), which prohibits issuers from making selective disclosure of material nonpublic information. Even though we intend to comply voluntarily with Regulation FD, these exemptions and leniencies will reduce the frequency and scope of information and protections to which our shareholders are entitled as investors.

Furthermore, Rezolve shares are not listed, and we do not currently intend to list Rezolve shares on any market in the United Kingdom, Rezolve’s country of incorporation. As a result, we are not subject to the reporting and other requirements of companies listed in the United Kingdom.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

In order to maintain our current status as a foreign private issuer, either (a) more than 50% of our outstanding voting securities must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors may not be U.S. citizens or residents, (ii) more than 50% of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We would also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The additional requirements that we would become subject to if we were to lose our foreign private issuer status could lead us to incur significant additional legal, accounting and other expenses.

Our issuance of additional Ordinary Shares in connection with financings, acquisitions, investments, our stock incentive plans, or otherwise will dilute all other shareholders.

We expect to issue additional capital stock in the future that will result in dilution to all other shareholders. We expect to grant equity awards to employees, directors, consultants and contractors under our stock incentive plans. We may issue shares in the future and pursuant to the Standby Purchase Agreement and other convertible securities. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, offerings or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause shareholders to experience significant dilution of their ownership interests and the per share value of our Ordinary Shares to decline.

We incur increased costs as a result of operating as a public company, and our management is required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company” and/or a foreign private issuer. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Nasdaq listing requirements, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and are required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

U.S. holders that directly or indirectly own 10% or more of our equity interests may be subject to adverse U.S. federal income tax consequences under rules applicable to U.S. shareholders of controlled foreign corporations.

A non-U.S. corporation generally will be classified as a controlled foreign corporation for U.S. federal income tax purposes (a “CFC”), if “10% U.S. equityholders” (as defined below) own, directly, indirectly or constructively, more than 50% of either (i) the total combined voting power of all classes of stock of such corporation entitled to vote or (ii) the total value of the stock of such corporation. We do not currently expect that Rezolve will be classified as a CFC, but CFC status is determined after taking into account complex constructive ownership rules, the application of which may depend on circumstances we are not aware of, and, accordingly, there can be no assurance in this regard. However, certain of Rezolve’s non-U.S. subsidiaries may be classified as CFCs

(as a result of the application of certain constructive ownership rules which treat Rezolve’s U.S. subsidiaries as owning the equity of those non-U.S. subsidiaries), and it is possible that we may be classified as a CFC either now or in the future. The U.S. federal income tax consequences for U.S. holders who at all times are not 10% U.S. equityholders of any applicable CFC would not be affected by the CFC rules. However, a U.S. holder that owns (or is treated as owning, directly, indirectly or constructively, including by applying certain attribution rules) 10% or more of the combined voting power of all classes of our stock entitled to vote or the total value of our equity interests (including equity interests attributable to a deemed exercise of options and convertible debt instruments), or a “10% U.S. equityholder”, of us or an applicable subsidiary, if we or an applicable subsidiary were classified as a CFC, would generally be subject to current U.S. federal income taxation on a portion of our or our applicable subsidiaries’ earnings and profits (as determined for U.S. federal income tax purposes), regardless of whether such 10% U.S. equityholder receives any actual distributions. In addition, if we or an applicable subsidiary were classified as a CFC, a portion of any gains realized on the sale of our common shares by a 10% U.S. equityholder may be treated as ordinary income. A 10% U.S. equityholder will also be subject to additional U.S. federal income tax information reporting requirements with respect to our subsidiaries that are classified as CFCs and with respect to us (if we or any of our subsidiaries were classified as a CFC) and substantial penalties may be imposed for noncompliance. We cannot provide any assurances that Rezolve will assist U.S. holders in determining whether Rezolve or any of its subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. holder is treated as a 10% U.S. equityholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if Rezolve, or any of its subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes. Each U.S. holder should consult its own tax advisor regarding the CFC rules and whether such U.S. holder may be a 10% U.S. equityholder for purposes of these rules.

Our U.S. shareholders may suffer adverse tax consequences if we are classified as a “passive foreign investment company.”

A non-U.S. corporation generally will be treated as a “passive foreign investment company” (“PFIC”), for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of Rezolve and its subsidiaries and certain factual assumptions, Rezolve does not currently expect to be treated as a PFIC for the taxable year ending December 31, 2024. However, there can be no assurances in this regard, because PFIC status is determined annually and requires a factual determination that depends on, among other things, the composition of a company’s income, assets and activities in each taxable year, and can only be made annually after the close of each taxable year, and is thus subject to significant uncertainty. Furthermore, because the value of our gross assets is likely to be determined in part by reference to our market capitalization, a decline in the value of our ordinary shares may result in Rezolve becoming a PFIC. Accordingly, there can be no assurance that we will not be considered a PFIC for any taxable year. If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder (as defined in “Material Tax Considerations”). Prospective U.S. Holders should consult their tax advisors regarding the potential application of the PFIC rules to them.

The Internal Revenue Service may not agree that Rezolve should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Although Rezolve is incorporated in England and Wales, the Internal Revenue Service (“IRS”) may assert that it should be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not a U.S. corporation. Because Rezolve is an entity incorporated in England and Wales, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. Section 7874 of the Code provides an exception under which a foreign incorporated and foreign tax resident entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Rezolve does not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, the application of Section 7874 of the Code is complex and is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and is subject to certain factual uncertainties. Accordingly, there can be no assurance that Rezolve will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

If Rezolve were treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code, Rezolve and certain Rezolve shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Rezolve and future withholding taxes on certain Rezolve shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.

USE OF PROCEEDS

All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

We could receive up to an aggregate of approximately $86 million from the exercise of all Public Warrants, and up to an aggregate of approximately $4.5 million from the exercise of all Private Warrants, assuming the exercise in full of all such Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, to the extent we elect the exercise of such Warrants for cash, we intend to use the net proceeds from such exercise for general corporate purposes. However, as of the date of this prospectus, our Public Warrants are “out-of-the money,” which means that the trading price of the Ordinary Shares underlying the Public Warrants is below the $11.50 exercise price of the Public Warrants. For so long as the warrants remain “out-of-the money,” we do not expect warrant holders to exercise their Public Warrants and, therefore, we do not expect to receive cash proceeds from any such exercise. See the risk factor entitled “There can be no assurance that the Public Warrants will ever be in the money at the time they become exercisable or otherwise, and they may expire worthless” for more information.

The Selling Holders will pay any underwriting commissions and discounts, and expenses incurred by the Selling Holders for brokerage, marketing costs, or legal services (other than those detailed below). We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, securities or blue sky law compliance fees, Nasdaq listing fees and expenses of our counsel and our independent registered public accounting firm, and fees and expenses of one legal counsel.

DIVIDEND POLICY

We have not paid any cash dividends on the Ordinary Shares to date and do not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our Board. Further, our ability to declare dividends may be limited by the terms of financing or other agreements we or our subsidiaries enter into from time to time.

MARKET PRICE OF OUR SECURITIES

The Ordinary Shares began trading on Nasdaq under the symbol “RZLV” on August 15, 2024. The Public Warrants began trading on Nasdaq under the symbol “RZLVW” on August 15, 2024. The Armada Ordinary Shares, Armada Warrants and Armada Units were previously listed on Nasdaq under the symbols “AACI,” “AACIW,” and “AACIU,” respectively. The Armada Units began trading on Nasdaq on August 13, 2021 and the Armada Ordinary Shares and Armada Warrants began trading on Nasdaq on November 16, 2021. The Armada Units automatically separated into the component securities upon consummation of the Business Combination. Prior to the Closing Date, each Armada Unit consisted of one Armada Ordinary Share and one half of one Armada Warrant, whereby each whole Armada Warrant entitled the holder to purchase one Armada Ordinary Share at an exercise price of $11.50 per share. Upon the closing of the Business Combination, the Armada Ordinary Shares were converted into Ordinary Shares. As of April 25, 2025, there were approximately 2 shareholders of record of Ordinary Shares and one shareholder of record of Warrants. Such numbers do not include beneficial owners holding our securities through nominee names. On May 1, 2025, the last reported closing sale prices of our Ordinary Shares and Public Warrants were $2.19 and $0.5501, respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

Introduction

As previously disclosed in its Current Reports on Form 6-K furnished with the Securities and Exchange Commission (“SEC”) on March 31, 2025, March 6, 2025, February 21, 2025 and February 7, 2025, Rezolve AI plc (“Rezolve” or “the Company”) completed two acquisitions after December 31, 2024 but before the consolidated financial statements of the Company as of and for the year ended December 31, 2024 were issued.

Bluedot Acquisition

On February 4, 2025, the Company entered into a purchase agreement with DBLP Sea Cow Ltd (“DBLP”), to acquire the entire issued and to be issued share capital of each of Bluedot Industries, Inc. and Bluedot Industries Pty. Ltd. As consideration for this acquisition, the Company issued 819,737 ordinary shares of the Company in a private placement to DBLP.

DBLP is a related party and is wholly legally owned by Daniel Wagner and beneficially owned by John Wagner. Both Daniel Wagner and John Wagner are directors of DBLP.

On March 17, 2025, the Company entered into a share purchase agreement with Tanist Group Limited (“Tanist Group”) pursuant to which the Company acquired 100% of the issued and outstanding shares of Bluedot Innovation Pty. Ltd. As consideration for this acquisition, the Company issued 1,941,111 ordinary shares of the Company to the Tanist Group.

Bluedot Industries, Inc., Bluedot Industries Pty. Ltd. and Bluedot Innovation Pty. Ltd, together “Bluedot”, is a developer of mobile location technology to enhance customer experiences.

On February 20, 2025 and March 17, 2025, the Company closed the acquisition of Bluedot and issued the above mentioned ordinary shares as consideration to DBLP and the Tanist Group, respectively.

The acquisition of Bluedot was not deemed significant under Rule 3-05 of Regulation S-X (“Rule 3-05”).

GroupBy Acquisition

On February 11, 2025, the Company entered into a purchase agreement with GroupBy Inc., GroupBy International Ltd., and Fortis Advisors LLC, as the representative of the sellers party thereto (“the Sellers”), to acquire the entire issued and to be issued share capital of each of GroupBy Inc., GroupBy International Ltd., GroupBy USA Inc., and GroupBy UK Ltd (together “GroupBy”).

GroupBy is an eCommerce Search and Product Discovery SaaS technology provider that powers some of the largest B2B and B2C brands.

On March 25, 2025, Rezolve closed the GroupBy acquisition. As consideration for the GroupBy acquisition, the Company issued an aggregate of 3,999,902 of its ordinary shares of the Company in a private placement to the Sellers.

The acquisition of GroupBy was deemed significant under Rule 3-05 and separate financial statements for GroupBy are included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Combined Financial Information

The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2024 gives effect to the Bluedot acquisition and the GroupBy acquisition as if both acquisitions had been completed on December 31, 2024. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2024 gives effect to the Bluedot acquisition and the GroupBy acquisition as if both acquisitions had been completed on January 1, 2024. As such the adjustments reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet will not necessarily reconcile with the adjustments in the Unaudited Pro Forma Condensed Combined Statements of Operations. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of Rezolve would have been had the Bluedot acquisition and the GroupBy acquisition occurred on the dates noted above, nor are they necessarily indicative of future consolidated results of operations. Future results may vary significantly from the results reflected because of various factors. In Rezolve’s opinion, all adjustments that are necessary to present fairly the unaudited pro forma condensed combined financial information have been made.

The unaudited pro forma condensed combined financial information does not reflect the benefits of potential cost savings or the costs that may be necessary to achieve such savings, opportunities to increase revenue generation or other factors that may result from the Bluedot acquisition and the GroupBy acquisition and does not attempt to predict or suggest future results.

The unaudited pro forma financial statements have been developed from and should be read in conjunction with:

•
the historical audited consolidated financial statements of Rezolve as of, and for the years ended, December 31, 2024 and 2023, included elsewhere in this prospectus;
•
the historical audited combined consolidated financial statements for GroupBy as of, and for the years ended, December 31, 2024 and 2023, included elsewhere in this prospectus;
•
the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” included elsewhere in this prospectus.

REZOLVE AI plc AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

					Proforma Combined
	Rezolve AI plc and Subsidiaries (Historical as of 12/31/2024)	GroupBy (Historical as of 12/31/2024)	Bluedot Industries (Historical as of 12/31/2024)	Bluedot Innovation (Historical as of 12/31/2024)	GroupBy Transaction Accounting Adjustments		Bluedot Transaction Accounting Adjustments		Pro Forma Combined
	A	B	C	D	E		F		G = A+B+C+D+E+F
Assets
Current assets:
Cash and cash equivalents	$9,450,944	$6,482,298	$278,603	$31	—		—		$16,211,876
Accounts receivable, net	21,274	1,148,861	682,432	—	—		—		1,852,567
Prepaid expenses and other current assets	960,848	1,146,327	—	—	10,000	a	—		2,117,175
Derivative asset	2,587,581	—	—	—	—		—		2,587,581
Income taxes receivable	—	222,222	—	—	—		—		222,222
Total current assets	13,020,647	8,999,708	961,035	31	10,000		—		22,991,421
Non-current assets:
Property and equipment, net	17,332	—	4,987	4,082	—		—		26,401
Intangible assets, net	6,750,178	—	—	68,304	34,400,000	b	6,276,731	c,d	47,495,213
Goodwill	—	—	—	—	4,580,673	e	1,093,939	f	5,674,612
Right-of-use asset	—	174,568	—	—	9,771	g	—		184,339
Deferred tax asset			384,408						384,408
Other assets	—	—	41,269	—	—		—		41,269
Total non-current assets	6,767,510	174,568	430,664	72,386	38,990,444		7,370,670		53,806,242
Total assets	$19,788,157	$9,174,276	$1,391,699	$72,417	$39,000,444		$7,370,670		$76,797,663
Liabilities and Equity
Current liabilities:
Accounts payable	7,303,060	21,598,041	1,493,082	3,966	1,371,844	a,i	295,846	j	32,065,839
Due to related party	1,054,429	—	—	—	—		—		1,054,429
Accrued expenses and other payables	9,513,932	—	1,089,012	—	—		—		10,602,944
Short term debt to related party	5,102,211	—	589,940	—	—		—		5,692,151
Short term convertible debt	10,288,123	—	—	—	—		—		10,288,123
Short term convertible debt to related party	95,309	—	—	—	—		—		95,309
Convertible promissory notes	6,428,825	—	—	—	—		—		6,428,825
Ordinary Shares Payable	1,206,609	—	—	—	—		—		1,206,609
Share-based payment liability	1,400,000	—	—	—	—		—		1,400,000
Advisors loans	12,812,366	—	—	—	—		—		12,812,366
Derivative liabilities	2,579,875	—	—	—	—		—		2,579,875
Bank indebtedness	—	12,000,000	—	—	(12,000,000)	h	—		—
Deferred revenue	—	8,584,886	1,161,723	—	—		—		9,746,609
Warrant liability	—	20,149	—	—	(20,149)	k	—		—
Current portion of lease liabilities	—	43,069	—	—	—		—		43,069
Total current liabilities	57,784,739	42,246,145	4,333,757	3,966	(10,648,305)		295,846		94,016,148
Non-current liabilities:
Deferred tax liability	—	—	—	—	10,335,000	l	1,228,051	m	11,563,051
Debt	—	—	—	108,238	—		—		108,238
Lease liabilities	—	148,945	—	—	—		—		148,945
Other liabilities	—	—	—	—	—		—		-
Total non-current liabilities	—	148,945	—	108,238	10,335,000		1,228,051		11,820,234
Total liabilities	$57,784,739	$42,395,090	$4,333,757	$112,204	$(313,305)		$1,523,897		$105,836,382
Stockholders' Equity:
Ordinary shares, £0.0001 nominal value 208,260,754 shares issued and outstanding as of December 31, 2024; 152,262,295 shares issued and outstanding as of December 31, 2023; 256,365,817 and 161,710,480 shares authorized as of December 31, 2024 and 2023	26,816	—	—	—	1,623	n	356	o	28,795
Series A shares, £0.0001 nominal value 4,575,983 shares issued, authorized and outstanding as of December 31, 2023	—	—	—	—	—		—		—
Ordinary shares/Common Stock	—	14,005,728	1,000	50	(14,005,728)	p	(1,050)	p	(0)
Additional paid-in capital	194,062,767	6,291,080	21,626,882	3,324,360	11,767,156	n,p	(20,562,772)	o,p	216,509,473
Stock subscription receivable	(80)	—		(79,003)			79,003	p	(80)
Accumulated deficit	(232,075,815)	(58,196,350)	(24,831,035)	(3,285,194)	46,229,426	g,h,i k,l,p	26,592,332	j,m,p	(245,566,636)
Accumulated other comprehensive loss	(10,270)	—	261,095				(261,095)	p	(10,270)
Warrants	—	4,678,728	—	—	(4,678,728)	q	—		—
Total shareholders' equity (deficit)	$(37,996,582)	$(33,220,814)	$(2,942,058)	$(39,787)	$39,313,749		$5,846,773		$(29,038,719)
Total liabilities and stockholders’ deficit	$19,788,157	$9,174,276	$1,391,699	$72,417	$39,000,444		$7,370,670		$76,797,663

See accompanying notes to the unaudited pro forma condensed combined financial information

REZOLVE AI plc AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

						Proforma Combined
	Rezolve AI plc and Subsidiaries (Historical Year ended December 31, 2024)	GroupBy (Historical Year ended December 31, 2024)	Bluedot Industries (Historical Year ended December 31, 2024)	Bluedot Innovation (Historical Year ended December 31, 2024)		GroupBy Transaction Accounting Adjustments		Bluedot Transaction Accounting Adjustments		Pro Forma Combined
	A	B	C	D		E		F		G = A+B+C+D+E+F
Revenue	$187,788	$18,890,934	$2,092,315	$485,860	R	—		—		$21,656,897
Operating expenses
Cost of revenue	34,053	11,874,137	158,776	—		—		—		12,066,966
Sales and marketing expense	6,285,446	4,906,824	402,441	—		—		—		11,594,711
General and administrative expenses	131,430,412	2,789,811	721,269	23,979		112,554	z	—		135,078,025
Other operating expenses	255,412	—	—					—		255,412
Depreciation and amortization expenses	225,251	200,370	—	38,022		5,652,966	s,z	1,053,673	t,u	7,170,282
Research and development	—	6,835,367	1,152,807	—		—		—		7,988,174
Total operating expenses	138,230,574	26,606,509	2,435,293	62,001		5,765,520		1,053,673		174,153,570

Operating loss	(138,042,786)	(7,715,575)	(342,978)	423,859		(5,765,520)		(1,053,673)		(152,496,673)
Other (expense) income
Interest (expense)/income	(10,557,714)	(1,152,396)	(203,053)	(1,990)		1,173,596	v,z	—		(10,741,557)
Gain/(loss) on derivatives	19,001,681	—	—	—		—		—		19,001,681
Gain/(loss) on extinguishment	(44,332,819)	—	—	—		(279,851)	w, aa	—		(44,612,670)
Other non-operating income (expense), net	1,329,781	(31,362)	11,193	—		(1,361,844)	x	(295,847)	y	(348,079)
Total other (expenses) / income, net	(34,559,071)	(1,183,758)	(191,860)	(1,990)		(468,099)		(295,847)		—
Income (loss) before taxes	(172,601,857)	(8,899,333)	(534,838)	421,869		(6,233,619)		(1,349,520)		(189,197,298)
Income tax expense	(44,933)	(33,524)	(20,486)	(50,067)		(10,335,000)	bb	(1,228,051)	cc	(11,712,061)
Net (loss) income	$(172,646,790)	$(8,932,857)	$(555,324)	$371,802		$(16,568,619)		$(2,577,571)		$(200,909,358)
Earnings Per Share	(1.1)	—	—	—		—		—		(1.1)	dd
Basic and diluted weighted average shares outstanding	162,855,146	—	—	—		—		—		178,157,563	dd

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1—Basis of Presentation

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

GroupBy acquisition

The Company accounted for the GroupBy acquisition using the acquisition method of accounting under ASC 805. The acquisition method of accounting requires that purchase price of the acquisition be allocated to the assets acquired and liabilities assumed using the fair values determined by management as of the acquisition date, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded to goodwill.

The Company's preliminary estimates of fair values of the net assets acquired are based on the information that was available at the date of the GroupBy acquisition, and the Company is continuing to evaluate the underlying inputs and assumptions used in its valuations. Accordingly, these preliminary estimates are subject to change during the measurement period, which is up to one year from the date of the acquisition. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the acquisition from those valuations would result in a corresponding increase in the amount of goodwill from the acquisition. The acquisition-related transaction costs incurred by the Company were accounted for as expenses in the periods in which the costs were incurred and the services were received.

Bluedot acquisition

The Company accounted for the acquisition of Bluedot Industries, Inc. and Bluedot Industries Pty. Ltd using the acquisition method of accounting under ASC 805. The acquisition method of accounting requires that purchase price of the acquisition be allocated to the assets acquired and liabilities assumed using the fair values determined by management as of the acquisition date, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded to goodwill. The Company's preliminary estimates of fair values of the net assets acquired are based on the information that was available at the date of the acquisition of Bluedot Industries, Inc. and Bluedot Industries Pty. Ltd, and the Company is continuing to evaluate the underlying inputs and assumptions used in its valuations. Accordingly, these preliminary estimates are subject to change during the measurement period, which is up to one year from the date of the acquisition. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the acquisition from those valuations would result in a corresponding increase in the amount of goodwill from the acquisition. The acquisition-related transaction costs incurred by the Company were accounted for as expenses in the periods in which the costs were incurred and the services were received.

The Company accounted for the acquisition of Bluedot Innovation Pty. Ltd as an asset acquisition under ASC 805. The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. The Company used a cost accumulation model to determine the cost of the asset acquisition. The Ordinary Shares issued as consideration in this asset acquisition were measured based on the acquisition date fair value of the equity interests issued. Direct transaction costs were recognized as part of the cost of an asset acquisition. The cost of an asset acquisition, including transaction costs, were allocated to identifiable assets acquired and liabilities assumed based on a relative fair value basis. Goodwill is not recognized in an asset acquisition. If applicable, any difference between the cost of an asset acquisition and the fair value of the net assets acquired is allocated to the non-monetary identifiable assets based on their relative fair values. However, as of the date of acquisition, if certain assets are carried at fair value under other applicable GAAP the consideration is first allocated to those assets with the remainder allocated to the non-monetary identifiable assets based on relative fair value basis.

Unaudited Pro Forma financial information

The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2024 gives effect to the Bluedot acquisition and the GroupBy acquisition as if both acquisitions had been completed on December 31, 2024. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2024 gives effect to the Bluedot acquisition and the GroupBy acquisition as if both acquisitions had been completed on January 1, 2024.

The Company utilized the services of an independent valuation consultant, along with estimates and assumptions determined by management, to estimate the fair value of the assets acquired and liabilities assumed. Given the timing of the Bluedot acquisition and the GroupBy acquisition, the assets acquired is still in process of being valued by an independent valuation consultant. The preliminary allocation of the purchase price was based on an evaluation of the appropriate fair values and represents management’s best estimate based on available data. The purchase price allocation of the assets acquired and liabilities assumed is preliminary until the contractual post-closing adjustments are finalized, the final independent valuation consultant report is issued, and the measurement period allowed for under ASC 805 has closed. The final determination of the fair value of assets acquired and liabilities assumed will be completed within the one-year measurement period as allowed by ASC 805. Changes during the measurement period could be material.

The unaudited pro forma condensed combined financial information reflects transaction related adjustments management believes are necessary to present fairly Rezolve’s pro forma results of operations and financial position following the closing of the Bluedot acquisition and the GroupBy acquisition and related transactions as of and for the periods indicated above. The related transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Rezolve’s financial condition and results of operations as if the Bluedot acquisition and the GroupBy acquisition was completed on the dates mentioned above. Therefore, the unaudited pro forma condensed combined financial information and related notes are presented for illustrative purposes only. If the Bluedot acquisition and the GroupBy acquisition and other transactions contemplated herein had occurred in the past, Rezolve's operating results might have been materially different from those presented in this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should not be relied upon as an indication of operating results that Rezolve would have achieved if the Bluedot acquisition and the GroupBy acquisition had taken place on the specified date. In addition, future results may vary significantly from the results reflected in the unaudited pro forma condensed combined financial statement of operations and should not be relied upon as an indication of the future results Rezolve will have after the contemplation of the Bluedot acquisition and the GroupBy acquisition.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Bluedot acquisition and the GroupBy acquisition.

The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. The unaudited pro forma condensed combined financial information should be read in conjunction with the audited financial statements and notes thereto of each of GroupBy and Rezolve included elsewhere in this prospectus.

The historical audited combined consolidated financial statements for GroupBy as of, and for the years ended, December 31, 2024 and 2023 have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and interpretations adopted by the International Accounting Standards Board (“IASB”). See note 2 and note 3 for more information on adjustments resulting from material differences between IFRS and US GAAP.

Note 2—Unaudited pro forma condensed combined balance sheet adjustments

In addition to the pro forma adjustments listed below, the unaudited pro forma condensed combined balance sheet as of December 31, 2024 presented also include adjustments to conform Bluedot’s and GroupBy's historical presentation of certain line items to the presentation of those line items by Rezolve.

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2024 are as follows:

(a)
An adjustment to reflect the purchase of a prepaid insurance tail policy by GroupBy (as required in the purchase agreement) for (i) directors’ and officers’ liability (including fiduciary and employment practices liability) insurance policy and (ii) cyber liability insurance policy, in each case providing coverage for a 6-year period commencing on the closing date of the GroupBy acquisition with respect to claims arising from acts, events or omissions that occurred at or prior to the closing of the GroupBy acquisition.
(b)
Reflects adjustments to intangible assets of GroupBy based on the fair values assigned in the preliminary purchase price allocation to: (1) Technology intellectual property and (2) Customer contract and related relationships.
(c)
Reflects adjustments to intangible assets of acquisition of Bluedot Industries, Inc. and Bluedot Industries Pty. Ltd based on the fair values assigned in the preliminary purchase price allocation to: Customer contract and related relationships.

(d)
Reflects adjustments to intangible assets of Bluedot Innovation Pty. Ltd based on the preliminary allocation of costs for the asset acquisition.
(e)
Reflects the recognition of goodwill for GroupBy based on the preliminary purchase price allocation.
(f)
Reflects the recognition of goodwill for Bluedot Industries, Inc. and Bluedot Industries Pty. Ltd based on the preliminary purchase price allocation.
(g)
Reflects the adjustment to the right-of use asset and lease liability resulting from (1) the application of the guidance in ASC 805-20-30-24 which requires Rezolve to measure the lease liability at the present value of the remaining lease payments, as if the acquired lease were a new lease of the acquirer at the acquisition date and (2) differences between IFRS and US GAAP. There is only a single accounting model for leases under IFRS, i.e., all leases are effectively equivalent to finance leases under ASC 842, therefore lease classification is unnecessary under IFRS. The leases of GroupBy were classified as operating leases under ASC 842 which resulted in the recognition of a straight-line rent expense in the income statement under ASC 842 rather than the recognition of an amortization expense and interest expense under IFRS 16.
(h)
In connection with the closing of the GroupBy acquisition, the Company entered into a subscription letter with Western Alliance Bank (“WAB”) pursuant to which the Company agreed to issue to WAB a number of Ordinary Shares which is equal to $12,300,000. In consideration for the allotment of these Ordinary Shares, WAB will irrevocably and unconditionally release and discharge the Company from the obligations owed by the Company to WAB. The pro forma adjustment assumes a price of $1.44 per share which is the closing price per share on March 25, 2025, the date on which Rezolve closed the GroupBy acquisition.
(i)
An adjustment to recognize the transactions costs directly associated with the acquisition of GroupBy, including, but not limited to advisory fees and legal fees.
(j)
An adjustment to recognize the transactions costs directly associated with the acquisition of Bluedot Industries, Inc. and Bluedot Industries Pty. Ltd , including, but not limited to advisory fees and legal fees.
(k)
Reflects an adjustment for the cancellation all warrant liabilities to which GroupBy is a party as one of the conditions for the closing of the GroupBy acquisition.
(l)
An adjustment to recognize deferred tax liabilities resulting from (1) goodwill identified in the purchase price allocation that is not deductible for tax purposes and (2) differences in the book and tax basis of intangible assets remeasured to fair value as a result of business combination accounting under ASC 805.
(m)
An adjustment to recognize deferred tax liabilities resulting from (1) goodwill identified in the purchase price allocation that is not deductible for tax purposes and (2) differences in the book and tax basis of intangible assets remeasured to fair value as a result of business combination accounting under ASC 805.
(n)
Reflects the issuance of ordinary shares as consideration for the acquisitions of Bluedot: the Company issued 819,737 ordinary shares of the Company to DBLP and 1,941,111 ordinary shares of the Company to the Tanist Group.
(o)
Reflects the issuance of ordinary shares as consideration for the acquisition of GroupBy: the Company issued 3,999,902 of its ordinary shares to the Sellers (as defined above). The pro forma adjustment assumes a price of $1.44 per share which is the closing price per share on March 25, 2025, the date on which the Company closed the GroupBy acquisition.
(p)
Reflects the elimination of accumulated deficit and other consolidation adjustments as a result of acquisition accounting.
(q)
Reflects an adjustment for the cancellation all warrants recognized in equity to which GroupBy is a party as one of the conditions for the closing of the GroupBy acquisition.

Note 3—Unaudited pro forma condensed combined statements of operations adjustments

In addition to the pro forma adjustments listed below, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 also include adjustments to conform Bluedot’s and GroupBy's historical presentation of certain line items to the presentation of those line items by Rezolve.

(r)
The revenue for Bluedot Innovation Pty. Ltd for the year ended December 31, 2024 represents revenue from a government grant.
(s)
Adjustment to add incremental depreciation expense for GroupBy based on the fair values assigned in the preliminary purchase price allocation to technology intellectual property and customer contract and related relationships.

(t)
Adjustment to add incremental depreciation expense for Bluedot Industries, Inc. and Bluedot Industries Pty. Ltd based on the fair values assigned in the preliminary purchase price allocation to customer contract and related relationships.
(u)
Adjustment to add incremental depreciation expense for Bluedot Innovation Pty. Ltd based on the values assigned to technology intellectual property based on the preliminary allocation of costs for the asset acquisition.
(v)
Adjustment to remove GroupBy's historical interest expense for the year ended December 31, 2024, as a result of the settlement of $12 million of outstanding debt due to Western Alliance Bank. Refer to the unaudited pro forma condensed combined balance sheet adjustments above for more information.
(w)
In connection with the closing of the GroupBy acquisition, the Company entered into a subscription letter with Western Alliance Bank ("WAB") pursuant to which the Company agreed to issue to WAB a number of Ordinary Shares which is equal to $12,300,000. In consideration for the allotment of these Ordinary Shares, WAB will irrevocably and unconditionally release and discharge the Company from the obligations owed by the Company to WAB. The pro forma adjustment uses the share price of Rezolve Ordinary shares of $1.44 on March 25, 2025, the date on which Rezolve closed the GroupBy acquisition.
(x)
An adjustment to recognize the transactions costs directly associated with the acquisition of GroupBy including, but not limited to advisory fees and legal fees.
(y)
An adjustment to recognize the transactions costs directly associated with the acquisition of Bluedot Industries, Inc. and Bluedot Industries Pty. Ltd including, but not limited to advisory fees and legal fees.
(z)
An adjustment to lease expense for the difference between IFRS and US GAAP. There is only a single accounting model for leases under IFRS, i.e., all leases are effectively equivalent to finance leases under ASC 842, therefore lease classification is unnecessary under IFRS. The leases of GroupBy were classified as operating leases under ASC 842 which resulted in the recognition of a straight-line rent expense in the income statement under ASC 842 rather than the recognition of an amortization expense and interest expense under IFRS 16, for the year ended December 31, 2024.
(aa)
Reflects an adjustment for the cancellation all warrant liabilities to which GroupBy is a party as one of the conditions for the closing of the GroupBy acquisition.
(bb)
An adjustment to recognize deferred tax liabilities resulting from (1) goodwill identified in the purchase price allocation that is not deductible for tax purposes and (2) differences in the book and tax basis of intangible assets remeasured to fair value as a result of business combination accounting under ASC 805.
(cc)
An adjustment to recognize deferred tax liabilities resulting from (1) goodwill identified in the purchase price allocation that is not deductible for tax purposes and (2) differences in the book and tax basis of intangible assets remeasured to fair value as a result of business combination accounting under ASC 805.
(dd)
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Bluedot and GroupBy acquisitions, assuming the shares were outstanding since January 1, 2024. As the Bluedot and GroupBy acquisitions are being reflected in the unaudited pro forma condensed combined statement of operations as if both acquisitions had occurred on January 1, 2024, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Blue Dot and GroupBy acquisitions have been outstanding for the entire period presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, the "Company", “we,” “us,” “our” and “Rezolve” refer to Rezolve Limited and its subsidiaries prior to the consummation of the Pre-Closing Demerger and to Rezolve AI PLC (formerly Rezolve AI Limited) and its subsidiaries following the consummation of the Pre-Closing Demerger.

Overview

We are recognized2 to stand at the vanguard of the mobile commerce industry, providing an engagement platform, powered by cutting-edge artificial intelligence and machine learning. This platform empowers retailers, brands, and manufacturers to create robust, dynamic connections with consumers, transcending barriers of location and device, whether they are mobile or desktop. Harnessing the potential of AI, our platform fosters unprecedented mobile engagement, aiding businesses in their quest to reach their consumers in innovative ways. By leveraging the capabilities of mobile devices and personal computers—from cameras and microphones to location services and wireless connectivity—we bring the commercial experience directly into consumers’ hands. The hallmark of our platform is the integration of AI-driven systems, which simplify and enhance the purchasing process. Our technology enables merchants to understand their customers intent, provide the most relevant and helpful information to assist with their product selection and then enables them to complete transactions, access information, or contribute donations with a single tap on their device screen, depending on the context. This streamlined, seamless interaction, facilitated by the power of artificial intelligence, ensures an effortless and intuitive consumer experience. Since, the launch of our pilot platform, we believe we have harnessed the transformative potential of artificial intelligence, redefining the landscape of mobile commerce and engagement. As we continue to innovate, we remain committed to driving forward the digital commerce industry, shaping a future where technology and commerce intersect seamlessly for the benefit of both businesses and consumers.

Our platform allows for mobile engagement with merchants using our software to extend their business to consumers’ mobile devices and computers in innovative ways. By using a mobile device’s camera, microphone, location awareness, Bluetooth or Wi-Fi capabilities, our platform enables a user to make purchases, request information or make donations with only one tap on their screen, in certain circumstances. We deployed our pilot platform (which was developed prior to the Pre-Closing Demerger) in 2017.

We expect to commercialize the Rezolve platform in quarter 2 of 2025, initially in Europe and the USA. Revenues from braincommerce are also forecast to begin in Q2 2025, increasing significantly in Q3 and Q4 2025. We also expect to generate revenues in Q4 2025 in South America and the Asia. We expect revenues to increase in 2026 through our signed partner agreements with Microsoft, Google and others. For additional information regarding the partner agreements, see “—Partner Agreements”.

Rezolve was incorporated in England and Wales as a private limited company on January 5, 2023 under the name Rezolve Group Limited with company number 14573691 and changed its name on June 5, 2023 to Rezolve AI Limited. Rezolve Limited was incorporated in England and Wales as a private limited company on September 11, 2015 under the name Soul Seeker Limited with company number 09773823. Rezolve Limited changed its name in February 2016 to Powa Commerce Limited and to Rezolve Limited in March 2016. On March 28, 2025, the Company altered its legal status under English law from a private limited company and re-registered as a public limited company. In connection with the re-registration as a public limited company, the Company changed its name from Rezolve AI Limited to Rezolve AI plc.

We currently derive our revenue through the transaction fees based on sales of ticketing for La Liga football events in Spain.

Management has assessed whether they believe there are events or conditions that give rise to doubt the ability of the Company to continue as a going concern for a period of twelve months after the preparation of the consolidated financial statements. The assessment includes knowledge of the Company’s subsequent financial position, the estimated economic outlook and identified risks and uncertainties in relation there to.

2 Please see Rezolve Press Release dated July 25, 2023, available at https://www.rezolve.com/investors/britainsbrain-heralds-new-era-of-commerce-enabled-ai/

As a result of our losses and our projected cash needs combined with our current liquidity level, the Company’s ability to continue as a going concern is contingent upon successful execution of management’s intended plan over the next twelve months to improve the Company’s liquidity and profitability, which includes, without limitation:

•
Seeking additional capital through the issuance of debtor equity securities.
•
Generating revenue by execution of successful trials and long-term partner arrangements..
•
Reducing expenses by taking restructuring actions and reducing the number of employees and consultants.
•
Limiting capital expenditures.

Key Factors Affecting Our Performance

We believe our future performance will depend on many factors, including the following:

•
Growth from Transactions: Our growth depends on SaaS subscription fees and commissions earned from merchant’s transactions with their customers.
•
New Merchant Acquisition: Our growth depends in part on our ability to attract merchants to our platform. A key avenue of merchant acquisition is through strategic agreements with our Channels with world class organizations including in India, Mexico, Europe and the U.S. These strategic agreements with our Channels promote the Rezolve technology to their broad base of users. New merchant acquisitions are a key to scaling our platform. As a result of the recently signed agreements with our Channels in various regions, we expect that we will be able to obtain a merchant base.
•
Successful Expansion to Additional Geographies: We believe our platform can compete successfully in various geographic regions. This includes regions of the world where we have previously had a presence. We plan to add local sales support in further select international markets over time to support our growth. Specifically, we are putting efforts into expanding our sales operations and opportunities in India, Mexico, Europe and the U.S. which we view as significant opportunities and where we previously had a presence prior to our strategic decision to concentrate resources on the Asia-Pacific region.
•
Merchant Retention and Expansion: We care deeply about merchants. Our commitment to their success, we believe, increases retention and likelihood of expanding their activity on our platform. Supporting merchants begins with enhancing both the shopper and the merchant experience. We believe our core capabilities that focus around incentivizing customer loyalty, providing data insights, and allowing user friendly features such as mobile vouchering and payments (both on and offline) help us attract and retain a wide range of merchants. The effectiveness in attracting and retaining merchants’ sales is a critical component of our revenue growth and operating results.
•
Offering and service enhancement: We intend to continue investing in the capabilities of our offerings and services to deliver better value for our users and merchants and address new market opportunities. Additionally, we will work to perfect our platform service
•
Growth through Mergers & Acquisitions: The growth of our business can be supported by a successful merger agreement with a SPAC and access to financing through capital markets. Additionally, our growth may be supported by acquisitions of businesses where management identifies synergistic growth opportunities.

Components of our Results of Operations

Revenues

We generate transaction revenues through the sale of ticketing of football events using our technology with La Liga in Spain.

Our future strategy focuses on providing a technology platform to merchants in order to facilitate outreach to consumers. Triggers are generated when our platform prompts customer’s mobile devices to interact with merchants using geo-zones, audio and image watermarks, beacons and QR codes. Merchants are billed on a monthly basis for the services rendered.

Operating Expenses

Operating expenses consist of cost of revenues, employee benefit expenses, consultancy expense, sales and marketing expenses, business development expenses, general and administrative expenses, and depreciation and amortization.

•
Cost of revenues: Our cost of revenues consists primarily of the materials and consumables.

•
Sales and marketing: Costs primarily consist of consulting fees as well as salaries, pension contributions and share-based compensation for sales and marketing employees.
•
General and administrative: Costs consist primarily of finance, legal, listing and other non-specific costs as well as salaries, pension contributions, share-based compensation for employees and nonrecurring share-based payments for non-employees. General and administrative also consists of payments made to developers who contract with Rezolve and fees and share-based compensation for directors.
•
Depreciation and amortization: primarily consists of amortization of software and acquired information technology intangible assets as well as depreciation of fixed tangible assets.
•
Other operating expenses: consists of an impairment charges on loan receivables.

Interest expense

Interest expense consists primarily of costs associated with short term debt and convertible debt.

Other Non-Operating Income (Expense)

Other non-operating income/ (expense), net consists of foreign exchange loss and research and development credits. Foreign exchange loss primarily consists of the revaluation of local currency bank ledger balances not denominated in U.S. dollars. Research and development credits primarily consists of activities related to government tax incentives on technology spent on certain operational activities in UK.

Income Tax Benefit

Income tax benefit consists primarily of the realization of a deferred tax liability, net of current income taxes payable related to the jurisdictions in which we conduct business. Our effective tax rate is affected by tax rates in jurisdictions and the relative amounts of income we earn in those jurisdictions, changes in the valuation of our deferred tax assets and liabilities, applicability of any valuation allowances, and changes in tax laws in jurisdictions in which we operate. We have not recognized any deferred tax assets in any of the periods under review.

Results of Operations for years ended December 31, 2024 and 2023

The following tables set forth our consolidated statements of operations for the years ended December 31, 2024 and December 31, 2023:

	Year ended December 31,
	2024	2023
Revenue	$187,788	$145,051
Operating expenses
Cost of revenue	34,053	34,791
Sales and marketing expenses	6,285,446	6,731,254
General and administrative expenses	131,430,412	17,986,528
Other operating expenses	255,412	1,156,316
Depreciation and amortization expenses	225,251	242,436
Total operating expenses	$138,230,574	$26,151,325
Operating loss	(138,042,786)	(26,006,274)
Other (expense)/income
Interest expense	(10,557,714)	(4,791,782)
Gain/(loss) on derivatives	19,001,681	—
Gain/(loss) on extinguishment	(44,332,819)	—
Other non-operating income (expense), net	1,329,781	125,366
Total other expenses, net	$(34,559,071)	$(4,666,416)
Loss before taxes	(172,601,857)	(30,672,690)
Income tax expense	(44,933)	(63,408)
Net loss for the year	$(172,646,790)	$(30,736,098)

Comparison of the years ended December 31, 2024 and 2023

Revenues

The following shows total revenues from ticketing transactions for the year ended December 31, 2024, as compared to the year ended December 31, 2023:

	Year ended December 31,		Change
	2024	2023	$	%
Revenue	$187,788	$145,051	$42,737	29%

The increase in revenue from $145,051 for the year ended December 31, 2023 as compared to $187,788 for the year ended December 31, 2024 is attributable to increased transaction revenues through the sale of ticketing of football events using our technology with La Liga in Spain.

Operating Expenses

The following shows operating expenses for the year ended December 31, 2024, as compared to the year ended December 31, 2023:

	Year ended December 31,		Change
	2024	2023	$	%
Operating expenses
Cost of revenue	$34,053	$34,791	$(738)	(2)%
Sales and marketing expenses	6,285,446	6,731,254	(445,808)	(7)%
General and administrative expenses	131,430,412	17,986,528	113,443,884	631%
Other operating expenses	255,412	1,156,316	(900,904)	(78)%
Depreciation and amortization expenses	225,251	242,436	(17,185)	(7)%
Total operating expenses	$138,230,574	$26,151,325	$112,079,249	429%

Percentages have been rounded for presentation purposes and may differ from unrounded results.

Cost of Revenues

Cost of revenues have remained unchanged at $34,053, for the year ended December 31, 2024 compared to $34,791 for the year ended December 31, 2023.

Sales and Marketing Expenses

Sales and marketing expenses decreased by $0.45 million, for the year ended December 31, 2024 compared to the year ended December 31, 2023. This was primarily due lower share-based payments expense related to a decrease in the number of stock options granted to employees within sales and marketing during the year ended December 31, 2024 as compared to the year ended December 31, 2023.

General and Administrative Expenses

General and Administrative expenses increased by $113.44 million, for the year ended December 31, 2024 compared to the year ended December 31, 2023. This was primarily due to an increase in share-based payments expenses of $60.5 million from 2023 to 2024 related to stock options granted to DBLP Sea Cow Ltd during the year ended December 31, 2024. DBLP Sea Cow Ltd is wholly legally owned by Dan Wagner, Chief Executive Officer of Rezolve. An increase of $34.2 million in legal and professional fees incurred as a result of the Pre-Closing Demerger transaction and the Business Combination transaction with Armada Acquisition Corp. I. also contributed to the increase in general and administrative expenses during the year ended December 31, 2024 as compared to the year ended December 31, 2023.

Other operating expenses

Other operating expenses decreased by $0.90 million for the year ended December 31, 2024 compared to the year ended December 31, 2023 . The higher operating expenses during the year ended December 31, 2023 as compared to the year ended December 31, 2024 was driven by higher impairment charges related to loan receivables from Swipeby and Moneymatic recognized in 2023 as compared to 2024.

Depreciation and Amortization Expenses

Depreciation and amortization expenses remained materially unchanged at $225,251, for the year ended December 31, 2024 compared to $242,436 for the year ended December 31, 2023.

Other Income and Expenses

The following shows interest expense and other non-operating income and expenses for the year ended December 31, 2024, as compared to the year ended December 31, 2023:

	Year ended December 31,		Change
	2024	2023	$	%
Other (expense) income
Interest expense	$(10,557,714)	$(4,791,782)	$(5,765,932)	120%
Gain/(loss) on derivatives	19,001,681	—	19,001,681	100%
Gain/(loss) on extinguishment	(44,332,819)	—	(44,332,819)	100%
Other non-operating income (expense), net	1,329,781	125,366	1,204,415	961%
Total other expenses, net	$(34,559,071)	$(4,666,416)	$(29,892,655)

Interest expense increased by $5.77 million for the year ended December 31, 2024, as compared to the year ended December 31, 2023. This was primarily due to interest expense of $6.99 million on the senior secured convertible notes and unsecured convertible loans. Refer to the Liquidity and Resources section below for more information.

The net gain on derivatives of $19.00 million is primarily due to the remeasurement of a derivative asset and derivative liabilities at fair value through profit and loss. The derivative asset pertains to an option held by the Company to convert a promissory note payable to Northland Securities. The Company had The outstanding derivative liabilities as at December 31, 2024 were triggered by conversion features embedded in promissory notes held by investors Cohen & Company Financial Management LLC, J.V.B. Financial Group and Northlands Securities. The Company previously did not bifurcate the embedded conversion features as derivatives due to the lack of an underlying share price prior to the Company's acquisition of Armada and listing of its Ordinary Shares on the NASDAQ. Refer to the Liquidity and Resources section below for more information.

The loss on extinguishment of $44.33 million is primarily due to an agreement entered into by the Company, Apeiron Investment Group Ltd. and Bradley Wickens, the beneficial holders of the majority of senior secured convertible notes to amend the conversion price of approximately $41,892,080 of their outstanding senior secured convertible notes to $2 per ordinary share. Apeiron Investment Group Ltd. and Bradley Wickens exercised their option to convert all their outstanding senior secured convertible notes which resulted in the recognition of a debt conversion expense of $39,658,290, equal to the fair value of the ordinary shares given up less the carrying value of the debt including accrued interest. Refer to the Liquidity and Resources section below for more information.

Other non-operating (income) expense increased to $1.33 million for the year ended December 31, 2024, as compared to $0.13 million year ended December 31, 2023. This was primarily due a foreign exchange gain of $1.33 million during year ended December 31, 2024 as compared to a foreign exchange loss of $0.38 million during the year ended December 31, 2023. The Company's exposure to currencies other than its functional currency of the US Dollar, changed during the year ended December 31, 2024 as compared to the year ended December 31, 2023 due to events such as the board of directors decision to abandon operations in China completely and the Business Combination transaction with Armada Acquisition Corp. I.

Operating Losses

Operating losses increased to $138.04 million for the year ended December 31, 2024, as compared to $26.01 million for the year ended December 31, 2023. This was primarily due to the increase in general and administrative expenses as detailed above.

Non-GAAP financial measures

Key Business Metrics

In addition to information related to our financial performance, we regularly review the following key metrics to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. We discuss revenues below under “—Components of Results of Operations.” Period-on-period revenues growth, EBITDA and total number of merchants are discussed immediately below the following table.

The following financial metrics are used by management to monitor and analyze the operational performance of our business.

•
Ticketing: Total Ticketing revenue transactions reflect the number of loyalty card transactions in a calendar year, loyalty is linked to the consumers football ticket. We track ticketing transactions as an indicator of customer transactions and as a key driver of revenues.

EBITDA

EBITDA is a non-GAAP financial measure. We define EBITDA as net income (loss) adjusted for interest expense, income tax, depreciation of property and equipment and amortization of acquired intangibles. EBITDA should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP. Although it is frequently used by investors and securities analysts in their evaluations of companies, EBITDA has limitations as an analytical tool, including:

•
EBITDA does not reflect changes in, or cash requirements for, our working capital needs or contractual commitments;
•
EBITDA does not reflect our interest expense, or the cash requirements to service interest or principal payments on, our indebtedness;
•
EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•
EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and EBITDA does not reflect any cash requirements for these replacements; and
•
other companies may calculate EBITDA differently than we do.

We compensate for the inherent limitations associated with using EBITDA through disclosure of these limitations, presentation of the Rezolve Financial Statements in accordance with GAAP and reconciliation of EBITDA and to the most directly comparable GAAP measure, net income (loss).

The table below provides a reconciliation of our net income (loss) to EBITDA (non GAAP):

	Year ended December 31,
	2024	2023
Net income (loss)	$(172,646,790)	$(30,736,098)
Add (subtract)
Interest expense	10,557,714	4,791,782
Provision for income tax expense	44,933	63,408
Depreciation and amortization	225,251	242,436
EBITDA (non-GAAP)	$(161,818,892)	$(25,638,472)

We have booked transaction-related costs in each of the years ended December 31, 2024 and 2023. PCAOB audit and U.S. legal counsel costs for the periods under review have been accrued as incurred in the year ended December 31, 2024.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as EBITDA adjusted for unrealized foreign exchange gains (losses), impairment of goodwill and other assets, business development expenses, warrants issued and share-based compensation. Although it is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, including:

•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or contractual commitments;
•
Adjusted EBITDA does not reflect our interest expense, or the cash requirements to service interest or principal payments on, our indebtedness;
•
Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•
Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for these replacements; and
•
other companies may calculate Adjusted EBITDA differently than we do.

We compensate for the inherent limitations associated with using Adjusted EBITDA through disclosure of these limitations, presentation of the Rezolve Financial Statements in accordance with GAAP and reconciliation of Adjusted EBITDA and to the most directly comparable GAAP measure, net income (loss).

Rezolve believes that the presentation of adjusted EBITDA provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition, results of operations and the valuation of the Company.

Adjusted EBITDA is used by management to understand and track underlying earnings performance by excluding one-time and non-recurring costs. The Company believe it is appropriate to exclude these costs from Adjusted EBITDA as they relate to:

1
Investments made in the China Business;
2
Impairments of loans and accounts receivable;
3
Share based compensation related only to initial employees, consultants and related parties; and
4
Unrealized foreign exchange (gain)/loss are one-time costs.
5
Loss/(gain) resulting from the remeasurement of derivative assets and derivative liabilities at fair value at the end of each reporting period.
6
Loss/(gain) resulting from extinguishment of debt obligations.
7
Share-based payment expense of $18,836,099 related to restricted employee shares. The articles of incorporation of the Company were amended to remove these restrictions prior to the completion of the Pre-Closing Demerger transaction.

Internally adjusted EBITDA and contribution margin by reportable segment are significant measures used by management for purposes of:

A.
Supplementing the financial results and forecasts reported to the Company’s board of directors;
B.
Evaluating the operating performance of which includes direct and incrementally controllable revenue and costs of operations but excludes items considered by management to be non-cash or non-operating; and
C.
Establishing internal operating budgets and target.

Expenses

•
Business development expenses reflect the costs incurred by Rezolve Limited in funding our platform activities in China in 2024, prior to the Pre-Closing Demerger, and 2023 and are recorded within General and Administrative expenses.

The table below provides a reconciliation of our net income (loss) to Adjusted EBITDA (non-GAAP):

	Year ended December 31,
	2024	2023
Net income (loss)	$(172,646,790)	$(30,736,098)
Add (subtract)
Interest expense	10,557,714	4,791,782
Provision for income tax expense	44,933	63,408
Depreciation and amortization	225,251	242,436
EBITDA (non-GAAP)	$(161,818,892)	$(25,638,472)
Add (subtract)
Unrealized foreign exchange (gain) loss	1,329,775	(375,298)
Impairment of loan and accounts receivable	255,412	1,156,316
Business development expenses	4,750,430	777,161
Share based compensation issued to related parties	63,001,392	3,270,040
Share based compensation for consultancy services	217,365	485,080
Share-based compensation for employees	4,314,649	5,238,117
Gain on derivatives	(19,001,681)	—
Loss on extinguishment	44,332,819	—
Share-based compensation - employees shares restrictions lifted	18,836,099	—
Adjusted EBITDA (non-GAAP)	$(43,782,632)	$(15,087,056)

Total Number of Merchants

In the future, we believe that the size of our merchant base will be an indicator of our market penetration and that the number of merchants that we transact with within a period will be an indicator of the growth of our business. We expect to calculate the number of merchants for each period as the total number of separate merchants we transacted with during the period.

Employee share based compensation

As of December 31, 2023, 9,513,181 restricted employee shares were outstanding due to an unofficial and unapproved equity incentive plan. These shares par value of £0.0001 per share were unpaid by the employees. The employee shares had significant restrictions including management’s and or the board’s rights to cancel the shares any time, restrictions on right to transfer, to vote and cumulative dividends. There were no vesting conditions including service conditions in relation to the shares issued. Considering the restrictions imposed on these shares, these shares were considered to be ungranted to the employees. The amount receivable for these employee shares and such employee shares issued were adjusted from the share subscription receivable and number of ordinary shares, respectively in the Company’s consolidated statement of changes in shareholder’s deficit as of and for the year ended December 31, 2023. The articles of incorporation of the Company were amended to remove these restrictions prior to the completion of the Pre-Closing Demerger transaction. The removal of these restrictions triggered a “grant date” as defined in ASC 718. As there were no vesting conditions, the shares were fully vested at grant date. The Company recognized a share-based payment expense of $18,836,099 during the year ended December 31, 2024 using a fair value of ordinary shares of $1.98. The fair value of the ordinary shares was estimated using a recent funding of the Company, historical discounts to share prices following an initial public offering through a Special Purpose Acquisition Corp ("SPAC"), while also considering the risk that the Company may not successfully close its Business Combination with Armada or complete the Demerger. The valuation used an estimated discount for lack of marketability using an average from the results of a Black-Scholes Protective Put Option Analysis, Asian Put Option Analysis and the Finnerty Put Option Analysis.

1
Liquidity and capital resources.

Management has assessed whether they believe there are events or conditions that give rise to doubt the ability of the Company to continue as a going concern for a period of twelve months after the preparation of the consolidated financial statements. The assessment includes knowledge of the Company’s subsequent financial position, the estimated economic outlook and identified risks and uncertainties in relation.

As a result of our losses and our projected cash needs combined with our current liquidity level, the Company’s ability to continue as a going concern is contingent upon successful execution of management’s intended plan over the next twelve months to improve the Company’s liquidity and profitability, which includes, without limitation:

1
Seeking additional capital through the issuance of debt or equity securities.

2
Generating revenue by execution of successful trials and long-term partner arrangements.
3
The ability to generate revenue from our technology.

Furthermore, the review of the strategic plan and budget, including expected developments in liquidity and capital from definitive agreements entered into, were considered. As of the date of issuance of these consolidated financial statements, the Company has a further $234.4 million remaining on the Standby Equity Purchase Agreement ("SEPA") capital commitment facility with YA II PN, LTD ("YA"), a Cayman Island exempt limited company. The SEPA is a share subscription facility which was signed and executed on February 23, 2023 and amended and restated on February 2, 2024 to provide for, inter alia, Rezolve AI Limited joining as a party to the agreement and the subscription by YA of a promissory convertible note (“YA Agreement”, note 7.6). The Company may continue to seek capital through the issuance of equity securities using the remaining undrawn capital commitment facility. Consequently, it has been concluded that adequate resources and liquidity to meet the cash flow requirements for the next twelve months are present, and it is reasonable to apply the going concern basis as the underlying assumption for the consolidated financial statements. The Company’s plan includes the items noted above as well as securing external financing which may include raising debt or equity capital. These plans are not entirely within the Company’s control including our ability to raise sufficient capital on favorable terms.

In 2024, we financed our operations in large part with cash flows from financing activities through cash proceeds from issuance of convertible debt, short term-debt and a rights issue.

	December 31, 2024	December 31, 2023
Short-term debt and other liabilities
Short-term debt to related parties	$5,102,211	$6,225,815
Ordinary shares payable	1,206,609	8,223,928
Convertible debt	10,288,123	31,088,259
Short term convertible debt to related party	95,309	132,269
Share-based payment liability	1,400,000	1,311,028
Convertible promissory notes	6,428,825	—
Advisors loans	12,812,366	—
Total	37,333,443	46,981,299

Short-term debt to related parties

Unsecured interest free loans taken from related parties DBLP Sea Cow Ltd of $447,067 and Daniel Wagner of $4,655,144 are repayable on demand.

In March 2023, the Company obtained two unsecured convertible loans from a related party (Igor Lychagov) consisting of $2,000,000 and €2,000,000. Each loan bears a borrowing fee of $660,000 and €660,000, respectively, which has been recorded in interest expense in the year ended December 31, 2023. The loans were due to mature on July 31, 2023 or at the option of the investor, can be converted into ordinary shares of the Company including the accrued borrowing fees at a conversion rate of 0.50 to the Company’s share price at listing after completing any reorganization. The loans were not repaid by the maturity date at which until further terms and conditions were negotiated such as extended repayment terms or conversion into ordinary shares of the Company, the Company was in default of the two unsecured convertible loans and the loans remained repayable on demand at December 31, 2023. On January 26, 2024, the two unsecured convertible loans were added to the Company’s senior secured convertible notes (note 8.3). The loan principal and accrued borrowing fees were rounded to a sum of $8,000,000. The key terms of the loan amendment include that of the senior secured convertible notes, as noted below:

•
The maturity date was extended to three years from the date of an IPO or Business Combination, or December 31, 2024 if an IPO or Business Combination with a publicly listed company has not yet occurred by December 31, 2024.
•
The interest rate was reduced to 7.5% per annum from the date that the amendment was executed.
•
Conversion into ordinary shares of the Company is at the option of the investor from any date of an IPO or Business Combination with a publicly listed company.
•
The conversion price has been amended to seventy per cent of the lesser of 1) the price per share implied in connection with an IPO or Business Combination with a publicly listed company and 2) the annual volume-weighted average share price of the Company on the last calendar day of each calendar year ending after the date of an IPO or Business

Combination with a publicly listed company and prior to the maturity date. As a result of the loan amendment and addition to the Company’s senior secured convertible notes, the default was remediated.

On December 5, 2024, all $8,000,000 of the senior secured convertible notes in favor of Igor Lychagov were converted into ordinary shares of the Company at a conversion price of $7 per ordinary share.

Ordinary shares payable

On May 25, 2023, the Company offered to all existing investors and employees of the Company an advanced subscription agreement for ordinary shares of the Company at a discount from the pre-close equity value of the Company per share (“the Rights Issue”) in connection with its business combination with Armada Acquisition Corp I. The Company issued 11,052,716 ordinary shares in December 2024 to subscribers of the rights issue. On January 24, 2025, the Company issued a further 171,429 ordinary shares to a subscriber of the rights issue to whom they were owed ordinary shares payable as at December 31, 2024.

Convertible debt

In connection with the Business Combination Agreement, on December 16, 2021, Rezolve Limited entered into a secured convertible loan note instrument, as amended and restated on November 21, 2022 and May 23, 2023 and as further amended on December 18, 2023, December 29, 2023 and January 26, 2024 (the “Loan Note Instrument”). Upon the closing of the Pre-Closing Demerger, the Loan Note Instrument was novated to Rezolve and was secured by a debenture over the assets of Rezolve. As of December 5, 2024, there was outstanding an aggregate amount of approximately $49 million of convertible notes (the "Convertible Notes") outstanding under the Loan Note Instrument.

On December 5, 2024, pursuant to the terms of the Loan Note Instrument, one of the holders of the Convertible Notes converted all of his approximately $8 million of outstanding Convertible Notes at a conversion price of $7 per ordinary share.

On December 17, 2024, the Company, Apeiron Investment Group Ltd. and Bradley Wickens, the beneficial holders of the majority of Convertible Notes entered into an agreement (the “Agreement”) to amend the Loan Note Instrument (the “Amendment”) and that the beneficial holders shall procure that the registered nominees holding their Convertible Notes provide the necessary consents to the Amendment. Pursuant to the Amendment, the conversion price with respect to approximately $41 million of outstanding Convertible Notes was revised to equal $2 per ordinary share.

In December 2024, all of the remaining Convertible Note holders elected to convert. As of December 31, 2024, $0.4 million of the Convertible Notes remained outstanding under the Loan Note Instrument.

Short term convertible debt to a related party

A Short term convertible debt to a related party of $132,269 was also added to the Company’s senior secured convertible note including $125,000 of convertible debt and $7,269 of interest.

Share-based payment liability

On October 7, 2021, the Group acquired Jaymax International Service Inc. (“Jaymax”) (later renamed to “Rezolve Taiwan Limited”). As part of the acquisition of Jaymax, the Company agreed to issue $1,400,000 in Rezolve ordinary share to Jaymax’s former owner for completion of a 3-year noncompete period which began on the October 7, 2021. The cost of the share-based payment is considered to have vested immediately upon commencement of the non-compete period as the Company’s assumption is that it is more likely than not that the former owner will not breach the non-compete agreement. The share-based payment liability is to be settled by a fixed dollar amount of shares and therefore represents a liability in accordance with ASC 480. As at December 31, 2023, the liability has been measured at fair value using a discounted cash-flow model and a market participant borrowing rate of 10.8%. At December 31, 2024 the liability is equal its present value of $1,400,000 as the term of the non-compete agreement ended on October 7, 2024. The Company has yet to settle it in ordinary shares as at December 31, 2024.

Convertible Promissory notes

	December 31, 2024	December 31, 2023
Convertible promissory notes
YA notes	$2,250,245	$—
Convertible promissory notes	1,146,966	—
Promissory note from sponsor	3,031,614	—
Total	$6,428,825	$—

Yorkville Standby Equity Purchase Agreement

On February 23, 2023, Rezolve Limited entered into a $250 million standby equity purchase agreement with YA II PN, LTD (“YA”), a Cayman Islands exempt limited company, which was amended and restated on February 2, 2024 to provide for, inter alia, Rezolve AI Limited joining as a party to the agreement (“YA Agreement”). Pursuant to the YA Agreement, Rezolve has the right to sell to YA up to $250,000,000 Ordinary Shares, subject to certain limitations and conditions set forth in the YA Agreement, from time to time during the term of the YA Agreement.

In connection with the amendment and restatement of the YA Agreement, on February 2, 2024, Rezolve Limited and Rezolve issued a convertible note with a total principal amount of $2.5 million (the “YA Note”) to YA, pursuant to the terms of a convertible promissory note instrument entered into by Rezolve Limited and Rezolve (“YA Note Instrument”).

On September 6, 2024, YA and Rezolve amended and restated the YA Agreement (the “Second A&R YA Agreement”) to incorporate an additional prepaid advance arrangement pursuant to which YA committed to provide Rezolve with prepaid advances in an aggregate original principal amount of an additional Seven Million Five Hundred Thousand Dollars ($7,500,000), payable in three tranches, with the first tranche in an original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) that was funded as part of the Second YA Note (as defined below), the second tranche in an original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) that was funded as part of the Second YA Note and the third tranche in an original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) that was funded as part of the Third YA Note (as defined below). The Second A&R YA Agreement superseded the original agreement.

In connection with the execution of the Second A&R YA Agreement, YA and Rezolve also entered into a second amendment to convertible promissory note and acknowledgement (the “YA Note Amendment” and the YA Note, as amended by the YA Note Amendment, the “Amended YA Note”) whereby certain terms of the YA Note were amended. In particular, the YA Note Amendment extended the Maturity Date of the YA Note to September 11, 2025, provides that for purposes of determining the Triggered Principal Amount, the term “Other Notes” will not include the additional promissory notes issuable pursuant to the Second A&R YA Agreement, and reduced the floor price to $0.25 per share.

Also in connection with the Second A&R YA Agreement, on September 9, 2024, Rezolve issued YA a promissory note in the principal amount of $5,000,000 (the “Second YA Note”), reflecting the first and second tranche of the prepaid advances, and on November 29, 2024, upon effectiveness of the F-1 Registration Statement originally filed with the U.S. Securities and Exchange Commission on September 6, 2024, and declared effective on November 27, 2024, Rezolve issued YA a promissory note in the principal amount of $2,500,000 (the "Third YA Note", and together with the Amended YA Note and Second YA Note, the "YA Notes").

In December 2024, the Company received the Noteholder's request to convert of all of the principal and interest outstanding under the YA Notes. In connection therewith, the Company issued an aggregate of 4,310,208 Ordinary Shares (including in payment of a fee to YA) in December 2024. A loss on extinguishment of $4,175,791 was recognized. As of December 31, 2024, $2,705,929 in principal and interest was outstanding, which was subsequently settled in 1,413,946 Ordinary Shares on February 5, 2025, and no further amounts remain outstanding.

Promissory notes

In February 2024, certain persons (including Apeiron Investment Group Ltd and certain related parties of Rezolve) entered into Subscription Agreements to subscribe for the Promissory Notes with a total principal amount of $2,877,319 in consideration for an advance by each subscriber to Rezolve Limited the “Net Investment Amount”.

The Promissory Notes were issued during the course of February, 2024, pursuant to the terms of the Promissory Note Instruments.

With effect from the completion of the Pre-Closing Demerger, the rights and obligations of Rezolve Limited under the Subscription Agreements and the Promissory Note Instruments were novated to Rezolve AI plc.

Pursuant to the Promissory Note Instruments, the Promissory Notes will mature on the date falling 6 months from the date of their issue (or as extended at the option of the noteholder) unless an event of default occurs that triggers an acceleration of the repayment obligation, and bears interest of 10% per annum (except if an event of default has occurred and is continuing, an 18% interest rate will apply). The Promissory Notes are freely transferable in whole or in part, subject to the terms of the Promissory Notes Instrument.

The Promissory Notes are convertible into ordinary shares in Rezolve AI plc. The noteholders may elect to convert all or part of the amount outstanding under their Promissory Note into ordinary shares at the Conversion Price, however subject to the conversion limitation whereby the issue of Ordinary Shares upon conversion would not exceed the Exchange Cap (unless Rezolve shareholders have approved such issuances, or if Rezolve is permitted to follow (and has elected to do so) its home country practices instead of the stockholder approval requirements of Nasdaq Rule 5635).

Rezolve has the right to redeem early a portion or all amounts outstanding under the Promissory Notes pursuant to a Redemption Notice, provided that on the date of the Redemption Notice the VWAP of the ordinary shares in Rezolve AI plc is less than the Promissory Note Conversion Fixed Price. Upon such early redemption of a Promissory Note, and in addition to the principal and interest outstanding, a redemption premium of 10% of the principal amount being redeemed is payable to the noteholder. Upon receipt of a Redemption Notice, the noteholder shall have 10 trading days to elect to convert all or any portion of the Promissory Note.

Following the public listing of the ordinary shares in Rezolve AI plc, if a “Promissory Note Trigger Event” occurs (being where (i) the daily VWAP is less than the Floor Price for five (5) trading days during a period of seven (7) consecutive trading days (the “Promissory Note Floor Price Trigger”), or (ii) Rezolve AI plc has issued in excess of 99% of the ordinary shares available under the Exchange Cap unless Rezolve AI plc shareholders have approved such issuances, or if Rezolve AI plc is permitted to follow (and has elected to do so) its home country practices instead of the stockholder approval requirements of Nasdaq Rule 5635) (the “Promissory Note Exchange Cap Trigger”)), then Rezolve AI plc shall make monthly payments equal to 25% of the original principal of such Promissory Note per month (or, if lesser, the then outstanding principal of the Promissory Note) plus a payment premium of 10% of the principal amount being paid, plus any accrued and unpaid interest as of each payment date, with such monthly payment obligation to cease if any time after the date of a Promissory Note Trigger Event, (i) in the event of a Promissory Note Floor Price Trigger, the daily VWAP is greater than 110% of the Floor Price for any 5 of 7 consecutive trading days, or the date Rezolve AI plc reduces the Floor Price (in accordance with its rights to do so under the Promissory Note Instruments), or (ii) in the event of an Exchange Cap Trigger, the date Rezolve AI plc has obtained stockholder approval to increase the number of ordinary shares under the Exchange Cap (or if the Exchange Cap no longer applies), unless a subsequent Promissory Note Trigger Event occurs.

On December 30, 2024, the Company repaid $1,472,231 of principal and interest to noteholders and related persons. As at December 31, 2024, certain noteholders and related parties have agreed to convert an aggregate of $1,189,096 of principal and interest into 425,288 Ordinary Shares. The outstanding balance at December 31, 2024 is $406,238, which the Company intends to settle by conversion into Ordinary Shares.

Cohen & Company Financial Management LLC

On August 14, 2024 Rezolve AI issued a promissory note to pay to Cohen & Company Financial Management LLC (“Cohen”) as an agent for Armada, in the principal sum of $3,144,883 (the “Original Amount”), with the Original Amount, the accrued interest thereon and other amounts due and payable (unless prepaid earlier or converted into shares of common stock) on August 14, 2027 (the “Maturity Date’). The note bears interest at 4.95% per annum. Starting from January 31, 2025, upon Cohen’s request, Rezolve AI shall pay Cohen the principal amount plus all of the accrued interest in increments of 1/18 of the outstanding principal amount (the “Amortization Payment”) on a date determined by Cohen (a “Payment Date”) until the Original Amount has been paid in full prior to or on the Maturity Date or, if earlier, upon acceleration, of prepayment of the note in accordance with the terms of the note. At the option of the Company, the Amortization Payments shall be made in cash or in shares of common stock of Rezolve AI, based on the price described in the promissory note. From and after January 15, 2025, Cohen shall have the right, at Cohen’s sole option, on any business day, to convert at the conversion price described in the note all or any portion of the outstanding principal amount of the note up to an amount described in the note. The promissory note was settled on February 10, 2025 by issuing ordinary shares, and no further amounts remain outstanding.

Advisors loans

The Company issued the following promissory notes to financial advisors which were contingently on the close of the Business Combination with Armada:

	December 31, 2024	December 31, 2023
Advisors loans
Northland Securities	$5,491,806	$—
J.V.B Financial Group	7,320,560	—
Total	$12,812,366	$—

Northland Securities

On July 30, 2024 the Company issued a promissory note to Northland Securities, Inc. (“Northland”) for an amount of $5,141,250 and agreed to pay interest on the principal amount outstanding from time to time from July 30, 2024 until the note is fully paid, at the rate of 10% per annum, compounded annually. The timing and repayment amounts under the note will depend on the amounts of financing raised by the Company and its direct and indirect parent companies after completion of the Business Combination. If more than (a) $25,000,000 in proceeds is raised while the note is outstanding, 50% of the outstanding principal and all accrued and unpaid interest on the note shall become immediately due and payable and (b) if more than $50,000,000 in gross proceeds is raised, all of the outstanding principal and all accrued and unpaid interest shall become immediately due and payable. In the event that the Company and its direct and indirect parent companies after completion of the Business Combination have less than $20,000,000 in cash, cash equivalents and marketable securities as of December 31, 2024, the Company may, at its option, on or before March 31, 2025, convert all but $1,135,000 into shares of the Company’s common stock at a price of $10.00 per share. In the event the Company and its direct and indirect parent companies after completion of the Business Combination have $20,000,000 or more in cash, cash equivalents and marketable securities as of any time on or prior to December 31, 2025, Northland may, at its option on or prior to June 30, 2026, sell any or all of the shares of the Company’s common stock received pursuant to the prior sentence to the Company at a price of $10.00 per share. The note was entered into in full satisfaction of the cash payments otherwise due to Northland by the Company at the time of closing and which are described above. All of the Company’s obligations under the Note were guaranteed by Rezolve AI plc. The Company settled the promissory note with Northland on January 30, 2025 by issuing 391,681 ordinary shares and paying $3,500,000 in cash. No further amounts remain outstanding.

J.V.B. Financial Group

On August 14, 2024 the Company issued a promissory note to J.V.B. Financial Group, LLC (“JVB”) ) for an amount of $7,500,000 and agreed to pay interest on the principal amount outstanding from time to time from August 14, 2024 until the note is fully paid, at the rate of 4.95% per annum. The note is to be repaid in installments of $625,000 (“Amortization Payment”) beginning on January 31, 2025, and on each month end thereafter until December 31, 2025. The Company may, in its sole discretion, elect to pay all or any portion of the Amortization Payment or any interest due and payable on the maturity date in ordinary shares of Rezolve AI, with the number of such shares determined by dividing the Amortization Payment by a price per ordinary share equal to 95% of the arithmetic average of the daily volume weighted average share price (“VWP”) for the 5 days ending on the day immediately preceding the due date of the Amortization Payment. The note was entered into in full satisfaction of the cash payments otherwise due to JVB by the Company at the time of closing and which are described above. All of the Company’s obligations under the Note were guaranteed by Rezolve AI plc. On February 26, 2025, the Company issued 778,165 ordinary shares to settle $2,000,000 of principle outstanding to the JVB promissory note.

Cantor Fitzgerald

On November 20, 2023, the Company engaged Cantor Fitzgerald (“Cantor”) to act as its financial and capital markets advisor in connection with any transactions, placement agent and arranger in connection with any financing. A fee of $16,000,000 (“the Armada fee”) contingent on the close of the Business Combination with Armada payable in ordinary shares. The number of shares issuable in connection with the Armada fee was to be calculated using the greater of 1) 1.6 million and 2) the quotient obtained by dividing (x) $16,000,000 by (y) the daily VWAP of the ordinary shares over five trading days immediately preceding the date of the initial filing of the F-1 registration statement.

On December 5, 2024 the Company issued 17,354,231 ordinary shares to Cantor to settle the Armada fee. A loss on extinguishment of $1,804,814 was recognized. No further amounts remain outstanding.

Fair value measurement and concentration of credit risk

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the price at which an asset could be exchanged or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity.

The Company reports all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3—Inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

Fair value measurement at reporting date:

Description	Level 1	Level 2	Level 3
December 31, 2024
Fair value on recurring basis
(1) Share-based payment liability	$—	$—	$1,400,000
(2) Derivative liability	$—	$2,579,875	$—
(2) Derivative asset	$—	$2,587,581	$—
December 31, 2023
Fair value on recurring basis
(1) Share-based payment liability	$—	$—	$1,311,028

(1)
The fair value of the share-based payment liability was valued using a discounted cash flow method using a risk adjusted discount rate of 10.8%.
(2)
The derivative asset and the derivative liability were valued by a third party valuation expert using a Geometric Brownian Motion based Monte Carlo simulation to project the underlying metric value to ultimately determine the fair value upon the date of issuance. This model incorporates the most recent data available including risk-free interest rate, expected life of options, expected dividend yield, expected stock price volatility, and the Company's share price.

The derivative asset pertains to an option held by the Company to convert a promissory note payable to Northland Securities. In the event that the Company and its direct and indirect parent companies after completion of the Business Combination have less than $20,000,000 in cash, cash equivalents and marketable securities as of December 31, 2024, the Company may, at its option, on or before March 31, 2025, convert all but $1,135,000 into shares of the Company’s common stock at a price of $10.00 per share.

The derivative liabilities were triggered by conversion features embedded in promissory notes held by investors Cohen & Company Financial Management LLC, J.V.B. Financial Group and Northlands. On August 15, 2024, the Company recognized derivative liabilities and an offsetting debt discount associated with the embedded conversion features in its senior secured convertible notes, convertible promissory notes and advisors loans. The Company previously did not bifurcate the embedded conversion features as derivatives due to the lack of an underlying share price prior to the Company's acquisition of Armada and listing of is ordinary shares on the NASDAQ. The Company no longer recognizes a derivative liability associated with the following debt liabilities due to the investors having exercised their conversion features by December 31, 2024:

1.
Senior secured convertible notes

2.
YA notes
3.
Promissory notes

The carrying amount of the Company’s cash, accounts receivable, accounts payable and accrued expenses approximated their fair values due to their short term to maturity.

Balance Sheet Information

The following table sets forth our unrestricted cash and cash equivalents on our balance sheet and undrawn amounts under our revolving credit facility as of December 31, 2024 and December 31, 2023:

	December 31, 2024	December 31, 2023
Unrestricted cash and cash equivalents	$9,450,944	$10,441
Available liquidity	$9,450,944	$10,441

Cash Flows

The following table summarizes our cash flows for the periods presented:

	Year ended December 31,
	2024	2023
Net cash used in operating activities	$(21,642,715)	$(13,001,875)
Net cash used in investing activities	(3,528,626)	(1,781,524)
Net cash provided by financing activities	34,585,896	14,712,061
Effect of exchange rate changes on cash and cash equivalents	25,948	42,399
Net (decrease) increase in cash and cash equivalents	$9,440,503	$(28,939)

Operating Activities

Net cash used in operating activities was $21.6 million for the year ended December 31, 2024, which resulted primarily from a net loss of $172.6 million from operating activities, adjusted for non-cash items such as share-based compensation expenses, advisor loans, interest expense, net gains on derivatives and net losses on extinguishments of debt.

Investing Activities

Net cash used in investing activities was $3.5 million for the year ended December 31, 2024, which resulted primarily from costs incurred to continue the development of our Rezolve platform and related technology.

Financing Activities

Net cash provided by financing activities of $34.6 million for the year ended December 31, 2024 was primarily due to proceeds from convertible promissory notes, proceeds from the issuance ordinary shares and proceeds from short-term debt from related parties partially offset by repayments of debt obligations to related parties and repayments of promissory notes.

Commitments

On October 3, 2024, the Company announced that it entered into a commercial agreement with Microsoft Corporation. Through this collaboration, Rezolve’s Brain Suite, including Brain Commerce, Brain Checkout, and Brain Assistant, will be powered by Microsoft Azure and available globally via Microsoft’s Azure Marketplace and co-sell channels. The Company is committed to spend £117.98 million (approximately $147.66 million at December 31, 2024) under this agreement to purchase eligible services and offerings from Microsoft over the next 5 years.

On November 20, 2024, the Company announced that it entered into a commercial agreement with Google Cloud EMEA Ltd (“Google”). Through this collaboration, Google will resell Rezolve AI’s Brain Suite. The Company’s commitments to purchase eligible services and offerings from Google is summarized in the table below:

Commitment amount
Commitment period 1 (a)	$1,000,000
Commitment period 2 (b)	3,000,000
Commitment period 3 (c)	6,000,000
Total Commitment	$10,000,000

(a) The period starting on November 15, 2024 and continuing for 12 months.

(b) The period starting at the end of Commitment Period 1 and continuing for 12 months.

(c) The period starting at the end of Commitment Period 2 and continuing for 12 months.

Off-Balance Sheet Arrangements

As of December 31, 2024, we did not have any significant off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

C.
Research and development, patents and licenses, etc.

Please refer to “Item 4. Information on the Company-B. Business Overview” and “Item 4. Information on the Company-B. Business Overview-Intellectual Property.”

1.
Trend information.

Please refer to “Item 4.B—Business Overview—Industry Overview and Trends.”

E.
Critical Accounting Estimates.

The Rezolve AI plc and Subsidiaries Consolidated Financial Statements are prepared in conformity with U.S. generally accepted accounting principles. In preparing the Rezolve AI plc and Subsidiaries Consolidated Financial Statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in the Rezolve AI plc and Subsidiaries Consolidated Financial Statements. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. We regularly reevaluate our assumptions, judgments and estimates.

Critical accounting estimates are those estimates that involve a significant level of estimation uncertainty and could have a material impact on our financial condition or results of operations. We have critical accounting estimates in the areas of the valuation of acquisition-related assets and liabilities, deferred income taxes and related valuation allowances, fair value measurements, useful lives of long-lived assets, capitalized software and share-based compensation.

Our significant accounting policies are described in Note 2, “Basis of presentation and summary of significant accounting policies” in the notes to the Rezolve AI plc and Subsidiaries Consolidated Financial Statements included elsewhere in this prospectus.

Valuation of assets and liabilities

Accounting for business combinations requires significant judgments when allocating the purchase price to the estimated fair values of assets acquired and liabilities assumed at the acquisition date. Determination of fair value involves estimates and assumptions which can be complex. The valuation of certain assets and liabilities require significant judgment and assumptions such as estimation of future cash flows, discount rates, market data of comparable assets and companies, useful lives among others. While management’s estimates of fair value are based on assumptions that are believed to be reasonable, these assumptions are inherently uncertain as they pertain to forward-looking views of our business and market conditions. The judgments made in this valuation process could materially impact our consolidated financial statements.

Determining the useful life of intangible assets requires management judgment and is based on an evaluation of several factors including estimated design life, information from our research and development department and our overall strategy for the use of the assets. If the useful life of our significant assets changes, this change could impact our operating results.

Deferred income taxes and related valuation allowances

We are subject to income taxes in the United Kingdom and numerous foreign jurisdictions. Significant judgment is required in determining our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets that are not more likely than not to be realized.

Tax valuation allowances are established to reduce deferred tax assets, such as tax loss carryforwards, to net realizable value. Factors considered in estimating net realizable value include historical results by tax jurisdiction, carryforward periods, income tax strategies and forecasted taxable income.

Capitalized software

Costs incurred internally in researching and developing internal-use software are charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, software costs are capitalized until the product is ready for its intended use. Judgment is required in determining when technological feasibility of a product is established. The Company has not commenced amortizing the in-development software as it not yet ready for its intended use. The Company reviews internal-use software for impairment when an event or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable.

Share-based compensation

We recognize the cost of employee services received in exchange for awards of equity instruments, such as share options (time-vested), based on the fair value of those awards at the date of grant. We use the Black-Scholes-Merton (“Black-Scholes”) option pricing model to estimate the fair value of stock option awards. The Black-Scholes model uses various assumptions to estimate the fair value of stock option awards. These assumptions include the expected term of stock option awards, expected volatility rate, risk-free interest rate and expected dividend yield. While these assumptions do not require significant judgment, as the significant inputs are determined from historical experience or independent third-party sources, changes in these inputs could result in significant changes in the fair value of stock option awards.

Recently Issued and Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is disclosed in Note 3 to the Rezolve AI plc and Subsidiaries Consolidated Financial Statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We have no interest rate risk. Our short-term debt from related parties consist of an unsecured, interest free loan and a unsecured convertible loan with a fixed interest rate. The convertible debt and the convertible promissory notes have fixed interest rates and the accrued interest converts into ordinary shares upon maturity. The short term convertible debt to a related party accrues interest at a fixed rate which converts into ordinary shares upon maturity. Interest accrues at a fixed rate on the advisor loans and is payable in cash according to the terms of the loans.

Foreign Currency Risk

All of the Company’s revenue is denominated in the Euro (“EUR”) since the sales of the Company are in Spain. Based upon the Company’s level of operations for the year ended December 31, 2024 and 2023, a sensitivity analysis shows that a 10% appreciation or depreciation in the EUR against the dollar would have increased or decreased, respectively, the Company’s revenue for the years ended December 31, 2024 and 2023 by approximately $18,779 and $14,505 respectively.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Credit Risk

Cash and cash equivalents, other receivables, and accounts receivable are potentially subject to credit risk concentration. We have not experienced any material losses related to these concentrations during the years presented. We are in the process of spreading deposit risk across a number of financial institutions rated AA+ or AAA.

BUSINESS OF REZOLVE

Shareholders should read this section in conjunction with the more detailed information about Rezolve contained in this prospectus, including the Financial Statements and the other information appearing in the section entitled “Management’s Discussion & Analysis of Financial Condition and Results of Operations.” In this section, references to “we,” “us,” the “Company,” “Rezolve” and “our” are intended to refer to Rezolve Limited and its subsidiaries prior to the Pre-Closing Demerger, and to Rezolve AI plc (formerly Rezolve AI Limited) and its subsidiaries following the Pre-Closing Demerger, unless the context clearly indicates otherwise.

Overview

Rezolve Ai: Redefining Conversational Commerce

Rezolve Ai is leading the Conversational Commerce revolution, delivering tailored Generative AI solutions for the retail and eCommerce sectors. Our mission is to drive sales, enhance customer satisfaction, and build loyalty through cutting-edge AI technologies.

Our flagship product, Brain Commerce, powered by our proprietary Large Language Model (LLM) brainpowa, transforms the online shopping experience. By surpassing traditional site search and product discovery tools, Brain Commerce improves conversion rates, increases average order value (AOV), and reduces cart abandonment. Its Conversational Commerce capabilities support both speech and text inputs, with instant translation across 96 languages, making it a truly global solution.

Comprehensive AI Solutions

Rezolve AI’s suite of solutions includes:

1.
AI-Powered Site Search & Discovery: Revolutionizing product discovery with advanced AI algorithms trained on vast datasets. Leveraging Google Vertex AI Search for Commerce, we deliver personalized, high-quality search experiences at scale, using shopping history and data insights to boost conversions while reducing IT costs.
2.
Geolocation Campaign Activation: Engaging customers in real-time based on their location. From alerting consumers to nearby opportunities to enabling seamless order-ahead and collection interactions, our geolocation tools enhance mobile engagement across retail, QSR, grocery, travel, and hospitality.
3.
AI-Powered Customer Support: Delivering intelligent, responsive, and personalized support to improve customer satisfaction and loyalty.
4.
Frictionless Checkout Solutions: Simplifying the checkout process to reduce friction and enhance the overall shopping experience.

Bridging the Gap Between Physical and Online Retail

Conversational Commerce bridges the experiential and performance gap between high-end physical retail and its online counterpart. Traditional eCommerce relies on outdated methods like keyword searches and impersonal recommendations, resulting in a clunky experience. Rezolve Ai’s Brain Commerce is the only market-ready solution that delivers a superior, personal shopper experience for online customers, redefining how people shop online.

Strategic Partnerships and Global Reach

Rezolve Ai has forged strategic partnerships with industry leaders like Microsoft and Google, enabling global scalability and reach. By leveraging Google’s expertise in personalized content delivery (e.g., Google Search, Google Shopping, and YouTube), we provide retailers with unparalleled AI-driven solutions. Additionally, Rezolve Ai is collaborating with Tether, the leading stablecoin platform, to bring cryptocurrency into mainstream commerce.

The Future of AI-First Commerce

Rezolve Ai is shaping the future of retail with cutting-edge innovation and best-in-class technology. Our solutions power seamless product discovery, conversational commerce, and frictionless checkout, turning every step of the customer journey into a revenue-driving experience.

Through deep collaboration with the world’s leading technology providers, Rezolve Ai empowers retailers to stay ahead in an ever-evolving market. With Rezolve Ai, businesses don’t just adapt to change—they lead it. We create shopping experiences so intuitive, engaging, and personalized that customers fall in love with retail all over again.

Rezolve Ai is the future of commerce—where innovation meets customer delight.

Supporting the End-to-End Customer Journey

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Pre-Checkout

- Natural Conversations: Engage customers with intuitive, native-language dialogues.
- Product Discovery: Help customers find products through conversational search.
- Personalized Recommendations: Offer hyper-personalized suggestions based on real-time needs.

Increase in Conversion + AOV

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Effortless Checkout

- Customer Recognition: Streamline logins and recognize customers across merchants.
- Frictionless Checkout: Simplify checkout with saved preferences for fast checkout.
- Customizable Experience: Personalize the checkout process to reflect brand.

Reduce Cart Abandonment

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Post-Checkout

- Real-Time Updates, Account & Order Management: Help keep customers informed & up-to-date.
- Effortless Returns: Help troubleshoot issues and support frictionless issue resolution
- Personalized Care & Support: Offer tailored customer service and nurturing.

Increase LTV + CSAT

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Our total revenues were $0.19 million and $0.15 million, for the years ended December 31, 2024 and 2023, respectively. We currently generate our revenue from Transaction fees based on sales of ticketing for La Liga football events in Spain.

Recent Developments

The Bluedot Acquisition

On February 4, 2025, Rezolve entered into a Purchase Agreement (the “Bluedot Purchase Agreement”), by and between the Company and DBLP Sea Cow Ltd, a limited company organized under the laws of the Seychelles (“DBLP”), pursuant to which the Company agreed to purchase, and DBLP agreed to sell, the entire issued and to be issued share capital of each of Bluedot Industries, Inc., a Delaware corporation, and Bluedot Industries Pty. Ltd. (together, “Bluedot”), an Australian proprietary limited company registered in Victoria on 7 December 2013 with Australian Company Number 165 206 566 (the “Blue Dot Acquisition”).

On February 20, 2025, Rezolve closed the Bluedot Acquisition. As consideration for the Bluedot Acquisition, Rezolve issued 819,737 ordinary shares of the Company in a private placement to DBLP.

The GroupBy Acquisition

On February 11, 2025, Rezolve entered into a Purchase Agreement (the “GroupBy Purchase Agreement”), by and among the Company, GroupBy Inc., an Ontario, Canada corporation (“GroupBy”), GroupBy International Ltd., an Ontario, Canada corporation (“GroupBy International” and together with GroupBy, the “Target Companies” and each a “Target Company”) and Fortis Advisors LLC, a Delaware limited liability company, as the representative of the sellers party thereto (the “Sellers”), pursuant to which the

Company agreed to purchase, and the Sellers agreed to sell, the entire issued and to be issued share capital of each of GroupBy and GroupBy International (the “Acquisition”).

On March 25, 2025, Rezolve closed the GroupBy Acquisition. As consideration for the GroupBy Acquisition, the Company issued an aggregate of 3,999,902 of its ordinary shares of the Company in a private placement to the Sellers.

Microsoft

On October 3, 2024, Rezolve entered into a strategic partnership with Microsoft Corporation ( "MSFT") to empower retailers with advanced capabilities for digital engagement. Through this collaboration, Rezolve AI’s Brain Suite – including Brain Commerce, Brain Checkout, and Brain Assistant – will be available on Microsoft Azure and available globally via Microsoft’s Azure Marketplace and co-sell channels.

This partnership aims to empower retailers to transform their customer engagement and operations with advanced AI solutions from Rezolve supported by the Microsoft Cloud. In addition, Microsoft is providing extensive Go-to-Market (GTM) and co-sell support, providing marketing, sales, and technical support to accelerate Rezolve AI's market penetration over the next five years.

Google

On November 20, 2024, Rezolve entered into a strategic partnership with Google to accelerate the transformation of retail and consumer commerce through advanced artificial intelligence (AI) and cloud infrastructure. Through this collaboration, Google Cloud will resell Rezolve Ai’s groundbreaking Brain Suite, offering retailers a comprehensive set of AI-powered solutions designed to optimize digital commerce experiences, reduce cart abandonment, and enhance customer lifetime value.

Under this partnership, Google and Rezolve Ai expect that its sales channel will generate over 50% of Rezolve Ai’s forecasted revenues over the next several years. To support this ambitious goal, Google are incentivizing its customers to Google Cloud by enabling them to access Rezolve Ai’s solutions, with these commitments decrementing against their Google agreements.

Tether

In November 2024, Rezolve announced a groundbreaking partnership with Tether, the world’s most widely used stablecoin platform, to integrate digital currency capabilities into Rezolve Ai’s Brain Checkout wallet. This collaboration introduces a non-custodial crypto wallet that enables consumers to make purchases using a variety of cryptocurrencies while maintaining full control over their assets. The partnership aims to revolutionize retail payments by eliminating traditional merchant fees - empowering retailers to accept digital currencies directly without incurring high transaction costs. By leveraging Tether’s globally trusted stablecoin infrastructure, Rezolve is enabling instant, secure, and borderless commerce, expanding financial access and improving margins for merchants worldwide.

Industry Overview and Trends

The global proliferation of mobile devices has fundamentally altered the way in which consumers engage with brands and retailers. As of December 31, 2021, there were approximately 5.48 billion unique mobile phone users globally, representing approximately two-thirds of the entire worldwide population. Approximately 92% of these unique mobile users are estimated to have smart phones with internet connectivity. The number of unique mobile phone users with internet connectivity globally has tripled since December 2012.

This massive shift towards a global, mobile economy caused important paradigm shifts with regard to merchant strategy and consumer decision making. In conjunction with the trend of mobile proliferation, consumers tended to interact with merchants primarily through expensive third-party facilitators resulting in both limited consumer engagement and eroded profit margins for merchants. Regardless of the interaction, consumers prioritize seamless buying interactions and omnichannel purchasing experiences. Merchants prefer direct interactions with consumers to build relationships and better understand consumer purchasing trends; historically, merchants have struggled with meeting consumer needs while managing costs and addressing technical challenges.

Consumers Are Increasingly Engaging Through Digital Channels

Globally, mobile commerce sales during the year ended December 31, 2021 were expected to exceed $3.5 trillion, representing 73% of all e-commerce sales. How consumers discover, learn about and ultimately purchase products has transformed and continues to evolve as technology improves. A consumer may discover a product on social media, learn more about the product through reviews and blogs, physically see the product at a nearby brick-and-mortar store, assess price comparisons of the product using a mobile phone, and ultimately purchase the product from a different merchant.

Given heightened access to information and data concern for rising inflation, consumers have become increasingly focused and educated on both products and pricing. For example, according to a March 2023 report by INMAR Intelligence, 52% of shoppers find grocery purchase inspiration on social media, almost matching in-store display inspiration at 54%. Consumers have more choices than ever before with regard to what they buy and who they buy from, which has set an extremely high bar for consumer expectations and merchant standards. We believe consumers want an experience and product that allows them to express their own unique personalities, styles and interests. Good consumer experiences drive consumer loyalty and attract new consumers through word of mouth and online reviews. A disappointing consumer experience may result in the permanent loss of customers and irreparable damage to the merchant’s reputation on social media.

While the growth in digital consumption has increasingly become mainstream for shopping, it has not completely replaced traditional offline purchasing. Consumers have adopted an “Online to Offline,” or O2O model which lends itself to mobile applications. 38% of U.S shoppers start their journey on a smartphone and finish their purchase offline, according to an April 2019 report by RetailMeNot.

Merchants have Lost Connectivity to the End Consumer

We believe it is imperative for merchants to have a dynamic and comprehensive view of their customers, product, merchandising & marketing strategy and associated data. The proliferation of intermediaries has resulted in a fragmented view of customer wants and needs. For example, according to a January 2022 report, 40% of brands say offering experiential retail would be a top priority for them in the next year, but 57% of these brands say coordinating it will be a top challenge, while 55% of retailers report concerns with respect to driving in-store traffic. To help boost sales, retailers look to sell through online marketplaces such as Amazon, which as of February 2021, represented about 40% of total US retail eCommerce sales. This limited connectivity to the end-consumer puts pressure on profit margins and allows proprietary data to spread to competing platforms. At the same time, the lost interaction deprives a merchant of critical data and direct relationships that help them market to and engage with their customers.

Merchants simultaneously try to interact with consumers at a local level. According to a September 2021 report, 47% of global consumers are likely to buy from brands with a local presence; however, retailers have experienced headwinds while seeking to increase consumer retention and generate repeat traffic to their local stores. Currently, geolocation services are limited given the complicated nature of engaging with local consumers daily. Marketing to multitudes of consumers while providing a frictionless platform from outreach to engagement to eventual purchase can be highly costly and difficult to execute. Merchants therefore seek to actively engage with consumers through omnichannel experiences to maximize connectivity in a cost-efficient manner.

Consumers Expect a Seamless Interaction Between Offline and Online Channels

Consumers expect to be able to seamlessly access a merchant’s online store from their mobile device, tablet and computer, and expect the same breadth of information from online channels as they would receive in a brick-and-mortar store. A merchant’s failure to deliver on any channel can frustrate consumers and lead them to shop elsewhere. The technical requirements to deliver seamless access are complex and ever evolving. As a result, according to a September 2021 report, approximately 53% of global brands are already investing in providing an omnichannel consumer experience, seeking to eliminate friction during the purchasing process and enhance sales. SMBs are also looking to adopt omnichannel strategies but face similar issues regarding complicated data integration and continuous investment. Improving marketing and consumer engagement is important for many brands irrespective of size.

Merchants Are Struggling to Differentiate

In a world where consumers have more choices than ever, differentiating a merchant’s brand takes on increased importance. A merchant needs to stand out from the crowd. If a consumer searches a third-party marketplace or e-Commerce site and selects a merchant’s product from among thousands of search results, the consumer is more likely to remember the brand of the third-party site than the brand of the merchant. The average shopper is increasingly paying close attention to the values of consumer-goods brands. 82% of shoppers want a consumer brand’s values to align with their own, according to an April 2022 report, and 75% of shoppers reported parting ways with a brand over a conflict in values. Experiences that enable merchants to connect directly with consumers allow merchants to make a memorable impression. Globally, 60% of consumers say they will make repeat purchase at a retailer after a personalized shopping experience, according to a June 2021 report.

A merchant’s brand and personality must shine through in every interaction to help build customer loyalty. Unfortunately, merchants have difficulty in getting consistent data due to fragmented interactions with consumers resulting in difficulties in creating personalized experiences.

Complicated Experiences Result in Lost Opportunities with Consumers

Consumers expect every interaction to be quick, problem-free, intuitive and secure. Consumers will abandon a website that is not loaded quickly and are reluctant to return to a website that has trouble with performance. Consumers tend to hold merchants responsible for the entire retail experience, regardless of whether a merchant or a third party provides the platform. Consumers value their time spent on making purchases and seek to find methods to reduce that time – 76% of consumers say they shop on mobile devices because it “saves them time,” according to a July 2020 report. However, even mobile apps can be time consuming if the sale process is not simple. Merchants that are able to offer one-click engagement, are far less likely to lose the attention of the consumer in the purchasing decision. If a consumer tries to purchase a product from a brick-and-mortar store but in-store inventory is unavailable, a merchant should be able to search its dynamic inventory count and ship the product to the consumer’s home before the consumer looks elsewhere. 46% of global online shoppers confirmed inventory online before shopping offline according to a February 2019 report. In fact, retailers that implemented personalized experiences on-site or through marketing efforts resulted in a 25% sales lift, according to a June 2019 report.

Our Solution

We provide an AI- and cloud-based advertising, engagement and commerce platform designed for merchants of all sizes. We are bringing conversational AI to digital retail. Our proprietary LLM has been built specifically with retail in mind, allowing authentic, human-level conversations for sales interactions in any of 95 languages.

Our platform provides the following key benefits to merchants:

1.
eCommerce-Specific AI Platform and Suite—Brain Commerce allows customers, either online or instore, to ask, via voice or text and in any of 96 languages, any question of a merchant’s product catalogue and customer support knowledge base using conversational prompts and immediately be recommended the most appropriate products and answers. They will also be able to see product comparisons, reviews, and pricing information all in one place
2.
Instant Checkout. Rezolve’s Brain Checkout allows websites to convert passive browsers into actors or buyers with one click directly from the product detail pages on merchant websites. Our Brain Checkout offering includes Buy Now, our commerce solution, and Act Now, our engagement solution. This capability bypasses traditional web checkout portals, collapsing multiple clicks into one or two, allowing our merchants to enable prospective purchasers to immediately convert web and social media browsers without the need for software on consumers’ phones. For example, through Act Now, a consumer could be offered the opportunity to schedule an appointment to test drive a new car immediately upon seeing a broadcast advertisement of the car, or through Buy Now, be offered the opportunity to purchase tickets for a Broadway show that starts in 30 minutes while in close proximity to the theatre. Our solution enables merchants to exploit the moment of maximum attention at the time leading to transactions which otherwise may result in lost transactions.
3.
Brain Assistant. Rezolve's Brain Assistant's advanced training allows customers to accelerate onboarding and answer customer service questions directly. Customers can create knowledge bases via Brain Assistant which can be interrogated by staff members who can quickly become subject matter experts.
4.
Brainpowa LLM. Rezolve's brainpowa LLM has been engineered for commerce. The propriety LLM harnesses over 300 billion tokens and 30 billion parameters to deliver unmatched specialized results. Rezolve's model is the first to ensure accurate LLM responses by eliminating hallucinations through patented validation, while real-time monitoring and feedback loops control model drift and enable continuous fine tuning. This results in unmatched extraction capabilities for our key information, delivering precise classification and content creation while enhancing product enrichment and taxonomy for optimized performance.
5.
Omnichannel Interactions. The Rezolve platform provides multiple opportunities for interaction. For example, triggers can include a location or GeoZone, which is a location-based marketing tool, an audio cue “watermarked” in broadcast or streaming media, a visual image cue in posters, print ads or product labels, proximity beacons, direct touch links or QR-codes. The resulting trigger can drive instant transactions on a consumer’s mobile device ranging from a product purchase, a reservation at a restaurant, an electronic ticketing for an event, or other promotional offers.

6.
Direct Brand Engagement. We deliver a comprehensive commerce and engagement platform that allows merchants to easily create direct engagements with consumers via their mobile phone. A merchant is able to manage user experience and encourage engagement with end-consumers based on personalized context. By incorporating Rezolve into a merchant’s application, a merchant can build brand awareness and loyalty within its customer base.
7.
Seamless Integration with Existing Applications. We expect the Rezolve solution to be able to be integrated with a merchant’s application and expect it to require minimal time or training to implement and use. Once our solution is integrated, merchants can easily establish geographic triggers, called GeoZones, establish watermarks in an image or audio file, or activate another mobile trigger (such as a beacon) using our SaaS platform. Our consumer-friendly application Shop Beautiful integrates seamlessly with brands helping generate immediate consumer engagement. Additionally, Rezolve’s interface is already available on a number of platforms such as Apple iOS and Google Android and is integrated with certain mobile applications available on those platforms, including WeChat. We expect that this will make it easy for both merchants and consumers to use the Rezolve platform. We expect merchants will be able to add Rezolve technology to their platforms and gain access to a self-service portal where they can manage their campaigns all on one dashboard, and consumers with access to existing and widely used mobile applications have the benefit of the Rezolve platform without additional installation.
8.
Actionable Analytics and Insights. With our platform, we expect merchants will be able to receive direct insights into consumer behavior that are often not shared by third-party intermediaries. For example, when consumers use a third-party service for food delivery, the third-party delivery service has access to information on the customers’ preferences on where to eat, what time they usually order food and the average amount spent per order. These are insights that merchants can use to improve their consumers’ experiences and to enhance their marketing targets. However, the third-party delivery service does not share all of this information with its merchants. Our platform aims to fix this gap in information access by equipping merchants with insights to make more informed decisions to drive further engagement and brand affinity.
9.
A Frictionless Consumer Experience. We expect that our platform will provide consumers with an intuitive and immediate user experience. Consumers only need a mobile phone (for Rezolve Instant Checkout, SmartLinks and SmartCodes) or a device that has an application with our technology embedded to allow consumers to interact with a trigger such as location, audio, or a beacon to transact. The consumer can also be prompted with proximity-based notifications highlighting relevant advertisements or transactions. Consumers benefit from real time awareness and engagement with relevant transactions.

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We have agreements with distribution and consumer-facing networks, which we refer to as our Channels, to sign up merchants to the Rezolve platform. Our Channels also receive significant benefits from deploying our solutions to their merchant base.

The Opportunity

We believe we have a significant opportunity to transform how retail customers discover, engage and shop online. Our mobile commerce provides a natural interactive experience for your customers where they may enjoy a conversational approach to shopping.

Our enterprise SaaS commerce platform has a global reach including in our key geographies: United States, Latin America, and Europe. We believe that there are significant geographies and distribution channels to expand to as we establish new strategic alliances in new geographies.

We expect to commercialize the Rezolve platform in quarter 2 of 2025, initially in Europe and the USA. Revenues from Brain Commerce are also forecast to begin in Q2 2025, increasing significantly in Q3 and Q4 2025. We also expect to generate revenues in Q4 2025 in South America and the Asia. We expect revenues to increase in 2026 through our signed partner agreements with Microsoft, Google and others. For additional information regarding the partner agreements, see “—Partner Agreements”.

Following the completion of the Pre-Closing Demerger, we ceased operations in China and are currently focused on growing our footprint in other geographic markets, but at a future date, we will consider re-engaging with the Chinese market.

We initially entered the Chinese market in 2016 in order to trial the Rezolve platform on a large scale. This was done with support from China Union Pay (“CUP”) and Allinpay (“AP”). Rezolve’s former subsidiary, Rezolve Information Technology (Shanghai) Limited (“Rezolve Shanghai”) is a Wholly owned Foreign Entity (“WoFE”), which limits its influence locally in China. A

WoFE in China must generally contract with a local third-party company if it wants to do business with a state-owned enterprise (“SOE”), such as CUP. This requirement is part of the foreign investment restrictions and regulations in China that aim to protect local interests and limit foreign control over certain sectors of the economy. Our board of directors’ decision to abandon operations in China completely and approve the Pre-Closing Demerger was based, in part, on our inability to complete an audit as a result of not having access to certain information from our local third-party company.

If in the future, a new Rezolve entity can be accredited to operate directly with CUP and AP, the board will consider re-entering the China market. However, the current focus is on rolling out our technologies with partners in other markets around the world.

We believe Rezolve’s Brain Commerce, Brain Checkout and Brain Assistant offerings will operate in large global market opportunities. We believe Rezolve’s Brain Commerce can supplement existing retailer site search platforms and that AI enabled search platforms, like Rezolve’s will replace all existing retailer site search platforms.

As the global economy becomes more connected and transactions become increasingly digital, retail spend is expected to continue growing in the coming years. Buy Now participates in a $250 billion retail sales market (applying Rezolve’s 1.0% transaction fee to the $25 trillion in global retail sales in 2021). According to eMarketer’s 2021 Global Ecommerce Forecast, global retail sales are projected to grow at a 5% CAGR to $30 trillion by 2025.

We believe that the market for our GeoZone offering can be measured as a proxy of global location based advertising, which is poised for rapid growth over the next few years as it is expected to become a widespread advertising practice. Global location based advertising spending was approximately $80.5 billion in 2022 and is expected to grow at a 13.3% CAGR to $219.4 billion in 2027 according to a Global Industry Analysts report.

Location-based advertising allows organizations to target consumers at a granular, consumer level with online or offline messaging based on their physical location. Location-based marketing has become an important and high ROI method of customer engagement as smartphone user penetration rates increase globally. Using location data through smartphone geolocators, marketing teams are able to reach consumers based on qualifiers like proximity to a store, events happening in their region, and more.

Location-based marketing has proven effective across customer lifecycles from discovery and purchase to engagement and retention. When used properly, location-based marketing allows marketers to focus on specific customer segments with targeted offers, while improving customer experience for a population that increasingly values instant gratification.

Search advertising, which is targeted marketing based on search terms, or keywords, entered on a search engine, allows advertisers to target consumers and tailor advertisements based on their search history and consumer profiles. Search advertising has expanded over the recent years as mobile search has started to outpace desktop searches in 2021 according to Statista’s Digital Market Outlook. Consumers continue to use search engines as a primary means of buying decisions and is a mainstay for most businesses.

Key web search statistics:

1.
98% of consumers use the Internet to find a local business in 2022. (BrightLocal survey)
2.
76% of consumers “always” or “regularly” read online reviews for local businesses. (BrightLocal survey)
3.
29% of consumers search for local businesses at least every week. (BrightLocal survey)

Growth Strategy

Key elements of our strategy include:

A.
Scaling Existing Channels. We believe that we have a significant opportunity to work with our existing Channels to grow their customer base. We intend to continue to strategically invest in marketing and strategic relationships. Our existing Channels deliver an opportunity for growth in the near term within our existing geographies and current platform.
B.
Win New Channels. We see significant potential in opening up new distribution channels in other markets, such as Telcos and banks, who we believe will be able to replicate the success we are experiencing in our current markets. Opening new distribution channels will allow us to accelerate our growth.
C.
New Offering Features. We plan to add to and expand our platform with further functionality including live event notifications, dynamic coupons, more personalization and personal experiences as well as provided artificial intelligence layers to enable more convenient and segmented merchandising.

D.
Upsell/Cross Sell. We expect to further penetrate our customer base. We intend to expand direct and indirect sales capabilities, drive dynamic customer segmentation capabilities, introduce analytics to improve customer insights and improve customer lifetime value. Combined with additional functionalities and offering capabilities, we expect to upsell and cross sell across our new merchants, increasing our revenues.
E.
Enter New Geographies. We intend to capitalize on our global growth momentum in India, the U.S., Latin America, East Asia, broader Europe, Australia, Canada and Brazil.
F.
Strategic Acquisitions. We intend to selectively pursue acquisitions that enhance our existing platform capabilities and are consistent with our overall growth strategy, although we currently have no agreements, commitments or understandings with respect to any such transaction. We may consider different-stage technology companies which can complement our global AI-enabled technology, customer and partner ecosystem, increase our customer base and market reach, enhance revenue, expand access to merchants and diversify our offerings and leverage synergies.

The Rezolve Platform

The cloud-based Rezolve AI platform integrates the features and functionalities that merchants need to seamlessly transact across different Channels. Capabilities include:

1.
Ecommerce Chat and Search. Rezolve’s Brain Commerce allows customers, either online or instore, to interact naturally in a conversational manner similar to engaging via a highly knowledgeable and customer centric store colleague, via voice or text and in 95 languages. Customers can ask any question of a merchant’s product catalogue and customer support knowledge base using conversational prompts and immediately be recommended the most appropriate products and answers. They will also be able to see product comparisons, reviews, and pricing information all in one place. Our UI and frontend is fully responsive with a multi-tenant configuration that can be embedded and easily setup via the Rezolve Experience Portal (RXP) in merchant store sites with RESTful endpoints, and connection to most popular eCommerce platforms out of the box (e.g. Shopify ,WooCommerce, Magento etc.).
2.
Customer Loyalty Programs. We expect to bring together merchants and consumers with the goal of empowering merchants to engage directly with their customers and not solely through third-party intermediaries. By enabling direct consumer engagement, merchants are able to build customer loyalty and can launch campaigns or targeted offers through the Brain Checkout with a higher level of engagement and relevancy.
1.
Direct Customer Insights. We expect our platform to provide merchants with direct access to their customers and their key information about shopping preferences, which they can use to drive further consumer engagement. For brands that typically sell their products through third-party intermediaries, these insights are useful for building brand affinity and loyalty.
2.
Mobile Vouchering. We expect to enable merchants to be more flexible in their offerings to consumers. With the Rezolve platform integrated into merchants’ apps, consumers are able to scan products and buy them through the app, eliminating the need to wait online in retail stores.
3.
Retailer Point-of-Sale / Back office. We expect to provide merchants with a self-service portal, featuring an accessible dashboard to manage shoppable campaigns and to track consumers’ shopping trends.
4.
Mobile Payments. We expect to enhance merchants’ platforms by making the checkout process frictionless. Consumers only need a mobile device to use the Rezolve platform to instantly buy products that are featured in advertisements or scan and buy products in retail stores.
5.
Ability to Pay Online or Offline. We expect to offer instant salesware through one-click checkouts that enable seamless transactions through the app. Consumers are able to find offers nearby and browse through products both online and offline. For local offers, consumers can simply go into the brick-and-mortar stores or can order through an app.

Engagement Opportunities

We expect our platform to integrate with and address the following engagement opportunities:

1.
Chat and Search. Merchants can interact naturally with customers via Brain Commerce.
2.
Instant Checkout. Merchants can embed Buy Now and Act Now buttons on their websites and advertisements for instant engagement and conversion via Brain Checkout .
3.
GeoZones. Merchants can interact with consumers based on proximity to certain locations.
4.
Media with Audio. Merchants can integrate watermarks in broadcast and streaming media.

5.
Visual Events. Merchants can integrate watermarks in posters, advertising, product labels and merchandise.
6.
Beacons. Merchants can establish near-proximity beacons which allow near-field proximity engagements (3 inches to 36 inches plus) in both indoor and outdoor locations.
7.
SmartLinks. Merchants can embed URL links into social media posts and email communications (amongst others) which trigger Instant Checkout and Instant Act engagements.
8.
SmartCodes. Merchants can establish QR codes integrated with their media with a richer engagement experience for the consumer.

Technology

The Rezolve platform is a multi-tenant cloud-based system that is engineered for high scalability, reliability and performance.

We host our platform using cloud-based servers. Maintaining the integrity and security of our technology infrastructure is critical to our business, and we plan to invest further in our data center and network infrastructure to meet our merchants’ needs and maintain their trust. The key attributes of our platform are as follows:

1.
Artificial Intelligence. Our Large Language Model (“LLM”) uses proprietary AI to interrogate presales, sales and post-sales content as well as transactional and customer data to build one of the world’s first dedicated eCommerce and Sales LLMs. This allows Rezolve’s Brain to offer smart product discovery, recommendations, bundled offers, personalized offers and more, based on a targeted set of 30-billion parameters, and to optimize resource allocation by focusing on the most relevant data for product recommendations. Rezolve’s Brain is able to recognize and handle the differences between product data from store to store, and then standardize the product specifications to guarantee high-quality data. By building a domain specific, leaner, cost-effective custom LLM, we believe Rezolve has achieved superior performance to existing language models while significantly reducing the financial burden associated with training and deploying language models. By creating our own language model specifically trained on eCommerce data and industry-specific terminology, we have gained high control over the behavior and functionality of our conversational AI. We are constantly fine-tuning the model to provide accurate and relevant responses to customer inquiries, ensuring compliance with financial regulations and maintaining the desired tone and style. Furthermore, Rezolve’s AI-powered personalized recommendations enhance customer experiences by leveraging advanced algorithms to deliver tailored product suggestions based on individual preferences and behavior.

(1)
Security. Our proprietary AI-Platform keeps both merchant and customer confidential and PII data secure and is regulated by the strict GDPR policies.
(2)
Encryption. All data is encrypted at rest (AES-256) and in transit.
(3)
Data usage. All uploaded content such as support documentation, manuals, knowledge base and product catalogue is stored in isolated containers and processed by our ingestor and embedding services only. Customer data is never used for any reason other than servicing API Calls for search and query. Credit card processing on our platform is performed by a dedicated, highly scalable, geographically redundant, high security environment with specialized policies and procedures in place. We have been certified as a PCI DSS Level 1 compliant service provider, which is the highest level of compliance available. We use firewalls, denial of service mitigation appliances, advanced encryption, intrusion detection systems, two-factor authentication and other technology to keep our merchants’ data secure.
(4)
Scalability. Our platform Core services are built on Open Telecom Platform technology Erlang which allows us to create highly distributed microservices to easily and quickly scale end user activity and transactions. Rezolve’s CORE gateway can spawn a massive number of processes with little overhead on demand which makes it highly scalable and reliable.
(5)
Resilience. Our platform applications and system architectures are designed to support High Availability and Redundancy across all services and network layers. The use of CI/CD pipelines to automate build and deployment of services, Kubernetes cluster with high availability of nodes, Regions and Zones at the Cloud Provider level and clusters spanning multiple zones, cloud storage synchronized between regions, load balancing between regions creates a safety net of high resilience.
(6)
Embedded Connectivity. Rezolve’s mobile SDK provides a quick and easy solution to embed and enable Rezolve platform functionality in any Android and iOS app. The accompanying SDK sample app and documents allow third-party developers to quickly leverage the power of our solution.
(7)
Central Management. Rezolve maintains a central management and configuration tool that allows it to quickly setup partners, merchants, payments, apps and index content from its merchants so it’s available via the SDK.
(8)
Analytics & Reporting. Rezolve SDK and Backend Data Ingestor Service gathers metrics on usage, transactions, interactions and feeds it to the Analytics Engine to churn out smart Dashboards and Reports.
(9)
Snap-on Integrations. Rezolve’s Platform supports a snap-on integration design that allows integrations to any payment provider or gateway as well as eCommerce platforms with minimum effort. Rezolve already supports a large number of payment providers and ramping up support for e-commerce platforms via its unique plugin architecture and webhooks.
(10)
Mass Onboarding. Bulk Onboarding of Merchants is a new and unique offering of our platform that allows us to set up and configure more than 10,000 merchants. Admin portal provides an easy to operate tool for operations teams to quickly add a large merchant base in any market on demand.
(11)
Smart Triggers. Rezolve’s implementation of GeoZones, Beacons and Watermarking are important elements of its platform. The creation of these triggers via Rezolve’s Experience Platform when combined with its SDK delivers a powerful tool to Merchants to deliver non spamming targeted engagements.
(12)
Developer Friendly. Rezolve’s REST API provides another integration point for any partner or client not using native mobile apps. We can easily support progressive web applications, hybrid applications, web-based services and other applications.

Our Channels

We have preliminarily established relationships with Channels such as Microsoft and Google among others. Our Channels are either categorized as merchant acquirors or consumer acquirors or sometimes they represent both. Merchant acquirors typically have large merchant-based customers and upsell/cross sell Rezolve to those customers with Rezolve’s support. Merchant acquirors include (but are not limited to) payment gateways, banks, telecommunications companies, eCommerce or point-of-sale providers, and media entities (such as broadcasters, social media firms and publishers). The type of partnership entered into with these firms determines the level of revenue share, for example, referral, reseller or white label reseller. Larger merchants can have their own mobile app strategy, and, in these cases, our merchant acquirer Channels promote the use of Rezolve technology embedded into their apps directly (using Rezolve’s SDK and mobile application libraries). All merchants are encouraged to use our Rezolve Experience Platform to create engagements with their end-customers, whether it is labeled with the brand of the Channel or our brand.

Competition

Our market is transforming, competitive and highly fragmented, and we expect competition to increase in the future. We believe the principal competitive factors in our market are:

(i)
proprietary actionable AI-engineered products and solutions focused on commerce;
(ii)
simplicity and ease of use;;
(iii)
integration of multiple Channels;
(iv)
breadth and depth of functionality;

(v)
pace of innovation;
(vi)
ability to scale;
(vii)
security and reliability;
(viii)
support for brand development; and
(ix)
brand recognition and reputation.

With respect to each of these factors, we believe that we provide a number of favorable offerings.

We believe no individual competitor or AI or LLM company offers an integrated, cloud-based commerce platform with comparable functionality to our eCommerce-specific AI platform with its fully conversational discovery experience and connects the upper and lower funnel journeys for an end-to-end user experience that is seamless and frictionless. However, certain competitors such as Shopify or BigCommerce or individual merchants with access to large numbers of consumers, may elect to piece together technology from other companies, including AI-driven search and relevance platforms or digital assistants such as Cohere or Zoovu, that overlaps with certain functions and features that we provide.

Current Operations

Current revenues generating part of our business relates to transaction fees based on sales of ticketing for La Liga football events in Spain. Rezolve has a contract with La liga to run ticketing for all Spanish La Liga clubs. This allows us to generate revenue from individual clubs. Rezolve provides the ability for individuals to purchase tickets online using its technology. Rezolve has contracts with clubs including Sporting Gijon, Club Deportivo Leganes, Club Deportivo Sociedad and others.

Intellectual Property

Our intellectual property and proprietary rights are important to our business. In our efforts to safeguard them, we rely on a combination of copyright, trade secret, trademark, patent and other rights in jurisdictions in which we conduct our business. We also have confidentiality and/or license agreements with employees, contractors, merchants, distributors and other third parties that limit access to and use of our proprietary intellectual property. Though we rely, in part, upon these legal and contractual protections, we believe that factors such as the skills and ingenuity of our employees, as well as the functionality and frequent enhancements to our platform, make our intellectual property rights difficult to replicate.

We have several US and international patents pending for our eCommerce-specific AI Platform and Language Model such as for its Hierarchical Data relations generator machine, which employs supervised learning models to analyze the product catalogue ingested to build a multidimensional relationship hierarchy that feeds the embedding process, and for its eCommerce Product categorization dictionary that analyzes the product title, images and description data to identify nested categories the product belongs to. Rezolve does this regardless of merchant specified categories which is only reinforced by Merchant provided categories to build a deep and wide category classification that aides the embedding process.

We have been issued trademark registrations in Canada, Japan, Mexico, China, Europe, the U.S. and the UK including the term “Rezolve.” We have pending patent applications in the U.S., Canada, China, Europe, Japan, South Korea, Mexico, and Hong Kong. We are subject to certain risks related to our intellectual property. For more information, see “Risk Factors—Risks Related to our Business and Industry.”

Facilities

We are headquartered in London, England, United Kingdom.

Government Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business online, many of which are still evolving and could be interpreted in ways that could harm our business. Concern about the use of SaaS platforms for illegal conduct, such as money laundering or to support terrorist activities, may in the future result in legislation or other governmental action that could require changes to our platform.

We are subject to laws and regulations that govern or restrict our business and activities in certain countries and with certain persons. We are currently subject to a variety of laws and regulations in the U.S., Mexico, the UK, Europe, India and elsewhere related to payment processing, including those governing cross-border and domestic money transmission, gift cards and other prepaid access instruments, electronic funds transfers, foreign exchange, anti-money laundering, counter-terrorist financing, banking and import and export restrictions. Depending on how our merchant solutions evolve, we may be subject to additional laws.

We are also subject to various laws, regulations, and obligations regarding privacy, data protection, and cybersecurity. Some jurisdictions require companies to notify individuals of data security breaches involving certain types of personal data and our agreements with certain merchants require us to notify them in the event of a security incident. We post on our website our privacy policy and terms of service, which describe our practices concerning the use, transmission and disclosure of merchant data and data relating to their customers. Any actual or perceived failure by us to comply with our posted privacy policy or laws, regulations, or obligations relating to privacy, data protection or cybersecurity could lead to investigations, inquiries, and other proceedings by governmental authorities, significant fines, penalties and other liabilities imposed by regulators, as well as claims, demands, and litigation by our merchants or their customers or other private actors, any of which could harm our business, financial condition, and results of operations. Laws, regulations, and other actual and asserted obligations relating to privacy, data protection and cybersecurity evolve rapidly and are subject to varying interpretations, and we may not be or may not have been compliant with such laws, regulations or obligations, and we may face allegations that our activities or practices are not or have not been, compliant with each such law, regulation or other obligation. Because our services are accessible worldwide, certain foreign jurisdictions have claimed and others may claim that we are required to comply with their laws, regulations, and obligations, including in jurisdictions where we have no local entity, employees or infrastructure. Working to comply with these varying international requirements could cause us to incur additional costs and change our business practices.

Further, our reputation and brand may be negatively affected by the actions of merchants or their users that are deemed to be hostile, offensive, inappropriate or unlawful. We do not monitor or review the appropriateness of the content accessible through merchants’ shops in connection with our services, and we do not have control over the activities in which merchants’ customers engage. While we have adopted policies regarding illegal or offensive use of our platform, merchants or their customers could nonetheless engage in these activities. The safeguards we have in place may not be sufficient to avoid harm to our reputation and brand, especially if such hostile, offensive or inappropriate use was high profile, which could adversely affect our ability to expand our merchant subscription base and harm our business and financial results. It is possible that we could also be subject to liability. In many jurisdictions, laws relating to the liability of providers of online services for activities of their customers and other third parties are currently being tested by a number of claims, including actions based on defamation, invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature of the relevant content. Any court ruling or other governmental regulation or action that imposes liability on providers of online services in connection with the activities of their customers or their customers’ users could harm our business. In such circumstances we may also be subject to liability under applicable law in a way which may not be fully mitigated by our terms of service. Any liability attributed to us could adversely affect our brand, reputation, our ability to expand our subscriber base and our financial results.

Legal Proceedings

From time to time, we may become involved in legal or regulatory proceedings arising in the ordinary course of our business. We are not currently a party to any material litigation or regulatory proceeding and we are not aware of any pending or threatened litigation or regulatory proceeding against us that could have a material adverse effect on our business, operating results, financial condition or cash flows.

MANAGEMENT and compensation

The following sets forth the names, business addresses and functions of the Company’s directors and senior management as of the date of this prospectus. The Company’s Articles of Association provide that the Company Board of Directors (the “Company Board”) has three classes of directors with the directors of each class serving staggered three-year terms. Class I directors shall serve a term expiring at Company’s 2025 annual meeting of shareholders, Class II directors shall serve a term expiring at Company’s 2026 annual meeting of shareholders and Class III directors shall serve a term expiring at Company’s 2027 annual meeting of shareholders.

Name	Age	Position
Directors
Daniel Wagner	61	Class III Director
John Wagner	92	Class III Director
Anthony Sharp	62	Class II Director
Sir David Wright	80	Class II Director
Stephen Perry	64	Class II Director
Derek Smith	79	Class II Director
Stephen Herbert	62	Class I Director

Executive Officers
Daniel Wagner	61	Chief Executive Officer and Director
Richard Burchill	53	Chief Financial Officer
Peter Vesco	62	Chief Commercial Officer and General Manager (EMEA)
Sauvik Banerjjee	49	CEO Products, Technology, and Digital Services
Salman Ahmad	51	Chief Technology Officer

Executive Director

Daniel Wagner.

Mr. Wagner founded Rezolve and has served as Chief Executive Officer and as a director on the board of directors of Rezolve Limited since June 2016. Prior to joining Rezolve, Mr. Wagner founded M.A.I.D. in 1984, an online information service, and built the business into a leading player, when it was sold to Thomson Reuters for $500 million. He then developed Venda in 1998, a provider of on-demand enterprise eCommerce (which included Tesco, Laura Ashley, Neiman Marcus, Lands End, Under Armor and TJX Companies among its clients), which was sold in 2014 to NetSuite, a subsidiary of Oracle Corporation. Mr. Wagner has founded numerous other internet-commerce businesses including SmartLogik in 2000, BuyaPowa in 2010, Powa in 2009, and Attraqt in 2003. Rezolve believes Mr. Wagner is qualified to serve on the board because of his historical knowledge, operational expertise, leadership and the continuity that he brings to our board as our founder and Chief Executive Officer.

Non-Executive Directors

Stephen Perry.

Dr. Perry served on the board of directors of Rezolve as a non-executive director from October 2016 to April 2019 and rejoined in January 2022. Dr. Perry also serves as a Senior Advisor for Fintech and Payments. Prior to joining Rezolve, he worked at Visa for 25 years, first, as Head of Strategy, then as Chief Financial Officer for three years, then as Chief Commercial Officer for 15 years and finally as Chief Digital Officer until December 2015. He also served as an advisor for B-Secur from 2016 to 2018, an advisory board member of Syntel from 2016 to 2017, a non-executive director of MYPINPAD from 2016 to 2018, an advisor for Splitit from 2016 to 2019, an advisor for Good Causes from 2017 to 2019, a strategic advisor for A2P from 2017 to 2019, a non-executive chairman for V9 Group from 2016 to 2020, a non-executive director for Bink from 2016 to 2021, an advisor for 1818 Venture Capital from 2019 to 2021. He also serves as the non-executive chair of Willo and myNexus. He holds a degree in Economics from Wolverhampton Polytechnic, a Masters in Economics from the University of London and a PhD from Keele University. He was awarded the honour of Order of Merit (Cavalieri) in Italy in 2005. Rezolve believes Dr. Perry is qualified to serve on the board because of his experience as a director of technology companies and his experience with investments in technology companies.

Dr. Derek Smith.

Dr. Smith has served on the board of directors of Rezolve since January 2022. He has also served as chairman of Rhinegold Publishing Ltd from 2007 to 2019. He also served on the board of Opinion Research Corporation from 1997 to 2003. Dr Smith has a BA in Economics from the University of Nottingham and a PhD in Economics from the University of Nottingham. Rezolve believes Dr. Smith is qualified to serve on the board because of his history of holding leadership roles in various companies.

John Wagner.

Mr. Wagner has served as a director on the board of directors of Rezolve since February 2016. Prior to joining Rezolve, he was a non-executive director of Powa Technologies from 2008 to 2016 and chairman of Folding Helmet Technology from 2012 to 2019. He was also chairman of Preventon, a provider of cybersecurity software. He studied law and economics at the London School of Economics and marketing at the Institute of Marketing. He is also an alumnus of the British and American programme in marketing management at Harvard Business School. Rezolve believes Mr. Wagner is qualified to serve on the board because he brings significant experience to the Rezolve board, having been the managing director or executive director of several businesses, including BMW (GB) Ltd, Volvo GB, Volkswagen/Audi, Grundig (GB) Ltd, and Hasselblad (US and UK).

Anthony Sharp.

Mr. Sharp has served as a director on the board of directors of Rezolve since August 2016. Prior to joining Rezolve, he has been an early-stage investor, including in lastminute.com, GoAmerica, and Silicon.com. He has participated on 42 boards across the fintech, security, marine, media, leisure, manufacturing, hospitality and property sectors as a chairman, non-executive director and executive director. Rezolve believes Mr. Sharp is qualified to serve on the board because of his long history of serving on the boards of various companies.

Sir David Wright.

Sir Wright has served as a director on the board of directors of Rezolve since August 2019. Prior to joining Rezolve, he was Vice-Chairman of Barclays from 2003 to 2018, Private Secretary to HRH The Prince of Wales from 1988 to 1990 and the first CEO of British Trade International, subsequently UK Trade and Investment, from 1976 to 1980. He served as ambassador to South Korea from 1990 to 1994 and ambassador to Japan from 1996 to 1999. He also holds the honours of GCMG (Knight Grand Cross of the Order of St Michael and St George) and LVO (Lieutenant Royal Victorian Order Grand Cordon of the Rising Sun). Rezolve believes Sir David Wright is qualified to serve on the board because of his diverse diplomatic and financial experience.

Stephen Herbert.

Mr. Herbert is expected to serve as a director on the board of directors of Rezolve. Prior to joining Rezolve, he served as Chief Executive Officer and Chairman of Armada since its inception in November 2020. Mr. Herbert was affiliated with USAT in various positions from April 1996 to October 2019, most recently as CEO from November 2011 until he left the company. From 1986 to April 1996, Mr. Herbert was employed by Pepsi-Cola, the beverage division of PepsiCo, Inc., in various capacities, most recently as Manager of Market Strategy where he was responsible for directing development of market strategy for the vending channel, and subsequently, the supermarket channel for Pepsi-Cola in North America. Mr. Herbert graduated with a Bachelor of Science degree from Louisiana State University. Rezolve believes Mr. Herbert is qualified to serve on the board because of his executive leadership at USAT, including his significant knowledge of and experience with its financial technology and payments business, his experience building and scaling high growth fintech companies, and his public board experience with Armada.

Executive Officers

Peter Vesco.

Mr. Vesco has served as the Chief Commercial Officer and General Manager (EMEA) of Rezolve since March 2020. Prior to joining Rezolve, he has held executive roles in numerous companies, including as CEO of ClickandBuy and SVP of Deutsche Telekom Payments (between 2011 and 2016) and President Hypercom EMEA (between 2009 and 2016). He also served on the Advisory Board of Mastercard Europe from 2012 to 2016. He holds a Masters degree in Philosophy and Theology from Goethe-Universität Frankfurt, a degree in Marketing and Product Management and a degree in business administration from the University of Huddersfield.

Richard Burchill.

Mr. Burchill has served as the Chief Financial Officer of Rezolve since September 2021. Prior to serving as Chief Financial Officer of Rezolve, Mr. Burchill served as Group Finance Director with Rezolve. Prior to joining Rezolve, he was the Group

Treasurer at Arcadia Group Ltd from 1999 to 2021. From 2014 to 2021, he served as a director of the main operating board of Arcadia Group Ltd. He also served as director of card services at Arcadia Group Ltd from 2006 to 2021. He holds a degree in Accounting and Finance from Middlesex University and is a member of the Chartered Institute of Management Accountants.

Sauvik Banerjjee.

Mr. Banerjjee has served as the CEO Products, Technology, and Digital Services of Rezolve since August 2022. Prior to serving as the Chief Executive Officer of Products, Technology, and Digital Services of Rezolve, Mr. Banerjee was the Chief Technology Officer and founding team member at Tata Digital and Tata Neu- The Super App. He was also the founding Chief Technology Officer of TataCli0. Prior to that, he held various management positions, including positions at SAP, Accenture and Infosys. He completed research on Natural Language Processing and Physical Robotics at the University of Sunderland and the University of Durham, and he holds a Master’s Degree in Economics and Financial Computing from the University of Calcutta.

Dr. Salman Ahmad.

Dr. Ahmad has served as the Chief Technology Officer of Rezolve since October 2017. Prior to joining Rezolve, he was the CTO and co-founder of Kenja Corp, an enterprise workflow platform, from 2011 to 2017. Prior to that, he was Engineering Director at Picsel Technologies from 2006 to 2011. Salman earned a First-Class Honours degree in computer science and a doctorate in 3D graphics and AI from Loughborough University.

Family Relationships

Except for Daniel Wagner, CEO and director, being the son of John Wagner, a non-executive director on the board of directors, there are no family relationships between any of the executive officers and directors.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with Nasdaq rules, we will comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. While we expect to voluntarily follow most Nasdaq corporate governance rules, we may choose to take advantage of certain limited exemptions, such as:

(2)
Exemption from filing quarterly reports on Form 10-Q containing unaudited financial and other specified information or current reports on Form 8-K upon the occurrence of specified significant events;
(3)
Exemption from Section 16 under the Exchange Act, which requires insiders to file public reports of their securities ownership and trading activities and provides for liability for insiders who profit from trades in a short period of time;
(4)
Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers;
(5)
Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of share option plans;
(6)
Exemption from the requirement that our board have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
(7)
Exemption from the requirements that director nominees are selected, or recommended for selection by our board, either by (i) independent directors constituting a majority of our board’s independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). We intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to U.K. requirements in lieu of many of the Nasdaq corporate governance rules. Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Controlled Company Exemption

Daniel Wagner, the Rezolve Founder and Chief Executive Officer controls 75% of the voting power of our outstanding capital stock. As a result, we are a “controlled company” within the meaning of the Nasdaq listing standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

(3)
the requirement that a majority of the board of directors consist of independent directors;
(4)
the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
(5)
the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
(6)
the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

In the event that we cease to be a “controlled company” and our shares continue to be listed on the Nasdaq, we will be required to comply with these provisions within the applicable transition periods.

Corporate Governance

We are a “foreign private issuer,” under the securities laws of the U.S. and the rules of Nasdaq. Under the applicable securities laws of the U.S., “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. Under Nasdaq’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, Nasdaq permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirementsof Nasdaq. Accordingly, our shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

In addition, we are an “emerging growth company” as defined in the JOBS Act and have elected to comply with certain reduced public company reporting requirements.

Independence of Directors

As a result of the Ordinary Shares and Public Warrants being listed on Nasdaq, we adhere to the rules of Nasdaq in determining whether a director is independent. Our board of directors has consulted, and will consult, with its counsel to ensure that our board of directors’ determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the Rezolve Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of our directors, except for Daniel Wagner, John Wagner and Stephen Herbert, is independent.

Independence of Directors

As a result of the Ordinary Shares and Public Warrants being listed on Nasdaq, we adhere to the rules of Nasdaq in determining whether a director is independent. Our board of directors has consulted, and will consult, with its counsel to ensure that our board of directors’ determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the Rezolve Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of our directors, except for Daniel Wagner, John Wagner and Stephen Herbert, is independent.

Rezolve Board of Directors Composition

Our board of directors is comprised of eight directors (provided that Daniel Wagner has the right to appoint an additional director to the Board from time to time), five of whom qualify as independent directors as defined in the Nasdaq listing requirements. Daniel Wagner serves as the Chairman of the board of directors and Anthony Sharp serves as deputy Chairman.

Directors may be appointed and removed by an ordinary resolution of the shareholders. In addition, directors may be appointed either to fill a vacancy arising from the resignation of a former director or as an addition to the existing board by the affirmative vote of a simple majority of the directors present and voting at a board meeting. A director may be removed by a resolution passed by all of the other directors at a meeting of the directors, or by written notice from all of the other directors. Each of our directors holds office until he or she resigns or is vacated from office. There will be a three-year rotation pattern.

Our board is divided into three classes serving staggered three year terms. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders for stockholders to effect a change in a majority of the members of our board of directors. Mr. Stephen Herbert is a Class I director and will serve until our annual meeting in 2025. Messrs. Anthony Sharp, Sir David Wright, Stephen Perry and Derek Smith, are Class II directors and will serve until our annual meeting in 2026. Messrs. Dan Wagner and John Wagner are Class III directors and will serve until our annual meeting in 2027.

Our board of directors has determined that Anthony Sharp, Sir David Wright, Stephen Perry and Derek Smith would satisfy the general independence requirements under SEC and Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing requirements of the Nasdaq.

Role of Rezolve Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee but our board of directors oversees risk management, and the various standing committees of the board of directors addresses risks inherent in their respective areas of oversight. In particular, the board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our remuneration committee also assess and monitor whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Rezolve Board of Directors

Following the Closing, the board of directors established three standing committees: (i) an audit committee (the "Audit Committee"), (ii) a remuneration committee (the "Remuneration Committee"), and (iii) a nominating and corporate governance committee (the "Nominating and Corporate Governance Committee"). In addition, from time to time, special committees may be established under the direction of our board of directors when necessary to address specific issues.

Audit Committee

Our Audit Committee is responsible for, among other things:

(A)
meeting with our independent registered accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;
(B)
monitoring the independence of the independent registered public accounting firm;
(C)
verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
(D)
inquiring and discussing with management our compliance with applicable laws and regulations;
(E)
pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;
(F)
appointing or replacing the independent registered public accounting firm;
(G)
determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
(H)
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;
(I)
reviewing our policies on risk assessment and risk management; and
(J)
reviewing related person transactions.

Our Audit Committee consists of Anthony Sharp, Derek Smith and Sir David Wright, with Sir David Wright serving as the chair of the committee. Each of the directors who serves on the audit committee qualifies as an independent director according to the applicable rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members meet the requirements for financial literacy under applicable SEC and Nasdaq rules and at least one of the audit committee members will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. Our board of directors has adopted written terms of reference for the Audit Committee, which are available on our website.

Remuneration Committee

Our Remuneration Committee is responsible for, among other things:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
•
reviewing and approving the compensation of all of our other executive officers;
•
reviewing our executive compensation policies and plans;
•
implementing and administering our incentive compensation equity-based remuneration plans;
•
assisting management in complying with any disclosure requirements;
•
approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.; and
•
retaining and overseeing any compensation consultants.

Our Remuneration Committee consists of Anthony Sharp and Steve Perry, with Steve Perry serving as the chair of the committee. Our board of directors has adopted a written terms of reference for the Remuneration Committee, which is available on our website.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things:

•
identifying individuals qualified to become members of our board of directors;
•
recommending to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;
•
reviewing and making recommendations to our board of directors with respect to our board leadership structure;
•
reviewing and making recommendations to our board of directors with respect to management succession planning; and
•
developing and recommending to our board of directors corporate governance principles.

Our Nominating and Corporate Governance Committee consists of Daniel Wagner, Sir David Wright and Derek Smith, with Derek Smith serving as the chair of the committee. Our board of directors has adopted a written terms of reference for the Nominating and Corporate Governance Committee, which is available on our website.

Code of Ethics

Our board of directors has adopted a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of the SEC and Nasdaq. The Code of Ethics is available on our website.

Limitation on Liability and Indemnification of Officers and Directors

English law limits in certain respects the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. Accordingly a provision will be void if it provides an indemnity against (i) any liability of the director to pay a fine imposed in criminal proceedings, or a sum payable to a regulatory authority as a penalty for non-compliance with a regulatory requirement or (ii) liability incurred by the director in defending criminal proceedings in which he is convicted, in defending civil proceedings brought by the company in which judgement is given against him or in connection with an application for relief in which the court refuses to grant him relief. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. In addition, we have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under English law, subject to certain exceptions contained in those agreements. We have also purchased a policy of directors’ and officers’ liability insurance effective upon completion of the Business Combination that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit Rezolve and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

For further details on the indemnity provisions referred to in our articles of association, see the section entitled “Description of Ordinary Shares and Articles of Association” of this prospectus, and for a summary of the indemnification agreement, see the section entitled “Indemnification Agreements with Officers and Directors”.

Rezolve Executive Officer and Director Compensation

The aggregate cash compensation paid by Rezolve and its subsidiaries to its executive officers and directors for the year ended December 31, 2024 was $2,164,680.

Rezolve Executive Officer and Director Compensation

The aggregate cash compensation paid by Rezolve and its subsidiaries to its executive officers and directors for the year ended December 31, 2024 was $2,164,680.

Executive Officer and Director Compensation

Rezolve’s policies with respect to the compensation of its executive officers will be administered by its board of directors in consultation with the remuneration committee. The compensation decisions regarding Rezolve’s executives will be based on the need to attract individuals with the skills necessary for the company to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the company’s expectations. To that end, following completion of the Business Combination, Rezolve intends to establish an executive compensation program that is competitive with other similarly-situated companies in its industry. This is expected to include establishment of base salary, cash annual bonus and long-term equity compensation awards that are, in each case, consistent with market practices and designed to incentivize, motivate and retain key employees.

Service Agreement with Daniel Wagner

Daniel Wagner is currently engaged as Rezolve’s Chief Executive Officer under a service agreement entered into on April 1, 2016. He is entitled to a base salary of £600,000 per annum. In addition to his base salary, he is entitled to participate in a bonus scheme, which may be paid from time to time at the discretion of the remuneration committee.

The agreement may be terminated by either party on one year’s written notice or, immediately by us, in the event of default, which includes, but is not limited to circumstances in which, Mr. Wagner is disqualified from acting as a director, convicted of a criminal offence, declared bankrupt, found guilty of fraud or conducting gross misconduct. In the event of early termination not caused by an event of default, we may exercise our discretion to make a payment in lieu of notice to Mr. Wagner. The agreement includes certain restrictive covenants, and, upon termination, Mr. Wagner is restricted from becoming involved, directly or indirectly, with any business which is similar to or competitive with Rezolve, for a period of six months.

Service Agreement with Richard Burchill

Richard Burchill entered into a service agreement on September 6, 2021 with a commencement date of September 13, 2021. He is entitled to an initial salary of £220,000 per annum. In addition, Richard has been granted 979,186 options over Ordinary Shares exercisable at nominal value per share (the number of shares to be adjusted as a result of the Company Reorganization) which are exercisable on listing of the Company or three years from the date of execution of the agreement, whichever is the earlier.

During the first three months of the agreement, it could be terminated on one months’ notice. After the first three months, the agreement may be terminated by either party providing not less than three month’s written notice to the other party. The agreement can be terminated for cause by the Company with immediate effect for reasons including, but not limited to, if Mr. Burchill (i) is in breach of the Company’s corruption, bribery or related policies, (ii) is guilty of any gross misconduct affecting the business of Rezolve, (iii) commits any serious or repeated breach, (iv) is negligent and incompetent, (v) is declared bankrupt, (vi) is convicted of any criminal offence or any insider dealing offence, (vii) ceases to be eligible to work in England, (viii) is guilty of fraud or dishonesty, (ix) is guilty of a serious breach of any rules issued by the Company regarding its electronic communications systems, or (x) is unable by reason of incapacity to perform his duties for 26 weeks in a 52 week period. The agreement contains various restrictive covenants for a period of three or four months after termination, depending on the restriction in question.

Non-executive Director Letters of Appointment (John Wagner, Anthony Sharp, Sir David Wright, Derek Smith, Stephen Perry, and Stephen Herbert)

Terms of non-executive director appointment letters (John Wagner, Anthony Sharp, Sir David Wright, Derek Smith, and Stephen Perry)

Rezolve has entered into letters of appointment with the above named non-executive directors which provides each director with cash compensation of £75,000 per annum for service on our board of directors. The appointment of Rezolve’s non-executive directors is for an initial period of three years and can be terminated thereafter by either Rezolve or the director upon three calendar months’ written notice.

Under the non-executive director appointment letters, Rezolve may also terminate each appointment with immediate effect and without notice including when the non-executive director is disqualified from acting as a director; is not re-elected as a director when the director submits himself or herself for re-election; vacates their office under Rezolve’s Articles; commits a material breach of his or her obligations under the letter of appointment and it is not remedied within 14 days of Rezolve specifying the breach and requiring its remedy; has been guilty of any fraud or dishonesty or acts in any manner which, in Rezolve’s opinion, brings or is likely to bring Rezolve into disrepute or is materially adverse to Rezolve’s interests.

Terms of non-executive director appointment letters (Stephen Herbert)

Rezolve has entered into letters of appointment with the above named non-executive director on the same terms as set out above with the exception of the term of appointment and compensation, which will be for a period of one year with no cash compensation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investor Rights Agreement

At the Closing, the Company entered into that certain Investor Rights Agreement with certain directors and officers and certain other parties identified therein (such persons, the “Holders”) (the “Investor Rights Agreement”). Pursuant to the terms of the Investor Rights Agreement, the Holders are entitled to certain piggyback registration rights and customary demand registration rights. The Investor Rights Agreement provides that the Company will, as soon as practicable, and in any event within 21 days after August 16, 2024, file with the SEC a shelf registration statement. The Company will use its commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than the 45th day (or the 5th day business after the Securities and Exchange Commission (the “SEC”) notifies the Company that it will “review” such shelf registration statement) following the filing deadline, in each case subject to the terms and conditions set forth therein; and the Company will not be subject to any form of monetary penalty for its failure to do so.

Pursuant to the Investor Rights Agreement, subject to certain exceptions, the Holders agreed to not transfer or make any announcement of any intention to effect a transfer, in respect of the shares beneficially owned or otherwise held by the Holders prior to the termination of the applicable lock-up period, subject to certain customary exceptions, including: (i) transfers to permitted transferees upon written notice to the Company, such as a member of the person’s immediate family or to a trust, the beneficiary of which is a member of the person’s immediate family or an affiliate of such person; (ii) to a charitable organization upon written notice to the Company, by the laws of descent and distribution upon death, or pursuant to a qualified domestic relations order; and (iii) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange Ordinary Shares for cash, securities, or other property.

Lock-In Agreements

At the Closing, the Company entered into separate Lock-In Agreements (the“Lock-In Agreements) with certain holders of the Company (such persons, the “Rezolve Holders”), pursuant to which the Ordinary Shares held by the Rezolve Holders will be locked-up and subject to transfer restrictions for 180 days following the Closing, subject to certain customary exceptions, including: (i) transfers to permitted transferees upon written notice to the Company, such as a member of the person’s immediate family or to a trust, the beneficiary of which is a member of the person’s immediate family or an affiliate of such person; (ii) to a charitable organization upon written notice to the Company, by the laws of descent and distribution upon death, or pursuant to a qualified domestic relations order; and (iii) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Ordinary Shares for cash, securities, or other property.

Bluedot Acquisition

On February 4, 2025, the Company entered into the Bluedot Purchase Agreement, by and between the Company and DBLP Sea Cow Limited (a company incorporated in the Seychelles) (“DBLP”), pursuant to which the Company agreed to purchase, and DBLP agreed to sell, the entire issued and to be issued share capital of Bluedot.

On February 20, 2025, Rezolve closed the Bluedot Acquisition. As consideration for the Bluedot Acquisition, Rezolve issued 819,737 ordinary shares of the Company in a private placement to DBLP.

DBLP is a related party and is wholly legally owned by Daniel Wagner and beneficially owned by John Wagner. Both Daniel Wagner and John Wagner are directors of DBLP.

Relationship with Daniel Wagner

We have debt outstanding to Daniel Wagner and DBLP Sea Cow Limited (a company incorporated in the Seychelles) (“DBLP”), which is wholly legally owned by Daniel Wagner and beneficially owned by John Wagner, in the amounts of $5,555,122 and $447,067, an aggregate of $6,002,189. The loans provided by DBLP were to provide liquidity to Rezolve. There are no formal loan documents in place and the loan is non-interest bearing and remains callable at any time. We expect the loan to be called and repaid in 2025.

Rezolve and DBLP entered into a rolling annual consultancy agreement dated November 1, 2016. Pursuant to the terms of the agreement, DBLP is to be paid between $20,000 and $50,000 each month of the agreement. The agreement is not limited in time but has a rolling minimum 12 calendar month period and shall continue for as long as Rezolve requires services from DBLP.

Other amounts due to related parties

At December 31, 2024, we have the $137,019 due to Arthur Yao and $17,433 due to Steve Perry. All of these outstanding amounts will be settled in 2025.

Indemnification Agreements with Officers and Directors

Rezolve have entered into indemnification agreements with each of our directors and officers. The agreements provide the indemnitees with contractual rights to indemnification and expense advancement and reimbursement, to the fullest extent permitted under English law, subject to certain exceptions contained in those agreements. No indemnification, hold harmless or exoneration rights shall be available where the conduct of the indemnitee constitutes a breach of indemnitee’s fiduciary duties to the Company or its shareholders or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.

Rezolve has also purchased a policy of directors’ and officers’ liability insurance that insures Rezolve’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Rezolve against its obligations to indemnify its officers and directors. Rezolve shall not be obligated under the indemnification agreements to make any indemnification, advance expenses, hold harmless or exoneration payment in connection with any claim made against the indemnitee for which payment has actually been received by or on behalf of the indemnitee under any insurance policy or other indemnity or advancement provision, except with respect to any excess beyond the amount actually received under any insurance policy, contract, agreement, other indemnity or advancement provision or otherwise.

Policies and Procedures for Related Person Transactions

The Rezolve board of directors has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which Rezolve or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•
any person who is, or at any time during the applicable period was, one of Rezolve’s executive officers or directors;
•
any person who is known by Rezolve to be the beneficial owner of more than 5% of Rezolve voting shares;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother in- law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Rezolve’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Rezolve’s voting shares; and
•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Rezolve has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information relating to the beneficial ownership of our Ordinary Shares as of April 21, 2025 by:

•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of outstanding Ordinary Shares;
•
each of our directors;
•
each of our directors and executive officers; and
•
all of our directors and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the Ordinary Shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below. The Company’s major shareholders do not have different voting rights from other holders of Ordinary Shares.

The percentage of Ordinary Shares beneficially owned is computed on the basis of 243,671,374 Ordinary Shares outstanding.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them. To our knowledge, no Ordinary Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name of Beneficial Owners(1)
Directors and Executive Officers	Number of Shares		%
Daniel Wagner	53,429,933	(2)	21.93%
John Wagner	49,554,221	(3)	20.34%
Anthony Sharp	1,921,793	(4)	*
Sir David Wright	495,343		*
Stephen Perry	791,556	(5)	*
Derek Smith	33,334	(6)	*
Stephen Herbert	298,436		*
Peter Vesco	1,153,633	(7)	*
Richard Burchill	300		*
Sauvik Banerjee	—		—
All directors and executive officers as a group	58,893,222		24.17%
Five Percent Holders
DBLP Sea Cow Limited(8)	48,731,428	(9)	20.00%
Igor Lychagov	35,843,258	(10)	14.71%
Brooks Newmark	17,070,000	(11)	7.00%
Brad Wickens	25,864,807	(12)	10.61%
Aperion Investment Group Limited	25,097,545	(13)	10.30%

* Less than one percent.

1.
Unless otherwise indicated, the business address of each of the following owners is 21 Sackville Street, London, W1S 3DN, United Kingdom.
2.
Includes (i) 4,698,505 shares directly held by Daniel Wagner; (ii) 37,052,254 shares directly held by DBLP Sea Cow Limited (“DBLP”); and (iii) 11,679,174 shares issuable to DBLP upon conversion of certain options granted under Rezolve's Long Term

Incentive Plan ("LTIP"). DBLP is wholly legally owned by Mr. Wagner and Mr. Wagner is a director of DBLP and therefore Mr. Wagner may be deemed to share voting and investment power over the shares held by DBLP.
3.
Includes (i) 815,989 shares directly held by John Wagner; (ii) 2,835 Ordinary Shares issued upon conversion of the Promissory Note held by Mr. Wagnere; (iii) 3,969 Ordinary Shares underlying the Private Warrants held by Mr. Wagner (iv) 37,052,254 shares directly held by DBLP; and (v) 11,679,174 shares issuable to DBLP upon conversion of certain options granted under the LTIP. DBLP is beneficially owned by Mr. John Wagner and Mr. John Wagner is a director of DBLP and therefore Mr. Wagner may be deemed to share voting and investment power over the shares held by DBLP.
4.
Consists of (i) 1,879,352 Ordinary Shares; and (ii) 42,441 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Sharp. Excludes 15,850 Ordinary Shares underlying the Private Warrants held by Mr. Sharp.
5.
Consists of (i) 564,935 Ordinary Shares; (ii) 110,000 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Perry; and (iii) 69,526 Ordinary Shares issued upon conversion of the Convertible Note held by Mr. Perry. Excludes (i) 34,395 Ordinary Shares issued upon conversion of the Promissory Note held by Mr. Perry; and (ii) 12,700 Ordinary Shares underlying the Private Warrants held by Mr. Perry.
6.
Consists of 33,334 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Smith.
7.
Consists of (i) 1,142,384 Ordinary Shares and (ii) 11,249 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Vesco.
8.
DBLP is wholly legally owned by Daniel Wagner and is wholly beneficially owned by John Wagner. Both Daniel Wagner and John Wagner are directors of DBLP.
9.
Includes (i) 37,052,254 Ordinary Shares; and (ii) 11,679,174 shares issuable to DBLP upon conversion of certain options granted under the LTIP. Excludes (i) 3,592,193 shares subject to a call option currently exercisable by Brad Wickens.
10.
Includes (i) 34,649,207 Ordinary Shares; and (ii) 1,194,051 Ordinary Shares issued upon conversion of the Convertible Note held by Mr. Lychagov.
11.
Includes (i) 7,870,000 Ordinary Shares and (ii) 9,200,000 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Newmark.
12.
Includes (i) 9,638,692 Ordinary Shares; (ii) 1,240,865 Ordinary Shares currently held by Apeiron on Mr. Wickens' behalf; (iii) 3,592,194 Ordinary Shares currently held by DBLP but subject to a call option currently exercisable by Mr. Wickens; (iv) 156,250 Ordinary Shares issued upon conversion of the Promissory Note held by Mr. Wickens; (iv) 333,333 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Wickens, (v) 62,500 Ordinary Shares underlying the Private Warrants held by Mr. Wickens; and (vi) 10,840,973 Ordinary Shares issued upon conversion of the Convertible Note held by Mr. Wickens.
13.
Includes (i) 10,712,645 Ordinary Shares, (ii) 333,333 Ordinary Shares issued upon conversion of the Advance Subscription made by Apeiron; (iii) 182,886 Ordinary Shares issuable upon potential conversion of the Promissory Note held by Apeiron; (iii) 62,500 Ordinary Shares underlying the Private Warrants held by Apeiron; and (iv) 13,806,181 Ordinary Shares issued upon conversion of the Convertible Note held by Apeiron. Excludes (i) 1,240,865 Ordinary Shares held by Apeiron on Brad Wickens' behalf.

SELLING HOLDERS

This prospectus also relates to the resale by certain of the Selling Holders of up to 156,515,540 Ordinary Shares, consisting of (i) 121,156,424 Ordinary Shares; (ii) 544,982 Ordinary Shares issuable in respect of the Private Warrants; (iii) 19,079,139 Ordinary Shares issuable upon conversion of the Convertible Notes; (iv) 15,207,479 Ordinary Shares issuable pursuant to the advanced subscription agreements; and (v) and 527,516 Ordinary Shares issuable upon the conversion of the Promissory Notes.

Following the expiration of the applicable lock-up restrictions described herein, the sale of all of the securities registered for resale hereunder (and the Ordinary Shares issuable upon exercise of the Private Warrants and the conversion of the Rezolve Convertible Notes, the YA Note and the Promissory Notes), or the perception that such sales may occur, may cause the market prices of our securities to decline significantly. Despite such a decline in price, Armada’s Sponsor and our holders may still experience a positive rate of return on the shares purchased by them due to the lower price per share at which its shares were purchased. See “Risk Factors—Risks Related to the Company” for more information.

In February 2021, Armada issued 4,312,500 shares of common stock to its Sponsor for $25,000 in cash, at a purchase price of approximately $0.006 per share, in connection with its organization. On June 16, 2021, Armada’s Sponsor purchased an additional 700,000 shares of common stock at a purchase price of $0.006 per share, resulting in the Sponsor holding an aggregate of 5,012,500 Founder Shares. On June 16, 2021, Armada’s Sponsor transferred 50,000 Founder Shares to each of Messrs. Herbert and Lurio and 35,000 Founder Shares to each of Messrs. Khan, Decker and White. On July 23, 2021, Armada’s Sponsor purchased an additional 1,200,000 shares of common stock at a purchase price of $0.006 per share, resulting in the Sponsor holding an aggregate of 6,007,500 shares of common stock. Because Armada’s underwriters did not exercise their over-allotment option, Armada’s Sponsor forfeited 1,125,000 shares of common stock as of October 1, 2021. Additionally, upon consummation of Armada’s initial business combination, the Sponsor allocated membership interests representing Founder Shares to each anchor investor.

Armada’s Sponsor purchased an aggregate of 459,500 private shares at a price of $10.00 per share for an aggregate purchase price of $4,595,000.

Upon the consummation of the Business Combination, (i) each issued and outstanding share of common stock of Armada immediately prior to the Merger Effective Time was exchanged for one Ordinary Share; (ii) each issued and outstanding Armada Warrant immediately prior to the Merger Effective Time was exchanged for one Public Warrant; (iii) each issued and outstanding Armada Unit immediately prior to the Merger Effective Time was separated into its component parts (one share of Armada Common Stock and one-half of one Armada Warrant), with each share of Armada Common Stock to be exchanged for one Ordinary Share and each Armada Warrant to be exchanged for one Public Warrant. The Ordinary Shares, Public Warrants, the Ordinary Shares issuable upon exercise of the Private Warrants and the conversion of the Convertible Notes, the YA Note and the Promissory Notes are being registered by the registration statement of which this prospectus forms a part pursuant to the registration rights granted under certain of the Subscription Agreements and the Registration Rights Agreement.

The Selling Holders may from time to time offer and sell any or all of the Ordinary Shares a set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table and in the footnotes in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus is a part or by supplement to this prospectus), and any pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the Class A ordinary shares or warrants after the date of this prospectus such that registration rights shall apply to those securities.

The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of Ordinary Shares that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. Except as otherwise indicated in the table below, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer. We have based percentage ownership prior to this offering on 172,182,769 Ordinary Shares outstanding as of November 27, 2024. In calculating percentages of Ordinary Shares owned by a particular Selling Holder, we treated as outstanding the number of Ordinary Shares issuable upon exercise of that particular Selling Holder’s Warrants and upon the conversion of that Selling Holder’s Convertible Notes, YA Note or Promissory Notes, if any, and did not assume the exercise of any other Selling Holder’s Warrants or the conversion of any other Selling Holder’s Convertible Notes, YA Note or Promissory Notes.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Ordinary Shares. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated, the business address of each of the following owners is 21 Sackville Street, London, W1S 3DN.

	Ordinary Shares(1)
Name	Number Beneficially Owned Prior to Offering	Maximum Number Registered for Sale Hereby	Number Beneficially Owned After the Offered Shares are Sold(2)	Percent Owned After the Offered Shares are Sold
Daniel Wagner(3)	4,698,504(15)	4,698,504	--	--
John Wagner(4)	822,793(5) (15)	822,793	--	--
Anthony Sharp(6)	1,948,964(7)	1,948,964	--	--
Sir David Wright(8)	495,343	495,343	--	--
Stephen Perry(9)	791,556 (10)	715,723	75,833	*
Douglas Lurio(11)	357,647	357,647	--	--
Stephen Herbert(12)	298,436	298,436	--	--
Peter Vesco(13)	1,153,633(14)	1,153,633	--	--
DBLP Sea Cow Limited(15)	48,731,428(16)	37,052,254	11,679,174	4.79
Igor Lychagov(17)	35,843,258(18)	35,792,064	51,194	*
Apeiron Investment Group Limited (19)	25,097,545(20)	25,097,545	--	--
ACM Alameda Special Purpose Investment Fund II LP(21)	45,634	45,634	--	--
ACM Alamosa (Cayman) Holdco LP(22)	51,889	51,889	--	--
ACM ASOF VII (Cayman) Holdco LP(23)	48,967	48,967	--	--
Adam Krupczynski(24)	107,823(25)	67,113	40,710	*
Adam Wagner	940,000(26)	10,714	929,286	*
Antara Capital Total Return SPAC(27)	265,483	131,250	134,233	*
Aperitus Limited	1,665,310(28)	33,333	1,631,977	*
AQR Absolute Return Master Account, L.P. (29)	4,125(30)	4,125	--	--

AQR Diversified Arbitrage Fund, a series of AQR Funds(31)	19,875(32)	19,875	--	--
AQR Global Alternative Investment Offshore Fund, L.P(33)	18,857(34)	18,857	--	--
Arthur Yao(35)	1,311,816(36)	82,094	1,229,722	*
ASJC Global LLC - Series 14 (37)	1,036,863	1,036,863	--	--

104

Atalaya Special Purpose Investment Fund II LP(38)	35,177	35,177	--	--
Berenberg Capital Markets LLC	50,000(39)	50,000	--	--
Boston Patriot Merrimack ST. LLC(40)	29,495	29,495	--	--
Bradley Wickens	25,938,919(41)	12,544,460	13,394,459	5.47
Brooks Newmark	17,070,000 (42)	17,070,000	--	--
Cecil Levy	30,553(43)	10,000	20,553	*
Celso L. White(44)	125,000	125,000	--	--
Cohen & Company Financial Management LLC(45)	0	12,579,532(46)	--	--
Cohen Sponsor LLC - A14 RS(47)	494,203	494,203	--	--
Context Partners Master Fund LP(48)	131,250	131,250	--	--
Corbin ERISA Opportunity Fund, Ltd. (49)	24,583	24,583	--	--
Julius Meller Management Services LTD	27,812(50)	12,857	14,955	*
David Weinberger	201,300(51)	201,000	300	*
Derek Smith	33,334(52)	33,334	--	-
Dionysios Kolyris(53)	65,209(54)	11,951	--	--
DXG Deutsche Digital GmbH	7,333(55)	7,333	--	--
EF Hutton LLC(56)	50,000(57)	50,000	--	--
Ercan Kilic(58)	18,175(59)	18,175	--	--

Fir Tree Capital Opportunity Master Fund LP(60)	9,122	9,122	--	--
Fir Tree Capital Opportunity Master Fund III, LP(61)	15,414	15,414	--	--
Fir Tree Value Master Fund, LP(62)	14,048	14,048	--	--
FT SOF XIII (SPAC) Holdings, LLC(63)	6,921	6,921	--	--
Fujian Limatong XinXi Keji Youxian Gongsi	325,411 (64)	225,714	99,697	*
George Bellow	8,000(65)	8,000	--	-
Highbridge Tactical Credit Master Fund, L.P. (66)	59,775	59,775	--	--
Highbridge Tactical Credit Institutional Fund Ltd.(67)	15,225	15,225	--	--
Jamie Beadle	10,286(68)	10,286	--	-

J.V.B. Financial Group, LLC	--	1,110,723 (69)	--	--
Justin King	42,509 (70)	16,329	26,180	*
Julien Nurse	59,102(71)	43,275	15,827	*
Kantor Investment Company LLC	79,785(72)	10,000	69,785	*
Karen Kalaris	111,632 (73)	21,429	24,924	*
Kepos Alpha Master Fund L.P. (74)	155,000	155,000	--	--
Kepos Special Opportunities Master Fund L.P. (75)	51,250	51,250	--	--
Northland Securities Inc.	--	--	--	--
Magnetar Capital Master Fund Ltd.(76)	2,277	2,277	--	--
Magnetar Constellation Fund II, Ltd. (76)	14,140	14,140	--	--
Magnetar Constellation Master Fund, Ltd. (76)	44,075	44,075	--	--
Magnetar Discovery Master Fund Ltd. (76)	1,587	1,587	--	--
Magnetar Lake Credit Fund LLC(76)	13,503	13,503	--	--
Magnetar SC Fund Ltd. (76)	11,592	11,592	--	--
Magnetar Structured Credit Fund, LP(76)	16,052	16,052	--	--
Magnetar Xing He Master Fund Ltd.(76)	17,323	17,323	--	--
Mark Israel	71,785(77)	40,000	31,785	*

Maxim Group LLC	50,000(78)	50,000	--	--
Meteora Capital Partners, L.P. (79)	131,250	131,250	--	--
Mohammad Anwar Khan(80)	125,000	125,000	--	--
Patel Family Investment LLC	206,398(81)	166,667	39,731	*
Purpose Alternative Credit Fund Ltd(76)	7,898	7,898	--	--
Purpose Alternative Credit Fund T LLC(76)	2,803	2,803	--	--
Quality Kiosk	35,402(82)	35,402	--	--
Radcliffe SPAC Master Fund, L.P. (83)	175,566	175,566	--	--
JingQian Hou (84)	2,321(85)	2,321	--	--

Roth Capital Partners, LLC	10,000(86)	10,000	--	--
Rong Lin	25,603(87)	9,283	16,320	*
Sam Lewis	137,832(88)	20,000	117,832	*
Sandia Investment Management LP(89)	53,503	53,503	--	--
Sharat Williams	3,372(90)	3,372	--	--
Susan Briggs	128,530 (91)	35,155	93,375	*
Techouts Solutions India Pvt ltd	17,078(92)	17,078	--
Thomas Decker(93)	125,000	125,000	--	--
Trustees of Risol Limited Pension	486,987(94)	21,429	465,558	*
UBIRY GmbH	21,429(95)	21,429	--	--
Walleye Investments Fund LLC (96)	7,166	7,166	--	--
Walleye Opportunities Master Fund Ltd(96)	14,331 (97)	14,331	--	*
Vellar Opportunities Fund Master, Ltd.(98)	33,000	33,000	--	--
Yi-Han Pao(99)	1,000(100)	1,000	--	--
Zedfesto Holding Ltd.	100,000(101)	100,000	--	--
Zheng Jie	1,857(102)	1,857	--	--

* Less than 1%.

(1)Includes Ordinary Shares underlying Warrants.

(2)Assumes the sale of all Ordinary Shares being offered pursuant to this prospectus.

(3)Mr. Daniel Wagner is the CEO and a director of Rezolve.

(4)Mr. John Wagner is a director of Rezolve.

(5)Consists of (i) 815,989 Ordinary Shares; (ii) 2,835 Ordinary Shares issued upon conversion of the Promissory Note held by Mr. Wagner; and (iii) 3,969 Ordinary Shares underlying the Private Warrants held by Mr. Wagner.

(6)Mr. Sharp is a director of Rezolve.

(7)Consists of (i) 1,879,352 Ordinary Shares; (ii) 11,321 Ordinary Shares issued upon conversion of the Promissory Note held by Mr. Sharp; (iii) 42,441 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Sharp; and (iv) 15,850 Ordinary Shares underlying the Private Warrants held by Mr. Sharp.

(8)Sir David Wright is a director of Rezolve.

(9)Mr. Perry is a director of Rezolve.

(10) Consists of (i) 564,935 Ordinary Shares; (ii) 34,395 Ordinary Shares issued upon conversion of the Promissory Note held by Mr. Perry; (iii) 110,000 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Perry; (iv) 12,700 Ordinary Shares underlying the Private Warrants held by Mr. Perry; and (v) 69,526 Ordinary Shares issued upon conversion of the Convertible Note held by Mr. Perry. For the avoidance of doubt, (A)(i) the 564,935 Ordinary Shares, (ii) 9,071 of the 34,395 Ordinary Shares underlying the Promissory Note held by Mr. Perry, (iii) the 110,000 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Perry, (iv) the 12,700 Ordinary Shares underlying the Private Warrants held by Mr. Perry, and (v) 19,017 of the 69,526 Ordinary Shares issued upon conversion of the Convertible Note held by Mr. Perry are registered for resale hereby, and (B)(i) 25,324 of the 34,395 Ordinary Shares underlying the Promissory Note held by Mr. Perry and 50,509 of the 69,526 Ordinary Shares issued upon conversion of the Convertible Note held by Mr. Perry were registered on the Registration Statement on Form F-1, originally filed on January 13, 2025, and declared effective on January 31, 2025 (the “January Form F-1”) .

(11)Mr. Lurio served as President and a director of Armada, which became a wholly owned subsidiary of the Company in connection with the Business Combination, since Armada’s inception in November 2020. Mr. Lurio became a director of Rezolve following the Business Combination and served in such capacity until his resignation on August 20, 2024. Mr. Lurio’s business address is 1007 Canterbury Lane, Villanova, PA 19805.

(12)Mr. Herbert is a director of Rezolve. Mr. Herbert served as Chief Executive Officer and Chairman of Armada, which became a wholly owned subsidiary of the Company in connection with the Business Combination, since Armada’s inception in November 2020. Mr. Herbert’s business address is PO Box 2339, Breckenridge, CO 80424.

(13)Mr. Vesco is the Chief Commercial Officer and General Manager (EMEA) of Rezolve.

(14)Consists of (i) 1,142,384 Ordinary Shares and (ii) 11,249 Ordinary Shares issued upon conversion of the Advance Subscription made by Mr. Vesco.

(15)DBLP Sea Cow Limited ("DBLP") is wholly legally owned by Daniel Wagner and is wholly beneficially owned by John Wagner. Messrs. Daniel and John Wagner are each directors of DBLP and may be deemed to share voting and investment power over the shares held by DBLP. Messrs. Daniel and John Wagner are each directors of Rezolve.

(16)Consists of (i) 32,473,683 Ordinary Shares; and (ii) 11,679,174 shares issuable to DBLP upon conversion of certain options granted under the LTIPs; (ii) 178,571 Ordinary Shares issued upon conversion of the Promissory Note held by DBLP; (iii) 4,150,000 Ordinary Shares issued upon the conversion of the Advance Subscription made by DBLP; and (iv) 250,000 Ordinary Shares underlying the Private Warrants held by DBLP. For the avoidance of doubt, (i) 32,473,683 Ordinary Shares, (ii) 178,571 Ordinary Shares issued upon conversion of the Promissory Note held by DBLP; (iii) 4,150,000 Ordinary Shares issued upon the conversion of the Advanced Subscription made by DBLP and (iii) the 250,000 Ordinary Shares underlying the Private Warrants held by DBLP are registered for resale hereby.

(17)Mr. Lychagov has sole voting and investment power over these securities. These securities are held directly by Mr. Lychagov, with no agreements or understandings with any other parties regarding the distribution of the securities. Mr. Lychagov resigned as a director of Rezolve on May 19, 2023, having served in such position since August 2019. Mr. Lychagov’s business address is c/o LakeShore International Management AG, Obergrundstrasse 44, 6003 Luzern, Switzerland.

(18)Consists of (i) 34,649,207 Ordinary Shares and (ii) 1,194,051 Ordinary Shares of the issued upon conversion of the Convertible Note held by Mr. Lychagov. For the avoidance of doubt, A(i) the 34,649,207 Ordinary Shares; and (ii) 1,142,857 of the 1,194,051

Ordinary Shares issued upon conversion of the Convertible Note held by Mr.Lychagov are registered for resale hereby, and (B) 51,594 of the 1,194,051 Ordinary Shares issued upon conversion of such Convertible Note were registered on the January Form F-1.

(19)Christian Angermayer is the majority shareholder of Apeiron Investment Group Limited (“Apeiron”) and may be deemed to share beneficial ownership of the securities beneficially owned by Apeiron. The principal business address of Apeiron and Mr. Angermayer is 66 & 67, Beatrice, Amery Street, Sliema SLM1707, Malta.

(20)In its Schedule 13G filing on September 24, 2024, Apeiron reported beneficial ownership of 18,281,638 Ordinary Shares representing 10.4% of the class of Ordinary Shares, comprised of (i) 14,712,645 Ordinary Shares held beneficially and of record by Apeiron, (ii) 62,500 Ordinary Shares underlying currently exercisable warrants which Apeiron may be deemed to beneficially own, (iii) 3,173,160 Ordinary Shares that Apeiron has the right to acquire upon conversion of various convertible debt instruments which Apeiron may be deemed to beneficially own and (iv) 333,333 Ordinary Shares that Apeiron has the right to acquire pursuant to a contractual obligation with the Issuer which Apeiron may be deemed to beneficially own. The number of Ordinary Shares registered for resale by Apeiron pursuant to this Registration Statement has been calculated based on the aggregate of: (i) 10,712,645 Ordinary Shares, (ii) 182,886 Ordinary Shares with respect to Ordinary Shares issuable upon potential conversion of the Promissory Note held by Apeiron, (iii) 333,333 Ordinary Shares with respect to the potential conversion of the Advance Subscription made by Apeiron, (iv) 62,500 Ordinary Shares underlying the Private Warrants held by Apeiron; and (v) 13,806,181 Ordinary Shares with respect to Ordinary Shares issued upon conversion of the Convertible Note held by Apeiron. Excludes 1,240,865 Ordinary Shares held by Apeiron on Brad Wickens' behalf.

(21)The principal business address of ACM Almeda Special Purpose Investment Fund II LP is One Rockefeller Center, 32nd Floor, New York, NY 10020.

(22)Mr. Ivan Zinn may be deemed to share beneficial ownership of the securities beneficially owned by ACM Alamosa (Cayman) Holdco LP (“ACM Alamosa”). The principal business address of ACM Alamosa is One Rockefeller Center, 32ndFloor, New York, NY 10020.

(23)Mr. Ivan Zinn may be deemed to share beneficial ownership of the securities beneficially owned by ACM ASOF VII (Cayman) Holdco LP (“ACM ASOF”). The principal business address of ACM ASOF is One Rockefeller Center, 32nd Floor, New York, NY 10020.

(24)Mr. Krupczynski is a long-term employee of Rezolve and currently holds an active employment contract with the Company. The principal business address for Mr. Krupczynski is Przy Agorze 26/191, 01-930 Warsaw, Poland.

(25)Consists of (i) 24,480 Ordinary Shares; (ii) 67,113 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Krupczynski; and (iii) 16,230 Rezolve Options pursuant to an option grant agreement between Mr. Krupczynski and the Company.

(26)Consists of (i) 929,286 Ordinary Shares, (ii) 4,464 Ordinary Shares issued upon conversion of the Promissory Note held by Mr. Adam Wagner, and (iii) 6,250 Ordinary Shares underlying the Private Warrants held by Mr. Adam Wagner.

(27)Mr. Himanshu Gulati is the Managing Member of the general partner of Antara Capital Total Return SPAC Master Fund L.P. ("Antara Capital Total Return") and may be deemed to beneficially own the securities owned by Antara Capital Total Return. The principal business address of Antara Capital Total Return is 2005 Market Street, Suite 3120, Philadelphia, PA 19103.

(28)Consists of (i) 1,631,977 Ordinary Shares and (ii) 33,333 Ordinary Shares issued upon the conversion of the Advance Subscription made by Aperitus Limited.

(29)AQR Absolute Return Master Account, L.P. (“AQR Absolute Return”) is a Cayman Islands exempted limited partnership. AQR Principal Global Asset Allocation LLC, a Delaware limited liability company, is its general partner. AQR Capital Management, LLC (“AQR Capital Management”) and AQR Arbitrage, LLC (“AQR Arbitrage”), each a Delaware limited liability company, act as investment adviser to AQR Absolute Return. AQR Arbitrage is deemed to be controlled by AQR Capital Management. AQR Capital Management is a wholly-owned subsidiary of AQR Capital Management Holdings, LLC, a Delaware limited liability company (“AQR Capital Management Holdings”). Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. AQR Absolute Return is an affiliate of a registered broker-dealer and has represented to us that the Ordinary Shares held by it were purchased in the ordinary course of business and that at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares. To the extent that we become aware that AQR Absolute Return did not acquire their Ordinary Shares in the ordinary course of business, or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms part to designate such affiliate as an “underwriter” within the meaning of the Securities Act. The principal business address of AQR Absolute Return is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

(30)Consists of 4,125 Ordinary Shares directly held.

(31)AQR Diversified Arbitrage Fund (“AQR Diversified Arbitrage”) is a series of AQR Funds, a Delaware statutory trust registered as an open-end management investment company with the U.S. Securities and Exchange Commission. AQR Capital Management and AQR Arbitrage act as investment adviser and sub-adviser, respectively, to AQR Diversified Arbitrage. AQR Arbitrage is deemed to be controlled by AQR Capital Management. AQR Capital Management is a wholly-owned subsidiary of AQR Capital Management Holdings. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. AQR Diversified Arbitrage is an affiliate of a registered broker-dealer and has represented to us that the Ordinary Shares held by it were purchased in the ordinary course of business and that at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares. To the extent that we become aware that AQR Diversified Arbitrage did not acquire their Ordinary Shares in the ordinary course of business, or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms part to designate such affiliate as an “underwriter” within the meaning of the Securities Act. The principal business address of AQR Diversified Arbitrage is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

(32) Consists of 19,875 Ordinary Shares directly held.

(33)AQR Global Alternative Investment Offshore Fund, L.P. (“AQR Global”) is a Cayman Islands exempted limited partnership AQR Capital Management GP Ltd., a Cayman Islands company, is its general partner. AQR Capital Management and AQR Arbitrage act as investment adviser to AQR Global. AQR Arbitrage is deemed to be controlled by AQR Capital Management. AQR Capital Management is a wholly owned subsidiary of AQR Capital Management Holdings. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. AQR Global is an affiliate of a registered broker-dealer and has represented to us that the Ordinary Shares held by it were purchased in the ordinary course of business and that at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares. To the extent that we become aware that AQR Global did not acquire their Ordinary Shares in the ordinary course of business, or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms part to designate such affiliate as an “underwriter” within the meaning of the Securities Act. The principal business address of AQR Global is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

(34)Consists of 18,857 Ordinary Shares directly held.

(35)Mr. Yao is the Chief Executive Officer of Rezolve’s China office. The principal business address for Mr. Yao is No. 2 Zhuang, 268 Hao, Qinggong Lu, Fengxianqu, Shanghai, China.

(36) Consists of (i) 1,192,335 Ordinary Shares; (ii) 50,780 Ordinary Shares issued upon conversion of the Promissory Note held by Mr. Yao; (iii) 49,951 Ordinary Shares issued upon conversion of the Advance Subscription made by Mr. Yao; and (iv) 18,750 Ordinary Shares underlying the Private Warrants held by Mr. Yao. For the avoidance of doubt, A(i) 13,393 of the 50,780 Ordinary Shares issued upon conversion of the Promissory Note; (ii) the 49,951 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Yao; and (iii) the 18,750 Ordinary Shares underlying the Private Warrants held by Mr. Yao are registered for resale hereby, and (B)(i) 37,387 the 50,780 Ordinary Shares issued upon conversion of such Promissory Note were registered on the January Form F-1.

(37)Mr. Andrew Davilman, in his capacity as the Chief Operating Officer, may be deemed to control the securities owned by ASJC Global LLC - Series 14 ("ASJC Global"). ASJC Global is an affiliate of a registered broker-dealer and has represented to us that the Ordinary Shares held by it were purchased in the ordinary course of business and that at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares. To the extent that we become aware that ASJC Global did not acquire their Ordinary Shares in the ordinary course of business, or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms part to designate such affiliate as an “underwriter” within the meaning of the Securities Act. The principal business office of ASJC Global is 3 Columbus Circle, 24th Floor, New York, NY 10019.

(38)The principal business address of Atalaya Special Purpose Investment Fund II LP is One Rockefeller Center, 32nd Floor, New York, NY 10020.

(39)Offered securities consist of the maximum number of Ordinary Shares that may be issued in relation to those Ordinary Shares the Company issued to Berenberg Capital Markets LLC (“Berenberg”), a registered broker-dealer, as transaction-based compensation for the performance of investment banking services rendered to the Company in connection with the recently completed Business

Combination. The business address of Berenberg is 1251 Avenue of the Americas, 53rd Floor, New York, NY 10020. Berenberg's sole member is Berenberg Asset Management LLC ("BAM"). BAM's sole member is Berenberg Americas LLC, which in turn is a wholly owned subsidiary of Berenberg Beteiligungsholding GmbH ("BBH"). BBH is the holding company for Joh. Berenberg, Gossler & Co. KG, a German regulated bank. The business address of Joh. Berenberg, Gossler & Co. KG is Neuer Jungfernstieg 20, 20354 Hamburg, Germany. No natural person holds more than 25% of the ownership interests in Joh. Berenberg, Gossler & Co. KG or controls more than 25% of the voting rights thereof and can therefore be regarded as the beneficial owner of the Ordinary Shares held by the Selling Holder.

(40)The principal business address of Boston Patriot Merrimack ST. LLC is c/o PRIM Board, 84 State St. Suite 250, Boston, MA 02109.

(41) Consists of (i) 9,712,804 Ordinary Shares; (ii) 1,240,865 Ordinary Shares currently held by Apeiron on Mr. Wickens' behalf; (iii) 3,592,194 Ordinary Shares currently held by DBLP but subject to a call option currently exercisable by Mr. Wickens; (iv) 156,250 Ordinary Shares issued upon conversion of the Promissory Note held by Mr. Wickens; (iv) 333,333 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Wickens, (v) 62,500 Ordinary Shares underlying the Private Warrants held by Mr. Wickens; and (vi) 10,840,973 Ordinary Shares issued upon conversion of the Convertible Note held by Mr. Wickens. For the avoidance of doubt, (A)(i) 7,897,913 of the 9,712,804 Ordinary Shares, (ii) the 1,240,865 Ordinary Shares currently held by Apeiron on Mr. Wickens' behalf, (iii) 44,643 of the 156,250 Ordinary Shares issued upon conversion of the Promissory Note held by Mr. Wickens, (iv) 333,333 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Wickens, (v) the 62,500 Ordinary Shares underlying the Private Warrants held by Mr. Wickens, and (vi) 2,965,206 of the 10,840,973 Ordinary Shares issued upon conversion of the Convertible Note held by Mr. Wickens are registered for resale hereby, and (B)(i) 111,607 of the 156,250 Ordinary Shares issued upon conversion of the Promissory Note held by Mr. Wickens and (ii) 7,875,767 of the 10,840,973 Ordinary Shares issued upon conversion of the Convertible Note held by Mr. Wickens were registered for resale on the January Form F-1.

(42)Consists of (i) 7,870,000 Ordinary Shares and (ii) 9,200,000 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Newmark.

(43)Consists of (i) 20,553 Ordinary Shares and (ii) 10,000 Ordinary Shares issued upon the conversion of the Advance Subscription made by Cecil Levy.

(44)Mr. White served as a director of Armada, which became a wholly owned subsidiary of the Company in connection with the Business Combination, since August 2021. Mr. White’s principal business address is 34 N. Calibogue Cay Road, Hilton Head Island, SC 29928.

(45)Cohen & Company Financial Management LLC ("Cohen") is an affiliate of a registered broker-dealer and has represented to us that the Ordinary Shares held by it were purchased in the ordinary course of business and that at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares. To the extent that we become aware that such persons or entities did not acquire their Ordinary Shares in the ordinary course of business, or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms part to designate such affiliate as an “underwriter” within the meaning of the Securities Act. The principal business office of Cohen is 2929 Arch Street, Suite 1703, Philadelphia, PA.

(46)Consists of 12,579,532 Ordinary Shares, which is the maximum number of Ordinary Shares issuable upon the conversion of the unsecured convertible loan (the "Cohen Note") issued to Cohen on August 14, 2024. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of Ordinary Shares beneficially owned prior to the offering all of the Ordinary Shares that Cohen may receive under the Cohen Note, because the issuance of such Ordinary Shares is at our discretion and is subject to conditions contained in the Cohen Note, the satisfaction of which are entirely outside of Cohen's control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, pursuant to the terms of the Cohen Note, we cannot issue Ordinary Shares to Cohen, and we cannot convert the Cohen Note, to the extent that Cohen would beneficially own, after any such issuance or conversion, more than 9.9% of the then issued and outstanding Ordinary Shares.

(47)Cohen Sponsor LLC - A14 RS is an affiliate of a registered broker-dealer and has represented to us that the Ordinary Shares held by it were purchased in the ordinary course of business and that at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares. To the extent that we become aware that such persons or entities did not acquire their Ordinary Shares in the ordinary course of business, or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms part to designate such affiliate as an “underwriter” within the meaning of the Securities Act. The principal business office of Cohen Sponsor LLC - A14 RS is 2929 Arch Street, Suite 1703, Philadelphia, PA.

(48)The principal business address of Context Partners Master Fund, LP is 27 Hospital Road, George Town, Grand Cayman KY1-9008 C.

(49)Corbin Capital Partners, L.P. (“Corbin”) is the investment manager of Corbin ERISA Opportunity Fund, Ltd (“Corbin ERISA”). Craig Bergstrom, as the chief investment officer of Corbin, directs the voting and investment decisions with respect to the Ordinary Shares as listed herein. The foregoing statement and table shall not be construed as an admission that Mr. Bergstrom is, for purposes of Sections 13(d) or 13(g) of the Exchange Act, the beneficial owner of such securities and Mr. Bergstrom disclaims any such beneficial ownership. The principal business address of Corbin ERISA is 474 Madison Avenue, 21st Floor, New York, NY 10022.

(50) Consists of (i) 20,312 Ordinary Shares issued upon conversion of the Promissory Note held by Mr. Meller; and (ii) 7,500 Ordinary Shares underlying the Private Warrants held by Mr. Meller. For the avoidance of doubt, A(i) 5,357 of the 20,312 Ordinary Shares underlying the Promissory Note held by Mr. Meller; and (ii) the 7,500 Shares underlying the Private Warrants held by Mr. Meller are registered for resale hereby, and (B)(ii) 14,955 of the 20,312 Ordinary Shares underlying such Promissory Note were registered on the Prior F-1.

(51)Consists of (i) 300 Ordinary Shares and (ii) 201,000 Ordinary Shares issued upon conversion of the Advance Subscription made by Mr. Weinberger.

(52)Consists of 33,334 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Smith.

(53)Mr. Kolyris has provided services to Rezolve as a contractor since November 2018. The principal business address for Mr. Kolyris is Noyaroy 12, Maroysi, 15126, Athens, Greece.

(54)Consists of 65,209 Ordinary Shares, of which 11,951 Ordinary Shares are beneficially owned by Mr. Kolyris and is the number of Ordinary Shares issued upon the conversion of the Advance Subscription made by Nadenco P.C., a company Mr. Kolyris may be deemed to control.

(55)Consists of 7,333 Ordinary Shares issued upon the conversion of the Advance Subscription made by DXG Deutsche Digital GmbH.

(56)Mr. David Boral, CEO and Manager of EF Hutton LLC (“EF Hutton”), may be deemed to beneficially own the securities owned by EF Hutton. Mr. Ben Reed, in his capacity as the Head of Wealth Management and Power of Attorney, may also be deemed to control the securities owned by EF Hutton and thereby may be deemed to beneficially own the securities owned by EF Hutton. Mr. Reed has sole investment power over these securities. The principal address of EF Hutton LLC is 590 Madison Avenue, 39th Floor New York, NY 10022.

(57)Offered securities consist of the maximum number of Ordinary Shares that may be issued in relation to those Ordinary Shares the Company issued to EF Hutton, a registered broker-dealer, as transaction-based compensation for the performance of advisory services rendered to the Company in connection with the recently completed Business Combination.

(58)Mr. Kilic is employed as Vice President Global Head of Payments and Director DACH & TR at Rezolve. The principal business address for Mr. Kilic is Manstedtener Berg 19, 50259, Pulheim, Germany.

(59)Consists of 18,175 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Kilic.

(60)Messrs. Clinton Biondo and David Sultan are Managing Partners of Fir Capital Management LP (“Fir Capital Management”), the Investment Manager of Fir Tree Capital Opportunity Master Fund LP (“Fir Tree Opportunity Master Fund”) and may be deemed to share beneficial ownership of the securities beneficially owned by Fir Tree Opportunity Master Fund. The principal business address of Fir Tree Master Fund is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-1205.

(61)Messrs. Clinton Biondo and David Sultan are Managing Partners of Fir Capital Management, the Investment Manager of Fir Tree Capital Opportunity Master Fund III, LP (“Fir Tree Capital Opportunity Master Fund III”) and may be deemed to share beneficial ownership of the securities beneficially owned by Fir Tree Capital Opportunity Master Fund III. The principal business address of Fir Tree Capital Opportunity Master Fund III is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-1205.

(62)Messrs. Clinton Biondo and David Sultan are Managing Partners of Fir Capital Management, the Investment Manager of Fir Tree Value Master Fund, LP (“Fir Tree Value Master Fund”) and may be deemed to share beneficial ownership of the securities beneficially owned by Fir Tree Value Master Fund. The principal business address of Fir Tree Fir Tree Value Master Fund is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-1205.

(63)The principal business address of FT SOF XIII (SPAC) Holdings, LLC is 500 Fifth Ave, 9thFloor, New York, NY 10110.

(64) Consists of (i) 135,411 Ordinary Shares issued upon conversion of the Promissory Note held by FMS China; (ii) 50,000 Ordinary Shares underlying the Private Warrants held by FMS China; and (iii) 140,000 Ordinary Shares issued upon the conversion of the Advance Subscription made by Fujian Global Services Co., Ltd. (collectively, with FMS China “Fujian Limatong XinXi Keji Youxian Gongsi”). For the avoidance of doubt, (A)(i) 35,714 of the 135,411 Ordinary Shares issued upon conversion of the Promissory Note held by FMS China; (ii) the 50,000 Ordinary Shares underlying the Private Warrants held by FMS China; and (iii) the 140,000 Ordinary Shares issued upon the conversion of the Advance Subscriptions made by Fujian Global Services Co., Ltd. are registered for resale hereby, and (B) 99,697 of the 135,411 Ordinary Shares underlying such Promissory Note were registered on the January Form F-1.

(65)Consists of 8,000 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Bellow.

(66)Highbridge Capital Management, LLC (“Highbridge Capital Management”) is the trading manager of Highbridge Tactical Credit Master Fund, L.P. (“Highbridge Tactical Credit Master Fund”). Highbridge Tactical Credit Master Fund disclaims beneficial ownership over these shares. The address of Highbridge Capital Management is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of Highbridge tactical Credit Master Fund is c/o Maples Corporate Services Limited #309 Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.

(67)Highbridge Capital Management is the trading manager of Highbridge Tactical Credit Institutional Fund, Ltd. (“Highbridge Tactical Credit Institutional Fund”) Highbridge Tactical Credit Institutional Fund disclaims beneficial ownership over these shares. The address of Highbridge Capital Management is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of Highbridge tactical Credit Master Fund is c/o Maples Corporate Services Limited #309 Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.

(68)Consists of 10,286 Ordinary Shares issued upon the conversion of the Advance Subscription made by Jamie Beadle.

(69)Consists of up to 1,110,723 of Ordinary Shares that may be issued upon conversion of the convertible note issued to J.V.B. Financial Group, LLC ("JVB"), a registered broker-dealer, on August 14, 2024 (the “JVB Note”). In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of Ordinary Shares beneficially owned prior to the offering all of the Ordinary Shares that JVB may receive under the JVB Note, because the issuance of such Ordinary Shares is at our discretion and is subject to conditions contained in the JVB Note, the satisfaction of which are entirely outside of JVB's control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, pursuant to the terms of the JVB Note, we cannot issue Ordinary Shares to JVB, and we cannot convert the JVB Note, to the extent that JVB would beneficially own, after any such issuance or conversion, more than 9.9% of the then issued and outstanding Ordinary Shares. The Company issued the JVB Note and the shares of Ordinary Shares underlying the JVB Note as transaction-based compensation for the performance of investment banking services rendered to the Company in connection with the recently completed Business Combination. The business address of JVB is 2929 Arch Street Ste. 1703, Philadelphia, PA 19104.

(70) Consists of (i) 7,188 Ordinary Shares; (ii) 25,796 Ordinary Shares issued upon conversion of the Promissory Note held by Mr. King; and (iii) 9,525 Ordinary Shares underlying the Private Warrants held by Mr. King. For the avoidance of doubt, (A)(i) 6,804 of the 25,796 Ordinary Shares underlying the Promissory Note held by Mr. King; and (ii) 9,525 Ordinary Share underlying the Private Warrants held by Mr. King are registered for resale hereby, and (B) 18,992 of the 25,796 Ordinary Shares underlying such Promissory Note were registered on the January Form F-1.

(71) Consists of (i) 21,497 Ordinary Shares issued upon conversion of the Promissory Note held by Mr. Nurse; (ii) 29,667 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Nurse; and (iii) 7,938 Ordinary Shares underlying the Private Warrants held by Julian Nurse. For the avoidance of doubt, (A)(i) 5,670 of the 21,497 Ordinary Shares underlying the Promissory Note; (ii) 29,667 Ordinary Shares, which is the maximum number of Ordinary Shares issuable upon the conversion of the Advance Subscription made by Mr. Nurse; and (iii) 7,938 Ordinary Shares underlying the Private Warrants are registered for resale hereby, and (B)(ii) 15,827 of the 21,497 Ordinary Shares underlying such Promissory Note were registered on the January Form F-1.

(72)Consists of (i) 69,785 Ordinary Shares and (ii) 10,000 Ordinary Shares issued upon the conversion of the Advance Subscription made by Kantor Investment Company LLC.

(73) Consists of (i) 65,279 Ordinary Shares; (ii) 33,853 Ordinary Shares issued upon the conversion of the Promissory Note held by Ms. Kalaris, and (iii) 12,500 Ordinary Shares underlying the Private Warrants held by Ms. Kalaris. For the avoidance of doubt, (A)(i) 8,929 of the 33,853 Ordinary Shares underlying the Promissory Note held by Ms. Kalaris; and (ii) the 12,500 Ordinary Shares underlying the Private Warrants held by Ms. Kalaris are registered for resale hereby; and (B) 24,924 of the 33,853 Ordinary Shares underlying the Promissory Note were registered for resale on the January Form F-1.

(74)Kepos Capital LP (“Kepos Capital”) is the investment manager of Kepos Alpha Master Fund L.P. (“Kepos Alpha Master Fund”) and Kepos Partners LLC (“Kepos Partners”) is the General Partner of Kepos Alpha Master Fund and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners is Kepos Partners MM (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Kepos Alpha Master Fund. Mr. Carhart disclaims beneficial ownership of the shares held by Kepos Alpha Master Fund. The address of Kepos Capital and Mr. Carhart is c/o Kepos Capital LP 11 Times Square, 35th Floor, New York, NY 10036.

(75)Kepos Capital is the investment manager of Kepos Special Opportunities Master Fund L.P. (“Kepos Special Opportunities Master Fund”) and Kepos Partners is the General Partner of Kepos Special Opportunities Master Fund and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital is the Kepos GP and the Managing Member of Kepos Partners is Kepos M. Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Kepos Special Opportunities Master Fund. Mr. Carhart disclaims beneficial ownership of the shares held by Kepos Special Opportunities Master Fund. The address of Kepos Capital and Mr. Carhart is c/o Kepos Capital LP 11 Times Square, 35th Floor, New York, NY 10036.

(76)The registered holders of the referenced shares to be registered are the following funds and accounts that are managed by Magnetar Financial LLC(“MFL”), which serves as investment manager of Magnetar Capital Master Fund Ltd, Magnetar Constellation Master Fund, Ltd, Magnetar Constellation Fund II, Ltd, Magnetar Discovery Master Fund Ltd, Magnetar Xing He Master Fund Ltd, Purpose Alternative Credit Fund Ltd, Purpose Alternative Credit Fund – T LLC, and Magnetar SC Fund Ltd. MFL is the manager of Magnetar Lake Credit Fund LLC, and general partner of Magnetar Structured Credit Fund, LP (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is David Snyderman, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and David J. Snyderman disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders described above or by other investment funds managed or advised by MFL. The principal business address of MFL and each of the Magnetar Funds is 1603 Orrington Ave., 13th Floor, Evanston, IL 60201.

(77)Consists of (i) 31,785 Ordinary Shares and (ii) 40,000 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Israel.

(78)Offered securities consist of the maximum number of Ordinary Shares that may be issued in relation to those Ordinary Shares the Company issued to Maxim Group LLC (“Maxim”), a registered broker-dealer, as transaction-based compensation for the performance of advisory services rendered to the Company in connection with the recently completed Business Combination. The business address of Maxim is 300 Park Ave., 16th Floor, New York, NY 10022.

(79)Vikas Mittal is the Managing Member of Meteora Capital Partners, L.P. (“Meteora”) and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. Mr. Mittal expressly declares that he is not the beneficial owner for the purposes of sections 13(d) or 13(g) of the Act. The business address of Meteora is 1200 N. Federal Hwy #200 Boca Raton, Florida 33432.

(80)Mr. Khan served as a director of Armada, which became a wholly owned subsidiary of the Company in connection with the Business Combination, since August 2021. Mr. Khan’s principal business address is 2238 Bentley Ridge Drive, San Jose, CA 95138.

(81)Consists of (i) 39,731 Ordinary Shares and (ii) 166,667 Ordinary Shares issued upon the conversion of the Advance Subscription made by Patel Family Investment LLC.

(82)Consists of 35,402 Ordinary Shares issued upon the conversion of the Advance Subscription made by Quality Kiosk.

(83)Pursuant to an investment management agreement, Radcliffe Capital Management, L.P. (“RCM”) serves as the investment manager of the Radcliffe SPAC Master Fund, L.P. (“Radcliffe Fund”). RGC Management Company, LLC (“Management”) is the general partner of RCM. Steve Katznelson and Christopher Hinkel serve as managing members of Management. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The principal business address of Radcliffe Fund is c/o Radcliffe Capital Management, L.P., 50 Monument Road, Suite 300, Bala Cynwyd, PA 19004.

(84)The principal business address of JingQian Hou is 610, Haitian Ge, Haiwaihuayuan, Ligang Lu, Haizhuqu, Guangzhou, Zhongguo.

(85)Consists of 2,321 Ordinary Shares issued upon the conversion of the Advance Subscription made by JingQian Hou.

(86)Offered securities consist of the maximum number of Ordinary Shares that may be issued in relation to those Ordinary Shares the Company issued to Roth Capital Partners, LLC (“Roth Capital”), a registered broker-dealer, as transaction-based compensation for the performance of advisory services rendered to the Company in connection with the recently completed Business Combination. The business address of Roth Capital is 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660.

(87)Consists of (i) 16,320 Ordinary Shares and (ii) 9,283 Ordinary Shares issued upon the conversion of the Advance Subscription made by Mr. Lin.

(88)Consists of (i) 117,832 Ordinary Shares and (ii) 20,000 Ordinary Shares issued upon the conversion of the Advance Subscription made by Sam Lewis.

(89)Consists of Ordinary Shares held by Boothbay Absolute Return Strategies, LP, BoothBay Diversified Alpha Master Fund, LP, Sandia Crest LP, WWJr. Enterprises, Inc., Crestline Summit Master, SPC – Peak SPC and Crestline Summit Master, SPC – Crestline Summit APEX SP, each of which is managed by Sandia Investment Management LP (“Sandia Investment Management”). Tim Sichler is the majority owner of Sandia Investment Management. The principal business address of Sandia Investment Management is 201 Washington Street, Suite 2600, Boston, MA 02108.

(90)Consists of 3,372 Ordinary Shares issued upon the conversion of the Advance Subscription made by Sharat Williams.

(91) Consists of 128,530 Ordinary Shares issued upon conversion of the Convertible Note held by Ms. Briggs. For the avoidance of doubt, (A) 35,155 of the 128,530 Ordinary Shares issued upon conversion of the Convertible Note held by Ms. Briggs are registered for resale hereby and (B) 93,375 of the Ordinary Shares issued upon conversion of the Convertible Note were registered on the January Form F-1.

(92)Consists of 17,078 Ordinary Shares issued upon the conversion of the Advance Subscription made by Techouts Solutions India Pvt ltd.

(93)Mr. Decker served as a director of Armada, which became a wholly owned subsidiary of the Company in connection with the Business Combination, since August 2021. The principal business office of Mr. Decker is 517 Old Gulph Road, Bryn Mawr, PA 19010.

(94) Consists of (i) 440,634 Ordinary Shares, (ii) 33,853 Ordinary Shares issued upon the conversion of the Promissory Note held by Trustees of Risol Limited Pension; and (iii) 12,500 Ordinary Shares underlying the Private Warrants held by Trustees of Risol Limited Pension. For the avoidance of doubt, (A)(i) 8,929 of the 33,853 Ordinary Shares underlying the Promissory Note held by Trustees of Risol Limited Pension; and (ii) the 12,500 Ordinary Shares underlying the Private Warrants held by Trustees of Risol Limited Pension are registered for resale hereby; and (B) 24,924 of the 33,853 Ordinary Shares underlying the Promissory Note held by Trustees of Risol Limited Pension were registered for resale on the January Form F-1.

(95)Consists of (i) 8,929 Ordinary Shares issued upon the conversion of the Promissory Note held by UBIRY GmbH and (ii) 12,500 Ordinary Shares underlying the Private Warrants held by UBIRY GmbH.

(96)Walleye Investments Fund LLC (“Walleye Investments Fund”) is a private investment fund managed by Walleye Capital LLC (“Walleye Capital”). William England serves as the Chief Executive Officer of Walleye Capital. As a result, Walleye Capital and Mr. England may be deemed to have shared voting and dispositive power with respect to the shares held by Walleye Investments Fund. Walleye Capital and Mr. England disclaim beneficial ownership of such shares except to the extent of each of their pecuniary interest therein. Walleye Investments Fund is an affiliate of a registered broker-dealer and has represented to us that the Ordinary Shares held by it were purchased in the ordinary course of business and that at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares. To the extent that we become aware that such persons or entities did not acquire their Ordinary Shares in the ordinary course of business, or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms part to designate such affiliate as an “underwriter” within the meaning of the Securities Act. The principal business address of Walleye InvestmentS Fund is 2800 Niagara Lane, Plymouth, MN 55447.

(97)Walleye Opportunities Master Fund Ltd (“Walleye Opportunities Fund”) is a private investment fund managed by Walleye Capital. William England serves as the Chief Executive Officer of Walleye Capital. As a result, Walleye Capital and Mr. England may be deemed to have shared voting and dispositive power with respect to the shares held by Walleye Opportunities Fund. Walleye Capital and Mr. England disclaim beneficial ownership of such shares except to the extent of each of their pecuniary interest therein. Walleye Opportunities Fund is an affiliate of a registered broker-dealer and has represented to us that the Ordinary Shares held by it were purchased in the ordinary course of business and that at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares. To the extent that we become aware that such persons or entities did not acquire their Ordinary Shares in the ordinary course of business, or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms part to designate such affiliate as an “underwriter” within the meaning of the Securities Act. The principal business address of Walleye Opportunities Fund is 2800 Niagara Lane, Plymouth, MN 55447.

(98)Solomon J. Cohen, in his capacity as Director of Vellar Opportunities Fund Master, Ltd. ("Vellar") may be deemed to control the securities owned by Vellar. Vellar is an affiliate of a registered broker-dealer and has represented to us that the Ordinary Shares held by it were purchased in the ordinary course of business and that at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares. To the extent that we become aware that such persons or entities did not acquire their Ordinary Shares in the ordinary course of business, or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms part to designate such affiliate as an “underwriter” within the meaning of the Securities Act. The principal business address of Vellar is 3 Columbus Circle, 24th Floor, New York, NY 10019.

(99)Ms. Pao has been employed as a junior employee at the Taiwan branch of Rezolve since April 2022. The principal business address for Ms. Pao is 5F., No. 15, Ln. 128, Xinhu 1st Rd., Neihu District, Taipei City 114065, Taiwan (R.O.C.).

(100)Consists of 1,000 Ordinary Shares issued upon the conversion of the Advance Subscription made by Ms. Pao.

(101)Consists of 100,000 Ordinary Shares issued upon the conversion of the Advance Subscription made by Zedfesto Holding Ltd.

(102)Consists of 1,857 Ordinary Shares issued upon the conversion of the Advance Subscription made by Zheng Jie.

DESCRIPTION OF ORDINARY SHARES, ARTICLES OF

ASSOCIATION AND CERTAIN LEGAL CONSIDERATIONS

Introduction

Set forth below is (i) a summary of certain information concerning Rezolve’s share capital, (ii) a description of certain provisions of Rezolve’s articles of association (the “Articles”), and (iii) a summary of relevant provisions of the UK Companies Act 2006 (as amended) (the “UK Companies Act”) and certain other English law considerations. The summary below contains only material information concerning Rezolve’s share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to the Articles, which are filed as an exhibit to the registration statement of which this prospectus forms a part.

General Description of Ordinary Shares

Ordinary Shares comprise a single class of ordinary shares with a nominal value of £0.0001 each.

The following information is a summary of Ordinary Shares:

•
Ordinary Shares carry the right to receive dividends and distributions paid by Rezolve, if any.
•
The holders of Ordinary Shares have the right to receive notice of, and to attend and vote at, all Rezolve’s general meetings provided that the aggregate number of votes attaching to all shares in Rezolve held by the Rezolve Founder and/or in which he is interested or of which he is beneficial owner will be equal to the higher of: (i) 75% of the votes attaching to all shares in the capital of Rezolve and (ii) the total number of votes that would have been conferred on the Rezolve Founder if (i) did not apply.
•
Subject to the UK Companies Act, any equity securities issued by Rezolve for cash must first be offered to Rezolve shareholders in proportion to their existing holdings of Ordinary Shares.
•
The UK Companies Act allows for the disapplication of pre-emption rights, which may be waived by a special resolution of not less than three quarters of Rezolve shareholders, either generally or specifically, for a maximum period not exceeding five years.
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Ordinary Shares are not redeemable; however, Rezolve may purchase or contract to purchase any of its Ordinary Shares on-market or off-market, subject to the UK Companies Act and Rezolve’s Articles. Rezolve may only purchase its Ordinary Shares out of distributable reserves or the proceeds of a new issue of shares made for the purpose of funding the repurchase.

If Rezolve is wound up (whether the liquidation is voluntary, under supervision of the Court or by the Court), the liquidator is under a duty to collect in and realize Rezolve’s assets and to distribute them to Rezolve’s creditors and, if there is a surplus, to Rezolve’s shareholders according to their entitlements. This applies whether the assets consist of property of one kind or of different kinds.

Rezolve may convert Ordinary Shares into deferred shares of £0.0001 each (or other nominal value) in the capital of Rezolve (the “Deferred Shares”) in certain limited circumstances or issue Deferred Shares. The Deferred Shares have no rights to vote and do not entitle their holder to receive any dividend; distribution declared, made or paid; or any return of capital. The Deferred Shares also do not entitle their holder to any further or other right of participation in the assets of Rezolve (including on a winding-up). All or any part of the Deferred Shares from time to time shall be redeemable at the option of Rezolve for $1.00.

If at any time an employee or consultant (other than the Rezolve Founder) ceases to be an employee or consultant of or to Rezolve or any subsidiary (such that he or she is neither an employee or consultant of or to Rezolve or any subsidiary), then unless the board of directors of Rezolve resolves otherwise with the written consent of the Rezolve Founder, all the Ordinary Shares held by such holder and/or his permitted transferees shall automatically convert into Deferred Shares (on the basis of one Deferred Share for each Rezolve Share held) on the date of such cessation (rounded down to the nearest whole share).

Share Register

Rezolve is required by the UK Companies Act to keep a register of its shareholders. Under the laws of England and Wales, the Ordinary Shares are deemed to be issued when the name of the shareholder is entered in the share register. The share register therefore is prima facie evidence of the identity of Rezolve’s shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of Rezolve’s Ordinary Shares. Rezolve’s share register is maintained by its registrar, Computershare Inc.

Under the UK Companies Act, Rezolve must enter an allotment of shares in its share register as soon as practicable and in any event within two months of the allotment. Rezolve also is required by the UK Companies Act to register a transfer of shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months of receiving notice of the transfer.

Rezolve, any of its shareholders or any other affected person may apply to the court for rectification of the share register if:

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the name of any person, without sufficient cause, is wrongly entered in or omitted from Rezolve’s register of shareholders; or
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there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder or on which Rezolve has a lien, provided that such refusal does not prevent dealings in the shares taking place on an open and proper basis.

Public Warrants

Each whole Public Warrant entitles the holder to purchase one Ordinary Share at a price of $11.50 per share subject to adjustment as discussed below. The Public Warrants will become exercisable 30 days after the Closing Date and terminating at 5:00pm New York City time on the earlier to occur of (i) five years from the consummation of the Business Combination, (ii) the date on which the warrants are redeemed, and (iii) the liquidation of Rezolve, provided in each case that Rezolve has an effective registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder.

We will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue an Ordinary Share upon exercise of a warrant unless the Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that as soon as practicable after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement which will then apply to the Public Warrants.

Redemption of Public Warrants when the price per Ordinary Share equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (subject to any restrictions under the UK Companies Act):

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in whole and not in part;
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at a price of $0.01 per warrant;
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upon a minimum of 30 days’ prior written notice of redemption; and
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if, and only if, the closing price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable the redemption right may be exercised even if it is not possible to register or qualify the underlying securities for sale under all applicable state securities laws. The last of the redemption criterion discussed above has been included to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

No fractional Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of Ordinary Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Ordinary Shares pursuant to the applicable Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Ordinary Shares, Rezolve (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Holder Election to Limit Exercise. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (as specified by the holder) of the Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split up of common stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one minus the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Articles of Association of Rezolve

The following information is a summary of the material terms of the Ordinary Shares as specified in the Articles. The following summary does not purport to be complete and is qualified in its entirety by reference to the Articles.

Share rights

Subject to the UK Companies Act, the Articles and to any rights for the time being attached to any existing share, Ordinary Shares may be issued with such rights or restrictions as Rezolve may from time to time by ordinary resolution determine, or, if not so determined, as Rezolve’s board of directors may determine.

Subject to the UK Companies Act, any share may be issued which is to be redeemed or is to be liable to be redeemed at the option of Rezolve or the holder, on such terms, conditions and in such manner as Rezolve’s board of directors may determine.

Voting rights and quorum

Subject as provided below and to any rights or restrictions attached to any shares from time to time, every member who is present in person or by a duly appointed proxy at a general meeting shall on a poll have one vote for each share of which he or she is the holder.

The aggregate number of votes attaching to all the shares held by Daniel Wagner as the “Rezolve Founder” or in which he is interested shall be equal to the higher of:

(i)75% of the votes attaching to all shares in the capital of the Company; and

(ii)the total number of votes that would otherwise have been conferred on Daniel Wagner.

No business (other than the appointment of a chair) shall be transacted at any general meeting unless the requisite quorum is present when the meeting proceeds to business. Two persons entitled to vote upon the business to be transacted, each being a member, the proxy of a member or a duly authorized representative of a corporation which is a member, shall be a quorum (provided that, for so long as the Rezolve Founder is the holder, directly or indirectly or beneficially interested in Ordinary Shares and is entitled to exercise not less than 10% of the votes attaching to all shares of Rezolve immediately prior to the beginning of the general meeting, he must be present for a general meeting to be quorate).

Restrictions on Voting

No shareholder shall, unless the directors otherwise determine, be entitled to vote, either in person or by proxy, at any general meeting or at any separate class meeting in respect of any share held by such shareholder unless all calls or other sums payable by such shareholder in respect of that share have been paid.

Rezolve’s board of directors may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to Rezolve serving on such shareholder at least 14 days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on such holder’s shares.

Variation of Rights

The rights attached to any class of shares may be varied in accordance with the provisions of the UK Companies Act and with either the written consent of the holders of not less than three-quarters of the voting rights attached to the issued shares of that class (calculated excluding any shares held as treasury shares), or with the sanction of a special resolution (being a 75% majority of Rezolve shareholders of the relevant class, present at a general meeting in person or by proxy) passed at a separate meeting of the holders of those class of shares. At every such separate general meeting (except an adjourned meeting), subject to the application of all other provisions of the articles of association with regard to general meetings, the quorum must be two or more persons holding, or representing by proxy, issued shares of the class (calculated excluding any shares held as treasury shares), provided that Daniel Wagner is also present so long as he is the holder, directly or indirectly or beneficially interested in Ordinary Shares and is entitled to exercise not less than 10% of the votes attaching to all shares in Rezolve.

The rights conferred upon the holders of any shares are not, unless otherwise expressly provided in the rights attaching to those shares, deemed to be varied by the creation or issue of further shares ranking equally with them or the purchase, or redemption by Rezolve of its own shares.

Share transfers

The Ordinary Shares are in registered form. Any Ordinary Shares may be held in uncertificated form.

A member may transfer certificated shares to another person by a written instrument of transfer in any usual form (or any other form approved by Rezolve’s board of directors) executed by or on behalf of the transferor and, in the case of a share which is not fully paid, by or on behalf of the transferee. Rezolve’s board of directors may refuse to register the transfer of a certificated share which is in respect of a partly paid share provided that any refusal does not prevent open and proper dealings of any class of shares which are admitted to trading on Nasdaq and may also refuse to register the transfer of any certificated (or uncertificated) share if Company has a lien on that share. The Rezolve board of directors may also refuse to register the transfer of a certificated share unless the transfer is in respect of only one class of share, is duly stamped (or certified as not chargeable to stamp duty) and is deposited to Rezolve’s registered office or any place the Rezolve board of directors may determine for registration and is accompanied by the relevant share certificate or such other evidence the Rezolve board of directors may reasonably require.

The transferor of an ordinary share is deemed to remain the holder until the transferee’s name is entered in the share register.

Subject to the provisions of Rezolve’s articles of association, title to uncertificated shares may be transferred in accordance with the Uncertificated Securities Regulations 2001. Rezolve’s board of directors is required to register a transfer of any uncertificated share in accordance with those regulations. Rezolve’s board of directors may refuse to register any such transfer which is in favor of more than four persons jointly or in any other circumstances permitted by those regulations. Provisions of the articles of association do not apply to any uncertificated shares to the extent that such provisions are inconsistent with the holding of shares in uncertificated form or with the transfer of shares by means of a relevant system.

Dividends

Subject to it having sufficient distributable reserves, Rezolve may, by ordinary resolution (being a resolution passed by a 50% majority of Rezolve shareholders in person or by proxy), from time to time declare dividends not exceeding the amount recommended by Rezolve’s board of directors. Rezolve’s board of directors may pay interim dividends, and any fixed rate dividend, whenever its financial position, in the opinion of its board of directors, justifies its payment.

All dividends on shares are to be paid according to the amounts paid up on their nominal value, or otherwise in accordance with the terms concerning entitlement to dividends on which shares were issued.

All unclaimed dividends may be made use of by Rezolve’s board of directors for Rezolve’s benefit until claimed.

Any dividend unclaimed for a period of 10 years from the date when it was declared or became due for payment shall revert to Rezolve.

Rezolve’s board of directors may, by way of ordinary resolution (being a resolution passed by a simple majority of votes of Rezolve shareholders in person or by proxy), from time to time offer any holders of a particular class of shares the right to elect to receive further fully paid shares of that class by way of scrip dividend instead of cash in respect of any dividend.

Shareholder meetings

Rezolve’s board of directors is required to convene annual general meetings in accordance with the UK Companies Act. The UK Companies Act provides that a general meeting (other than an adjourned meeting) must be called by notice of at least 21 days’ in the case of an annual general meeting (unless shareholders approve a notice period of 14 days’ by special resolution (being a resolution passed by a 75% majority of Rezolve shareholders present at a general meeting in person or by proxy) and at least 14 days’ in any other case). Rezolve’s board of directors may convene a general meeting which is not an annual general meeting whenever it thinks fit.

Rezolve is required to give notice of a general meeting to each member (other than a person who, under Rezolve’s articles of association or pursuant to any restrictions imposed on any shares, is not entitled to receive such a notice or to whom Rezolve, in accordance with applicable law, has not sent and is not required to send its latest annual report and accounts), to its directors and to its auditors. For these purposes “members” are the persons registered in the register of members as being holders of shares at any particular time on any particular record date fixed by the board of directors that (in accordance with the Uncertificated Securities Regulations 2001) is not more than 21 days before the sending out of the notice convening the meeting. The notice of a general meeting may specify a time by which a person must be entered on Rezolve’s register of members in order to have the right to attend or vote at the meeting.

A member who is entitled to attend and vote at a general meeting is entitled to appoint another person, or two or more persons in respect of different classes of shares held by him, as his proxy to exercise all or any of his rights to attend, to speak and to vote at the meeting.

The voting rights of each member at a general meeting are as set out under the heading “Voting Rights and Quorum” above.

Alteration of share capital

Rezolve may alter its share capital in any way permitted by the UK Companies Act and applicable law and confer any preference or other advantage on one or more of the shares resulting from any division or sub-division of its share capital. Rezolve may, by special resolution (being a resolution passed by a 75% majority of Rezolve shareholders present at a general meeting in person or by proxy), reduce its share capital, share premium account, capital redemption reserve or any other undistributable reserves.

Rezolve may agree with any member terms and conditions upon which all or any part of the Ordinary Shares held by such member from time to time shall be automatically converted into deferred shares.

If at any time an employee or consultant (other than the Rezolve Founder) ceases to be an employee or consultant of or to Rezolve or any subsidiary (such that he is neither an employee or consultant of or to Rezolve or any subsidiary), then unless the Board resolves otherwise with the written consent of the Rezolve Founder all the Shares held by such holder and/or his Permitted Transferees shall automatically convert into Deferred Shares on the date of such cessation. Deferred shares carry no right to a dividend, nor any right to vote or to participate on a winding up and can be redeemed at any time by Rezolve for a total payment for all deferred shares in issue of $1.

Change of Control

There is no specific provision in the articles of association that would have the effect of delaying, deferring or preventing a change of control. Our board will be divided into three classes serving staggered three-year terms with the first class being eligible for re-election at the annual general meeting of Rezolve held in 2025, the second class being eligible for re-election at the annual general meeting of Rezolve held in 2026 and the third class being eligible for re-election at the annual general meeting of Rezolve held in 2027. The Board may remove any directors appointed by Armada from 12 months after Closing. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three year term at the annual meeting of stockholders in the year in which their term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders for stockholders to effect a change in a majority of the members of our board of directors.

Distributions on Winding Up

On a winding up, the liquidator may, with the sanction of a special resolution of shareholders and any other sanctions required by law, divide amongst the shareholders (excluding the company itself to the extent it is a shareholder by virtue only of its holding of shares as treasury shares) in specie or in kind the whole or any part of its assets (whether they shall consist of property of the same kind or not) and may set such values and may determine how such division shall be carried out as between the shareholders or different classes of shareholder. The liquidator may, with the sanction of a special resolution of the shareholders and any other sanctions required by law, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but no shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

Directors

Number of Directors

Unless and until otherwise determined by an ordinary resolution of shareholders, Rezolve may not have less than three directors and there shall be no maximum number of persons permitted to sit on the board of directors.

Rezolve’s board is divided into three classes serving staggered three-year terms. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three year term at the annual meeting of stockholders in the year in which his term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders for stockholders to effect a change in a majority of the members of Rezolve’s board of directors. Any directors appointed by Armada may be removed by Rezolve’s board of directors after the initial 12 months following the Closing Date.

Appointment of Directors

Subject to the provisions of the articles of association Rezolve may, by ordinary resolution of the shareholders, elect any person who is willing to act to be a director, either to fill a casual vacancy or as an addition to the existing board. No person that is not a director retiring from the existing board is eligible for appointment as a director unless recommended by the board of directors, or unless not less than seven and not more than 42 days before the date appointed for the meeting a notice is given to the company by a member expressing an intention to propose such person for appointment as a director, and such notice has also been signed by that person expressing a willingness to be elected.

Without prejudice to the power to appoint any person to be a director by shareholder resolution, the board has power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing board but so that the total number of directors does not exceed any maximum number fixed by or in accordance with the Articles.

At the end of the period of 12 months after his appointment or from when the Sponsor group ceases to beneficially own any Ordinary Shares, if earlier, the Board may remove any of the two directors nominated by the Sponsor group and the independent director mutually determined by the nomination committee of the Board and the Sponsor group.

Retirement of Directors

Each retiring director that holds office on the date seven days before the date of notice of the annual general meeting shall retire from office ahead of the annual general meeting and be eligible for re-election, with all re-elected directors being treated as continuing in office without a break in their duties. A retiring director shall, if not re-appointed at such meeting, retain office until the conclusion of such meeting. If a vacated office is not filled the retiring director shall be deemed to be re-appointed, unless at such meeting a resolution is passed not to fill the vacancy or to elect another director in that retiring director’s place, or unless a resolution to re-elect that retiring director is put to the meeting and defeated.

Directors’ Interests

Subject to the requirements of the UK Companies Act, a director who is any way, whether directly or indirectly, interested in a proposed or existing transaction or arrangement with Rezolve shall declare the nature of his interest at a meeting of the directors.

The directors may authorize, to the fullest extent permitted by law, any matter proposed to them which would otherwise result in a director infringing his or her duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with Rezolve’s interests. A director shall not, save as otherwise agreed by him or her, be accountable to Rezolve for any benefit which he or she derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit. This authorization does not extend to any conflicts of interest arising in relation to a transaction or arrangement with Rezolve. Such authorization is subject to any requirement as to quorum at the meeting at which the matter is considered being met without counting the director in question, or if the matter was agreed to without their voting or would have been agreed to without their voting. Such authorization is subject to any limitations imposed by the directors and is liable to be varied or revoked at any time.

A director shall not vote or be counted in the quorum at a meeting in relation to any resolution in respect of any transaction or arrangement with Rezolve in which the director has an interest that may reasonably be regarded as likely to give rise to a conflict of interest. A director shall not be counted in the quorum at a meeting in relation to any resolution on which he or she is debarred from voting.

A director shall be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters:

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any contract, transaction or arrangement in which the director is interested by virtue of an interest in shares, debentures or other securities of Rezolve or any of its subsidiary undertakings;
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the giving of any guarantee, security or indemnity in respect of (i) money lent or obligations incurred by him or any other person at the request of, or for the benefit of, Rezolve or any of its subsidiary undertakings, or (ii) a debt or obligation of Rezolve or any of its subsidiary undertakings for which he himself has assumed responsibility under a guarantee or indemnity or by the giving of security;
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indemnification by Rezolve in relation to the performance of the director’s duties on behalf of the Company or any of its subsidiary undertakings;
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any issue or offer of shares or debentures or other securities of or by Rezolve or any of its subsidiary undertakings for subscription or purchase, in respect of which the director is or may be entitled to participate in his capacity as a holder of any such securities or as an underwriter or sub-underwriter;
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any transaction or arrangement concerning another company in which the director does not hold, directly or indirectly, an interest representing one per cent or more of any class of the equity share capital of such company;

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any arrangement for the benefit of employees of Rezolve or of any of its subsidiary undertakings which does not accord to the director any privilege or benefit not generally accorded to the employees to whom the contract or arrangement relates; and
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the purchase or maintenance of insurance either for or for the benefit of any director or for persons who include directors.

If a question arises at a meeting of the board or of a committee of the board as to whether an interest may reasonably be regarded as likely to give rise to a conflict of interest or as to the entitlement of any director to vote in relation to a transaction or arrangement with Rezolve, and such question is not resolved by his or her voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question shall be determined by the chairman and their ruling in relation to any director other than themselves shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned, so far as known to said director, has not been fairly disclosed. If any question shall arise in respect of the chairman of the meeting and is not resolved by the chairman voluntarily agreeing to abstain from voting, the question shall be decided by a resolution of the Rezolve board of directors (for which purpose, the chairman shall be counted in the quorum but shall not vote on the matter) and the resolution shall be final and conclusive except in a case where the nature or extent of the interest of the chair of the meeting, so far as known to the chair, has not been fairly disclosed.

Subject to the UK Companies Act, the Company may, by ordinary resolution, suspend the above provisions to any extent or ratify any transaction or arrangement not duly authorized by reason of a contravention of these provisions.

Directors’ Fees and Remuneration

Special remuneration may be granted to any director who performs any special or extra services to, or at the request of, Rezolve, to be paid by way of lump sum, salary, commission, participation in profits or otherwise as the Rezolve board of directors may decide.

Each director may be paid all proper and reasonable expenses incurred in the discharge of the director’s duties, including attending and returning from meetings of the directors or committees of the directors or general meetings of Rezolve.

Borrowing Powers

Rezolve’s board of directors may exercise all the powers to borrow money and to mortgage or charge all or any part of Rezolve’s undertaking, property, assets (present or future) and uncalled capital and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of Rezolve or of any third party, subject to and in accordance with the UK Companies Act.

Indemnity

Subject to the provisions of the UK Companies Act, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every one of the directors or other officers shall be indemnified out of the assets of Rezolve against any liability incurred by them for negligence, default, breach of duty, breach of trust or otherwise in relation to the affairs of Rezolve or the affairs of an associated company or in connection with the activities of Rezolve, or of an associated company, as a trustee of an occupational pension scheme (as defined in section 235(6) of the UK Companies Act), or in connection with Rezolve’s activities, or the activities of an associated company.

Other English Law Considerations

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the UK Companies Act, where a takeover offer has been made for Rezolve and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he, she or it wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares.

Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze-out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to Rezolve, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the UK Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The UK Companies Act also gives minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of Rezolve’s Ordinary Shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his, her or its shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of all the voting shares of Rezolve, and (ii) not less than 90% of the voting rights of Rezolve’s shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his, her or its rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the UK Companies Act, Rezolve may by notice in writing to any person whom Rezolve knows or has reasonable cause to believe to be interested in its shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to Rezolve particulars of that person’s interest and (so far as is within such person’s knowledge) particulars of any other interest that subsists or subsisted in those shares.

Under the Articles, if a person defaults in supplying Rezolve with the required particulars in relation to the shares in question, or default shares, within the prescribed period of 14 days from the date of the service of notice, the directors may by notice direct that:

•
in respect of the default shares, the relevant shareholder shall not be entitled to vote (either in person or by proxy) at any general meeting or to exercise any other right conferred by a shareholding in relation to general meetings; and
•
where the default shares represent at least 0.25% of their class, (i) any dividend or other money payable in respect of the default shares shall be retained by Rezolve without liability to pay interest and/or (ii) no transfers by the relevant shareholder of any default shares may be registered (unless the shareholder is not in default and the shareholder provides a certificate, in a form satisfactory to the directors, to the effect that after due and careful enquiry the shareholder is satisfied that none of the shares to be transferred are default shares).

Purchase of Own Shares

Under the laws of England and Wales, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles of association. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased. Subject to the above, Rezolve may purchase its own shares in the manner prescribed below. Rezolve may make an “on-market” purchase of its own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing an on-market purchase must:

•
specify the maximum number of shares authorized to be acquired;
•
determine the maximum and minimum prices that may be paid for the shares; and
•
specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Rezolve may purchase its own fully paid shares in an “off-market” purchase otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom Rezolve proposes to purchase shares votes on the resolution and the resolution would not have been passed if he, she or it had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and Dividends

Under the UK Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to Rezolve and to each of its subsidiaries that has been incorporated under the laws of England and Wales.

It is not sufficient that Rezolve, once re-registered as a public company, has made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•
if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called-up share capital and undistributable reserves; and
•
if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

Anti-Money Laundering

If any person in the United Kingdom knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to the National Crime Agency of the United Kingdom, pursuant to the Proceeds of Crime Act 2002 of the United Kingdom. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Enforceability of Civil Liabilities

Rezolve is a company incorporated under the laws of England and Wales. A substantial portion of Rezolve’s assets and a number of its directors and executive officers are located, and reside, outside of the United States of America. Due to this, it may not be possible for investors to serve process within the United States upon Rezolve or upon such persons with respect to matters arising under the United States federal securities laws, or to enforce against Rezolve or persons located outside of the United States judgments of the courts of the United States which are asserted under the civil liability provisions of the United States federal securities laws.

Rezolve understands that there is doubt as to the enforceability in the United Kingdom, with respect to original actions or actions for enforcement of judgements of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States insofar as they are fines or penalties. Further, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom, by way of it being a penalty.

Rezolve has appointed Cogency Global Inc. to act as process agent in respect of any action against the company in any state or federal court in the State of New York arising out of the Merger as described in this prospectus or any issuance of Rezolve shares in connection with the Merger.

Data Protection - United Kingdom

Rezolve has certain duties under the General Data Protection Regulation (as implemented in the UK) and the Data Protection Act 2018 (“UK GDPR”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

All shareholders in Rezolve will provide the Company with certain information which constitutes personal data within the meaning of the UK GDPR (“personal data”). In the following discussion, the “Company” refers to Rezolve and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

Rezolve will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. Rezolve will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct its activities on an ongoing basis or to comply with legal and regulatory obligations to which Rezolve is subject. Rezolve will only transfer personal data in accordance with the requirements of the UK GDPR and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In its use of this personal data, Rezolve will be characterized as a “data controller” for the purposes of the UK GDPR, while its affiliates and service providers who may receive this personal data from Rezolve in the conduct of its activities may either act as our “data processors” for the purposes of the UK GDPR or may process personal information for their own lawful purposes in connection with services provided to Rezolve. Rezolve will ensure it has appropriate contractual agreements in place with any processors to ensure the protection of any shared personal data.

Rezolve may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a member and/or any individuals connected with a member as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the member’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides Rezolve with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How Rezolve May Use a Member’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

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where this is necessary for the performance of its rights and obligations under any purchase agreements;
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where this is necessary for compliance with a legal and regulatory obligation to which the company is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or
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where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should Rezolve wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), it will contact you.

Why Rezolve May Share Your Personal Data

In certain circumstances Rezolve may be legally obliged to share personal data and other information with respect to your shareholding, for instance with relevant regulatory authorities such as HMRC or other authorities. They, in turn, may exchange this information with foreign authorities, including tax authorities.

Rezolve anticipates disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the United Kingdom or the European Economic Area), who will process your personal data on its behalf.

Rezolve may share your personal data with our affiliates for any of the purposes described in this privacy notice.

Rezolve may disclose and transfer your personal data to service providers, advisors, potential transactional partners, or third parties in connection with the consideration, negotiation or completion of a corporate transaction in which we are acquired by or merged with another company or we sell, liquidate, or transfer all or a portion of our business or assets.

International Data Transfers

Where any personal data is transferred internationally, Rezolve will take reasonable steps to ensure that a safe transfer mechanism is in place to protect the personal data in question, such as Standard Contractual Clauses approved by the European Commission or the UK government.

The Data Protection Measures Rezolve Takes

Rezolve and its duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data. However, as no electronic transmission or storage of information can be entirely secure, Rezolve can make no guarantees as to the security or privacy of your personal data.

Retention

We take measures to delete your personal data or keep it in a form that does not permit identifying you when this personal data is no longer necessary for the purposes for which we process it, unless we are required by law to keep this personal data for a longer period. When we process personal data for our own purposes, we determine the retention period taking into account various criteria, such as the nature and length of our relationship with you, and mandatory retention periods provided by law and the statute of limitations.

Material TAX CONSIDERATIONS

Material United Kingdom Tax Considerations

The following statements are based on current UK law as applied in England and HMRC published practice (which may not be binding on HMRC) as at the date of this document, both of which are subject to change, possibly with retrospective effect.

These statements are intended only as a general guide and are not a complete analysis of all potential UK tax consequences relating to the holding or disposing of Ordinary Shares or Warrants. They do not purport to provide any analysis of the UK tax consequences of the Business Combination.

The statements apply only to persons who hold Ordinary Shares or Warrants as an investment and who are the absolute beneficial owners of the Ordinary Shares or Warrants. The statements do not apply to special categories of holders such as dealers in securities, insurance companies, collective investment schemes, charities, exempt pension funds or holders who have, or are deemed to have, acquired their Ordinary Shares or Warrants by virtue of an office or employment.

The statements are not directed at and do not apply to persons who are resident, or in the case of individuals, domiciled for tax purposes in the UK.

IF YOU ARE IN ANY DOUBT AS TO YOUR TAX POSITION, YOU SHOULD CONSULT YOUR PROFESSIONAL TAX ADVISER.

Taxation of Rezolve

Rezolve is subject to UK corporation tax on its taxable profits and gains, as it is tax resident in the UK. The Business Combination will not give rise to any taxable profits or gains for Rezolve.

Taxation of Disposals

Holders who are not resident in the UK will not generally be subject to UK taxation of capital gains on the disposal or deemed disposal of Ordinary Shares or Warrants unless they are carrying on a trade, profession or vocation in the UK through a branch or agency there (or, in the case of a company, they are carrying on a trade in the UK through a permanent establishment there) in connection with which the Ordinary Shares or Warrants are used, held or acquired. Non-UK tax resident holders may be subject to non-UK taxation on any gain under local law.

An individual holder who has been resident for tax purposes in the UK but who ceases to be so or becomes treated as resident outside the UK for the purposes of a double tax treaty for a period of five years or less and who disposes of all or part of his or her Ordinary Shares or Warrants during that period may be liable to capital gains tax on his or her return to the UK, subject to any available exemptions or reliefs.

Taxation of Dividends

Rezolve is not required to withhold UK tax when paying a dividend.

Rezolve shareholders resident outside the UK will generally not be subject to UK taxation on dividend income unless they are carrying on a trade, profession or vocation through a branch or agency in the UK (or, in the case of a corporate holder, they are carrying on a trade in the UK through a permanent establishment there) and the dividends are either a receipt of that trade, profession or vocation (or, in the case of a corporate holder, Ordinary Shares are used by, or held by or for, that UK permanent establishment). Rezolve shareholders resident outside the UK should consult their own tax adviser concerning their tax position on dividends received from Rezolve.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No UK stamp duty or UK SDRT should arise on the issue of Ordinary Shares.

An agreement to transfer Ordinary Shares or Warrants other than to a depository trust company (“DTC”) will normally give rise to a charge to UK SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer, subject to the application of certain exclusions and reliefs. SDRT is, in general, payable by the purchaser. Instruments transferring Ordinary Shares or Warrants will generally be subject to UK stamp duty at the rate of 0.5% of the consideration given for the transfer (rounded up to the next £5), subject to the application of certain exclusions and reliefs. The purchaser normally pays the stamp duty. Any SDRT should be cancelled and any SDRT that has been paid should be repaid where an instrument of transfer has been executed in respect of the transfer of securities within six years of the incident giving rise to the SDRT and stamp duty has been paid on that instrument of transfer.

The transfer of existing Ordinary Shares or Warrants to a DTC will normally give rise to a charge to UK stamp duty or SDRT at the higher rate of 1.5% of the amount or value of the consideration payable for the transfer (subject to certain exceptions). Although the DTC should be liable for any UK stamp duty or SDRT, this will be payable by the existing holder in practice. However, no stamp duty or SDRT should, in practice, be required to be paid in respect of transfers or agreements to transfer Ordinary Shares or Warrants within the facilities of the DTC, provided the transfer from a holder of Ordinary Shares or Warrants to a DTC occurs within four months of the listing.

Material U.S. Federal Tax Considerations

This section describes the material U.S. federal income tax considerations of the ownership and disposition of Ordinary Shares and Warrants. This discussion applies only to Ordinary Shares and Warrants held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

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brokers, dealers and other investors that do not own their Ordinary Shares or Warrants as capital assets;
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traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
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tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;
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banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;
•
U.S. expatriates or former long-term residents of the United States;
•
persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the Armada Common Stock or Ordinary Shares;
•
partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities;
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persons holding Ordinary Shares or Warrants as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;
•
persons required to accelerate the recognition of any item of gross income with respect to Ordinary Shares or Warrants as a result of such income being recognized on an applicable financial statement;
•
persons whose functional currency is not the U.S. dollar;
•
persons that received Ordinary Shares or Warrants as compensation for services; or
•
controlled foreign corporations or passive foreign investment companies.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Ordinary Shares or Warrants. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination. Additionally, we have not sought, and will not seek, an opinion of counsel, and the completion of the Business Combination is not conditioned on the receipt of an IRS ruling or opinion of counsel. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

Except as specifically provided, the discussion below applies only to U.S. holders. For purposes of this discussion, a U.S. holder means a beneficial owner of Ordinary Shares or Warrants that is, for U.S. federal income tax purposes:

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an individual who is a citizen or resident of the United States;
•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Holders who are not U.S. holders should consult with their own tax advisors regarding the U.S. federal income tax consequences of holding Rezolve Securities.

ALL HOLDERS OF ORDINARY SHARES AND WARRANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES AND WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

Distributions on Ordinary Shares

Subject to the discussion under the section entitled “Material Tax Considerations - Material U.S. Federal Income Tax Considerations - Passive Foreign Investment Company Rules,” the gross amount of any distribution on Ordinary Shares that is made out of Rezolve’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds Rezolve’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange.

Subject to the discussion under the section entitled “Material Tax Considerations - Material U.S. Federal Income Tax Considerations - Passive Foreign Investment Company Rules,” dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. There is currently an income tax treaty between the United States and the United Kingdom. Notwithstanding, there can be no assurances that Rezolve will be eligible for benefits of an applicable comprehensive income tax treaty with the United States. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on Nasdaq (which Ordinary Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Rezolve’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Rezolve will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See the section entitled “Material Tax Considerations - Material U.S. Federal Income Tax Considerations - Passive Foreign Investment Company Rules.”

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by Rezolve may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their own tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares and Warrants

Subject to the discussion under the section entitled “Material Tax Considerations - Material U.S. Federal Income Tax Considerations - Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Ordinary Shares or Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. holder on a taxable disposition of Ordinary Shares or Warrants generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Ordinary Shares or Warrants generally will be treated as U.S. source gain or loss.

Exercise or Lapse of a Warrant

A U.S. holder generally will not recognize gain or loss upon the acquisition of a Ordinary Share on the exercise of a Warrant for cash. A U.S. holder’s tax basis in a Ordinary Shares received upon exercise of the Warrant generally should be an amount equal to the sum of the U.S. holder’s tax basis in the Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Ordinary Share received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Ordinary Shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section entitled “Description of Rezolve Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a Warrant would, however, be treated as receiving a constructive distribution from Rezolve if, for example, the adjustment increases the holder’s proportionate interest in Rezolve’s assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Ordinary Shares which is taxable to the U.S. holders of such shares as described under the section entitled “Material Tax Considerations - Material U.S. Federal Income Tax Considerations - Distributions on Ordinary Shares.” Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from Rezolve equal to the fair market value of such increased interest. The rules regarding constructive distributions are complex. U.S. holders should consult their own tax advisors regarding the application of the rules to them in light of their own circumstances.

Passive Foreign Investment Company Rules

Generally. The treatment of U.S. holders of the Ordinary Shares could be materially different from that described above if Rezolve is treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. A PFIC is any foreign corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such foreign corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year. Once a foreign corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years.

Based on the projected composition of Rezolve’s income and assets, including goodwill, Rezolve does not currently expect to be classified as a PFIC for its taxable year that includes the date of the Business Combination. The tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination. The fair market value of the assets of Rezolve is expected to depend, in part, upon (a) the market value of the Ordinary Shares, and (b) the composition of the assets and income of Rezolve. Further, because Rezolve may value its goodwill based on the market value of the Ordinary Shares, a decrease in the market value of the Ordinary Shares and/or an increase in cash or other passive assets (including as a result of the Business Combination) would increase the relative percentage of its passive assets. Moreover, any interest income that Rezolve earns on its cash deposits would generally be treated as passive income and increase the risk that Rezolve would be treated as a PFIC. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that Rezolve will not be a PFIC for the taxable year that includes the date of the Business Combination or in a future year.

If Rezolve is or becomes a PFIC during any year in which a U.S. holder holds Ordinary Shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) mark-to-market regime and (iii) QEF regime. A U.S. holder who holds (actually or constructively) stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime. If a U.S. holder does not make a mark-to-market election, as described below, the U.S. holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of Ordinary Shares, and (ii) any “excess distribution” received on Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Ordinary Shares during the preceding three years or the U.S. holder’s holding period, whichever is shorter). Generally, under this excess distribution regime:

•
the gain or excess distribution will be allocated ratably over the period during which the U.S. holder held Ordinary Shares;
•
the amount allocated to the current taxable year, will be treated as ordinary income; and
•
the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of Ordinary Shares cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

Mark-to-Market Regime. Alternatively, a U.S. holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the Securities and Exchange Commission or on the national market system established under Section 11A of the Securities Exchange Act of 1934; or (ii) they are “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that Ordinary Shares, which are expected to be listed on Nasdaq, will qualify as marketable shares for the PFIC rules purposes, but there can be no assurance that Ordinary Shares will be “regularly traded” for purposes of these rules. Pursuant to such an election, a U.S. holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. A U.S. holder may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of Ordinary Shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election). A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly-traded holding company (such as Rezolve) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. U.S. holders should consult their own tax advisors to determine whether the mark-to-market tax election is available to them and the consequences resulting from such election. In addition, U.S. holders of Warrants will not be able to make a mark-to-market election with respect to their Warrants.

QEF Regime. Alternatively, a U.S. holder of a PFIC may avoid the adverse PFIC tax consequences described above in respect of stock of the PFIC (but not warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of the PFIC’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which the PFIC’s taxable year ends and each subsequent taxable year. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from the PFIC. Rezolve does not presently intend to provide a PFIC Annual Information Statement in order for U.S. Holders to make or maintain a QEF election. However, as described above, Rezolve does not currently expect to be classified as a PFIC for the taxable year that includes the Business Combination.

PFIC Reporting Requirements. A U.S. holder of Ordinary Shares will be required to file an annual report on IRS Form 8621 containing such information with respect to its interest in a PFIC as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such Forms are properly filed.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Ordinary Shares.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. holders of Ordinary Shares, and the proceeds received on the disposition of Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Ordinary Shares, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Ordinary Shares and proceeds from the sale of other disposition of Ordinary Shares received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 7,499,994 Ordinary Shares. We are also registering the resale, from time to time, by the Selling Holders or their permitted transferees of up to 156,515,540 Ordinary Shares, consisting of (i) 121,156,424 Ordinary Shares; (ii) 544,982 Ordinary Shares issuable in respect of the Private Warrants; (iii) 19,079,139 Ordinary Shares issuable upon conversion of the Convertible Notes; (iv) 15,207,479 Ordinary Shares issuable pursuant to the advanced subscription agreements; and (v) and 527,516 Ordinary Shares issuable upon the conversion of the Promissory Notes.

The Selling Holders may offer and sell, from time to time, their respective Ordinary Shares or Resolve Warrants covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may offer and sell their securities by one or more of, or a combination of, the following methods:

•
on Nasdaq, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•
through trading plans entered into by a Selling Holder pursuant to Rule 10b5-l under the Exchange Act that are in place at the time of an offering pursuant to this prospectus or any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
directly to purchasers, including through a specific bidding, auction or other process, or in in privately negotiated transactions;

•
in one or more underwritten offerings;

•
in block trades in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•
through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•
in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
through the writing or settlement of options (including put or call options) or other hedging transactions, whether the options are listed on an options exchange or otherwise;

•
in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•
through agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•
by pledge to secured debts and other obligations;

•
to or through underwriters or agents;

•
in “at the market” or through market makers or into an existing market for the securities; or

•
any other method permitted pursuant to applicable law.

The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on Nasdaq or any other exchange or market.

If a donee, pledgee, transferee, or other successor-in-interest intends to sell our securities in connection with a foreclosure or otherwise, we will, to the extent required, promptly file a prospectus supplement or, if necessary, a post-effective amendment to the registration statement that includes this prospectus, to name specifically such person as a Selling Holder. The Selling Holders also may transfer our securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Holders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Holders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The Selling Holders party to the Investor Rights Agreement have agreed, and the other Selling Holders may agree, to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Holders. The anti manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement or, if necessary, a post-effective amendment to the registration statement that includes this prospectus, will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Holders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Lock-Up Agreements

Certain of our shareholders are subject to the transfer restrictions in the Investor Rights Agreement, which is incorporated by reference herein as Exhibit 4.7 to the registration statement of which this prospectus is a part, and the Lock-In Agreement, the form of which is incorporated by reference herein as Exhibits 4.8 to the registration statement of which this prospectus is a part.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby.

Expenses	Amount
SEC registration fee	$224,719.14
Legal fees and expenses Accounting fees and expenses Transfer agent fees and expenses Miscellaneous expenses	*
Total	*

* These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

LEGAL MATTERS

DLA Piper LLP, New York, New York, and Taylor Wessing LLP, have passed upon the validity of the securities of Rezolve AI plc (formerly Rezolve AI Limited) offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The audited financial statements of Rezolve included in this prospectus and elsewhere in the registration statement have been audited by Grassi & Co., CPAs, P.C., an independent registered public accounting firm, as set forth in their report thereon, and are included in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

The audited financial statements of GroupBy included in this prospectus and elsewhere in the registration statement have been audited by MNP, LLP an independent registered public accounting firm, as set forth in their report thereon, and are included in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITY

Rezolve is a company incorporated under the laws of England and Wales. A substantial portion of Rezolve’s assets and most of its directors and executive officers are located and reside, respectively, outside the United States. Because of the location of Rezolve’s assets and board members, it may not be possible for investors to serve process within the United States upon Rezolve or such persons with respect to matters arising under the United States federal securities laws or to enforce against Rezolve or persons located outside the United States judgments of United States courts asserted under the civil liability provisions of the United States federal securities laws.

Rezolve understands that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States insofar as they are fines or penalties. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom by reason of being a penalty.

Rezolve has appointed Cogency Global Inc. as its agent to receive service of process in any action against it in any state or federal court in the State of New York arising out of the transaction described in this proxy statement/prospectus or any issuance of Ordinary Shares in connection with this transaction.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Ordinary Shares and Warrants offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://www.rezolve.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

REZOLVE AI plc

Consolidated Financial Statements

As of and for the years ended December 31, 2024 and 2023

GROUPBY INC.

Combined Consolidated Financial Statements

As of and for the years ended December 31, 2024 and 2023

Independent Auditor's Report	F-41
Combined Consolidated Statement of Financial Position	F-43
Combined Consolidated Statements of Loss and Comprehensive Loss	F-44
Combined Consolidated Statements of Changes in Stockholders’ Deficit	F-45
Combined Consolidated Statements of Cash Flows	F-46
Notes to Combined Consolidated Financial Statements	F-47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Rezolve AI plc and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Rezolve AI PLC and Subsidiaries (the Company) as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit and cash flows for each of the years in the two year period ended December 31, 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two – year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Grassi & Co., CPAs, P.C.

We have served as the Company’s auditor since 2024

Jericho, New York

April 23, 2025

REZOLVE AI PLC AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash	$9,450,944	$10,441
Accounts receivable	21,274	12,534
Prepaid expenses and other current assets	960,848	299,013
Derivative asset	2,587,581	—
Total current assets	13,020,647	321,988
Non-current assets
Property and equipment, net	17,332	79,593
Intangible assets	6,750,178	2,134,903
Total non-current assets	6,767,510	2,214,496
Total assets	$19,788,157	$2,536,484
Liabilities and Shareholders’ deficit
Current liabilities
Accounts payable	$7,303,060	$4,569,703
Due to related party (refer to note 13)	1,054,429	777,576
Accrued expenses and other payables	9,513,932	4,492,790
Short term debt to related party (refer to note 13)	5,102,211	6,225,815
Short term convertible debt	10,288,123	31,088,259
Short term convertible debt to related party (refer to note 13)	95,309	132,269
Convertible promissory notes	6,428,825	—
Ordinary Shares Payable	1,206,609	8,223,928
Share-based payment liability	1,400,000	1,311,028
Advisors loans	12,812,366	—
Derivative liabilities	2,579,875	—
Total current liabilities	57,784,739	56,821,368
Total liabilities	$57,784,739	$56,821,368
Commitments (refer to note 16)
Shareholders’ deficit
Ordinary shares, £0.0001 nominal value 208,260,754 shares issued and outstanding as of December 31, 2024; 152,262,295 shares issued and outstanding as of December 31, 2023; 256,365,817 and 161,710,480 shares authorized as of December 31, 2024 and 2023 (refer to note 2.19)	26,816	127,310
Series A shares, £0.0001 nominal value 4,575,983 shares issued, authorized and outstanding as of December 31, 2023 (refer to note 2.19)	—	3,868
Additional paid-in capital	194,062,767	172,204,832
Share subscription receivable	(80)	(178,720)
Accumulated deficit	(232,075,815)	(226,291,430)
Accumulated other comprehensive loss	(10,270)	(150,744)
Total stockholders’ deficit	(37,996,582)	(54,284,884)
Total liabilities and stockholders’ deficit	$19,788,157	$2,536,484

The accompanying notes are an integral part of these consolidated financial statements.

REZOLVE AI PLC AND SUBSIDIARIES

Consolidated Statements of Operations

	Year ended December 31, 2024	Year ended December 31, 2023
Revenue	$187,788	$145,051
Operating expenses
Cost of revenue (see note 2.15)	34,053	34,791
Sales and marketing expenses (including related party transactions of $1,011,119 and $2,072,224, see note 13)	6,285,446	6,731,254
General and administrative expenses (including related party transactions of $68,413,399 and $4,830,987, see note 13)	131,430,412	17,986,528
Other operating expenses	255,412	1,156,316
Depreciation and amortization expenses	225,251	242,436
Total operating expenses	$138,230,574	$26,151,325
Operating loss	$(138,042,786)	$(26,006,274)
Other (expense)/income
Interest expense	(10,557,714)	(4,791,782)
Gain/(loss) on derivatives	19,001,681	—
Gain/(loss) on extinguishment	(44,332,819)	—
Other non-operating income (expense), net	1,329,781	125,366
Total other expenses, net	$(34,559,071)	$(4,666,416)
Loss before taxes	(172,601,857)	(30,672,690)
Income tax expense	(44,933)	(63,408)
Net loss and comprehensive loss	$(172,646,790)	$(30,736,098)
Net loss per share, basic and diluted	$(1.06)	$(0.20)
Weighted average shares, basic and diluted	162,855,146	151,256,853

The accompanying notes are an integral part of these consolidated financial statements.

REZOLVE AI PLC AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

	Year ended December 31, 2024	Year ended December 31, 2023
Net loss	$(172,646,790)	$(30,736,098)
Other comprehensive loss, net of tax
Foreign currency translation gain/(loss)	140,474	(69,565)
Total comprehensive loss	$(172,506,316)	$(30,805,663)

The accompanying notes are an integral part of these consolidated financial statements

REZOLVE AI PLC AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Deficit

	Ordinary shares		Series A shares		Additional Paid-in	Accumulated	Share subscription	Accumulated other comprehensive	Total Shareholders
	Shares	Value	Shares	Value	Capital	Deficit	receivable	income	Deficit
Balance as at January 1, 2023	151,419,672	$126,677	4,575,983	$3,868	$163,165,083	$(195,555,332)	$(178,720)	$(81,179)	$(32,519,603)
Ordinary shares issued to related parties	26,634	20	—	—	199,954	—	—	—	199,974
Ordinary shares issued from exercise of share-options	815,989	613	—	—	(613)	—	—	—	—
Share-based compensation in lieu of services	—	—	—	—	115,190	—	—	—	115,190
Share-based compensation related parties	—	—	—	—	3,646,017	—	—	—	3,646,017
Employee share-based compensation	—				5,079,201			—	5,079,201
Net loss	—	—	—	—	—	(30,736,098)	—		(30,736,098)
Foreign currency translation (loss)	—	—	—	—	—	—	—	(69,565)	(69,565)
Balance as at December 31, 2023	152,262,295	$127,310	4,575,983	$3,868	$172,204,832	$(226,291,430)	$(178,720)	$(150,744)	$(54,284,884)
Ordinary shares issued in lieu of cash payment for services	104,514	15	—	—	304,137	—	—	—	304,152
Warrants issued with loan	—	—	—	—	1,784	—	—	—	1,784
Recapitalization upon demerger of Rezolve Limited to Rezolve AI plc	4,575,983	(107,368)	(4,575,983)	(3,868)	(176,274,941)	176,207,457	178,720	—	—
Share-based compensation - employees shares restrictions lifted	9,512,821	1,210	—	—	18,834,889	—	—	—	18,836,099
Share-based compensation - related parties	—	—	—	—	63,001,392	—	—	—	63,001,392
Share-based compensation- employees	—	—	—	—	4,314,649	—	—	—	4,314,649
Share-based payments for consultancy	—	—	—	—	217,365	—	—	—	217,365
Share-based compensation in lieu of services					1,275,000				1,275,000
Issuance of ordinary shares upon acquisition of Armada	5,826,796	734	—	—	—	(9,345,052)	—	—	(9,344,318)
Warrants exercised	50,000	7	—	—	574,993	—	—	—	575,000
Ordinary shares issued on conversion of advisors loans	1,930,036	254	—	—	17,949,335	—	—	—	17,949,589
Ordinary shares issued	6,600,000	1,397	—	—	16,241,547	—	—	—	16,242,944
Shares issued under the rights issue	11,053,076	1,389	—	—	9,009,884	—	(80)	—	9,011,193
Ordinary shares issued on conversion of senior secured convertible notes	12,035,025	1,509	—	—	52,399,823	—	—	—	52,401,332
Ordinary shares issued on conversion of convertible promissory loans	4,310,208	359			14,008,078	—		—	14,008,437
Net loss			—	—	—	(172,646,790)	—	—	(172,646,790)
Foreign currency translation gain			—	—	—	—	—	140,474	140,474
Balance as at December 31, 2024	208,260,754	$26,816	—	$—	$194,062,767	$(232,075,815)	$(80)	$(10,270)	$(37,996,582)

The accompanying notes are an integral part of these consolidated financial statements.

REZOLVE AI PLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year ended December 31, 2024	Year ended December 31, 2023
Cash flows from operating activities:
Net loss	$(172,646,790)	$(30,736,098)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	225,251	242,436
Impairment of loans receivable	255,412	1,156,316
Share-based compensation - employees shares restrictions lifted	18,836,099	—
Share based compensation for employees	4,314,649	5,079,201
Share based compensation issued to related parties	63,001,392	3,646,017
Share based compensation for consultancy services	217,365	—
Ordinary shares issued in lieu of cash payment for services	279,006	—
Advisor loan issued for services - Northlands Securities (refer to note 7.7)	5,141,250	—
Advisor loan issued for services - J.V.B. Financial Group (refer to note 7.7)	7,500,000	—
Advisor loan issued for services- Cantor Fitzgerald (refer to note 7.7)	16,000,000	—
Interest expense	10,557,714	4,791,782
Gain on derivatives	(19,001,681)	—
Loss on extinguishment	44,332,819	—
Unrealized foreign exchange (gain)/loss	(1,329,775)	375,298
Other non-cash expenses	25,368	—
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(8,739)	(3,679)
(Increase) in prepaid expense and other current assets	(906,198)	(416,069)
Increase in accounts payable, accrued expenses and other payables	1,354,146	2,310,465
Increase in payables due to related parties	209,997	552,456
Net cash used in operating activities	$(21,642,715)	$(13,001,875)
Cash flows from investing activities:
Purchase of property and equipment	(4,774)	(14,376)
Development of intangible assets	(3,523,852)	(1,767,148)
Net cash (used in) investing activities	$(3,528,626)	$(1,781,524)
Cash flows from financing activities:
Proceeds from merger with Armada	3,361	—
Proceeds from rights issuance	1,405,592	7,767,674
Proceeds from short-term debt from related party	6,623,541	4,369,413
Repayment of short-term debt obligation from related parties	(1,153,750)	(250,000)
Proceeds from convertible promissory loans	11,859,249	—
Repayment of promissory notes	(1,471,852)	—
Proceeds from promissory notes	399,982	—
Proceeds from issuance of common stock to related parties	—	199,974
Repayments of rights issue	(100,000)	—
Proceeds from issuance of ordinary shares	16,444,773	—
Proceeds from exercise of warrants	575,000	—
Proceeds from long-term debt obligation	—	2,625,000
Net cash flow generated from financing activities	$34,585,896	$14,712,061
Effect of exchange rate changes on cash	25,948	42,399
Net change in cash	9,440,503	(28,939)
Cash and cash equivalents, beginning of year	10,441	39,380
Cash and cash equivalents, end of year	$9,450,944	$10,441
Supplemental disclosures
Share-based payment for development of intangible asset	$1,275,000	$115,190
Cash paid for interest	$114,966	$—
Cash paid for taxes	$—	$—
Accrued interest payable converted to principal	$1,339,800	$4,040,989

The accompanying notes are an integral part of these consolidated financial statements.

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.
Organization and nature of operations

Rezolve Group Limited (“Rezolve” or “the Company”) was incorporated in England and Wales on January 5, 2023 and changed its name on June 5, 2023 to Rezolve AI Limited. On March 28, 2025, the Company altered its legal status under English law from a private limited company and re-registered as a public limited company. In connection with the re-registration as a public limited company, the Company changed its name from Rezolve AI Limited to Rezolve AI plc.

Rezolve is a mobile commerce and engagement platform that enables retailers and brands to deliver rich and engaging mobile experiences to consumers. The mailing address of Rezolve’s registered office is 21 Sackville Street, London, W1S 3DN, United Kingdom.

2
Basis of presentation and summary of significant accounting policies
2.1
Basis of presentation

The Consolidated Financial Statements of Rezolve AI plc and subsidiaries (together “the Company” or “we”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements have been prepared using the United Stated Dollar (“$” or “US dollar”) as the reporting currency.

The accompanying Consolidated Financial Statements include the financial statements of Rezolve AI plc, Rezolve Limited, its consolidated subsidiaries and any variable interest entity (“VIE”) in which we are the primary beneficiary, with the exception of the subsidiaries Rezolve Information Technology (Shanghai) Co., Ltd. (“Rezolve China”) and Rezolve China’s subsidiary Nine Stone (Shanghai) Ltd (“Nine Stone”)(collectively “the Chinese Business”) which were abandoned on January 3, 2023 (see below).

On January 3, 2023, the Company’s directors approved a plan to abandon its operations in China completely. Subsequently, on January 5, 2023, the Company’s directors approved an application to the United Kingdom (the “UK”) tax authorities requesting tax clearance for a solvent demerger (the “Pre-Closing Demerger” or “Demerger”) of the Company under section 110 of the UK Insolvency Act, 1986 which clearance was subsequently granted. Our board of directors decision to abandon operations in China completely and approve the Pre-Closing Demerger was based, in part, on our inability to complete an audit as a result of not having access to certain information from our local third-party company.

The Pre-Closing Demerger was completed on July 4, 2024. A new holding company Rezolve AI plc was established. Rezolve Limited’s business and assets (being all of its business and assets except for certain shares in Rezolve Information Technology (Shanghai) Co Ltd and its wholly owned subsidiary Nine Stone (Shanghai) Ltd and Rezolve Information Technology (Shanghai) Co Ltd Beijing Branch) were transferred to the Company in exchange for the issue by the Company of shares of the same classes as in Rezolve Limited for distribution among the original shareholders of Rezolve Limited in proportion to their holdings of shares of each class in Rezolve Limited as at immediately prior to the Pre-Closing Demerger. Therefore upon the completion of the Pre-Closing Demerger, Rezolve AI plc ended up with the same business as Rezolve Limited but without the Chinese business.

On August 15, 2024, Armada Acquisition Corp. I, a Delaware corporation (“Armada”), Rezolve AI plc and Rezolve Merger Sub, Inc., a Delaware corporation (“Rezolve Merger Sub”), consummated a business combination (the “Business Combination”) pursuant to which the Company effected a company reorganization whereby the Company’s series A shares were reclassified as ordinary shares and Armada merged with and into Rezolve Merger Sub, with Armada surviving as a wholly owned subsidiary of Rezolve, with shareholders of Armada receiving ordinary shares of the Company in exchange for their existing Armada common stock and Armada warrant holders having their warrants automatically exchanged for warrants of the Company (see note 8). Upon the closing of the Business Combination, the Company became the direct parent of Armada. The Business Combination was accounted for as a reverse merger under ASC 805, whereby Rezolve AI plc was deemed to be the accounting acquirer for financial reporting purposes and Armada was treated as the accounting acquiree. This determination was primarily based on the expectation that, immediately following the reverse merger: former Rezolve AI plc’s stockholders own a substantial majority of the voting rights in the combined company; former Rezolve AI plc’s largest stockholders retain the largest interest in the combined company and former Rezolve AI plc’s executive management team became the management team of the combined company.

For accounting purposes the Business Combination, accounted for as a reverse merger, was treated as the equivalent of Rezolve AI plc issuing 5,827,796 ordinary shares to acquire the net liabilities of Armada. The excess amount paid by an investor over the par

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

value of ordinary shares issued usually is allocated to additional paid-in capital, however as the Business Combination resulted in the issuance of ordinary shares to acquire the net liabilities of Armada, it rendered a negative amount of additional paid-in capital. In accordance with ASC 505-30-30-8, the Company made an accounting policy election that additional paid-in capital cannot be a negative amount and therefore the negative amount was allocated to accumulated deficit.

The net liabilities of Armada are recorded at their acquisition-date fair value in the Consolidated Financial Statements as follows:

Cash and cash equivalents	$3,361
Prepaid expenses	169,425
Accounts payable and accrued expenses	(4,873,019)
Debt (promissory notes)	(3,144,883)
Other current liabilities	(1,499,936)
Net liabilities acquired	$(9,345,052)
Accumulated Deficit	$(9,345,052)

These Consolidated Financial Statements of Rezolve AI plc and subsidiaries have been prepared on the following basis:

•
The Pre-Closing Demerger was completed retrospectively on December 31, 2021, and thus reflects the predecessor company, Rezolve Limited, prior to completion of the Pre-Closing Demerger. These Consolidated Financial Statements are therefore prepared on a carve-out basis. All costs of doing business in Rezolve Limited have been reflected in Rezolve AI plc on a 100% allocation basis since management feels that this fully reflects the Consolidated Financial Statements had the Demerger completed on December 31, 2022. Investments made in the China Business by Rezolve Limited in the People’s Republic of China (“China”) for the years ending December 31, 2024 and December 31, 2023 have been recorded as “Business development expenses”, a component of General and Administrative expenses within the Company’s Consolidated Statement of Operations in accordance with Staff Accounting Bulletin Topic 1-B1, Costs Reflected in Historical Financial Statements (“SAB 1-B1”). Management asserts that this method used is reasonable.
•
As a result of the ownership structure of Rezolve Limited and Rezolve AI plc, the Pre-Closing Demerger was accounted for as a common control transaction in accordance with the common control guidance in ASC 805. The net liabilities of Rezolve Limited were transferred to Rezolve AI plc at their carrying values immediately prior to the Pre-Closing Demerger transaction, with an offsetting impact to Additional Paid in Capital which was then recapitalized to Accumulated Deficit. The Consolidated Financial Statements as of and for the year ended December 31, 2023 and the period January 1, 2024 to July 4, 2024 for Rezolve Limited have been aggregated with the Consolidated Financial Statements of the Company for the period July 5, 2024 to December 31, 2024.
•
The number of shares issued in Rezolve AI plc to the shareholders of Rezolve Limited pursuant to the Pre-Closing Demerger was in the order of 1 share in Rezolve AI plc for each 6.13 shares held in Rezolve Limited. This adjustment in share numbers enabled the issuance of the appropriate number of shares in Rezolve AI plc so that each Company Shareholder will after the Pre-Closing Demerger hold their applicable pro rata portion of the aggregate stock consideration in accordance with the terms of the Pre-Closing Demerger transaction. All share and per share amounts in these Consolidated Financial Statements and notes thereto have been retroactively adjusted for all periods presented to give effect to the Pre-Closing Demerger transaction. Additionally, holders of Series A shares of Rezolve AI plc received one Ordinary share in the Company for each Series A share held in Rezolve AI plc.
2.2
Basis of consolidation

We consolidate investments in companies in which we control directly or indirectly through the control of more than 50% of the voting rights. We also consolidate entities in which we hold a variable interest where we are the primary beneficiary of the entity. A variable interest entity “VIE” is defined as a legal entity where either (a) the total equity at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support; (b) equity interest holders as a group lack either (i) the power to direct the activities of the entity that most significantly impact on its economic performance, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) the voting rights of some investors in the entity are not proportional to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest. We are the primary beneficiary of a VIE when we have both (1) the power to direct the activities of the entity with the most significant impact on the entity’s economic performance, and (2) the right to receive benefits or the obligation to absorb losses from the entity which could potentially be significant to the entity.

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

All intercompany balances and transactions have been eliminated.

A list of subsidiaries and Rezolve AI plc’s holding as of December 31, 2024 and 2023 is as follows:

Name of the entity	Date of incorporation	Country of incorporation	Group shareholding (%)
Rezolve Taiwan Limited	November 9, 2000	Taiwan	100%
Rezolve Technology (India) Private Limited	March 19, 2021	India	100%
Rezolve Mobile Commerce Inc.	April 20, 2016	United States of America	100%
Rezolve Technology S.L.	August 25, 2020	Spain	100%
Rezolve AI IP Holdings Limited	December 19, 2024	United Kingdom	100%
Armada Acquisition Corp. I	August 15, 2024	United States of America	100%

The Consolidated Financial Statements have been prepared using the United Stated Dollar ($) as its reporting currency.

2.3
Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable, provided that early adoption is permitted by the new or revised accounting standard. The Company has elected to not opt out of such extended transition period, which means that the Company, as an emerging growth company, can adopt new or revised standard at the same time as private companies. While the Company may early adopt the new or revised standard if the standard permits, it is able to avail itself of any additional transition time which is granted to private companies. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

2.4
Liquidity

Pursuant to ASC 205-40, Presentation of Financial Statements—Going Concern (“ASC 205-40”), management must evaluate whether there are conditions and events, considered in aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that these Consolidated Financial Statements are issued. In accordance with ASC 205-40, management’s analysis can only include the potential mitigating impact of management’s plans that have not been fully implemented as of the issuance date if (a) it is probable that management’s plans will be effectively implemented on a timely basis, and (b) it is probable that the plans, when implemented, will alleviate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern.

As of December 31, 2024, the Company had an accumulated deficit of $232.1 million. For the year ended December 31, 2024, the Company incurred a net loss of $172.6 million and net cash used in operating activities was $21.6 million. Cash and cash equivalents totaled $9.5 million as of December 31, 2024, an increase of $9.4 million from December 31, 2023. The Company has a working capital deficit of $44.8 million as at December 31, 2024. The Company continues to incur losses while it develops technological services, targets customers and incurs costs for an initial public offering or business combination. Our sources of cash for these activities rely on debt and equity funding.

As a result of our losses and our projected cash needs combined with our current liquidity level, the Company’s ability to continue as a going concern is contingent upon successful execution of management’s intended plan over the next twelve months to improve the Company’s liquidity and profitability, which includes, without limitation:

•
Seeking additional capital through the issuance of debt or equity securities.
•
Generating revenue by execution of successful trials and long-term partner arrangements.

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

•
The ability to generate revenue from our technology.

Assumptions underlying the Company’s business plan are highly sensitive to the signing of revenue generating contracts, the successful outcome of trials for our services and the ability to control expenses.

Furthermore, the review of the strategic plan and budget, including expected developments in liquidity and capital from definitive agreements entered into, were considered. As of the date of issuance of these consolidated financial statements, the Company has a further $234.4 million remaining on the Standby Equity Purchase Agreement ("SEPA") capital commitment facility with YA II PN, LTD ("YA"), a Cayman Island exempt limited company. The SEPA is a share subscription facility which was signed and executed on February 23, 2023 and amended and restated on February 2, 2024 to provide for, inter alia, Rezolve AI Limited joining as a party to the agreement and the subscription by YA of a promissory convertible note (“YA Agreement”, note 7.6). The Company may continue to seek capital through the issuance of equity securities using the remaining undrawn capital commitment facility. Consequently, it has been concluded that adequate resources and liquidity to meet the cash flow requirements for the next twelve months are present, and it is reasonable to apply the going concern basis as the underlying assumption for the consolidated financial statements. The Company’s plan includes the items noted above as well as securing external financing which may include raising debt or equity capital. These plans are not entirely within the Company’s control including our ability to raise sufficient capital on favorable terms.

2.5
Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and to disclose contingent assets and liabilities at the date of financial statements and the results of operations during the reporting period. Estimates and assumptions are used in accounting for, among other things, the valuation of acquisition-related assets and liabilities, deferred income taxes and related valuation allowances, fair value measurements, useful lives of long-lived assets, capitalized software and share-based compensation. Management believes that the estimates used in the preparation of the consolidated financial statements are prudent and reasonable. Although these estimates are based upon management’s best knowledge of current events and actions, actual results could differ from estimates

2.6.
Foreign currency translation and transactions

The functional currency of the Company is the US dollar, being the currency in which the Company and its predecessor company, Rezolve Limited, predominantly generates cash through financing transactions and expended cash in. The subsidiaries have different functional currencies such as the Euro, Indian Rupee and New Taiwan Dollar which have been determined on the basis of the primary economic environment in which each entity of the Company operates. Management believes that each individual entity’s functional currency reflects the transactions, events and conditions under which the entity conducts its business.

Transactions denominated in currencies other than our or our subsidiaries’ functional currencies are recorded based on exchange rates at the time such transactions arise. Assets and liabilities denominated in currencies other than the functional currency are remeasured using the current exchange rate for monetary accounts and historical exchange rates for non-monetary accounts, with exchange differences on remeasurement included in other income (expense), net in our consolidated statements of operations. Foreign subsidiaries that utilize foreign currency as their functional currency translate such currency into U.S. dollars using (i) the exchange rate on the balance sheet dates for assets and liabilities, (ii) the average exchange rates prevailing during the period for revenues and expenses, and (iii) historical exchange rates for equity. Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive income (loss) within shareholder’s deficit in the consolidated balance sheets and statement of comprehensive income (loss).

With the exception of certain material transactions, the cash flows from our operations in foreign countries are translated at the average rate for the applicable period in our consolidated statements of cash flows. The impacts of material transactions generally are recorded at the applicable spot rates in our consolidated statements of operations and cash flows. The effects of exchange rates on cash balances held in foreign currencies are separately reported in our consolidated statements of cash flows.

2.7.
Cash

Cash comprises cash on hand and in current accounts which are readily available. Our cash is held in creditworthy financial institutions and is insured up to £85,000 in accordance with the regulations of the United Kingdom’s Financial Conduct Authority. The Company has not experienced any losses associated with cash held with financial institutions.

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

2.8.
Accounts receivable, net

Account receivable consists primarily of amounts related to fees charged to customers. Credit is extended based on evaluation of a customer’s financial condition and generally collateral is not required. Accounts receivable is stated at amounts due from customers net of an allowance for expected credit losses. The allowance for doubtful accounts is based upon our current estimate of lifetime expected credit losses related to uncollectible accounts receivable. The Company evaluates the need for an allowance for doubtful accounts based on historical collection trends, prevailing and anticipated macroeconomic conditions and specific customer credit risk. Accounts receivable in the accompanying consolidated financial statements does not have any allowances created for doubtful accounts.

2.9.
Property and equipment

Property and equipment are stated at cost of acquisition less accumulated depreciation and accumulated impairment provisions, however, there have been no indicators identified during the reporting periods.

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the net carrying amount of the asset) is included in the consolidated statement of comprehensive operations, in the year the asset is derecognized.

Depreciation on property and equipment is charged to expense on a systematic basis over the useful life of assets as estimated by the management. Depreciation is computed using the straight-line method. The useful lives estimated by the management are as follows:

Assets	Useful life
Computers	3 years
Office equipment	3 years

Repairs and maintenance of property and equipment are expensed as incurred; enhancements and improvements that extend the life of property and equipment are capitalized into their cost.

2.10.
Intangible assets

Intangible assets consist of computer software and internal-use software.

Computer software

Computer software acquired separately is measured on initial recognition at cost. Following initial recognition, such assets are carried at cost less any accumulated amortization and any accumulated impairment losses, however, there have been no indicators of impairment identified during the years ended 2024 and 2023.

Computer software assets are amortized over their useful economic life less their estimated residual value and assessed for impairment whenever there is an indication that the intangible asset may be impaired. Gains or losses arising from de-recognition of an intangible asset are measured as the difference between the net disposal proceeds and the net carrying amount of the asset and are recognized in profit or loss in the consolidated statement of operations when the asset is derecognized.

The initial useful lives of computer software assets as estimated by management are summarized as follows:

Assets	Useful life
Software	5 years

Internal-use software

We capitalize internal and external costs directly associated with the development of internal-use software. Maintenance and training costs, as well as costs incurred during the preliminary stage of an internal-use software development project, are expensed as incurred. The Company has not commenced amortizing the in-development software as it not yet ready for its intended use. The Company reviews internal-use software for impairment when an event or changes in business circumstances indicate that the carrying

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

amount of the asset may not be fully recoverable. There were no indicators of impairment for internal-use software as of December 31, 2024 and December 31, 2023 and the years then ended.

2.11.
Impairment of assets

The Company reviews assets, including the property and equipment and definite-life intangible assets, for impairment when an event or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from use of the asset and its eventual disposition are less than the carrying amount. Impairment loss, if any, is measured as the difference between the fair value of an asset, as measured by discounted cash flows and the asset’s carrying value.

There were no indicators of impairment for any of the long-lived assets as of December 31, 2024 and December 31, 2023 and the years then ended.

2.12.
Convertible Debt

Convertible notes are regarded as hybrid instruments, consisting of a liability component and an equity component.

The host instrument (i.e., convertible note or debt element of the outstanding instruments) is classified as a financial liability and recorded at the present value of the Company’s obligation to make future interest payments in cash and settle the redemption value of the instrument in cash. The carrying value of the host instrument is accounted for at amortized cost and is therefore accreted to the original face value of the instrument, over the life, using the effective interest method.

When the Company issues debt with a conversion feature, we assess, in accordance with ASC 480-10 -Distinguishing Liabilities from Equity and ASC 815 - Derivatives and Hedging, whether the conversion feature meets the requirements to be treated as a derivative, as follows: (a) one or more underlying’s, typically the price of our common stock; (b) one or more notional amounts or payment provisions or both, generally the number of shares upon conversion; (c) no initial net investment, which typically excludes the amount borrowed; and (d) net settlement provisions, which in the case of convertible debt generally means the stock received upon conversion can be readily sold for cash.

The conversion features of convertible debt instruments issued by the Company, that meet the requirements to be bifurcated and treated as derivatives, are recorded as either financial assets or financial liabilities, in accordance with the substance of the contractual arrangements and the definitions of either a financial asset or a financial liability. These financial assets or a financial liabilities are initially recognized at fair value and classified as derivative assets or liabilities in the consolidated balance sheet. Changes in the fair value of the derivative assets or liabilities are subsequently accounted for directly through the consolidated statements of operations and comprehensive income (loss) and are included in operating activities in the consolidated statements of cash flows as non-cash adjustment.

The conversion options are valued using certain directly and indirectly observable inputs and are classified as Level 2 in the fair value hierarchy in accordance with ASC 820 - Fair Value Measurement. The Company utilizes a third party valuation expert to determine the estimated fair value of the derivatives. The third party valuation expert estimates the fair value of the derivative using a Geometric Brownian Motion based Monte Carlo simulation to project the underlying metric value to ultimately determine the fair value upon the date of issuance. This model incorporates the most recent data available including risk-free interest rate, expected life of options, expected dividend yield, expected stock price volatility, and the Company's share price. The derivative is revalued at the end of each reporting period and any change in fair value is recorded as a gain or loss in the statement of operations.

The Company also considers the impact, if any, of the dilutive effect of the shares of its common stock issuable upon conversion of the outstanding convertible debt in its diluted income per share, see note 2.20.

2.13.
Deferred financing costs

Deferred financing costs include debt discounts and debt issuance costs related to a recognized debt liability and are presented in the balance sheet as a direct reduction from the carrying value of the debt liability. Amortization of deferred financing costs are included as a component of interest expense. Deferred financing costs are amortized using the effective interest method.

2.14.
Revenue recognition

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Under ASC 606, the Company determines revenue recognition through the following steps:

•
Identifying the contract, or contracts, with the customer;
•
Identifying the performance obligations in the contract;
•
Determining the transaction price;
•
Allocating the transaction price to performance obligations in the contract; and
•
Recognizing revenue when, or as, the Company satisfies performance obligations by transferring the promised goods or services.

Ticketing Commissions (Spain)

The Company’s single source of revenue is for the commission from sales of football tickets for La Liga in Spain through our platform technology. La Liga pays a commission for each football ticket sold through our platform technology.

Revenue is recognized in accordance with ASC 606 “Revenue from Contracts with Customers” at the point in time when a football ticket is sold on our platform technology.

2.15.
Cost of revenue

Cost of revenues consists of expenses incurred directly in relation to the earning of revenues such as partner’s fees and the impairment of current assets (see note 2.11).

2.16.
Operating segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Group’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. The Company has determined that it operates as one operating segment.

As the Company operates as one operating segment, financial data provided in the consolidated financial statements, including total revenues of $187,788 (2023:$145,051), total operating expenses of $138,230,574 (2023:$26,151,325), consolidated net loss of $172,646,790 (2023: $30,736,098), and total assets of $19,788,157 (2023: $2,536,484), represent the performance of our single reportable segment. The consolidated statements of operations reflect the same level of significant expense categories regularly provided to the CODM for decision-making purposes. Sales and marketing expenses reported in the consolidated statements of operations includes advertising expenses, payroll expenses, and consultancy charges (see note 12). General and administrative expenses reported in the consolidated statements of operations includes IT expenses, legal and professional expenses, payroll expenses and consultancy charges (see note 12).

The CODM does not review segment assets at a different level or category than those disclosed in the consolidated balance sheet.

2.17.
Research and development credits

Credits for research and development activities relate to government incentives on qualifying research and development expenditures in the United Kingdom. These refundable credits are recognized within other non-operating income when they are filed with the government authorities and there is no uncertainty on the realization of the credits until they are refundable.

2.18.
Share-based compensation

The Company measures the cost of share-based awards granted to employees, non-employees and directors based on the grant-date fair value of the awards. The grant-date fair value of the share options is calculated using a Black-Scholes Merton option pricing model. The value of the portion of the award, after considering potential forfeitures, that is ultimately expected to vest is recognized as expense in our statements of operations on a over the requisite service periods. The Company elected to recognize the effect of forfeitures in the period that they occur.

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

2.19.
Shareholders’ deficit and reserves

Authorized and Outstanding Shares

As of December 31, 2024, the Company has one class of issued shares, ordinary shares. As of December 31, 2023, the Company had two classes of issued shares, ordinary shares and Series A preferred shares. On August 15, 2024, the Company’s series A shares were reclassified as Ordinary Shares, see note 2.1.

Each series A preferred and ordinary shareholder are entitled to one vote per share. Holders of ordinary shares are entitled to receive dividends out of any asset legally available for payment of dividends only when such dividends are declared by the Board of Directors and approved by the majority of the shareholders. As of December 31, 2024 and 2023, the Company’s Board of Directors had not declared any dividends for ordinary shares.

The authorized and outstanding shares as of December 31, 2024 and December 31, 2023 as are follows, reflecting the impact of the Pre-Closing Demerger transaction whereby one share in Rezolve AI plc was issued to shareholders of Rezolve Limited for each 6.13 shares held (see note 2.1):

•
Ordinary shares: £0.0001 nominal value 208,260,754 shares issued and outstanding as of December 31, 2024; 152,262,295 shares issued and outstanding as of December 31, 2023; 256,365,817 and 161,710,480 shares authorized as of December 31, 2024 and 2023.
•
Series A shares: £0.0001 nominal value 4,575,983 shares issued, authorized and outstanding as of December 31, 2023.

As of December 31, 2023, 9,513,181 restricted employee shares were outstanding due to an unofficial and unapproved equity incentive plan. These shares par value of £0.0001 per share were unpaid by the employees. The employee shares had significant restrictions including management’s and or the board’s rights to cancel the shares any time, restrictions on right to transfer, to vote and cumulative dividends. There were no vesting conditions including service conditions in relation to the shares issued. Considering the restrictions imposed on these shares, these shares were considered to be ungranted to the employees. The amount receivable for these employee shares and such employee shares issued were adjusted from the share subscription receivable and number of ordinary shares, respectively in the Company’s consolidated statement of changes in shareholder’s deficit as of and for the year ended December 31, 2023. The articles of incorporation of the Company were amended to remove these restrictions prior to the completion of the Pre-Closing Demerger transaction. The removal of these restrictions triggered a “grant date” as defined in ASC 718. As there were no vesting conditions, the shares were fully vested at grant date. The Company recognized a share-based payment expense of $18,836,099 during the year ended December 31, 2024 using a fair value of ordinary shares of $1.98. The fair value of the ordinary shares was estimated using a recent funding of the Company, historical discounts to share prices following an initial public offering through a Special Purpose Acquisition Corp ("SPAC"), while also considering the risk that the Company may not successfully close its Business Combination with Armada or complete the Demerger. The valuation used an estimated discount for lack of marketability using an average from the results of a Black-Scholes Protective Put Option Analysis, Asian Put Option Analysis and the Finnerty Put Option Analysis.

Accumulated deficit includes current and prior period losses. Accumulated other comprehensive losses primarily consists of foreign currency translation reserves. Additional paid in capital primarily consists of additional subscription consideration received over and above the par value of the shares as well as the fair value of share-based payments.

2.20.
Fair value measurement and concentration of credit risk

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the price at which an asset could be exchanged or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity.

The Company reports all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

•
Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
•
Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.
•
Level 3—Inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

Fair value measurement at reporting date:

Description	Level 1	Level 2	Level 3
December 31, 2024
Fair value on recurring basis
(1) Share-based payment liability	$—	$—	$1,400,000
(2) Derivative liability	$—	$2,579,875	$—
(2) Derivative asset	$—	$2,587,581	$—
December 31, 2023
Fair value on recurring basis
(1) Share-based payment liability	$—	$—	$1,311,028

(1)
The fair value of the share-based payment liability was valued using a discounted cash flow method using a risk adjusted discount rate of 10.8%. See note 7.5.
(2)
The derivative asset and the derivative liability were valued by a third party valuation expert using a Geometric Brownian Motion based Monte Carlo simulation to project the underlying metric value to ultimately determine the fair value upon the date of issuance. This model incorporates the most recent data available including risk-free interest rate, expected life of options, expected dividend yield, expected stock price volatility, and the Company's share price. The derivative is revalued at the end of each reporting period and any change in fair value is recorded as a gain or loss in the statement of operations. See note 2.12.

The derivative asset pertains to an option held by the Company to convert a promissory note payable to Northland Securities (see note 7.7). In the event that the Company and its direct and indirect parent companies after completion of the Business Combination have less than $20,000,000 in cash, cash equivalents and marketable securities as of December 31, 2024, the Company may, at its option, on or before March 31, 2025, convert all but $1,135,000 into shares of the Company’s common stock at a price of $10.00 per share.

The derivative liabilities were triggered by conversion features embedded in promissory notes held by investors Cohen & Company Financial Management LLC (note 7.6), J.V.B. Financial Group and Northlands Securities (see note 7.7). On August 15, 2024, the Company recognized derivative liabilities and an offsetting debt discount associated with the embedded conversion features in its senior secured convertible notes (see note 7.3), convertible promissory notes (see note 7.6) and advisors loans (see note 7.7). The Company previously did not bifurcate the embedded conversion features as derivatives due to the lack of an underlying share price prior to the Company's acquisition of Armada and listing of its Ordinary Shares on the NASDAQ. The Company no longer recognizes a derivative liability associated with the following debt liabilities due to the investors having exercised their conversion features by December 31, 2024:

•
Senior secured convertible notes (note 7.3);
•
YA notes (note 7.6);
•
Promissory notes (note 7.6)

The carrying amount of the Company’s cash, accounts receivable, accounts payable and accrued expenses approximated their fair values due to their short term to maturity.

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Credit risk

Accounts receivable and loan notes receivable are potentially subject to credit risk concentration. The Company has not experienced any material losses related to concentrations during the years presented. The Company, however, has a concentration risk related to its contract with its only customer such that at December 31, 2024, 100% of the Company’s accounts receivable is through its sole revenue generating agreement. If the sole agreement was terminated then such losses due to concentration risk may be material in the future and management makes no assurance that these losses may be avoided.

Accounts payable include balances for work incurred by third parties for the benefit of the company. At December 31, 2024 and 2023, the following vendors represented more than 10% of total accounts payable.

	December 31, 2024	December 31, 2023
DLA Piper LLP	70%	10%
Donnelley Financial LLC	16%	Less than 10%
KPMG LLP	Less than 10%	10%
Taylor Wessing LLP	Less than 10%	13%
Wilson Sonsini Goodrich & Rosati	Less than 10%	14%

Foreign currency risk

All of the Company’s revenue is denominated in the Euro (“EUR”) since the sales of the Company are in Spain. Based upon the Company’s level of operations for the year ended December 31, 2024 and 2023, a sensitivity analysis shows that a 10% appreciation or depreciation in the EUR against the dollar would have increased or decreased, respectively, the Company’s revenue for the years ended December 31, 2024 and 2023 by approximately $18,779 and $14,505 respectively.

Revenue risk

We currently generate a significant portion of our revenue from a single agreement with La Liga from which we expect to generate most of our revenues in the near future. 100% of our revenue was derived from commission from the sale of La Liga football tickets for the year ended December 31, 2024 and 2023, respectively, and we anticipate that a significant portion of our revenue will continue to be derived from this agreement in the near future. The sudden loss of the agreement with La Liga or their decision not to renew the agreement could harm our business, results, operations and condition.

2.21.
Income taxes

The Company accounts for income taxes and the related accounts in accordance with ASC 740, Income Taxes. Deferred income tax assets and liabilities are computed annually, for differences between the carrying amounts and the tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when it is necessary to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes includes both current taxes for the period plus or minus the change during the period in deferred tax assets and liabilities.

Tax benefits from uncertain tax position are recognized for financial statement purposes only when it is more-likely-than-not that the position will be sustained with the local taxing authority. Measurement of the tax effects of positions that meet this recognition threshold is based on the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement with the taxing authorities.

As a result of operating losses in most of the geographies where the Company operates, we concluded that our deferred tax assets on unutilized tax losses were not more likely than not to be realized in the future and a full valuation allowance has been recorded.

2.22.
Loss and earnings per share

In accordance with ASC 260 Earnings Per Share, basic earnings per share, basic net loss per share is based on the weighted average number of ordinary shares issued and outstanding and is calculated by dividing net loss attributable to ordinary shareholders by the weighted average shares outstanding during the period.

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares used in the net loss per share calculation plus the number of ordinary shares that would be issued assuming conversion of all potentially dilutive securities outstanding. If the Company reports a net loss, the computation of diluted loss per share excludes the effect of dilutive ordinary share equivalents, as their effect would be antidilutive. Diluted loss per share is equal to the net loss per share as all potentially dilutive securities are anti-dilutive in the periods presented. For the years ended December 31, 2024 and 2023 the Company incurred net losses and therefore no potential dilutive ordinary share were utilized in the calculation of losses per share.

If the Company reports net income, basic earnings per share is based on the weighted average number of ordinary and series A preferred shares issued and outstanding and is calculated by dividing net income attributable to ordinary and series A preferred shareholders by the weighted average shares outstanding during the period.

Diluted earnings per share is calculated by dividing net income attributable to ordinary and series A preferred shareholders by the weighted average number of ordinary and series A preferred shares used in the net earnings per share calculation plus the number of ordinary shares that would be issued assuming conversion of all potentially dilutive securities outstanding.

The series A preferred shares are entitled to the same dividend rights as the ordinary shares and therefore as participating securities, are included in the basic and diluted earnings per share calculation. The holders of the series A preferred shares do not have a contractual obligation to share in the losses of the Company. The Company computes earnings per share using the two-step method for its series A preferred and ordinary shares.

The following table presents the potential shares of ordinary shares outstanding that were excluded from the computation of diluted net loss per share of ordinary shares as of the periods presented because including them would have been antidilutive:

	December 31, 2024	December 31, 2023
Convertible debt (note 7)	10,944,628	3,929,566
Shares payable (note 7)	1,543,664	140,000
Warrants	13,019,976	3,521,846
Share options	17,559,511	848,287
Convertible promissory notes	2,639,169	—
Series A preferred shares	—	4,574,146
Advisors Loans (note 7)	2,335,092	—
Total	48,042,040	13,013,845

The Company uses the “if converted” method for calculating the dilutive effect of the convertible debt, shares payable and series A preferred shares and the treasury share method for calculating the dilutive effect of the options and warrants. The series A preferred shares are convertible at the rate of one series A preferred share into one ordinary share in the event of an initial public offering. The Company included the deferred shares as they are expected to be converted to ordinary shares in the future.

3.
Recently issued and adopted accounting pronouncements

In March 2024, Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2024-02, Codification Improvements—Amendments to Remove References to the Concepts Statements (“ASU 2024-02”), which is intended to simplify the Codification and draw a distinction between authoritative and non-authoritative literature. ASU 2024-02 is effective for annual reporting periods beginning after December 15, 2024, with early adoption permitted and can be applied on either a prospective or retroactive basis. The Company is currently assessing the impact of ASU 2024-02 on its consolidated financial statements.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires additional disclosures related to rate reconciliation, income taxes paid, and other disclosures. Under ASU 2023-09, for each annual periods presented, public entities are required to (1) disclose specific categories in the tabular rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold. In addition, ASU 2023-09 requires all reporting entities to disclose on an annual basis the amount of income taxes paid disaggregated by federal, state, and foreign taxes as well as the amount of income taxes paid by individual jurisdiction. ASU 2023-09 is effective for public business entities for annual periods beginning after December 15, 2024, and can be applied on a prospective

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

basis with an option to apply the standard retrospectively. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2023-09 on its consolidated financial statements and related disclosures.

In November 2023, the FASB issued Accounting Standards Update 2023-07, Segment Reporting—Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires incremental disclosures related to a public entity’s reportable segments. Required disclosures include, on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss, an amount for other segment items (which is the difference between segment revenue less segment expenses and less segment profit or loss) and a description of its composition, the title and position of the CODM, and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. The standard also permits disclosure of more than one measure of segment profit. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024.The adoption had no impact on the reportable segment the Company has identified, and additional required disclosures have been included in Note 2.16.

In October 2023, the FASB issued Accounting Standards Update 2023-06, Disclosure Improvements (“ASU 2023-06”), to clarify or improve disclosure and presentation requirements of a variety of topics and align the requirements in the FASB ASC with the SEC’s regulations. The amendments in ASU 2023-06 will become effective on the date the related disclosures are removed from Regulation S-X or Regulation S-K by the SEC, and will no longer be effective if the SEC has not removed the applicable disclosure requirement by June 30, 2027. Early adoption is prohibited. The Company is currently evaluating the impact of ASU 2023-06 on its consolidated financial statements and disclosures.

4.
Prepayments and other current assets

	December 31, 2024	December 31, 2023
Prepaid expenses	$237,462	$130,309
Receivable from government authorities	201	582
Input tax credit	697,214	140,432
Other receivables	25,971	27,690
Total	$960,848	$299,013

5.
Property and equipment, net

	December 31, 2024	December 31, 2023
Computers	$170,954	$195,140
Office equipment	290	290
Less—Accumulated depreciation	(153,912)	(115,837)
Property and equipment, net	$17,332	$79,593

Depreciation expense for the years ended December 31, 2024 and 2023 was $41,673 and $44,556 respectively.

6.
Intangible assets, net

	December 31, 2024	December 31, 2023
Software	$1,014,967	$1,009,272
In-development intangible asset	6,655,623	1,862,465
	7,670,590	2,871,737
Less—Accumulated amortization for Software	(920,412)	(736,834)
Intangible assets, net	$6,750,178	$2,134,903

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Amortization expense for software for the years ended December 31, 2024 and 2023 was $183,578 and $197,800 respectively. The Company has not commenced amortizing the in-development intangible asset as it not yet ready for its intended use.

As of December 31, 2024, expected amortization expense for Software over its remaining life is as follows:

2025	$75,960
2026	6,973
2027	6,973
2028	4,649
2029	—
Thereafter	—
$94,555

7.
Debt and other liabilities

	December 31, 2024	December 31, 2023
Short-term debt and other liabilities
Short-term debt to related parties (7.1)	$5,102,211	$6,225,815
Ordinary shares payable (7.2)	1,206,609	8,223,928
Convertible debt (7.3)	10,288,123	31,088,259
Short term convertible debt to related party (7.4)	95,309	132,269
Share-based payment liability (7.5)	1,400,000	1,311,028
Convertible promissory notes (7.6)	6,428,825	—
Advisors loans (7.7)	12,812,366	—
Total	$37,333,443	$46,981,299

	December 31, 2024	December 31, 2023
(Gain)/loss on extinguishment
Convertible Notes (7.3)	$39,658,290	$—
Senior secured convertible debt (7.3)	(1,306,077)
Convertible promissory notes (7.6)	4,175,791	—
Advisors loans (7.7)	1,804,814	—
Total	$44,332,819	$—

7.1
Unsecured interest free loans taken from related parties DBLP Sea Cow Ltd of $447,067 and Daniel Wagner of $4,655,144 are repayable on demand.

In March 2023, the Company obtained two unsecured convertible loans from a related party (Igor Lychagov) consisting of $2,000,000 and €2,000,000. Each loan bears a borrowing fee of $660,000 and €660,000, respectively, which has been recorded in interest expense in the year ended December 31, 2023. The loans were due to mature on July 31, 2023 or at the option of the investor, can be converted into ordinary shares of the Company including the accrued borrowing fees at a conversion rate of 0.50 to the Company’s share price at listing after completing any reorganization. The loans were not repaid by the maturity date at which until further terms and conditions were negotiated such as extended repayment terms or conversion into ordinary shares of the Company, the Company was in default of the two unsecured convertible loans and the loans remained repayable on demand at December 31, 2023. On January 26, 2024, the two unsecured convertible loans were added to the Company’s senior secured convertible notes. The loan principal and accrued borrowing fees were rounded to a sum of $8,000,000. The key terms of the loan amendment include that of the senior secured convertible notes, as noted below:

•
The maturity date was extended to three years from the date of an IPO or Business Combination, or December 31, 2024 if an IPO or Business Combination with a publicly listed company has not yet occurred by December 31, 2024.
•
The interest rate was reduced to 7.5% per annum from the date that the amendment was executed.

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

•
Conversion into ordinary shares of the Company is at the option of the investor from any date of an IPO or Business Combination with a publicly listed company.
•
The conversion price has been amended to seventy per cent of the lesser of 1) the price per share implied in connection with an IPO or Business Combination with a publicly listed company and 2) the annual volume-weighted average share price of the Company on the last calendar day of each calendar year ending after the date of an IPO or Business Combination with a publicly listed company and prior to the maturity date.

As a result of the loan amendment and addition to the Company’s senior secured convertible notes, the default was remediated.

7.2.
On May 25, 2023, the Company offered to all existing investors and employees of the Company an advanced subscription agreement for ordinary shares of the Company at a discount from the pre-close equity value of the Company per share (“the Rights Issue”) in connection with its business combination with Armada Acquisition Corp I (refer to note 2.1). The Company issued 11,052,716 ordinary shares in December 2024 to subscribers of the rights issue. On January 24, 2025, the Company issued a further 171,429 ordinary shares to a subscriber of the rights issue to whom they were owed ordinary shares payable as at December 31, 2024.
7.3.
On December 17, 2021, the Company and Armada Acquisition Corp I, a special purpose acquisition company (“SPAC”) listed on the Nasdaq Capital Market (“NASDAQ”), and certain other parties entered into a definitive agreement for a business combination that would result in Rezolve becoming a publicly listed company upon completion of the aforementioned transaction. The transaction included a $41 million fully committed private placement of ordinary shares of the combined company (the “PIPE”), $20 million of which has been advanced to Rezolve pursuant to a secured convertible loan note as further described below.

In accordance with the executed subscription agreements, the investors that pre-funded the PIPE entered into an agreement to purchase secured convertible notes of the Company for a total of $20 million. Prior to amending the terms on May 23, 2023 (further below), these notes were due to mature on December 16, 2023, and were redeemable by the noteholder on the occurrence of:

•
On maturity, with interest accrued at 20% per annum, or
•
On redemption, at the principal amount if the Company becomes insolvent, enters into administration, winds up, incurs an event of default, liquidates, or dissolves (except for the purposes of reorganization or amalgamation), with interest accrued unless the loan is converted into ordinary shares.

Immediately prior to an IPO or SPAC transaction, the principal amount and accrued interest is converted into ordinary shares at a 30% discount to the pre-close equity value of the Company.

The interest rate is 20% per annum, and is reduced in the following events to:

•
10% per annum if the IPO or SPAC transaction occurred prior to December 16, 2022, and
•
15% per annum if the IPO or SPAC transaction occurs between December 16, 2022 and June 16, 2023.

Upon the issuance of the notes, the amount pre-funded by each participating investor reduces their remaining respective commitment in the PIPE.

The secured convertible notes has been accounted for as a liability in accordance with ASC 470–20. The Company has adopted ASU 2020-06, and therefore no bifurcation of the beneficial conversion feature has been recorded in equity. Debt discount, comprised of the fair value of the warrants issued to lenders with issuance of the convertible debt aggregating approximately $2.1 million were initially recorded as a reduction to the principal amount of the debt and will be amortized to interest expense on a straight line basis over the contractual terms of the secured convertible loan notes until May 23, 2023. The Company estimated that the difference between amortizing the debt discounts and the issuance costs using the straight line method as compared to using effective interest rate method was immaterial. As noted below, senior secured convertible note has been accounted for as a troubled debt restructuring since May 23, 2023 and as a result the effective interest rate method has been applied prospectively from this date. Debt discount, comprised of the fair value of the warrants issued to lenders with issuance of the convertible debt aggregating approximately $2.1 million were initially recorded as a reduction to the principal amount of the debt and will be amortized to interest expense using the effective interest method.

The Company has not incurred any significant debt issuance costs and has expensed them as incurred.

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On May 23, 2023, the Company executed a further amendment to the secured convertible loan notes.

The amendments are as follows:

•
An additional $15,625,000 commitment has been added to the principal amount of the notes, split between a
•
Conversion of accrued interest of $3,000,000 into loan principal. Additionally $1.5m of Loans for no value , plus $1,040,989 of interest foregone giving total of $4,041,989 of total interest capitalized.
•
$1,250,000 of loan principal previously advanced in February 2023
•
$125,000 of loan principal advanced by a director and related party in February 2023
•
An additional $2,750,000 of loan notes to be advanced, and
•
$8,500,000 in notes upon completion of the Demerger, for which no monetary consideration will be received by the Company
•
The maturity date was extended to three years from the date of an IPO or Business Combination, or December 31, 2024 if an IPO or Business Combination with a publicly listed company has not yet occurred by December 31, 2024.
•
The interest rate was reduced to 7.5% per annum from the date that the amendment was executed.
•
Conversion into ordinary shares of the Company is at the option of the investor from any date of an IPO or Business Combination with a publicly listed company.
•
The conversion price has been amended to seventy percent of the lesser of 1) the price per share implied in connection with an IPO or Business Combination with a publicly listed company and 2) the annual volume-weighted average share price of the Company on the last calendar day of each calendar year ending after the date of an IPO or Business Combination with a publicly listed company and prior to the maturity date.
•
Under the May 23, 2023 amendment terms of the secured convertible notes, Rezolve has given certain covenants to the noteholders which remain in force while the convertible notes are outstanding, including that the Rezolve group shall not incur any indebtedness that would rank senior to the secured convertible notes without the prior consent of holders of more than two thirds of the aggregate principal amount of the secured convertible notes outstanding from time to time (“the “Noteholder Majority”); and for so long as one or more of Apeiron Investment Group Ltd and any of their affiliates (including any other person with the prior written consent of Rezolve, not to be unreasonably withheld, delayed or conditioned) holds at least $20,000,000 in aggregate of the principal amount of the Convertible Notes from time to time, the Rezolve group shall not enter into any Extraordinary Transactions (as defined below) without the prior consent of a Noteholder Majority.

The definition of “Extraordinary Transactions” covers the occurrence of (a) making, or permitting any subsidiary to make, any loan or advance to any person unless such person is wholly owned by Rezolve or, in the case of a natural person, is an employee or director of Rezolve and such loan or advance is made in the ordinary course of business under the terms of an employee share or option plan that has been notified to the noteholders; (b) guaranteeing, directly or indirectly, or permitting any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of Rezolve or any subsidiary arising in the ordinary course of business; (c) changing the principal business of Rezolve, entering new lines of business, or exiting the current line of business; (d) selling, assigning, licensing, charging, pledging, or encumbering material technology or intellectual property, other than licenses granted in the ordinary course of business (e) entering into any corporate strategic relationship, joint venture, cooperation or other similar agreement, other than in the ordinary course of business; (f) acquiring or disposing of assets (including shares) (x) where the consideration paid or received exceeds 20% of the average market capitalization of Rezolve for the 90 calendar days prior to such M&A (merger or acquisition) transaction (calculated based on the volume-weighted average share price of the Rezolve shares in that period) or (y) other than (A) on arm’s length terms, and (B) for the purpose of promoting the success of Rezolve; (g) amending the Articles of Association of Rezolve in a manner that is adverse to the noteholders; (h) effecting any merger, combination, reorganization, scheme of arrangement, restructuring plan or other similar transaction; and (i) liquidating, dissolving or winding up the affairs of Rezolve.

Upon execution of the amendment the secured convertible notes are then referred to as “the senior secured convertible notes”.

The execution of the senior secured convertible note has been accounted for as a troubled debt restructuring since May 23, 2023. No gain has been recognized.

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The carrying value of the convertible debt as at December 31, 2023 does not include the $8,500,000 of notes issuable upon completion of the Demerger. These were contingent upon completion of the Demerger therefore upon close of the Demerger on July 4, 2024, they were issued. The issuance of the Demerger notes do no result in any further cash to be received by the Company, rather they are treated as interest payable at maturity. The Demerger notes trigger a remeasurement of the senior secured convertible notes and the effective interest rate used to account for the senior secured convertible notes as a troubled debt restructuring.

On December 5, 2024, pursuant to the terms of the Loan Note Instrument, one of the holders of the Senior Secured Convertible Notes converted all of their $8,000,000 outstanding Convertible Notes at a conversion price of $7 per ordinary share. The Company recognized a gain on extinguishment of $1,306,077, equal to the book value of the debt less the fair value of the ordinary shares issued on conversion.

On December 17, 2024, the Company, Apeiron Investment Group Ltd. and Bradley Wickens, the beneficial holders of the majority of Senior Secured Convertible Notes entered into an agreement (the “Agreement”) to amend the Loan Note Instrument (the “Amendment”) and that the beneficial holders shall procure that the registered nominees holding their Convertible Notes provide the necessary consents to the Amendment. Pursuant to the Amendment, the conversion price with respect to approximately $41,892,080 million of outstanding Senior Secured Convertible Notes was revised to equal $2 per ordinary share.

Pursuant to the Agreement, Apeiron Investment Group and Bradley Wickens will also procure that the registered nominees holding $41,512,877 of outstanding Convertible Notes and accrued interest of $1,851,020 (on behalf of Apeiron Investment Group Ltd. and Bradley Wickens) will exercise their option to convert all such outstanding Convertible Notes, at a conversion price of $2 per ordinary share. On December 27, 2024, 10,840,974 ordinary shares were issued to settle $20,756,439 and $925,510 of interest, respectively. The Company recorded a debt conversion expense of $39,658,290, equal to the fair value of the ordinary shares given up less the carrying value of the debt including accrued interest. On January 15, 2025 and February 13, 2025, respectively, a further 3,009,849 and 7,987,374 ordinary shares were issued to settle $20,756,439 and $925,510 of principle and interest. Following such conversions, there remains $0.4 million of Senior Secured Convertible Notes outstanding under the Loan Note Instrument.

The carrying amount of the convertible debt was as follows:

	December 31, 2024	December 31, 2023
Convertible debt
Short term convertible debt to related party	$95,309	$132,269
Debt issuance costs	(1,590,572)	—
Accrued interest	7,176,741	—
Discount on convertible debt	(7,401,611)	—
Convertible debt under troubled debt restructuring	12,103,565	31,088,259
Total convertible debt under troubled debt restructuring	$10,383,432	$31,220,528

The Company has not incurred any material debt issuance costs.

The following table sets forth the interest expense recognized related to the senior secured convertible notes and unsecured convertible loans:

	December 31, 2024	December 31, 2023
Convertible debt
Accrued interest	$4,872,506	$3,067,309
Amortization of debt discount	2,113,742	491,928
Total	$6,986,248	$3,559,237

7.4
A Short term convertible debt to a related party of $132,269 was also added to the Company’s senior secured convertible note including $125,000 of convertible debt and $7,269 of interest.

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

7.5
On October 7, 2021, the Group acquired Jaymax International Service Inc. (“Jaymax”) (later renamed to “Rezolve Taiwan Limited”). As part of the acquisition of Jaymax, the Company agreed to issue $1,400,000 in Rezolve ordinary shares to Jaymax’s former owner for completion of a 3-year noncompete period which began on the October 7, 2021. The cost of the share-based payment is considered to have vested immediately upon commencement of the non-compete period as the Company’s assumption is that it is more likely than not that the former owner will not breach the non-compete agreement. The share-based payment liability is to be settled by a fixed dollar amount of shares and therefore represents a liability in accordance with ASC 480. As at December 31, 2023, the liability has been measured at fair value using a discounted cash-flow model and a market participant borrowing rate of 10.8%. At December 31, 2024 the liability is equal its present value of $1,400,000 as the term of the non-compete agreement ended on October 7, 2024. The Company has yet to settle it in ordinary shares as at December 31, 2024.
7.6
Convertible Promissory notes

	December 31, 2024	December 31, 2023
Convertible promissory notes
YA notes	$2,250,245	$—
Convertible promissory notes	1,146,966	—
Promissory note from sponsor	3,031,614	—
Total	$6,428,825	$—

Yorkville Standby Equity Purchase Agreement (“SEPA”)

On February 2, 2024, the Company obtained an unsecured loan of $2,000,000 from YA II PN, LTD (“Yorkville” or “YA”) with principal amount of $2,500,000. The Yorkville Note was issued at a 20% discount to the principal amount, and has a maturity date falling 6 months from the date of issue (unless extended by Yorkville) subject to acceleration upon the occurrence of an event of default.

The interest rate was agreed at 10.0% per annum from the date the agreement was executed. Interest increases to 18% upon the occurrence of an event of default. Whilst the Yorkville Note is not directly secured, Yorkville is entitled to share recoveries enforced under various debentures granted by Rezolve pursuant to an intercreditor agreement with Apeiron Investment Group Ltd. Further.

The Yorkville Note is convertible into ordinary shares in Rezolve AI plc upon public listing (or if an event of default occurs or the note reaches maturity). Conversion is at the option of the noteholder at a conversion price calculated by reference to the lower of (i) a fixed price of $10 per share or (ii) a variable price based on 90% of the lowest daily daily volume weighted average ("VWAP") during 10 consecutive trading days immediately prior to conversion provided that such variable price shall not be lower than the floor price of $2 per share.

In connection with the Yorkville note, an additional convertible promissory note (“the Other Promissory notes”) was offered to certain other investors on the same terms as the Yorkville Note. The Other Promissory Notes have a face value of $2,877,319 and were issued at a 20% discount. The interest rate was agreed at 10.0% per annum from the date the agreement was executed. Interest increases to 18% upon the occurrence of an event of default. The Other Promissory notes have a maturity date six months from issue.

The Other Promissory Notes are convertible into ordinary shares in Rezolve AI plc upon public listing (or if an event of default occurs or the note reaches maturity). Conversion is at the option of the noteholder at a conversion price calculated by reference to the lower of (i) a fixed price of $10 per share or (ii) a variable price based on 90% of the lowest daily volume weighted average share price ("VWAP") during 10 consecutive trading days immediately prior to conversion provided that such variable price shall not be lower than the floor price of $2 per share.

On September 6, 2024, Yorkville and the Company amended and restated the Yorkville Note (the “Second A&R YA Agreement”) to incorporate an additional prepaid advance arrangement pursuant to which Yorkville committed to provide the Company with prepaid advances in an aggregate original principal amount of an additional Seven Million Five Hundred Thousand Dollars ($7,500,000), which will be in three tranches, with the first tranche in an original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "First YA Note") funded upon execution of the Second A&R YA Agreement, the second tranche in an original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) funded upon filing of the Company’s F-1 registration statement, and the third tranche in an original principal amount of Two Million Five Hundred Thousand

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Dollars ($2,500,000) to be funded upon the effectiveness of the F-1 registration statement. The Second A&R YA Agreement superseded the YA Agreement. The maturity date of the Yorkville Note and the Other Promissory Notes were extended to September 11th, 2025.

In connection with the Second A&R YA Agreement and upon effectiveness of the F-1 Registration Statement originally filed with U.S. Securities and Exchange Commission on September 6, 2024, and declared effective on November 27, 2024, on November 29, 2024, Rezolve issued YA a promissory note in the principal amount of $2,500,000 (the “Third YA Note”, and together with the First YA Note and Second YA Note, the "YA Notes"), reflecting the third tranche of the prepaid advances. The YA Notes bear interest at an annual rate of 10% of the outstanding principal balance of the YA Notes and mature on September 11, 2025. Under the YA Notes, YA may elect to convert all or part of the amount outstanding under the Note into ordinary shares of Rezolve at the Conversion Price (as defined in the Note), subject to certain limitations. Rezolve has the right to redeem early a portion or all amounts outstanding under the Note upon 10 days written notice upon the occurrence of certain events.

In December 2024, the Company received the Noteholder's request to convert of all of the principal and interest outstanding under the YA Notes. In connection therewith, the Company issued an aggregate of 4,310,208 Ordinary Shares (including in payment of a fee to YA) in December 2024, and a further 1,413,946 Ordinary Shares in January 2025. A loss on extinguishment of $4,175,791 was recognized. As of December 31, 2024, $2,705,929 in principal and interest was outstanding, which was subsequently settled in Ordinary Shares on February 5, 2025, and no further amounts remain outstanding.

Promissory notes

In February 2024, certain persons (including Apeiron Investment Group Ltd and certain related parties of Rezolve) entered into Subscription Agreements to subscribe for the Promissory Notes with a total principal amount of $2,877,319 in consideration for an advance by each subscriber to Rezolve Limited the “Net Investment Amount”.

The Promissory Notes were issued during the course of February, 2024, pursuant to the terms of the Promissory Note Instruments.

With effect from the completion of the Pre-Closing Demerger, the rights and obligations of Rezolve Limited under the Subscription Agreements and the Promissory Note Instruments were novated to Rezolve AI plc.

Pursuant to the Promissory Note Instruments, the Promissory Notes will mature on the date falling 6 months from the date of their issue (or as extended at the option of the noteholder) unless an event of default occurs that triggers an acceleration of the repayment obligation, and bears interest of 10% per annum (except if an event of default has occurred and is continuing, an 18% interest rate will apply). The Promissory Notes are freely transferable in whole or in part, subject to the terms of the Promissory Notes Instrument.

The Promissory Notes are convertible into ordinary shares in Rezolve AI plc. The noteholders may elect to convert all or part of the amount outstanding under their Promissory Note into ordinary shares at the Conversion Price, however subject to the conversion limitation whereby the issue of Ordinary Shares upon conversion would not exceed the Exchange Cap (unless Rezolve shareholders have approved such issuances, or if Rezolve is permitted to follow (and has elected to do so) its home country practices instead of the stockholder approval requirements of Nasdaq Rule 5635).

Rezolve has the right to redeem early a portion or all amounts outstanding under the Promissory Notes pursuant to a Redemption Notice, provided that on the date of the Redemption Notice the VWAP of the ordinary shares in Rezolve AI plc is less than the Promissory Note Conversion Fixed Price. Upon such early redemption of a Promissory Note, and in addition to the principal and interest outstanding, a redemption premium of 10% of the principal amount being redeemed is payable to the noteholder. Upon receipt of a Redemption Notice, the noteholder shall have 10 trading days to elect to convert all or any portion of the Promissory Note.

Following the public listing of the ordinary shares in Rezolve AI plc, if a “Promissory Note Trigger Event” occurs (being where (i) the daily VWAP is less than the Floor Price for five (5) trading days during a period of seven (7) consecutive trading days (the “Promissory Note Floor Price Trigger”), or (ii) Rezolve AI plc has issued in excess of 99% of the ordinary shares available under the Exchange Cap unless Rezolve AI plc shareholders have approved such issuances, or if Rezolve AI plc is permitted to follow (and has elected to do so) its home country practices instead of the stockholder approval requirements of Nasdaq Rule 5635) (the “Promissory Note Exchange Cap Trigger”), then Rezolve AI plc shall make monthly payments equal to 25% of the original principal of such Promissory Note per month (or, if lesser, the then outstanding principal of the Promissory Note) plus a payment premium of 10% of the principal amount being paid, plus any accrued and unpaid interest as of each payment date, with such monthly payment obligation to cease if any time after the date of a Promissory Note Trigger Event, (i) in the event of a Promissory Note Floor Price Trigger, the daily VWAP is greater than 110% of the Floor Price for any 5 of 7 consecutive trading days, or the date Rezolve AI plc reduces the Floor Price (in accordance with its rights to do so under the Promissory Note Instruments), or (ii) in the event of an Exchange Cap

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Trigger, the date Rezolve AI plc has obtained stockholder approval to increase the number of ordinary shares under the Exchange Cap (or if the Exchange Cap no longer applies), unless a subsequent Promissory Note Trigger Event occurs.

On December 30, 2024, the Company repaid $1,472,231 of principal and interest to noteholders and related persons. As at December 31, 2024, certain noteholders and related parties have agreed to convert an aggregate of $1,189,096 of principal and interest into 425,288 Ordinary Shares. The outstanding balance at December 31, 2024 is $406,238, which the Company intends to settle by conversion into Ordinary Shares.

Cohen & Company Financial Management LLC

On August 14, 2024 Rezolve AI issued a promissory note to pay to Cohen & Company Financial Management LLC (“Cohen”) as an agent for Armada, in the principal sum of $3,144,883 (the “Original Amount”), with the Original Amount, the accrued interest thereon and other amounts due and payable (unless prepaid earlier or converted into shares of common stock) on August 14, 2027 (the “Maturity Date’). The note bears interest at 4.95% per annum. Starting from January 31, 2025, upon Cohen’s request, Rezolve AI shall pay Cohen the principal amount plus all of the accrued interest in increments of 1/18 of the outstanding principal amount (the “Amortization Payment”) on a date determined by Cohen (a “Payment Date”) until the Original Amount has been paid in full prior to or on the Maturity Date or, if earlier, upon acceleration, of prepayment of the note in accordance with the terms of the note. At the option of the Company, the Amortization Payments shall be made in cash or in shares of common stock of Rezolve AI, based on the price described in the promissory note. From and after January 15, 2025, Cohen shall have the right, at Cohen’s sole option, on any business day, to convert at the conversion price described in the note all or any portion of the outstanding principal amount of the note up to an amount described in the note. The promissory note was settled on February 10, 2025 by issuing ordinary shares, and no further amounts remain outstanding.

7.7
Advisors loans

The Company issued the following promissory notes to financial advisors for fees payable contingent on the close of the Business Combination with Armada:

Northland Securities

On July 30, 2024 the Company issued a promissory note to Northland Securities, Inc. (“Northland”) for an amount of $5,141,250 and agreed to pay interest on the principal amount outstanding from time to time from July 30, 2024 until the note is fully paid, at the rate of 10% per annum, compounded annually. The timing and repayment amounts under the note will depend on the amounts of financing raised by the Company and its direct and indirect parent companies after completion of the Business Combination. If more than (a) $25,000,000 in proceeds is raised while the note is outstanding, 50% of the outstanding principal and all accrued and unpaid interest on the note shall become immediately due and payable and (b) if more than $50,000,000 in gross proceeds is raised, all of the outstanding principal and all accrued and unpaid interest shall become immediately due and payable. In the event that the Company and its direct and indirect parent companies after completion of the Business Combination have less than $20,000,000 in cash, cash equivalents and marketable securities as of December 31, 2024, the Company may, at its option, on or before March 31, 2025, convert all but $1,135,000 into shares of the Company’s common stock at a price of $10.00 per share. In the event the Company and its direct and indirect parent companies after completion of the Business Combination have $20,000,000 or more in cash, cash equivalents and marketable securities as of any time on or prior to December 31, 2025, Northland may, at its option on or prior to June 30, 2026, sell any or all of the shares of the Company’s common stock received pursuant to the prior sentence to the Company at a price of $10.00 per share. The note was entered into in full satisfaction of the cash payments otherwise due to Northland by the Company at the time of closing and which are described above. All of the Company’s obligations under the Note were guaranteed by Rezolve AI plc. The Company settled the promissory note with Northland on January 30, 2025 by issuing 391,681 ordinary shares and paying $3,500,000 in cash. No further amounts remain outstanding.

J.V.B. Financial Group

On August 14, 2024 the Company issued a promissory note to J.V.B. Financial Group, LLC (“JVB”) ) for an amount of $7,500,000 and agreed to pay interest on the principal amount outstanding from time to time from August 14, 2024 until the note is fully paid, at the rate of 4.95% per annum. The note is to be repaid in installments of $625,000 (“Amortization Payment”) beginning on January 31, 2025, and on each month end thereafter until December 31, 2025. The Company may, in its sole discretion, elect to pay all or any portion of the Amortization Payment or any interest due and payable on the maturity date in ordinary shares of Rezolve AI, with the number of such shares determined by dividing the Amortization Payment by a price per ordinary share equal to 95% of the arithmetic average of the daily volume weighted average share price ("VWP") for the 5 days ending on the day immediately preceding the due date of the Amortization Payment. The note was entered into in full satisfaction of the cash payments otherwise due to JVB by the Company at the time of closing and which are described above. All of the Company’s obligations under the Note were guaranteed

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

by Rezolve AI plc. On February 26, 2025, the Company issued 778,165 ordinary shares to settle $2,000,000 of principle outstanding to the JVB promissory note.

Cantor Fitzgerald

On November 20, 2023, the Company engaged Cantor Fitzgerald ("Cantor") to act as its financial and capital markets advisor in connection with any transactions, placement agent and arranger in connection with any financing. A fee of $16,000,000 ("the Armada fee") contingent on the close of the Business Combination with Armada was payable in ordinary shares. The number of shares issuable in connection with the Armada fee was to be calculated using the greater of 1) 1.6 million and 2) the quotient obtained by dividing (x) $16,000,000 by (y) the daily VWAP of the ordinary shares over five trading days immediately preceding the date of the initial filing of the F-1 registration statement.

On December 5, 2024 the Company issued 17,354,231 ordinary shares to Cantor to settle the Armada fee. A loss on extinguishment of $1,804,814 was recognized. No further amounts remain outstanding.

The following amounts for advisors loans remain outstanding as of December 31, 2024:

	December 31, 2024	December 31, 2023
Advisors loans
Northland Securities	$5,491,806	$—
J.V.B Financial Group	7,320,560	—
Total	$12,812,366	$—

8.
Warrants

Subscription Agreements

On February 1, 2024, pursuant to the Promissory notes issued to certain institutional investors (see note 7.6), each holder of a Promissory note was also granted a freely transferable warrant (“Subscription Agreement Warrants”) by Rezolve upon completion of the Business Combination. The Subscription Agreement Warrants have an exercise price of $8.00 per share and may be exercised at any time during their three year term ending on January 31, 2027.

In certain circumstances, the Company may make an offer to all holders of its Ordinary Shares for the purchase by the Company of any of its Ordinary Shares. If such as offer is made by the Company, the Company shall give each holder of a Subscription Agreement Warrants at least 21 days’ notice that they are required to exercise their Subscription Agreement Warrants. If the holders of the Subscription Agreement Warrants do not exercise their Subscription Agreement Warrants within 14 days of receiving notice, the Company are authorized to execute a transaction to exercise the Subscription Agreement Warrants, deliver the Ordinary Shares to the holder and cancel the Subscription Agreement Warrants.

The Subscription Agreement Warrants qualify for equity classification under ASC 815-40 as it is considered indexed to the Company's stock under ASC 815-40-15 and the Subscription Agreement Warrants permit the Company to share settle it. In no event will the Company be required to net cash settle any Subscription Agreement Warrants. The Company recorded these Subscription Agreement Warrants at fair value in equity on the date of issuance. The initial carrying amount of a freestanding equity-classified instrument is not subsequently adjusted to fair value unless, in subsequent periods, the instrument no longer qualifies for equity classification and so must be reclassified as an asset or a liability. The 569,982 Subscription Agreement Warrants outstanding at December 31, 2024 continue to qualify for equity classification. The Subscription Agreement Warrants have a remaining term of two years and one month as of December 31, 2024.

Armada warrants

On August 15, 2024, under the terms of the Business Combination (see note 2.1), each outstanding Armada Warrant was exchanged for a Rezolve Warrant that entitles the holder to purchase one Rezolve Ordinary Share, at an exercise price of $11.50 per share, in lieu of one share of Armada Common Stock and otherwise on substantially the same terms and conditions as the terms of the original Armada Warrants. The Rezolve Warrants have a term of five years from the consummation of the Business Combination.

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Rezolve Warrants qualify for equity classification under ASC 815-40 as it is considered indexed to the Company's stock under ASC 815-40-15 and Rezolve Warrants permit the Company to share settle it. In no event will the Company be required to net cash settle any Rezolve Warrant. The Company recorded these warrants in equity on the date of issuance which was August 15, 2024 when the Business Combination was consummated (see note 2.1) as part of the accounting for the Business Combination as a reverse merger under ASC 805.

The Rezolve Warrants trade under the symbol on the Nasdaq Stock Market LLC under the symbol RZLV.W. The initial carrying amount of a freestanding equity-classified instrument is not subsequently adjusted to fair value unless, in subsequent periods, the instrument no longer qualifies for equity classification and so must be reclassified as an asset or a liability. The 7,499,994 Rezolve Warrants outstanding at December 31, 2024 continue to qualify for equity classification. The Rezolve Warrants have a remaining term of four years and seven and a half months as of December 31, 2024.

Warrants issued to institutional investors

On December 23, 2024, the Company completed a registered offering of (i) 5,000,000 Ordinary Shares, par value £0.0001 per share, and (ii) 5,000,000 warrants exercisable for an aggregate of 5,000,000 Ordinary Shares (the “Offering Warrants”), issued pursuant to the securities purchase agreement, dated December 19, 2024, between the Company and certain institutional investors.

The offering price of each Ordinary Share and accompanying Offering Warrant was $3.00.

The Offering Warrants have an exercise price of $3.00 per share, are exercisable immediately upon issuance and will expire on the earlier of (i) thirty days after the volume weighted average price of the Ordinary Shares is at or above $6.00 for five consecutive trading days and (ii) five years from the date of issuance.

In consideration of H.C. Wainwright & Co., LLC serving as the placement agent of this offering, the Company paid the H.C. Wainwright & Co., LLC a cash fee equal to 5.5% of the aggregate gross proceeds of the Offering, and reimbursed the H.C. Wainwright & Co., LLC for certain expenses and legal fees.

The Ordinary Shares and Offering Warrants were offered pursuant to a registration statement on Form F-1 (File No. 333-283622), as amended, which was declared effective by the Securities and Exchange Commission on December 19, 2024.

The Company received net proceeds of approximately $13.8 million from this offering, after deducting offering expenses payable by the Company, including H.C. Wainwright & Co., LLC’s commissions and fees. The Company intends to use the net proceeds from the Offering for working capital, repayment of convertible debt and for general corporate purposes.

The Offering Warrants qualify for equity classification under ASC 815-40 as it is considered indexed to the Company's stock under ASC 815-40-15 and the Offering Warrants permit the Company to share settle it. In no event will the Company be required to net cash settle any Offering Warrants. The Company recorded these Offering Warrants at fair value in equity on the date of issuance. The initial carrying amount of a freestanding equity-classified instrument is not subsequently adjusted to fair value unless, in subsequent periods, the instrument no longer qualifies for equity classification and so must be reclassified as an asset or a liability. The 5,000,000 Offering Warrants outstanding at December 31, 2024 continue to qualify for equity classification. The Offering Warrants have a remaining term of five years as of December 31, 2024.

9.
Ordinary shares issued in lieu of cash payment for services

In February 2024, the Company issued 4,514 ordinary shares to Sales Force in lieu of a cash payment for customer relationship platform services provided to the Company.

In December 2024, the Company issued 50,000 shares to D. Boral Capital LLC in lieu of a cash payment for financial and capital raising advisory services provided to the Company.

In December 2024, the Company issued 50,000 shares to the Maxim Group in lieu of a cash payment for advisory services provided to the Company.

In accordance with the guidance in ASC 505, the ordinary shares issued in lieu of cash payment for services were measured based on the fair value of services received or the ordinary shares granted, whichever was more reliably determinable. As the ordinary shares are publicly traded, the market price of the ordinary shares were readily and reliably determinable. The Company recognized expense and equity equal to the number of ordinary shares issued multiplied by the fair value per share on date of issuance. The equity impact consisted of ordinary shares at par value and the remaining proceeds in additional paid-in capital.

10.
Share-based Compensation

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

2022 LTIP Plan

In November 2022, the Company’s Board approved the 2022 Long-Term Incentive Plan (the “2022 LTIP”). Under the 2022 LTIP, the Company was authorized to issue a maximum number of 8,596,486 ordinary shares before any grants made in the year to directors, shareholders, consultants or financers to purchase or acquire ordinary shares. After awarding 277,325 warrants (note 8), 815,661 and 4,444,773 ordinary shares to financers, a consultant and its principal shareholder and founder, respectively, the Company had 3,058,728 ordinary shares available to grant. The Company granted 2,569,331 share options under the 2022 LTIP.

The share options under the terms of the 2022 LTIP have an exercise price equal to the nominal value of £0.0001 per option. Most share options granted have service-based vesting conditions with the exception of only two employees whose combined 407,830 share options vest at the earlier of a 3-year requisite service period and an IPO. The Company’s Board was required to approve the grant of the Company’s Share options and therefore as a result of some grantees who had completed their requisite service period prior to the Board’s approval, a number of grantee’s options fully vested on the grant date, while the remainder of grantees have partially completed their requisite service period. Option holders have a 5-year period to exercise the options before they expire. Forfeitures are recognized in the period of occurrence. No share options were granted by the Company prior to 2022.

Grants in 2022 under the 2022 LTIP
Expected term—years (1)	2.5 – 5.1
Current share value	$1.23
Expected volatility (2)	59.6% - 63.5%
Risk-free interest rate (3)	3.8% - 4.2%
Dividend yield (4)	0%

1.
The expected term is the length of time the grant is expected to be outstanding before it is exercised or terminated. This number is calculated as the midpoint between the end of the vesting term and the contractual period to exercise.
2.
Volatility, or the standard deviation of annualized returns, was calculated based on comparable companies’ reported volatilities.
3.
Risk free rate was obtained from US treasury notes for the expected terms noted as of the valuation date.
4.
The Company has assumed a dividend yield of zero as it has no plans to declare dividends in the foreseeable future.

Given the absence of a public trading market, the fair value of the Company’s ordinary share was determined using recent financing transactions with third parties. The fair value from financing transactions which occurred during the year have been compared with third-party valuations of the ordinary shares of the Company.

2023 LTIP Plan

In September 2023, the Company’s Board approved the 2023 Long-Term Incentive Plan (the “2023 LTIP”). Under the 2023 LTIP, the Company was authorized to issue a maximum number of 8,043,318 ordinary shares before any grants made in the year to directors, shareholders, consultants or financers to purchase or acquire ordinary shares. The Company granted 8,043,318 share options in the year ended December 31, 2023 including 4,078,303 share options issued to DBLP Sea Cow Ltd. (principal shareholder, and company owned by founder, chairman and CEO Dan Wagner).

The Company granted 13,611,563 share options in the year ended December 31, 2024 including 4,876,969 share options issued to DBLP Sea Cow Ltd. (principal shareholder, and company owned by founder, chairman and CEO Dan Wagner).

The 2023 LTIP also amends the 2022 LTIP (issued in November 2022) to:

1.
Amend any who grantees whose requisite service period completes in the year 2024 to complete in the month of September 2024, and therefore consolidate the end vesting date to the month of September, and
2.
Those whose share options whose requisite service period was meant to complete in 2025 and 2026, vest in September of those years, and
3.
Amend the vesting profile from a cliff vesting to a graded vesting.

Executives, board members and DBLP Sea Cow Ltd who received a grant in the 2023 LTIP, vest over one year, to September 2024. As a result of the 2023 amendment to the 2022 LTIP, any grantees unrecognized compensation cost vests over their revised remaining requisite service period. The amendments did not trigger a remeasurement of the cost of the share options.

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The share options under the terms of the 2023 LTIP have an exercise price equal to the nominal value of £0.0001 per option. Option holders have a 5-year period to exercise the options before they expire. Forfeitures are recognized in the period of occurrence.

Grants in 2023 and 2024 under the 2023 LTIP
Expected term—years (1)	1 – 5.1
Current share value	$0.10
Expected volatility (2)	59.6% - 63.5%
Risk-free interest rate (3)	3.8% - 4.2%
Dividend yield (4)	0%

(1)
The expected term is the length of time the grant is expected to be outstanding before it is exercised or terminated. This number is calculated as the midpoint between the end of the vesting term and the contractual period to exercise.
(2)
Volatility, or the standard deviation of annualized returns, was calculated based on comparable companies’ reported volatilities.
(3)
Risk free rate was obtained from US treasury notes for the expected terms noted as of the valuation date.
(4)
The Company has assumed a dividend yield of zero as it has no plans to declare dividends in the foreseeable future.

Given the absence of a public trading market, the fair value of the Company’s ordinary share was determined using recent financing transactions with third parties. The fair value from financing transactions which occurred during the year have been compared with third-party valuations of the ordinary shares of the Company.

Share option activity

The Company’s share option activity for the year ended December 31, 2024 was as follows:

	Number of share options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual life (years	Aggregate Intrinsic Value (In millions)
Outstanding as of December 31, 2023	10,612,649	£0.0001
Issued	13,611,563	£0.0001
Exercised	—	—
Cancelled/Forfeited	(587,296)	—
Outstanding as of December 31, 2024	23,636,916	£0.0001	6.1	$3.8
Vested and exercisable	17,559,511	£0.0001	4.7
Vested and expected to vest	23,636,916	£0.0001	6.1	$3.8

The weighted-average grant date fair-value per share of the options granted during the year December 31, 2024 and December 31, 2023 was $5.10 and $0.61, respectively. The total fair value of the options that vested during the year ended December 31, 2024 and December 31, 2023 was $68.8 million and $8,725,218, respectively.

As of December 31,2024, the Company had $6.1 million of unrecognized share-based compensation expense related to share options. This cost is expected to be recognized over a weighted-average period of 3 years and 9 months.

11.
Accrued expenses and other payables

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	December 31, 2024	December 31, 2023
Employee related payables	$2,225,906	$2,632,334
Accrued expenses	5,694,788	1,323,842
VAT, duty and excise tax liability	1,557,733	188,766
Other	35,505	347,848
Total	$9,513,932	$4,492,790

12.
Expenses and other non-operating income/(expense), net

Sales and marketing expenses

	December 31, 2024	December 31, 2023
Advertisement and publicity expenses	$887,333	$144,584
Employee salaries and benefits	423,710	1,371,468
Consultancy charges	4,076,671	1,602,332
Share-based payments to employees	508,288	2,649,012
Share-based payments to related parties	389,444	963,858
Total	$6,285,446	$6,731,254

General and administrative expenses

	December 31, 2024	December 31, 2023
IT expenses	$782,665	$1,135,355
Legal and professional expenses	36,486,915	2,274,891
Business development expenses	4,750,430	777,161
Employee salaries and benefits	17,511,920	4,340,558
Consultancy charges	3,662,209	3,249,635
Share-based payments to employees	3,806,361	2,543,621
Share-based payments to related parties	62,611,948	2,306,182
Share-based payments for consultancy	217,365	485,080
Other	1,600,599	874,045
Total	$131,430,412	$17,986,528

Other non-operating income (expense), net

	December 31, 2024	December 31, 2023
Foreign exchange gain/(loss)	$1,329,775	$(375,298)
R&D credits	—	497,978
Other, net	6	2,686
Total	$1,329,781	$125,366

13.
Related party disclosures

Key managerial personnel (KMP) and Members of their immediate families

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Dan Wagner	Director and chief executive officer
Richard Burchill	Chief financial officer
Sauvik Banerjjee	Chief executive officer, products, technology and digital services
Salman Ahmad	Chief technical officer
Peter Vesco	Chief commercial officer
Arthur Yao (1)	Chief executive officer, Rezolve China
Anthony Sharp	Non-executive deputy chairman
Sir David Wright	Non-executive director
Steve Perry	Non-executive director
Derek Smith	Non-executive director
Igor Lychagov	Non-Executive director (resigned May 19, 2023)
Susan Wagner	Member

Transactions and outstanding balances of related parties were as follows:

Transactions during the year

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	December 31, 2024	December 31, 2023
Share Capital Issued at nominal value
Brooks Newmark	$2,977	$—
Igor Lychagov	150	—
Convertible promissory notes repaid
DBLP Sea Cow (2)	1,250,000	—
Adam Wagner	31,250	—
John Wagner	19,844	—
Arthur Yao	93,750	—
Loans Repaid
DBLP Sea Cow (2)	—	250,000
Convertible promissory notes taken
DBLP Sea Cow Ltd.	1,250,000	—
Adam Wagner	31,250	—
John Wagner	19,844	—
Arthur Yao	93,750	—
Debt converted into shares, including interest
Igor Lychagov	3,559,380	—
Convertible Loans taken
Steve Perry	—	132,269
Loans Taken
Dan Wagner	4,463,322	191,405
Igor Lychagov	—	5,587,343
Managerial remuneration
Key Management Personnel
Dan Wagner	306,725	296,067
Salman Ahmad	230,044	222,535
Richard Burchill	281,164	271,395
Sauvik Banerjee	—	393,440
	$817,933	$1,183,437
Sales and marketing		393,440
General and Administrative	817,933	789,997
	$817,933	$1,183,437
Share-based compensation
DBLP Sea Cow (2)	61,230,453	756,944
Richard Burchill	1,153,439	1,326,703
Salman Ahmad	228,056	222,535
Peter Vesco	194,722	60,556
Arthur Yao (1)	194,722	60,556
Sauvik Banerjee	—	842,746
	$63,001,392	$3,270,040
Sales and marketing	389,444	963,858
General and Administrative	62,611,948	2,306,182
	$63,001,392	$3,270,040
Consulting fees
DBLP Sea Cow (2)	300,000	300,000
Peter Vesco	321,675	414,926
Arthur Yao (1)	300,000	300,000
	$921,675	$1,014,926
Sales and marketing	621,675	714,926
General and Administrative	300,000	300,000
	$921,675	$1,014,926
Director remuneration
Sir David Wright	95,852	92,521
Anthony Sharp	383,406	380,084
Steve Perry	95,852	92,521
Derek Smith	95,852	92,521
	$670,961	$657,647
Sales and marketing	—	—
General and Administrative	670,961	657,647
	$670,961	$657,647
Management remuneration
Sales and marketing	1,011,119	2,072,224
General and Administrative	64,400,841	4,053,826
	$65,411,960	$6,126,050
Business development expenses
Rezolve China (3)	$4,750,430	$777,161

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.
Amounts paid to Arthur Yao were paid out of Rezolve Limited in the UK. The Company’s operations in China have since been liquidated through the Demerger (Refer to Note 2.1—Basis of presentation).
2.
DBLP Sea Cow Ltd. (a company incorporated in the Seychelles) (“DBLP Sea Cow”) is wholly legally owned by Dan Wagner, Chief Executive Officer of Rezolve.
3.
The Company has expensed all cash transferred to its former subsidiary Rezolve China (Refer to Note 2.1—Basis of presentation).

Outstanding balances as at reporting date

	December 31, 2024	December 31, 2023
Short term debt to related party
DBLP Sea Cow (2)	$447,067	$447,067
Daniel Wagner	4,655,144	191,405
Igor Lychagov	—	5,587,343
	5,102,211	6,225,815
Due to related party
DBLP Sea Cow (2)	—	350,000
Daniel Wagner	899,978	147,605
Arthur Yao	137,019	61,945
Peter Vesco	—	31,248
Steve Perry	17,433	1,133
Sauvik Banerjjee	—	58,320
Anthony Sharp	—	127,325
	1,054,429	777,576
Short term convertible debt
Steve Perry	95,309	132,269
Share Subscription Receivables
Daniel Wagner	—	111,845
DBLP Sea Cow (2)	—	7,999
	—	119,844

2.
DBLP Sea Cow Ltd. (a company incorporated in the Seychelles) (“DBLP Sea Cow”) is wholly legally owned by Dan Wagner, Chief Executive Officer of Rezolve.

14.
Operating leases as lessee

All of the Company's lease arrangements in place during the years ended December 31, 2024 and 2023 are short-term leases as they have lease terms of 12 months or less and do not include options to purchase the underlying assets. Upon adoption of ASC 842, the Company elected not to record short-term leases on its consolidated balance sheet and instead recognize lease payments in its consolidated statement of operations on a straight-line basis over the lease term.

15.
Income taxes

The Company files its primary tax return in the United Kingdom (“the UK”). Its subsidiaries file income tax returns in the United States (“the US”), Spain, India and Taiwan. The income taxes of the Company are presented on a separate return basis for each tax-paying entity.

The components of the Company's loss (income) before income taxes are as follows:

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	December 31, 2024	December 31, 2023
UK	$171,670,156	$29,427,631
US	696,137	994,933
Spain	262,064	298,927
India	(88,448)	(92,982)
Taiwan	61,948	44,181
Total	$172,601,857	$30,672,690

Current and deferred income tax expense consist of:

	December 31, 2024	December 31, 2023

India	$44,933	$63,408
Total	$44,933	$63,408
Current	44,933	63,408
Total	$44,933	$63,408

Income tax benefit attributable to our loss before income taxes differs from the amounts computed using the applicable income tax rate as a result of the following factors:

	December 31, 2024	December 31, 2023
Loss before income taxes	$(172,601,857)	$(30,672,690)
Income tax benefit at statutory tax rates (a)	43,150,464	7,208,082
Effect of:
Non-deductible or non-taxable foreign currency exchange results	(329,399)	(88,195)
International rate differences (b)	(23,423)	(9,845)
Non-deductible expenses	(29,893,933)	(2,050,426)
Change in valuation allowance	(12,858,776)	(4,996,208)
Income tax expense	$44,933	$63,408

a.
The statutory or “expected” tax rates are the U.K. rates of 25% for 2024 and 23.5% for 2023. The 2023 statutory rate represents that blended rate in effect for the year ended December 31, 2023 based on the 19.0% statutory rate that was in effect for the first quarter of 2023 and the 25.0% statutory rate that was in effect for the remainder of 2023.
b.
Amounts reflect adjustments (either a benefit or expense) to the “expected” tax expense for statutory rates in jurisdictions in which we operate outside of the UK.

The Company and its subsidiaries are liable to income taxes in their respective jurisdiction. The Company has unused tax losses as follows as at December 31, 2024:

	Tax loss carryforward	Expiration date
UK (1)	$41,980,917	(1)
US	6,238,596	Indefinite
Spain	1,106,475	Indefinite
India	—	N/A
Taiwan	2,421,606	10 years

1.
Tax losses carried forward in Rezolve Limited were not transferred to Rezolve AI plc in the Pre-Closing Demerger. As a result, all tax losses previously created in the UK was lost upon completion of the Pre-Closing Demerger, see note 2.1. Tax losses incurred subsequent to the Pre-Closing Demerger have an indefinite life.
2.
The Company has created a valuation allowance against the deferred tax asset resulting from such losses due to the Company’s history of past losses and lack of conclusive evidence to support the view that sufficient taxable profit will be generated in the future by the operating entities to offset such losses.

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The changes in our unrecognized tax benefits for the indicated periods are summarized below:

	2024	2023
Balance at January 1	$33,754,069	$24,388,433
Effect of rate changes:
Additions based on tax positions related to current year	10,719,324	6,882,336
Return to provision (based on tax return)	16,505,726	—
Tax losses lost on demerger	(47,942,752)	—
Foreign currency translation	588,135	2,483,300
Balance at December 31	$13,624,502	$33,754,069

No assurance can be given that any of these tax benefits will be recognized or realized.

During 2025, we do not expect any material reductions to our unrecognized tax benefits related to tax positions taken as of December 31, 2024. No assurance can be given as to the nature or impact of any changes in our unrecognized tax positions during 2024.

The tax effects of temporary differences that give rise to the significant portions of our deferred tax assets and liabilities are presented below:

	December 31, 2024	December 31, 2023
Deferred tax assets:
Net operating loss and other carryforwards	$13,624,502	$33,754,069
PP&E	—	—
Derivative liabilities	644,969	—
Short-term debt to related party	—	1,556,454
Share-based payment liability	350,000	327,757
Convertible debt	7,382,329	8,110,222
Deferred tax assets	22,001,800	43,748,501
Deferred tax liabilities:
Derivative asset	(646,895)	—
Intangible assets	(485,477)	—
Deferred tax liabilities	(1,132,372)	—
Net Deferred tax asset	20,869,428	—
Valuation allowance	(20,869,428)	—
Net Deferred tax asset, net of valuation allowance	$—	$—

The Company files income tax returns as prescribed by the tax laws of its operating jurisdictions. In the normal course of business, the Company is subject to examination by tax authorities. In connection with such reviews, disputes could arise with the taxing authorities over the interpretation or application of certain income tax rules related to our business in that tax jurisdiction. Such disputes may result in future tax and interest and penalty assessments by these taxing authorities. The ultimate resolution of tax contingencies will take place upon the earlier of (i) the settlement date with the applicable taxing authorities in either cash or agreement of income tax positions or (ii) the date when the tax authorities are statutorily prohibited from adjusting the Company’s tax computations.

The Company has not recognized any uncertain tax position for the year ended December 31, 2024 and December 31, 2023, respectively.

16. Commitments

On October 3, 2024, the Company announced that it entered into a commercial agreement with Microsoft Corporation. Through this collaboration, Rezolve’s Brain Suite, including Brain Commerce, Brain Checkout, and Brain Assistant, will be powered by

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Microsoft Azure and available globally via Microsoft’s Azure Marketplace and co-sell channels. The Company is committed to spend £117.98 million (approximately $147.66 million at December 31, 2024) under this agreement to purchase eligible services and offerings from Microsoft over the next 5 years.

On November 20, 2024, the Company announced that it entered into a commercial agreement with Google Cloud EMEA Ltd (“Google”). Through this collaboration, Google will resell Rezolve AI’s Brain Suite. The Company’s commitments to purchase eligible services and offerings from Google is summarized in the table below:

Commitment amount
Commitment period 1 (a)	$1,000,000
Commitment period 2 (b)	3,000,000
Commitment period 3 (c)	6,000,000
Total Commitment	$10,000,000

(a) The period starting on November 15, 2024 and continuing for 12 months.

(b) The period starting at the end of Commitment Period 1 and continuing for 12 months.

(c) The period starting at the end of Commitment Period 2 and continuing for 12 months.

17.
Subsequent events

For financial statements as of December 31, 2024, we have evaluated subsequent events through April 23, 2025, which is the date such financial statements are available to be issued.

Senior-secured term-loan facility

On January 23, 2025, the Company entered into a senior-secured term-loan facility (the “Facility”) with Joh. Berenberg, Gossler & Co. KG, a financial institution established under the laws of the Federal Republic of Germany (the “Lender”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Facility.

The committed amount of the Facility is $30,000,000 (the “Committed Amount”). The Company may draw the Committed Amount, in full but not in part, until February 20, 2025 upon the satisfaction or waiver of certain customary conditions precedent.

Following a draw of the Committed Amount, the Company must repay the Facility in five (5) monthly installments of $6,000,000 beginning on August 15, 2025. If the Company fails to make a scheduled repayment, a 5% fee will be added to the outstanding balance remaining under the Facility. The Company may, in its sole discretion, make prepayments of at least $3,000,000.

The Facility bears no interest. However, the Company will pay a $3,000,000 arrangement fee to the Lender on the earlier of (i) the drawing the Committed Amount and (ii) February 21, 2025. The arrangement fee will be deducted from the Committed Amount disbursed to the Company. As set forth in the Facility, the arrangement fee will be reduced in connection with any prepayments made by the Company.

In connection with the Facility, the Company has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Company has also agreed to repay the Facility in accordance with the amortization schedule described above, beginning on August 15, 2025, and may use the proceeds it receives under or in connection with that certain Second Amended and Restated Standby Equity Purchase Agreement entered with YA II PN, Ltd. on September 6, 2024 to do so.

The Facility contains customary events of default for similar financing transactions, including, among other things, if a change of control of the Company occurs. At any time after an event of default, the Lender may accelerate and make payable all or part of the Facility. The Facility is governed by the laws of Germany, and the courts of Hamburg have exclusive jurisdiction over any disputes arising out of or in connection with the Facility.

Lender or its affiliates have in the past provided and may from time to time in the future provide, investment banking and other services to the Company.

Bluedot Acquisition

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On February 4, 2025, the Company entered into a purchase agreement with DBLP Sea Cow Ltd (“DBLP”), to acquire the entire issued and to be issued share capital of each of Bluedot Industries, Inc. and Bluedot Industries Pty. Ltd. As consideration for this acquisition, the Company issued 819,737 ordinary shares of the Company to DBLP.

DBLP is a related party and is wholly legally owned by Daniel Wagner and beneficially owned by John Wagner. Both Daniel Wagner and John Wagner are directors of DBLP.

On March 17, 2025, the Company entered into a share purchase agreement with Tanist Group Limited (“Tanist Group”) pursuant to which the Company acquired 100% of the issued and outstanding shares of Bluedot Innovation Pty. Ltd. As consideration for this acquisition, the Company issued 1,941,111 ordinary shares of the Company to the Tanist Group.

Bluedot Industries, Inc., Bluedot Industries Pty. Ltd.and Bluedot Innovation Pty. Ltd, together “Bluedot”, is a developer of mobile location technology to enhance customer experiences.

On February 20, 2025 and March 17, 2025, the Company closed the Bluedot Acquisition and issued the above mentioned ordinary shares as consideration to DBLP and the Tanist Group, respectively.

The Company utilizes the services of an independent valuation consultant, along with estimates and assumptions determined by management, to estimate the fair value of the assets acquired and liabilities assumed. Given the timing of the Bluedot Acquisition, the assets acquired are still in process of being valued by an independent valuation consultant. The liabilities assumed are also preliminary until the contractual post-closing adjustments are finalized. The final determination of the fair value of assets acquired and liabilities assumed will be completed within the one-year measurement period as allowed by ASC 805. Therefore the initial accounting for this acquisition is incomplete as of the date of issuance of these consolidated financial statements.

The acquisition of Bluedot was not deemed significant under Rule 3-05 of Regulation S-X (“Rule 3-05”).

GroupBy Acquisition

On February 11, 2025, the Company entered into a purchase agreement with GroupBy Inc., GroupBy International Ltd., and Fortis Advisors LLC, as the representative of the sellers party thereto (“the Sellers”), to acquire the entire issued and to be issued share capital of each of GroupBy Inc., GroupBy International Ltd., GroupBy USA Inc., and GroupBy UK Ltd (together “GroupBy”).

GroupBy is an eCommerce Search and Product Discovery SaaS technology provider that powers some of the largest B2B and B2C brands.

On March 25, 2025, Rezolve closed the GroupBy acquisition. As consideration for the GroupBy acquisition, the Company issued an aggregate of 3,999,902 of its ordinary shares of the Company in a private placement to the Sellers.

The Company utilizes the services of an independent valuation consultant, along with estimates and assumptions determined by management, to estimate the fair value of the assets acquired and liabilities assumed. Given the timing of the GroupBy Acquisition, the assets acquired are still in process of being valued by an independent valuation consultant. The liabilities assumed are also preliminary until the contractual post-closing adjustments are finalized. The final determination of the fair value of assets acquired and liabilities assumed will be completed within the one-year measurement period as allowed by ASC 805. Therefore the initial accounting for this acquisition is incomplete as of the date of issuance of these consolidated financial statements.

The acquisition of GroupBy was deemed significant under Rule 3-05 and separate financial statements for GroupBy are included elsewhere in this prospectus.

Convertible Notes

On February 21, 2025, the Company entered into a Securities Purchase Agreement (the “SPA”) with each of the investors listed on the Schedule of Buyers attached thereto (the “Buyers”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the SPA or the form of Convertible Note (as defined below), as applicable.

Pursuant to the SPA, the Company has agreed to sell to the Buyers up to $1 billion of Convertible Notes. The Company has agreed to use all of the proceeds it receives from the sale of the Convertible Notes to cause a newly formed, wholly owned subsidiary of the Company (the “New SPV Subsidiary”), to purchase and hold Bitcoin, subject to certain conditions being met, as set out in the terms of the Convertible Notes.

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Subject to the satisfaction or waiver of certain conditions to closing set forth in the SPA, the Company will initially sell $100 million of Convertible Notes (the “Initial Notes”) to the Buyers (the “Initial Closing”). In connection with the Initial Closing, the Company will also issue a number of ordinary shares (“Closing Commitment Shares”) of the Company, par value £0.0001 (“Ordinary Shares”) equal to the applicable Commitment Shares Calculation set forth in the SPA. The Closing Commitment Shares shall be purchased for a price of £0.0001 per Closing Commitment Share and shall be delivered to the Buyers as set forth in the Schedule of Buyers on the date the Closing Commitment Shares are registered for resale under the Securities Exchange Act of 1934, as amended.

Subject to the satisfaction or waiver of certain conditions to closing set forth in the SPA, beginning on June 25, 2025 and until February 21, 2028, the Lead Buyer may cause the Company to participate in additional closings (each, an “Additional Closing”) for up to $900 million of additional Convertible Notes (the “Additional Notes” and, together with the Initial Notes, the “Convertible Notes”) with a conversion price equal to the 20-day VWAP of the Ordinary Shares on the date of the applicable Additional Closing. In connection with each Additional Closing, the Company will sell Additional Notes to the Buyers and issue a number of Ordinary Shares (“Additional Commitment Shares” and, together with Closing Commitment Shares, “Commitment Shares”) to the Buyers equal to the applicable Commitment Shares Calculation set forth in the SPA. The Additional Commitment Shares shall be purchased for a price of £0.0001 per Additional Commitment Share and shall be delivered to the Buyers on a pro rata basis upon the delivery of the Conversion Notice associated with the Additional Notes purchased at the respective Additional Closing.

Notwithstanding the foregoing, in the event that the Lead Buyer does not purchase any Additional Notes on or prior to the earlier of (i) the Company meeting the Equity Conditions or (ii) December 24, 2025, the Company may reduce the maximum number Additional Notes purchasable by the Buyers from $900 million to $500 million.

Each Convertible Note shall mature on the fifth anniversary of its issuance date, subject to acceleration through full redemption or conversion pursuant to its terms, and shall accrue interest at the Effective Federal Funds Rate. Upon the option of the Buyers, (i) the Initial Notes will be convertible into Ordinary Shares at a conversion price of $3 per share and (ii) the Additional Notes will be convertible into Ordinary Shares at a conversion price equal to the 20-day VWAP of the Ordinary Shares as of the date of the applicable Additional Closing on which such Additional Notes were purchased. The conversion price will be subject to adjustment as provided in the Convertible Notes if, so long as any Convertible Notes remain outstanding, the Company issues or sells, or is deemed to have issued or sold, any Ordinary Shares or other instruments convertible into Ordinary Shares at an Effective Issuance Price Per Ordinary Share less than the Conversion Price of the then-outstanding Convertible Notes.

The Convertible Notes will be guaranteed by the Company and all of its direct and indirect subsidiaries, including the New SPV Subsidiary. Additionally, the Convertible Notes will be secured by a first priority perfected security interest in (i) all of the Bitcoin purchased by the New SPV Subsidiary and (i) all remaining cash proceeds from the sale of the Convertible Notes held by the New SPV Subsidiary.

In connection with the Initial Closing, the Company will enter into a Pledge Agreement and Registration Rights Agreement in favor of the Buyers. The Registration Rights Agreement will register for resale all of the Ordinary Shares issued upon conversion of the Convertible Notes and all of the Commitment Shares.

The Convertible Notes contain customary events of default for similar financing transactions, but with sole recourse (save in the case of certain major events of default set forth in the Note) to the segregated accounts held by the New SPV Subsidiary and irrespective to the market price of Bitcoin. In the event Bitcoin trades above the value of the Convertible Notes, the value in excess of the Convertible Notes will be for the account of the Company. At any time after an event of default, the Convertible Notes will accrue interest at a rate equal to the then applicable interest rate plus 5.0% and the Buyers may accelerate or redeem the Convertible Notes, as set forth in the Convertible Notes.

Certain of the Buyers or their affiliates have in the past provided and may from time to time in the future provide investment banking and other services to the Company.

Reduction of additional paid-in-capital

On February 26, 2025, the board of the directors of the Company passed a resolution to reduce the additional paid-in-capital of the Company by $200,000,000. A recapitalization occurred capitalizing $200,000,000 to accumulated deficit.

Debt and other liabilities

REZOLVE AI PLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

During the first quarter of 2025, the Company settled certain of its outstanding convertible debt through the issuance of ordinary shares and also issued additional ordinary shares to a subscriber under its advanced subscription agreement for ordinary shares. See note 7 for more information.

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders of GroupBy Group of Companies

Opinion

We have audited the accompanying combined consolidated financial statements of GroupBy Group of Companies, which comprise the balance sheets as of December 31, 2024 and December 31, 2023, and the related statements of loss and other comprehensive loss, changes in deficit, and cash flows for the years then ended, and the related notes to the combined consolidated financial statements, including a summary of material accounting policies.

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of GroupBy Group of Companies as of December 31, 2024 and December 31, 2023, and the results of its operations and its cash flows for the years then ended in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Combined Consolidated Financial Statements section of our report. We are required to be independent of GroupBy Group of Companies and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 3 in the combined consolidated financial statements, which indicated that GroupBy Group of Companies incurred a net loss during the years ended December 31, 2024 and December 31, 2023, and as of those dates, GroupBy Group of Companies’ current liabilities exceeded its total assets. As stated in Note 3, these events or conditions, along with other matters as set forth in Note 3, indicate that material uncertainty exists that casts significant doubt on GroupBy Group of Companies’ ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Responsibilities of Management for the Combined Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the combined consolidated financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about GroupBy Group of Companies’ ability to continue as a going concern within one year after the date that the combined consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Combined Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

▪
Exercise professional judgment and maintain professional skepticism throughout the audit.

▪
Identify and assess the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined consolidated financial statements.
▪
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of GroupBy Group of Companies’ internal control. Accordingly, no such opinion is expressed.
▪
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined consolidated financial statements.
▪
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about GroupBy Group of Companies’ ability to continue as a going concern for a reasonable period of time.We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Ontario

April 14, 2025

GROUPBY GROUP OF COMPANIES

COMBINED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Expressed in United States dollars)

	December 31, 2024	December 31, 2023
Assets
Current
Cash	$6,482,298	$3,376,896
Accounts receivable (Note 5, Note 15)	1,148,861	1,594,710
Investment tax credits receivable (Note 7)	—	148,630
Prepaid expenses and deposits (Note 19)	1,146,327	1,153,536
Income taxes receivable	222,222	—
Total Current Assets	8,999,708	6,273,772
Non-current
Property and equipment (Note 6)	—	153,818
Right-of-use asset (Note 8)	174,568	221,120
Total Non-Current Assets	174,568	374,938
Total Assets	$9,174,276	$6,648,710
Liabilities
Current
Bank indebtedness (Note 9)	12,000,000	12,000,000
Accounts Payable and accrued liabilities (Note 10, Note 15)	21,598,041	10,416,166
Income taxes payable	—	216,876
Deferred revenue (Note 19)	8,584,886	8,118,419
Current portion of lease liabilities (Note 8)	43,069	36,137
Warrant liability (Note 11)	20,149	36,152
Total Current Liabilities	42,246,145	30,823,750
Non-current
Lease liabilities (Note 8)	148,945	188,969
Total liabilities	$42,395,090	$31,012,719
Contingencies (Note 21)
Shareholders' Deficit
Share capital (Note 13)	14,005,728	14,005,728
Warrants (Note 14)	4,678,728	4,678,728
Deficit	(58,196,350)	(49,263,493)
Contributed surplus (Note 20)	6,291,080	6,215,028
Total Shareholders' Deficit	(33,220,814)	(24,364,009)
Total Liabilities and Shareholders’ Deficit	$9,174,276	$6,648,710

The accompanying notes are an integral part of these financial statements.

GROUPBY GROUP OF COMPANIES

COMBINED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(Expressed in United States dollars)

	Year ended December 31, 2024	Year ended December 31, 2023
Revenue (Note 19)	$18,890,934	$19,848,821
Costs of sales	11,874,137	9,596,739
Gross profit	$7,016,797	$10,252,082
Operating expenses
Research and development (Note 7)	6,835,367	7,096,165
Sales and marketing (Note 19)	4,906,824	4,158,183
General and administration (Note 12, Note 15, Note 16)	2,789,811	3,010,741
Depreciation and amortization (Note 6, Note 8)	200,370	136,194
Total operating expenses	$14,732,372	$14,401,283
Loss before the undernoted	(7,715,575)	(4,149,201)
Other expenses (income)
Interest and accretion (Note 8, Note 9)	1,152,396	1,147,970
Foreign exchange loss	47,365	87,320
Gain on revaluation of warrant liability (Note 11)	(16,003)	(7,474)
Total other expenses (income)	$1,183,758	$1,227,816
Loss before income taxes	(8,899,333)	(5,377,017)
Provision for income taxes (Note 18)	33,524	320,914
Net loss and comprehensive loss	$(8,932,857)	$(5,697,931)

The accompanying notes are an integral part of these financial statements.

GROUPBY GROUP OF COMPANIES

COMBINED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(Expressed in United States dollars)

	Share	Warrants	Contributed	Accumulated	Total Shareholders
	Capital		Surplus	Deficit	Deficit
Balance as of December 31, 2022	$14,005,728	$4,678,728	$6,085,161	$(43,565,562)	$(18,795,945)
Net loss and comprehensive loss	—	—	—	(5,697,931)	(5,697,931)
Recognition of share-based payments (Note 12)	—	—	129,867	—	129,867
Balance as of December 31, 2023	$14,005,728	$4,678,728	$6,215,028	$(49,263,493)	$(24,364,009)
Net loss and comprehensive loss	—	—	—	(8,932,857)	(8,932,857)
Recognition of share-based payments (Note 12)	—	—	76,052	—	76,052
Balance as of December 31, 2024	$14,005,728	$4,678,728	$6,291,080	$(58,196,350)	$(33,220,814)

The accompanying notes are an integral part of these financial statements.

GROUPBY GROUP OF COMPANIES

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in United States dollars)

	Year ended December 31, 2024	Year ended December 31, 2023
Cash provided by (used for) the following activities
Operating activities
Net loss and comprehensive loss	$(8,932,857)	$(5,697,931)
Share-based payments	76,052	129,867
Accretion of lease liabilities	—	2,783
Depreciation and amortization	200,369	136,194
Unrealized foreign exchange loss (gain)	(3,044)	(93)
Gain on revaluation of warrant liability	(16,004)	(7,474)
Changes in working capital accounts:
Accounts receivable	445,850	2,383,829
Investment tax credits receivable	148,630	(122,766)
Income taxes payable (net)	(439,098)	192,488
Prepaid expenses and deposits	7,209	(147,724)
Accounts payable and accrued liabilities	10,415,075	720,304
Deferred revenue	1,233,267	3,264,176
Total	$3,135,449	$853,653
Financing activities
Advances of bank indebtedness	—	2,000,000
Repayments of lease liabilities	(30,047)	(90,630)
Total	$(30,047)	$1,909,370
Investing activities
Purchase of property and equipment	—	(32,373)
Proceeds from disposal of property and equipment	—	280
Total	$—	$(32,093)
Increase in cash	3,105,402	2,730,930
Cash, beginning of year	3,376,896	645,966
Cash, end of year	$6,482,298	$3,376,896
Supplementary cash flow information
Non-cash additions to right-of-use assets	—	(232,758)
Non-cash additions to lease liabilities	—	232,758

The accompanying notes are an integral part of these financial statements.

GROUPBY GROUP OF COMPANIES

NOTES TO COMBINED CONSOLIDIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2024

(Expressed in United States dollars)

1.
Nature of Business

GroupBy Group of Companies (the “Group”) provides e-commerce software solutions that help their customers better connect with their customers by creating a more relevant user experience.

The principal and registered address of the Group’s registered office is 250 The Esplanade, Suite 500, Toronto, ON M5A 4J6.

2.
Statement of Compliance

The combined consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and interpretations adopted by the International Accounting Standards Board (“IASB”). The combined consolidated financial statements have been prepared on a historical cost basis, except for certain financial instruments that are measured at fair value as described in the accounting policies.

These combined consolidated financial statements were approved by the Group’s board of directors on April 12, 2025.

3.
Basis of preparation

The combined consolidated financial statements were prepared on a going concern basis under the historical cost basis except for the revaluation of certain financial instruments. The principal accounting policies are set out in Note 4.

These combined consolidated financial statements have been presented on a going concern basis assuming that the Group will be able to realize its assets and to discharge its liabilities in the normal course of its operations. The Group has yet to achieve profitable operations.

During the year ended December 31, 2024, the Group incurred a net loss before other expenses and income taxes of $ 7,715,575 (2023 - $4,149,201 ) and a net loss and comprehensive loss of $$8,932,857 (2023 - $$5,697,931). As at December 31,2024 , the Group has a deficit of $$58,196,350 (2023 - $$49,263,493), negative working capital of $33,212,913 (2023 - $24,648,395) and was not in compliance with their financial covenants (Note 9). These conditions, among others,create substantial doubt about the Group's ability to continue as a going concern. The Group is actively seeking new equity financing to relieve its debt load and provide sufficient capital to allow the Group to achieve positive operating cash flows. There can be no assurance the Group will be able to secure new financing or achieve its projected sales targets.

Management believes that the going concern assumption is appropriate for these combined consolidated financial statements. If the Group were unable to continue operations, material adjustments to the carrying amounts and classification of assets and liabilities would be necessary.

Functional and presentation currency

These financial statements are presented in United States dollars, which is the functional currency of each entity within the Group.

Significant accounting judgments, estimates and assumptions

The preparation of the Group’s combined consolidated financial statements requires management to make judgments,estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the reporting date. These estimates and assumptions have been made using careful judgment; however, uncertainties could result in outcomes that would require a material adjustment to the carrying amount of the asset or liability affected in the future. The most significant estimates are as follows:

Judgments

Revenue Recognition

The Group examines the contracts with their customers to determine the individual performance obligations and then allocates the consideration of the contract to each performance obligation. The Group's services are to give customers access to cloud-based search-enhancing and data curation algorithms. The Group has determined that performance of this service obligation occurs over the time that the contract is outstanding and as such, has recognized the revenue from each contract on a straight-line basis.

Embedded derivative and warrant liability

Estimating the fair value of warrants and conversion features requires determining the most appropriate valuation model,which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the warrants and conversion feature, volatility and dividend yield and making assumptions about them.

Functional currency

The Group's functional currency is dependent on which currency the Group primarily operates in. The Group has assessed its revenues and expenditures, financing, and cash balances, and determined that the primary revenues and expenditures of each entity within the Group are denominated in United States dollars.

Recoverability of the carrying values of property and equipment

The Group assesses its property and equipment for indications of impairment at the end of each reporting period. Such indicators include, but are not limited to, changes in the Group's business plans, changes in market conditions and evidence of physical damage.

Determination as to whether and to what degree property and equipment are impaired, involves management's application of judgment on highly uncertain matters such as future selling and purchasing prices, projected revenues and expenses, the effect of inflation on operating expenses, the Group's weighted average cost of capital and the economics of the industry.

Identification of cash-generating units

The Group has allocated its tangible assets to the smallest identifiable group of assets that generate cash inflows and that are largely independent of the cash inflows from other assets. The Group has applied judgment to determine its cash generating units.

Going concern

The Group assesses its current liquidity and operational environment to determine if the going concern assumption is appropriate.

Key sources of estimation uncertainty

Depreciation

Depreciation of the Group's property and equipment involves estimating their useful lives and residual values. These estimates may change as more experience is obtained, thereby impacting the value of the Group's property and equipment.

Share-based payments

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options, which are fully transferable with no vesting restrictions. This option valuation model requires the input of highly subjective assumptions,including the expected stock price volatility, expected lives of the options, expected dividends to be paid by the Group and risk-free interest rates. Because the Group’s stock options have characteristics significantly different from those of traded options and because changes in the input assumptions can materially affect the fair value estimate, such value is subject to measurement uncertainty. The effect on the combined consolidated financial statements from changes in such estimates in future years could be significant.

Deferred taxes

The calculation of deferred taxes is based on assumptions, which are subject to uncertainty as to timing and which tax rates are expected to apply when temporary differences reverse. Deferred taxes recorded are also subject to uncertainty regarding the magnitude on non-capital losses available for carry forward and of the balances in various tax pools as the corporate tax return have not been prepared as of the date of financial statement preparation.

These estimates and assumptions are reviewed periodically and as adjustments become necessary, they are reported in net loss in the years in which they become known. Actual results may differ significantly from management estimates.

Investment tax credits

Investment tax credits are accrued when the Group has made the qualifying expenditures, provided there is reasonable assurance that the credits will be realized. When the investment tax credits are not accrued in the year in which the qualifying expenditures are made due to no reasonable assurance that the credits will be realized, such credits are accrued in the subsequent year in which reasonable assurance of realization is first obtained. This is accounted for as a change in accounting estimate.

Valuation of financial instruments

The Group uses valuation techniques that include inputs that are not based on observable market data to estimate the fair value of certain types of financial instruments. Management believes that the chosen valuation techniques and assumptions used are appropriate in determining the fair value of financial instruments.

Expected credit losses

The Group recognizes an allowance for expected credit losses associated with its financial assets, other than those financial assets measured at fair value through profit and loss. Expected credit losses are measured to reflect a probability weighted amount, the time value of money, and reasonable and supportable information regarding past events, current conditions and forecasts of future economic conditions. The Group assesses credit-impairment at each reporting date. The expected credit losses are presented in the combined consolidated statement of financial position as a deduction from the gross carrying amount of the financial asset.

4. Material accounting policy information

The principle accounting policies adopted in the preparation of the combined consolidated financial statements are set out below. The policies have been consistently applied to all the years presented, unless otherwise stated.

Basis of consolidation and combination

The combined consolidated financial statements incorporate the financial statements of GroupBy Inc. and the consolidated financial statements of GroupBy International Ltd. and its subsidiaries. GroupBy Inc. and GroupBy International Ltd. are companies under common control and were incorporated on November 15, 2012 and November 18, 2013, respectively,under the laws of the Province of Ontario. GroupBy International Ltd.'s wholly owned subsidiary, GroupBy USA Inc., was incorporated under the laws of the State of Delaware on November 18, 2013. GroupBy International Ltd.'s other wholly owned subsidiary, GroupBy UK Ltd., was incorporated on November 23, 2018 under the Companies Act 2006 of England and Wales.

Subsidiaries are entities controlled by the Group. Control is achieved where the Group is exposed, or has rights, to variable returns from its involvement with the entities and has the ability to affect those returns through its power over the entities. In assessing control, only rights that give the Group the current ability to direct the relevant activities and that the Group has the practical ability to exercise, are considered.

The results of subsidiaries are included in these combined consolidated financial statements from the effective date of acquisition, as appropriate. Where necessary, adjustments are made to the combined consolidated financial statements of acquired subsidiaries to conform their accounting policies to the Group's accounting policies. All inter-Group transactions,balances, income and expenses are eliminated on consolidation and combination.

The combined consolidated financial statements have been prepared using uniform accounting policies for like transactions and other events in similar circumstances. Where necessary, adjustments are made to the financial statements of subsidiaries to ensure consistency with those used by other members of the Group.

Any balances, unrealized gains and losses or income and expenses arising from inter-Group transactions, are eliminated upon consolidation and combination. Unrealized gains arising from transactions with equity accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealized losses are eliminated in the same manner as unrealized gains, but only to the extent that there is no evidence of impairment.

Foreign currency translation

These combined consolidated financial statements have been presented in United States ("US") dollars, the functional currency of the Group's operations.

Transactions denominated in foreign currencies are translated into the functional currency of the Group at exchange rates prevailing at the transaction dates (spot exchange rates). Monetary assets and liabilities are retranslated at the exchange rates at the combined consolidated statement of financial position date. Exchange gains and losses on translation or settlement are recognized in net loss for the year.

Non-monetary items that are measured at historical cost are translated using the exchange rates at the date of the transaction and non-monetary items that are measured at fair value are translated using the exchange rates at the date when the items’ fair values were determined. Translation gains and losses are included in net loss and comprehensive loss for the year.

Revenue from contracts with customers

The Group recognizes revenue when it transfers control of its services to the customer. As the Group has the right to bill customers in advance of providing the services, the Group recognizes the amount receivable with a corresponding deferred revenue. The Group follows a 5-step process to determine whether to recognize revenue:

1. Identifying the contract with a customer

2. Identifying the performance obligations

3. Determining the transaction price

4. Allocating the transaction price to the performance obligations.

5. Recognizing revenue when (or as) performance obligations are satisfied.

The Group's principal service involves cloud-based software solutions, which include the "Searchandiser" and "Edgecase Enrich" products. These services provide customers with e-commerce curation and intelligent search tools along with available support. Additional server time can be purchased separately and most contracts span multiple years. The Group recognizes revenue on a straight-line basis over the contract term as access to the software is provided. Additional server time is billed on a data-consumption basis and is recognized at the time the additional server time is provided. The Group recognizes sales commissions incurred to obtain new contracts as an asset which is amortized into expense on a straight-line basis over the term of the related contract.

The Group recognizes an asset, included in prepaid expenses and deposits, for the incremental costs of obtaining a contract with a customer if it expects the costs to be recoverable and has determined that such costs meet the requirements to be capitalized. Capitalized contract acquisition costs are amortized consistent with the pattern of transfer to the customer for the services to which the asset relates. The Group does not capitalize incremental costs of obtaining contracts if the amortization period is one year or less.

Income taxes and deferred taxes

Income taxes are comprised of current and deferred taxes. Income taxes are recognized in the combined consolidated statement of loss and comprehensive loss except to the extent that it relates to items recognized directly in equity, in which case the income tax is also recognized directly in equity.

Current tax is the expected taxes payable on the taxable income for the year, using tax rates enacted, or substantively enacted, at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax is determined on a non-discounted basis using tax rates and laws that have been enacted or substantively enacted at the end of the reporting period and are expected to apply when the asset is realized, or liability is settled. Deferred tax assets are recognized for deductible temporary differences, unused tax losses and other income tax deductions to the extent that it is probable the Group will have taxable income against which those deductible temporary differences, unused tax losses and other income tax deductions can be utilized. The extent to which deductible temporary differences, unused tax losses and other income tax deductions are expected to be realized is reassessed at the end of each reporting period.

Investment tax credits

Investment tax credits (“ITCs”) are recognized where there is reasonable assurance that the ITCs will be received and all attached conditions will be complied with. When the ITCs relate to an expense item, it is recognized in revenue. Where the ITCs relate to an asset, it reduces the carrying amount of the asset. The ITCs are then recognized as income over the useful life of a depreciable asset by way of a reduced depreciation charge. The Group is actively engaged in scientific research and development (“R&D”) and, accordingly, has previously filed for ITC refunds under both the Canadian federal and Ontario provincial Scientific Research and Experimental Development (“SR&ED”) tax incentive programs. The ITCs recorded in the accounts are based on management’s interpretation of the Income Tax Act of Canada, provisions which govern the eligibility of R&D costs. The claims are subject to review by the Canada Revenue Agency and the Minister of Revenue for Ontario before the refunds can be released.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost can be measured reliably. The carrying amount of a replaced asset is derecognized when replaced. Repairs and maintenance costs are charged to the combined consolidated statement of loss and comprehensive loss during the period in which they are incurred.

Depreciation is provided using the declining balance method at rates intended to depreciate the cost of assets over their estimated useful lives.

The methods of depreciation and depreciation rates applicable for each class of asset during the current and comparative years are as follows:

	Method	Rate
Computer equipment	declining balance	55%
Computer software	declining balance	55%
Furniture and fixtures	declining balance	20%
Office equipment	declining balance	55%

Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted, if required.

Gains and losses on disposals of property and equipment are determined by comparing the proceeds with the carrying amount of the asset and are included in the combined consolidated statement of loss and comprehensive loss.

Share-based payments

Directors, officers, consultants, and employees of the Group receive remuneration in the form of share-based payment transactions, whereby directors, officers, consultants, and employees render services as consideration for equity instruments ("equity-settled share-based payments").

Where equity instruments are issued and some or all of the goods or services received by the Group as consideration cannot be specifically identified, these non-identifiable goods or services are measured as the difference between the fair value of the share-based payment and the fair value of any identifiable goods or services received at the grant date.

Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date. The fair value of the equity instruments granted is estimated using the Black-Scholes option pricing model, taking into account amounts that are believed to approximate the expected volatility of the trading price of the Group's stock, the expected lives of the awards of stock-based compensation, the fair value of the Group's stock and the risk-free interest rate, as determined at the grant date.

The fair value of the equity instruments granted is recognized as an expense over the vesting period, based on the Group's estimate of the number of equity instruments that will eventually vest, with a corresponding increase to contributed surplus.

Financial Instruments

The Group’s financial assets, upon initial recognition, are measured at fair value and are classified as Fair Value through Profit or Loss (“FVTPL”), Fair Value through Other Comprehensive Income (“FVOCI”), or amortized cost. The classification is determined at initial recognition and is dependent on the business model in which a financial asset is managed and the characteristics of the contractual cash flows. Subsequent reclassification may only occur on the first day of the reporting period following a change to the business model.

The Group’s financial liabilities, upon initial recognition, are measured at fair value and are classified as amortized cost or FVTPL. A financial liability is classified as amortized cost at initial recognition unless it is classified as held-for-trading, is a derivative instrument or is specifically designated as FVTPL. Financial liabilities classified as amortized cost are subsequently measured using the effective interest method while financial liabilities at FVTPL are subsequently measured at fair value with changes in fair value recognized in the combined consolidated statement of loss and comprehensive loss in the period in which such changes arise.

The Group applies the simplified approach for trade receivables. The Group records an allowance for expected credit losses for financial assets that are measured at amortized cost. At each reporting date, the Group measures the allowance at an amount equal to the lifetime expected credit losses if the credit risk on its financial assets has increased significantly since initial recognition. If credit risk has not significantly increased since initial recognition, the Group measures the loss allowance at an amount equal to the 12-month expected credit losses.

Transaction costs, other than those related to financial instruments classified as FVTPL, which are expensed as incurred,are capitalized to the carrying amount of the instrument and amortized using the effective interest method.

A summary of the Group's classification of their financial instruments is disclosed below:

Financial Asset/Liability	Classification
Cash	FVTPL
Accounts Receivable	Amortized Cost
Investment tax credits and receivable	Amortized Cost
Bank indebtedness	Amortized Cost
Accounts payable and accrued liabilities	Amortized Cost
Warrant liability	FVTPL
Lease liabilities	Amortized Cost

Compound financial instruments and embedded derivatives

The Group examines the terms of its preferred shares for the correct classification in shareholders' deficit or liabilities. The Class A preferred shares have a conversion feature that includes a price-based antidilution adjustment. The price-based antidilution adjustment ensures Class A preferred shareholders are made whole in the event of a down financing round at the expense of common shareholders; therefore, the conversion feature was assessed to be a derivative liability, and measured at fair value. The residual amount was classified as equity. The derivative liability was determined to have a value of $nil (2023 - $nil) as at December 31, 2024. The derivative liability is revalued using the option pricing model at the end of each reporting period, with any changes recognized on the combined consolidated statement of loss and other comprehensive loss.

Leases

At inception of a contract, the Group assesses whether a contract is, or contains, a lease based on whether the contract conveys the right to control the use of identified asset for a period of time in exchange for consideration. The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use assets are initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of the costs to dismantle and remove the underlying assets or to restore the underlying assets or the site on which it is located, less any lease incentives received.The right-of-use assets are depreciated to the earlier of the end of their useful life or the lease term using the straight-line method as this most closely reflects the expected pattern of the consumption of the future economic benefits. The lease term includes periods covered by an option to extend if the Group is reasonably certain to exercise that option. In addition,the right-of-use assets can be periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. The lease liabilities are initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate.

The lease liabilities are measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from the change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, or if the Group changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, unless it has been reduced to zero.

The Group has elected to apply the practical expedient not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less or to leases of low value assets when applicable. The lease payments associated with those leases are recognized as an expense on a straight-line basis over the lease term.

5.
Accounts Receivable

The Group had the following receivables at the end of each reporting year:

	December 31, 2024	December 31, 2023
Trade receivables	$2,094,161	$2,567,563
Harmonized sales tax receivable	304,206	326,459
Sub-total	2,398,367	2,894,022
Less: provision for expected credit losses (Note 15)	1,249,506	1,299,312
Total	$1,148,861	$1,594,710

6.
Property and equipment

	Computer equipment	Computer sofware	Funiture and fixtures	Office equipment	Total
Cost
Balance, December 31, 2022	$419,028	$11,069	$187,975	$38,239	$656,311
Additions	32,373	—	—	—	32,373
Disposals	(50)	—	(230)	—	(280)
Balance, December 31, 2023	$451,351	$11,069	$187,745	$38,239	$688,404
Additions	—	—	—	—	—
Disposals	(451,351)	(11,069)	(187,745)	(38,239)	(688,404)
Balance, December 31, 2024	$—	$—	$—	$—	$—
Accumulated depreciation
Balance, December 31, 2022	304,301	11,069	132,947	34,780	483,097
Depreciation	39,022	—	10,776	1,691	51,489
Balance, December 31, 2023	$343,323	$11,069	$143,723	$36,471	$534,586
Depreciation	111,902	(21)	40,170	1,768	153,818
Disposals	(455,225)	(11,048)	(183,893)	(38,239)	(688,404)
Balance, December 31, 2024	$—	$—	$—	$—	$—
Net book value
Balance, December 31, 2023	108,028	—	44,022	1,768	153,818
Balance, December 31, 2024	$—	$—	$—	$—	$—

7.
Investment Tax Credits

The Group undertakes certain scientific research and experimental development ("SR&ED") activities. As at December 31,2024, the Group accrued $nil (2023 - $148,630) of investment tax credits ("ITCs") receivable. During the year, ITCs of $nil (2023 - $148,630) have been included as a reduction in research and development costs in relation to its current year claim.

8.
Right-of-use assets and lease liabilities

As at December 31, 2024, the Group's right-of-use assets and lease liabilities include a lease agreement for office premises in Toronto, Ontario.

Right-of-use assets

The following table illustrates the right-of-use assets balance during the year:

Office premises
Cost
Balance, December 31, 2022	$539,232
Additions	232,758
Disposals	(539,232)
Balance, December 31, 2023	$232,758
Additions	—
Disposals	—
Balance, December 31, 2024	$232,758
Accumulated depreciation
Balance, December 31, 2022	$466,165
Depreciation	84,705
Derecognition	(539,232)
Balance, December 31, 2023	$11,638
Depreciation	46,552
Derecognition	—
Balance, December 31, 2024	$58,190
Net book value
Balance, December 31, 2023	221,120
Balance, December 31, 2024	$174,568

Additions to the right-of-use assets during the year were $nil (2023 - $232,758).

The right-of-use assets are depreciated on a straight-line basis over the term of the respective leases.

Lease liabilities

The following table sets out the maturity analysis of the lease liabilities:

Maturity analysis - contractual undiscounted cash flows	2024	2023
Less than one year	$51,264	$53,175
One to five years	159,320	229,693
More than five years	—	—
Total undiscounted lease liabilities as at December 31	$210,584	$282,868
Lease liabilities included in the statement of financial position as at December 31	192,014	225,106
Current	43,069	36,137
Non-current	148,945	188,969

The lease liabilities were measured at the present value of the remaining lease payments, discounted using the Group's estimated incremental borrowing rate at the inception of the leases. Leases are discounted at an estimated incremental borrowing rate of 9.00% (2023 - 9.75%). The expiration date of the outstanding lease agreement is September 2028 (2023 -September 2028).

During the year ended December 31, 2024, the Group incurred interest expense of $nil (2023 - $2,783) on the lease liabilities, which was included in interest and accretion in the combined consolidated statement of loss and other comprehensive loss.

9.
Bank indebtedness

The Group has access to a revolving credit facility with Bridge Bank, a division of Western Alliance. This credit facility has a maximum credit limit of $12,000,000 (2023 - $12,000,000). As at December 31, 2024, the Group had utilized $12,000,000 (2023 - $12,000,000) of this facility. The facility bears interest at the greater of (i) 3.25% and; (ii) bank's prime rate plus 1.25% (2023 - greater of (i) 3.25% and; (ii) bank's prime rate plus 1.25%) per annum. The facility is secured by a first priority security interest over all rights, title and interests of the Group.

During the year, the Group recognized interest expense of $1,147,083 (2023 - $1,140,563) related to the above facilities, which is included in interest and accretion expense on the combined consolidated statement of loss and other comprehensive loss.

Under the terms of the credit agreement with Bridge Bank, the Group is governed by standard operating covenants and must comply with certain financial covenants with respect to minimum annual recurring revenue and minimum liquidity, as defined in the loan and security agreement that the Group must achieve over a series of predefined periods. As at December 31, 2024, the Group was not in compliance with these financial covenants (2023 - not in compliance).

10.
Government remittances

Government remittances payable of $12,662 (2023 - $4,374) related to United States sales taxes and United Kingdom value added taxes are included in accounts payable and accrued liabilities as at December 31, 2024.

11.
Warrant liability

The Group has issued warrants to Silicon Valley Bank in connection to a credit facility that was fully repaid and closed in the prior year. Each warrant is exchangeable for one Class A preferred share of GroupBy International Ltd. and GroupBy Inc. with an exercise price of $1.45 (2023 - $1.45). Upon initial recognition, the warrants were determined to be and presented as a warrant liability as the terms of the warrants give the holder the option to settle in cash or to exchange the warrants for Class A preferred share of an equivalent value.

12.
Share-based payments

	Number of Options	Weighted Average Exercise Price $
Options outstanding, December 31, 2022	14,883,972	0.51
Options issued	1,360,500	0.51
Options forfeited	(1,583,500)	0.50
Options outstanding, December 31, 2023	14,660,972	0.50
Options issued	1,361,750	0.48
Options forfeited	(132,500)	0.66
Options expired	(1,164,666)	0.51
Options outstanding, December 31, 2024	14,725,556	0.50

Grant date	Options outstanding	Options exercisable at Liquidity Event	Exercise price	Remaining life (years)

June 17, 2014	100,000	100,000	0.08	0.55
November 13, 2014	125,000	125,000	0.08	0.68
March 27, 2015	100,000	100,000	0.51	0.26
July 25, 2015	382,273	382,273	0.51	0.58
October 2, 2015	50,000	50,000	0.51	0.60
January 25, 2016	675,000	675,000	0.51	0.07
March 21, 2016	20,000	20,000	0.51	0.55
June 27, 2016	75,000	75,000	0.51	0.45
December 15, 2016	50,000	50,000	0.51	0.55
March 27, 2017	12,500	12,500	0.51	0.55
June 15, 2017	83,333	83,333	0.51	0.55
December 27, 2017	84,200	84,200	0.51	0.55
April 28, 2018	35,000	35,000	0.51	1.14
May 31, 2018	17,000	17,000	0.51	1.13
September 14, 2018	58,500	58,500	0.51	0.72
January 25, 2019	271,500	271,500	0.51	1.37
April 30, 2019	557,500	557,500	0.51	0.24
August 27, 2019	100,000	100,000	0.51	0.89
June 26, 2020	655,000	655,000	0.51	0.53
August 31, 2020	3,572,500	3,572,500	0.51	0.55
February 16, 2021	761,500	761,500	0.51	0.41
October 12, 2021	890,000	890,000	0.51	0.40
October 15, 2021	15,000	15,000	0.51	0.39
February 18, 2022	3,380,000	3,380,000	0.52	0.53
May 5, 2023	1,330,000	1,330,000	0.49	0.54
April 22, 2024	1,324,750	1,324,750	0.48	0.51
Total	14,725,556	14,725,556

As at December 31, 2024, the weighted average exercise price of the outstanding and exercisable options is $0.50 (2023 -$0.50). The remaining contractual lives of outstanding and exercisable options and range between 0.1 and 1.4 years (2023- 0.1 and 2.4 years). Share-based payment expense for year was $76,062 (2023 - $129,867).

Below are the assumptions that were used to value the options issued during the year ended December 31, 2024:

	2024	2023
Weighted average fair value per common share	$0.42	$0.42
Weighted average exercise price	$0.48	$0.51
Expected volatility	61.88%	60.27%
Expected option life (years)	0.8-1.6	2.20
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	2.79% - 4.39%	3.56% - 4.96%

13.
Share capital

The Group's authorized capital consists of:- An unlimited number of Class A common shares in the capital of GroupBy Inc. and GroupBy International Ltd.

- An unlimited number of Class B common shares in the capital of GroupBy Inc. and GroupBy International Ltd.

- An unlimited number of Class C common shares in the capital of GroupBy Inc. and GroupBy International Ltd.

- An unlimited number of Class D common shares in the capital of GroupBy Inc. and GroupBy International Ltd.

- An unlimited number of Class A preferred shares in the capital of GroupBy Inc. and GroupBy International Ltd.

- An unlimited number of Class A-1 preferred shares in the capital of GroupBy Inc. and GroupBy International Ltd.

Class A common shares

The holders of the Class A common shares shall be entitled to receive dividends, independent of the dividends paid on any other class of shares of the Group, when, as and if declared by the board of directors of the Group, out of the monies of the Group properly applicable to the payment of dividends, in such amount as the board of directors shall determine.

The holders of the Class A common shares shall be entitled to share equally with the holders of the Class B common shares, Class C common shares and Class D common shares, share for share, in the remaining property of the Group up on the liquidation, dissolution or winding up of the Group, whether voluntary or involuntary.

The holders of the Class A common shares shall be entitled to receive notice of and attend any meeting of the shareholders of the Group and shall be entitled to one vote in respect of each Class A common share held at all meetings of shareholders of the Group.

Class B common shares

The holders of the Class B common shares shall be entitled to receive dividends, independent of the dividends paid on any other class of shares of the Group, when, as and if declared by the board of directors of the Group, out of the monies of the Group properly applicable to the payment of dividends, in such amount as the board of directors shall determine.

The holders of the Class B common shares shall be entitled to share equally with the holders of the Class A common shares, Class C common shares and Class D common shares, share for share, in the remaining property of the Group upon the liquidation, dissolution or winding up of the Group, whether voluntary or involuntary.

The holders of the Class B common share shall be entitled to receive notice of and attend any meeting of the shareholdersof the Group and shall be entitled to 1.0000000000001 votes in respect of each Class B common share held at all meetingsof shareholders of the Group.

Class C common shares

The holders of the Class C common shares shall be entitled to receive dividends, independent of the dividends paid on any other class of shares of the Group, when, as and if declared by the board of directors of the Group, out of the monies of the Group properly applicable to the payment of dividends, in such amount as the board of directors shall determine.

The holders of the Class C common shares shall be entitled to share equally with the holders of the Class A common shares, Class B common shares and Class D common shares, share for share, in the remaining property of the Group up on the liquidation, dissolution or winding up of the Group, whether voluntary or involuntary.

The holders of the Class C common share shall be entitled to receive notice of and attend any meeting of the shareholders of the Group and shall be entitled to 1.0000000000002 votes in respect of each Class C common share held at all meetings of shareholders of the Group.

Class D common shares

The holders of the Class D common shares shall be entitled to receive dividends, independent of the dividends paid on any other class of shares of the Group, when, as and if declared by the board of directors of the Group, out of the monies of the Group properly applicable to the payment of dividends, in such amount as the board of directors shall determine.

The holders of the Class D common shares shall be entitled to share equally with the holders of the Class A common shares, Class B common shares and Class C common shares, share for share, in the remaining property of the Group up on the liquidation, dissolution or winding up of the Group, whether voluntary or involuntary.The holders of the Class D common share shall be entitled to receive notice of and attend any meeting of the shareholders of the Group and shall be entitled to 1.0000000000003 votes in respect of each Class D common share held at all meetings of shareholders of the Group.

Class A preferred shares and Class A-1 preferred shares

The Group shall not declare, pay or set aside any dividends on shares of any other class of the Group unless the holders of the Class A and Class A-1 preferred shares then outstanding simultaneously receive, on a pro-rata basis, a dividend on each outstanding Class A and Class A-1 preferred share.In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Group, the holders of Class A and Class A-1 preferred shares are entitled to be paid out of the assets of the Group available for distribution to its shareholders on a pro-rata basis with the holders of the Class A and Class A-1 preferred shares and before any payment shall be made to the holders of common shares, with the amount payable in respect of each Class A preferred shares equal to an amount per share equal to the Class A original issue price (US$1.4543 per share), plus any dividends declared but unpaid thereon.

The holders of the Class A preferred shares shall be entitled to cast the number of votes equal to the number of whole common shares into which the Class A and Class A-1 preferred shares are convertible as of the record date for determining shareholders entitled to vote on such matter. Holders of Class A preferred shares shall vote together with the holders of preferred shares and the holders of common shares as a single class.

The holders of Class A and A-1 preferred shares have conversion rights to convert, at the option of the holder, at any time and from time to time, and without payment of additional consideration by its holder, into such number of fully paid and nonassessable common shares as is determined by dividing the Class A original issue price by the Class A conversion price,as defined in the articles of the Group. Upon specific trigger events as specified in the articles of amendment, all outstanding Class A and Class A-1 preferred shares shall automatically be converted into common shares.

Each holder of Class A and Class A-1 preferred shares shall be entitled to elect to receive distributions (including dividends)from the Group on the preferred shares as a return of stated capital upon liquidation of the Group's business. Every dollar paid as a return of stated capital shall be considered to have satisfied one dollar of the distribution entitlement of each preferred share.

Financial Asset/Liability	2024	2023
6,075,633 Class A common shares (2023 - 6,075,633)	$836,742	$836,742
28,188,792 Class B common shares (2023 - 28,188,792)	33	33
4,533,882 Class D common shares (2023 - 4,533,882)	7	7
14,492,467 Class A preferred shares (2023 - 14,492,467)	13,168,946	13,168,946
Total	$14,005,728	$14,005,728

14.
Warrants

	Number of warrants	Weigthed Average Exercise Price	Fair value
Warrants included in equity, December 31, 2022	$11,429,093	$0.04	$4,678,728
Add: warrants issued	—	—	—
Less: expired warrants	—	—	—
Warrants included in equity, December 31, 2023	$11,429,093	$0.04	$4,678,728
Add: warrants issued	—	—	—
Less: expired warrants	—	—	—
Warrants included in equity, December 31, 2024	$11,429,093	$0.04	$4,678,728

The total warrants included in equity include 135,000 (2023 - 135,000) warrants exchangeable for one class A common share of GroupBy International Ltd. and GroupBy Inc. with an exercise price of $2.14 (2023 - $2.14) and 11,294,093 (2023 - 11,294,093) warrants exchangeable for one class A preferred share of GroupBy International Ltd. and GroupBy Inc. During the year ended December 31, 2024, 8,767,105 warrants had their expiration date extended by a year from July 2024 to July 2025, and 2,526,988 warrants had their expiration date extended by a year from September 2024 to September 2025. No remeasurement adjustments were made as a result of the extension of the expiration dates.

15.
Financial instruments

The Group as part of its operations carries a number of financial instruments. It is management's opinion that the Group is not exposed to significant interest, currency or credit risks arising from these financial instruments except as otherwise disclosed.

Fair value

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. Cash is classified as Level 1 in the fair value hierarchy. The fair value of the Group’s cash, accounts receivable, investment tax credits receivable, bank indebtedness, accounts payable and accrued liabilities, and income taxes payable are estimated by management to approximate their carrying values due to their short-term nature. The fair value of the Group's lease liabilities and long-term debt are also fairly reflected by their carrying values as they have been financed at interest rates which are similar to current market interest rates. The fair value of the Group's warrant liability is estimated using the Black-Scholes option pricing model, as described in Note 11, and is therefore classified as Level 3 in the fair value hierarchy.

Interest rate risk

Interest rate risk is the risk that the value of a financial instrument might be adversely affected by a change in the interest rates. Changes in market interest rates may have an effect on the cash flows associated with some financial assets and liabilities, known as cash flow risk, and on the fair value of other financial assets or liabilities, known as price risk. The Group is exposed to interest rate risk through the impact of changes in market interest rates on the fair values of its instruments.

The Group is exposed to interest rate cash flow risk on its bank indebtedness as it is subject to a floating interest rate.

The Group is exposed to interest rate price risk on its lease liabilities as they are subject to fixed interest rates.

Liquidity risk

Liquidity risk is the risk that the Group may not be able to generate sufficient cash resources to settle its obligations as they become due. The Group manages liquidity risk by maintaining adequate cash balances and borrowing facilities, by continuously monitoring forecast and actual cash flows, and by matching the maturity profiles of financial assets and liabilities.

The following table shows the Group's financial liabilities that would be settled by cash resources and contractual maturities as follows:

	< 1 year	1-2 years	> 3 years	Total
Accounts payable and accrued liabilities	$20,831,240	—	—	$20,831,240
Bank indebtedness	$12,000,000	—	—	$12,000,000

Note 8 describes the contractual maturities of the Group's lease liabilities.

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The Group’s principal financial assets that expose it to credit risk are trade receivables and the Group mitigates this risk by monitoring the credit worthiness of its customers.

The Group applies the simplified approach to provide for expected credit losses as prescribed by IFRS 9, which permits the use of the lifetime expected loss provision for all trade receivables and contract assets. The expected credit loss provision is based on the Group’s historical collections and loss experience and incorporates forward-looking factors, where appropriate. During the year, the Group recognized $nil (2023 - $103,685) of bad debt expense included in general and administrative expenses.

Trade receivable aging	2024	Lifetime expected credit loss allowance	%	2023	Lifetime expected credit loss allowance	%
0-30 days	$921,012	$172,789	19%	$1,397,441	$217,685	16%
31-60 days	225,992	129,560	57%	177,415	96,525	54%
61-90 days	25,800	25,800	100%	40,038	32,433	81%
Greater than 90 days	921,357	921,357	100%	952,669	952,669	100%
Total	$2,094,161	$1,249,506		$2,567,563	$1,299,312

A credit concentration exists relating to accounts receivable. As at December 31, 2024, three customers (2022 - four) accounted for approximately 63% (2023 - 68% ) of accounts receivable and two customers (2023 - two) accounted for 43% of revenues from operations (2023 - 33%).

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Group undertakes transactions denominated in foreign currencies and for which the related revenues, expenses, accounts receivable and accounts payable balances are subject to exchange rate fluctuations. Management regularly reviews the foreign exchange rates in relation to the United States dollar and the Group's foreign currency position. As at December 31, 2024, the following items are denominated in foreign currencies and are converted to the U.S. dollar equivalent:

	2024	2023
Canadian Dollar
Cash	$296,117	$81,651
Accounts receivable	304,207	326,459
Lease liabilities	194,594	225,106
Investment tax credits receivable	—	1,255
Accounts payable and accrued liabilities	393,091	439,784
British pound sterling
Cash	105,975	210,264
Accounts receivable	—	13,052
Accounts payable and accrued liabilities	$9,751	$3,148.00

16.
Related party transactions and balances

Key management compensation of the Group

Key management personnel are comprised of four (2023 - four) of the Group’s directors and executive officers. In addition to salaries and benefits, key management personnel also receive share-based payments, which are further described in Note 12, and management fees.

Key management personnel compensation is as follows:

	2024	2023
Share-based payments	$8,421	$18,775
Salaries and benefits (included in general and administrative expenses)	375,154	431,998
Management fees (included in general and administrative expenses)	474,213	493,169
	$857,788	$943,942

17.
Capital management

The Group's objective in managing capital is to ensure sufficient liquidity to pursue its strategy of organic growth combined with strategic acquisitions, so that it can provide above average returns for its shareholders. The Group defines capital that it manages as the aggregate of its shareholders' deficit, which consists of issued capital, warrants, and deficit.

The Group manages its capital structure and makes adjustments to it in light of general economic conditions and the risk characteristics of the underlying assets and the Group's working capital requirements. In order to maintain or adjust the capital structure, the Group, upon approval from its Board of Directors, may issue shares, repurchase shares through a normal course issuer bid and pay dividends. The Board of Directors reviews and approves any material transactions not in the ordinary course of business that may include various acquisition proposals, as well as capital and operating budgets. No changes were made in the objectives, policies or processes of capital management during the years ended December 31, 2024 and 2023.

18.
Income Taxes

The reconciliation of the combined Canadian federal and provincial statutory income tax rate of 26.5% (2023- 26.5%) to the effective tax rate is as follows:

	2024	2023
Net loss before recovery of income taxes	$(8,899,333)	$(5,377,017)
Expected income tax recovery at 26.5%	(2,358,330.00)	(1,424,909.00)
Difference in tax rates	11,105	(1,355)
Other adjustments	26,044	6,615
State Tax	2,131	—
FX translation	948,432	(248,663)
Share based compensation and non-deductible expenses	133,605	94,328
Book to filing adjustment	45,162	44,758
Change in tax benefits not recognized	1,225,375	1,850,140
Current tax expense	$33,524	$320,914
The Group's income tax is allocated as follows:
Current tax expense	33,524	320,914
Deferred tax expense	—	—
Total	$33,524	$320,914
The following table summarizes the components of deferred tax:
Deferred Tax Assets
Right of use obligations	46,262	59,653
SR&ED pool from T661	—	47,699
Deferred Tax Liabilities	—	—
Property, plant and equipment	—	(13,593)
Financing costs	—	—
Federal ITCs	—	(31,510)
Right of use assets and lease receivables	(46,262)	(58,599.00)
12(1)(x) Inducement	—	(3,650.00)
Total	$—	$—

Deferred tax assets and liabilities:

Deferred tax assets and liabilities have been offset where they relate to income taxes levied by the same taxation authority and the Group has the legal right and intent to offset. During the year, $nil (2023 - $nil) net deferred tax liabilities were recognized in net loss and $nil (2023 - $nil) net deferred tax liabilities were recognized in equity.

Unrecognized deferred tax assets:

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Deferred tax assets have not been recognized in respect of the following deductible temporary differences:

	2024	2023
Property and equipment	$—	$—
Intangible assets	1,084,954	1,242,482
Lease liability	16,189	3,982
Non-deductible reserves	1,249,506	1,272,731
Share issuance costs - 20(1)(e)	21,779	7,688
Non-capital losses carried forward - Canada	39,585,210	37,762,917
Non-capital losses carried forward - Foreign	3,235,107	208,466
SR&ED pool from T661	1,048,835	1,025,175
R&D Costs - US	118,445	144,446
ORDTC	35,887	39,043
Others	22,404	24,373
Charitable donations carryforward	—	—
Total	$46,418,316	$41,731,303

The Canadian non-capital loss carry forwards expire as noted in the table below. Share issue and financing costs will be fully amortized in 2024. The remaining deductible temporary differences may be carried forward indefinitely. Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the Group can utilize the benefits there from.

The Group's unused Canadian non-capital income tax losses, for which no deferred tax has been recognized, expires as follows:

2034	$491,819
2035	493,259
2036	1,275,928
2037	3,580,452
2038	4,935,279
2039	4,948,348
2040	2,178,411
2041	3,157,169
2042	8,197,548
2043	5,312,888
2044	5,014,108
Total	$39,585,210

19.
Revenue

Revenue is disaggregated primarily by geographical market. The Group has one reportable segment (cloud-based services). Contract liabilities include deferred revenue which represents cash received in advance of service being provided.Contract costs include prepaid commissions which are paid in advance and deferred over the life of the contract. These prepaid commissions are included in prepaid expenses and deposits.

	2024	2023
Revenue by geography
Canada	$270,805	$301,842
United States	8,361,218	11,763,759
Mexico	5,722,919	4,915,000
Australia	1,223,946	783,420
United Kingdom	3,003,926	1,780,000
Japan	308,120	304,800
Total	$18,890,934	$19,848,821
Contract costs (included in prepaid expenses and deposits)
Balance, beginning of year	$561,085	$422,123
Additions	679,520	831,259
Amortization (included in sales and marketing expenses)	(573,611)	(692,297)
Balance, end of year	$666,994	$561,085
Deferred revenue
Additions	$8,118,419	$4,854,243
Computer software	19,785,348	22,719,505
Amounts recognized to revenue	(18,552,081)	(19,455,329)
Balance, end of year	$9,351,686	$8,118,419

20.
Contributed surplus

	2024	2023
Balance, beginning of year	$6,215,028	$6,085,161
Share-based payments (Note 12)	76,052	129,867
Balance, end of year	$6,291,080	$6,215,028

Contingencies

The Group is subject to various claims in the normal course of operations. Litigation is subject to many uncertainties, and the outcome of individual matters is not predictable with assurance. In the opinion of management, based on the advice and information provided by the Group's legal counsel, final determination of these other litigations will not materially affect the Group's financial position or results of operations.

Statement of claim - July 27, 2021

On July 27, 2021, the Group filed a claim against Wondr Gaming Corp (the "Defendant"), alleging breach of contract and unjust enrichment and seeking $4,136,807 plus interest and costs. The Defendant is contesting the claim.

On September 7, 2021, the Defendant filed a Statement of Defence and Counterclaim in the Ontario Superior Court of Justice against GroupBy Inc. The Defendant claims, among other things, the Group's failure to perform the services and misrepresentation and seeks dismissal of the action. Furthermore, the Company is counterclaiming seeking damages of $400,000 plus costs for breach of contract and negligent misrepresentation.

As litigation is subject to many uncertainties, it is not possible to predict the ultimate outcome of this claim or to estimate the loss, if any, which may result. Accordingly, the outcome of the claim is not yet determinable, and the extent to which an outflow of funds may be required to settle this possible obligation cannot be reliably measured.

Statement of claim - May 16, 2024

On May 16, 2024, the Group was named as a defendant in a case to recover a payment of $2,500,000 made by Bed Bath & Beyond Inc. ("BBB") to the Company on February 20, 2023.

As litigation is subject to many uncertainties, it is not possible to predict the ultimate outcome of this claim or to estimate the loss, if any, which may result. Accordingly, the outcome of the claim is not yet determinable, and the extent to which an outflow of funds may be required to settle this possible obligation cannot be reliably measured.

Subsequent events

Subsequent to year end, Rezolve AI plc ("Rezolve") acquired all issued and outstanding shares of the Group in exchange for 3,999,902 shares in Rezolve. Upon acquisition of the shares, the Group entered into a novation agreement to novate its rights, benefits, obligations, and liabilities under the bank indebtedness to Rezolve. The options outstanding as of the closing date were deemed to be underwater and cancelled on the closing date, in accordance with the terms of the option plan and existing option agreements

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Rezolve’s articles of association provide that, to the extent permitted by the U.K. Companies Act, Rezolve may indemnify its directors against and every other officer of the company against any liability incurred by such director or officer for any negligence, default, breach of duty or breach of trust or otherwise in relation to the affairs or activities of Rezolve or any associated company. In addition, Rezolve will from Closing maintain directors’ and officers’ insurance to insure such persons against certain liabilities.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board, executive officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities:

Rezolve Limited issued Convertible Notes in the aggregate principal amount of up to $49,892,080 pursuant to a Convertible Note instrument originally made by Rezolve Limited and dated December 16, 2021, as amended and restated on November 21, 2022 and May 23, 2023 and as amended on December 18, 2023, December 29 2023 and as further amended and restated on January 26, 2024, and novated from Rezolve Limited to the Company at time of the Pre-Closing Demerger by a deed of novation dated July 4, 2024. The Convertible Notes were not registered under the Securities Act and have been issued in reliance on the exemption from registration requirements thereof provided by Regulation S promulgated thereunder as a transaction solely to non-US persons (as defined in Regulation S).

At Closing, the Company issued a total of 569,982 private warrants to holders of Promissory Notes pursuant to the Company's obligations under the subscription agreements entered into between the Company, Rezolve Limited and the holders of Promissory Notes in February 2024.

Item 8. Exhibits and Financial Statements

(a)Exhibits

Exhibit Number	Description
2.1*

Business Combination Agreement, dated December 17, 2021, as amended on November 10, 2022 and as further amended and restated on June 16, 2023, as amended on August 4, 2023 (incorporated by reference to Exhibit 2.1 of Rezolve AI Limited’s Registration Statement on Form F-4, Amendment No. 2, filed with the SEC on September 25, 2023).

2.2*

First Amendment to the Business Combination Agreement, dated as of August 4, 2023, by and among Armada Rezolve Limited, Rezolve and Rezolve Merger Sub (incorporated by reference to Exhibit 2.2 of Rezolve AI Limited’s Registration Statement on Form F-4, Amendment No. 2, filed with the SEC on September 25, 2023).

3.1*

Amended and Restated Memorandum and Articles of Association of Rezolve (incorporated by reference to Exhibit 3.1 of Rezolve AI Limited’s Shell Company Report on Form 20-F, filed with the SEC on April 24, 2025).

4.1*	Specimen of Ordinary Share Certificate (incorporated by reference to Exhibit 2.1 of Rezolve AI Limited’s Shell Company Report on Form 20-F, filed with the SEC on August 22, 2024).
4.2*	Specimen Rezolve Warrant Certificate (incorporated by reference to Exhibit 2.2 of Rezolve AI Limited’s Shell Company Report on Form 20-F, filed with the SEC on August 22, 2024).

II-1

4.3*

Warrant Agreement, dated August 15, 2024, by and among Rezolve AI Limited and Computershare Inc. and its affiliate, Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.3 of Rezolve AI Limited’s Shell Company Report on Form 20-F, filed with the SEC on August 22, 2024).

4.4*

Warrant Assignment, Assumption and Amendment Agreement, dated August 15, 2024, by and among Rezolve AI Limited and Computershare Inc. and its affiliate, Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.4 of Rezolve AI Limited’s Shell Company Report on Form 20-F, filed with the SEC on August 22, 2024).

4.5*

Investor Rights Agreement, dated August 15, 2024, by and among Rezolve AI Limited and the holders party thereto (incorporated by reference to Exhibit 4.6 of Rezolve AI Limited’s Shell Company Report on Form 20-F, filed with the SEC on August 22, 2024).

4.6*

Form of Lock-In Agreement, dated August 15, 2024, by and among Rezolve AI Limited and the holders party thereto (incorporated by reference to Exhibit 4.7 of Rezolve AI Limited’s Shell Company Report on Form 20-F, filed with the SEC on August 22, 2024).

5.1*	Opinion of Taylor Wessing LLP. (incorporated by reference to Exhibit 5.1 of Rezolve AI Limited's Amendment 1 to Registration Statement on Form F-1, filed with the SEC on October 29, 2024).
10.1*

Loan Note Instrument dated December 16, 2021, as amended and restated on November 21, 2022, and as further amended and restated on May 23, 2023 (incorporated by reference to Exhibit 10.17 of Rezolve AI Limited’s Registration Statement on Form F-4, Amendment No. 6, filed with the SEC on June 11, 2024).

10.2*

Binding Term Sheet, dated August 30, 2021, by and among Rezolve, Radio Group and the other parties thereto (incorporated by reference to Exhibit 10.18 of Rezolve AI Limited’s Registration Statement on Form F-4, Amendment No. 5, filed with the SEC on May 20, 2024).

10.3*

Amendment to Binding Term Sheet, dated May 24, 2023, by and among Rezolve, Radio Group and the other parties thereto (incorporated by reference to Exhibit 10.19 of Rezolve AI Limited’s Registration Statement on Form F-4, Amendment No. 5, filed with the SEC on May 20, 2024).

10.4*

Agreement in Context of the Binding Term Sheet, dated May 24, 2023, by and among Rezolve, Radio Group and the other parties thereto (incorporated by reference to Exhibit 10.20 of Rezolve AI Limited’s Registration Statement on Form F-4, Amendment No. 6, filed with the SEC on June 11, 2024).

10.5*

Contractual Agreement, dated August 30, 2021, by and among Rezolve, Radio Group and the other parties thereto (incorporated by reference to Exhibit 10.21 of Rezolve AI Limited’s Registration Statement on Form F-4, Amendment No. 6, filed with the SEC on June 11, 2024).

10.6*

Contractual Relationship, dated April 30, 2023 (incorporated by reference to Exhibit 10.22 of Rezolve AI Limited’s Registration Statement on Form F-4, Amendment No. 5, filed with the SEC on May 20, 2024).

10.7*

Power of Disposal over ANY Lifestyle Marketing GmbH, dated November 17, 2023 (incorporated by reference to Exhibit 10.23 of Rezolve AI Limited’s Registration Statement on Form F-4, filed with the SEC on May 20, 2024).

10.8*

Loan Agreement, dated September 28, 2023, by and among Rezolve, Radio Group and the other parties thereto (incorporated by reference to Exhibit 10.24 of Rezolve AI Limited’s Registration Statement on Form F-4, filed with the SEC on May 20, 2024).

10.9*

Amended and Restated Standby Equity Purchase Agreement, dated as of February 2, 2024, by and between YA II PN, Ltd., Armada Acquisition Corp. I, Rezolve Limited and Rezolve AI Limited (incorporated by reference to Exhibit 2.1 of Aramada's Current Report on Form 8-K, filed with the SEC on February 9, 2024).

10.10*	Second Amended and Restated Standby Equity Purchase Agreement, dated as of September 6, 2024, by and between YA II PN, Ltd. and Rezolve AI Limited.
10.11*

Promissory Note, dated as of September 9, 2024, by and among YA II PN, Ltd. and Rezolve AI Limited (incorporated by reference to Exhibit 99.2 of Rezolve’s Report on Form 6-K, filed with the SEC on September 13, 2024).

10.12	Promissory Note, dated as of November 29, 2024, by and among YA II PN, Ltd. and Rezolve AI Limited (incorporated by reference to Exhibit 99.1 of Rezolve's Report on Form 6-K, filed December 5, 2024).
10.13

Letter Agreement, dated as of December 17, 2024, by and among the Company, Apeiron Investment Group Ltd. and Bradley Wickens (incorporated by reference to Exhibit 10.2 of Rezolve's Report on Form 6-K, filed December 18, 2024).

10.14	Form of Deed of Amendment (incorporated by reference to Exhibit 10.3 of Rezolve's Report on Form 6-K, filed December 18, 2024).
10.15	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of Rezolve's Report on Form 6-K, filed December 23, 2024).
10.16

Loan Agreement, dated January 23, 2025, between Rezolve AI Ltd., as borrower, and Joh. Berenberg, Gossler & Co. KG, as lender (incorporated by reference to Exhibit 10.1 of Rezolve's Report on Form 6-K, filed January 29, 2025.

10.17	Purchase Agreement, dated February 4, 2025, by and between Rezolve AI Limited and DBLP Sea Cow Ltd. (incorporated by reference to Exhibit 10.1 of Rezolve's Report on Form 6-K, filed February 7, 2025).
10.18

Purchase Agreement, dated February 11, 2025, by and among Rezolve AI Limited, GroupBy Inc, GroupBy International Ltd. and Fortis Advisors LLC, as representative of the sellers party thereto (incorporated by reference to Exhibit 10.1 of Rezolve's Report on Form 6-K, filed February 11, 2025).

10.19

Form of Securities Purchase Agreement, dated February 21, 2025, between Rezolve AI Ltd., and each of the investors listed on the Schedule of Buyers attached thereto (incorporated by reference to Exhibit 10.1 of Rezolve's Report on Form 6-K, filed February 25, 2025).

10.20	Form of Convertible Note (incorporated by reference to Exhibit 10.2 of Rezolve's Report on Form 6-K, filed February 25, 2025).
10.21

Amendment to the Purchase Agreement, dated February 28, 2025, by and among Rezolve AI Limited and Fortis Advisors LLC, as representative of the sellers party thereto (incorporated by reference to Exhibit 10.1 of Rezolve's Report on Form 6-K, filed March 6, 2025).

23.1	Consent of Grassi & Co., CPAs, PC.
23.2	Consent of MNP LLP.

II-2

23.3*	Consent of Taylor Wessing LLP (included in Exhibit 5.1).
101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents.
104	Cover Page Interactive Data File.
107*	Calculation of Fee Table.

* As previously filed

Item 9. Undertakings.

The undersigned registrant, hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(6)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, United Kingdom, on the 2nd day of May, 2025.

Rezolve AI Limited
/s/ Daniel Wagner
Daniel Wagner
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel Wagner Daniel Wagner	Chief Executive Officer and Director (Principal Executive Officer)	May 2, 2025

/s/ Richard Burchill Richard Burchill	Chief Financial Officer (Principal Financial and Accounting Officer)	May 2 , 2025
/s/ Anthony Sharp		May 2, 2025
Anthony Sharp /s/ Sir David Wright	Director	May 2 , 2025
Sir David Wright /s/ Stephen Perry	Director	May 2, 2025
Stephen Perry	Director	May 2, 2025
John Wagner /s/ Derek Smith	Director	May 2, 2025
Derek Smith /s/ Stephen Herbert	Director	May 2, 2025
Stephen Herbert	Director	May 2, 2025

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on the 2 of May, 2025.

Cogency Global Inc
/s/ Colleen A DeVries
Colleen A. DeVries
Senior Vice-President on behalf of Cogency Global Inc